As filed with the Securities and Exchange Commission on August 7, 1998
                                                      Registration No. 333-59127


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                              AMENDMENT NUMBER 1 TO

                                    FORM S-4

                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933


                             VALLEY NATIONAL BANCORP
             (Exact name of registrant as specified in its charter)


                                   New Jersey
         (State or other Jurisdiction of Incorporation of Organization)


                                      6711
            (Primary Standard Industrial Classification Code Number)


                                   22-2477875
                      (I.R.S. Employer Identification No.)

                                1455 Valley Road
                             Wayne, New Jersey 07470
                                  973-305-8800
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

        Gerald H. Lipkin, Chairman, President and Chief Executive Officer
                             Valley National Bancorp
                                1455 Valley Road
                             Wayne, New Jersey 07470
                                  973-305-8800
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                  Please send copies of all communications to:

     RONALD H. JANIS, ESQ.                          RICHARD FISCH, ESQ.
    MICHAEL W. ZELENTY, ESQ.               Malizia, Spidi, Sloane & Fisch, P.C.
  Pitney, Hardin, Kipp & Szuch                      One Franklin Square
        200 Campus Drive                      1301 K Street, N.W., Suite 700E
Florham Park, New Jersey  07932                   Washington, D.C.  20005
        (973) 966-6300                               (202) 434-4665

                  Approximate date of commencement of proposed sale to the public: At the Effective Date of the Merger, as defined in the Agreement and Plan of Merger dated as of May 29, 1998 (the "Merger Agreement"), among Valley National Bancorp ("Valley"), Valley National Bank ("VNB"), Wayne Bancorp, Inc. ("Wayne") and Wayne Savings Bank, F.S.B. ("Wayne Bank"), attached as Appendix A to the Proxy Statement-Prospectus.

                  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

                  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_| ___________

                  If this form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_| __________


                                          CALCULATION OF REGISTRATION FEE

======================== ====================== ====================== ====================== ======================
Title of each class of                            Proposed maximum       Proposed Maximum
   securities to be          Amount to be        offering price per     aggregate offering          Amount of
      registered              registered                unit                   price            registration fee
------------------------ ---------------------- ---------------------- ---------------------- ----------------------
Common Stock, No Par     Registered on S-4:          $34.58125**           $77,961,526**             $22,999
Value                    2,254,445 Shares*

Common Stock, No Par     Registered on this          $37.13****            $7,147,525****             $2,109
Value                    Amendment Number 1
                         to S-4: 192,500
                         Shares***

Total Shares of Common   2,446,945 Shares*                                                           $25,108
Stock, No Par Value
======================== ====================== ====================== ====================== ======================

* The number of shares of Valley Common Stock issuable in the Merger in exchange for shares of Wayne Common Stock, assuming the Exchange Ratio of 1.10 set forth in the Merger Agreement, and assuming that all currently outstanding options to acquire shares of Wayne Common Stock are exercised prior to the Effective Time of the Merger. The Registrant also registers hereby such additional shares of its common stock as may be issuable in the Merger pursuant to the anti-dilution provisions of the Merger Agreement.

** Estimated solely for the purpose of calculating the registration fee for the filing of the initial Registration Statement on Form S-4 (the "S-4") pursuant to Rule 457(f)(1) under the Securities Act based on the Exchange Ratio of 1.10 and on the average ($31.4375) of the high and low prices reported on the Nasdaq Stock Market (National Market) ("Nasdaq") for Wayne Common Stock as of July 10, 1998, a date within five business days prior to the filing of the S-4.

***Represents additional shares of Valley Common Stock issuable in the Merger in exchange for shares of Wayne Common Stock, based on the anticipated issuance of 175,000 shares of Wayne Common Stock from treasury prior to the Effective Time of the Merger, and assuming the Exchange Ratio of 1.10 set forth in the Merger Agreement.

****Estimated solely for the purpose of calculating the registration fee for the filing of this Amendment Number 1 to Form S-4 (this "S-4/A") pursuant to Rule 457(f)(1) under the Securities Act based on the Exchange Ratio of 1.10 and on the average ($33.75) of the high and low prices reported on Nasdaq for Wayne Common Stock as of August 4, 1998, a date within five business days prior to the filing of this S-4/A.

                  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to
Section 8(a), may determine.

                                  [WAYNE LOGO]






                                                                August 11, 1998





To the Stockholders of Wayne Bancorp, Inc.:


         We cordially invite you to attend a special meeting of the stockholders of Wayne Bancorp, Inc. The meeting is to be held at The Paris Inn, 1292 Alps Road, Wayne, New Jersey 07470 on Wednesday, September 16, 1998 at 3:00 p.m.



         The meeting has been called to seek your approval of a Merger Agreement which provides for Wayne to be merged with and into Valley National Bancorp. Immediately following the merger, Wayne's subsidiary, Wayne Savings Bank, F.S.B., will be merged into Valley's subsidiary, Valley National Bank.

         Upon completion of the merger, each share of Wayne Common Stock will be converted into 1.10 shares of Valley Common Stock. Cash will be paid in lieu of fractional shares. The 1.10 exchange ratio is subject to standard anti-dilution adjustments. The investment banking firm of Sandler O'Neill & Partners, L.P. has advised your Board of Directors that, in its opinion, as of the date hereof, the exchange ratio is fair from a financial point of view to the holders of Wayne Common Stock. A copy of Sandler O'Neill's opinion is included as Appendix C to the attached Proxy Statement-Prospectus.

         Completion of the Merger is subject to certain conditions, including approval of the Merger Agreement by the affirmative vote at the Meeting of a majority of the outstanding shares of Wayne Common Stock, whether in person or by proxy.

         We urge you to read the attached Proxy Statement-Prospectus carefully. The Proxy Statement-Prospectus describes the Merger Agreement in detail and includes a copy of the Merger Agreement as Appendix A.

         Your Board of Directors has unanimously approved the Merger Agreement and unanimously recommends that you vote "FOR" approval of the Merger Agreement.

         It is very important that your shares be represented at the Meeting. Whether or not you plan to attend, please complete, date and sign the enclosed proxy card and return it promptly in the postage paid envelope we have provided. Failure to return a properly executed proxy card or to vote at the Meeting will have the same effect as a vote against the Merger Agreement.



                      On behalf of your Board of Directors,


                          Harold P. Cook, III, Chairman

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 16, 1998

To the Stockholders of Wayne Bancorp, Inc.:

         NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the "Meeting") of Wayne Bancorp, Inc. ("Wayne") will be held on Wednesday, September 16, 1998 at 3:00 p.m., at The Paris Inn, 1292 Alps Road, Wayne, New Jersey 07470, for the following purposes:

         (1) To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of May 29, 1998 (the "Merger Agreement"), by and among Valley National Bancorp ("Valley"), Valley National Bank, Wayne and Wayne Savings Bank, F.S.B., which provides for Wayne to be merged with and into Valley (the "Merger"). A copy of the Merger Agreement is included as Appendix A to the accompanying Proxy Statement-Prospectus. If the proposed Merger is consummated, each share of Wayne Common Stock will be converted into 1.10 shares of Valley Common Stock, subject to adjustment as set forth in the Merger Agreement and described in the Proxy Statement-Prospectus, with cash paid in lieu of fractional shares.

         (2) To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

         The Board of Directors has fixed the close of business on August 7, 1998 as the record date for the Meeting. Only stockholders of record at the close of business on the record date will be entitled to notice of and to vote at the Meeting or any adjournments or postponements thereof.

         All stockholders are urged to attend the Meeting in person. It is important that proxies be returned promptly. Therefore, whether or not you plan to be present in person at the Meeting, please date, sign and complete the enclosed proxy and return it in the enclosed envelope, which requires no postage if mailed in the United States. If you decide to attend the Meeting, you may revoke your proxy and vote your shares in person.

Wayne, New Jersey
August 11, 1998

                                              By Order of the Board of Directors

                                              _____________________________
                                                                  Secretary

YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.


PROXY STATEMENT OF WAYNE BANCORP, INC.                   PROSPECTUS OF VALLEY NATIONAL BANCORP
for its Special Meeting of Stockholders                  for its Common Stock to be issued in connection
to be held on September 16, 1998                         with the merger of Wayne Bancorp, Inc.
and all adjournments or postponements thereof            with and into Valley National Bancorp




         The Board of Directors of Wayne Bancorp, Inc. ("Wayne") has called a Special Meeting of Wayne stockholders (the "Meeting") to be held on Wednesday, September 16, 1998. The Meeting has been called to seek Wayne stockholder approval of a Merger Agreement which provides for Wayne to be merged with Valley National Bancorp ("Valley"), with Valley as the surviving corporation. If the Merger is completed, Wayne's subsidiary, Wayne Savings Bank, F.S.B., will be merged into Valley National Bank.



         Upon completion of the Merger, each share of Wayne Common Stock will be converted into 1.10 shares of Valley Common Stock. Cash will be paid in lieu of fractional shares. The 1.10 exchange ratio is subject to standard anti-dilution adjustments.

         Completion of the Merger is subject to certain conditions, including approval of the Merger Agreement by the affirmative vote at the Meeting of a majority of the outstanding shares of Wayne Common Stock, whether in person or by proxy.

         Valley has filed a Registration Statement with the Securities and Exchange Commission (the "SEC") covering the shares of Valley Common Stock which will be issued in connection with the Merger. This document serves two purposes. It is the Proxy Statement being used by the Wayne Board of Directors to solicit proxies to be used at the Meeting, and it is the Prospectus of Valley regarding the Valley Common Stock to be issued if the Merger is completed.

         This document does not serve as a prospectus to cover any resales of Valley Common Stock to be issued in connection with the Merger. No person is authorized to make use of this Proxy Statement-Prospectus in connection with such resales, although such securities may be traded without the use of this Proxy Statement-Prospectus by those persons not deemed to be "affiliates" of Wayne under applicable securities laws. Persons who are considered "affiliates" of Wayne will be subject to restrictions on their ability to resell the Valley Common Stock received by them in the Merger.



         This Proxy Statement-Prospectus is first being sent to Wayne stockholders on or about August 12, 1998. It describes the Merger Agreement in detail and includes a copy of the Merger Agreement as Appendix A. Wayne stockholders are urged to read this document carefully.



         THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE "FDIC") NOR HAS THE SEC OR THE FDIC PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         ALL INFORMATION REGARDING WAYNE CONTAINED IN THIS DOCUMENT WAS SUPPLIED BY WAYNE. ALL INFORMATION REGARDING VALLEY CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT WAS SUPPLIED BY VALLEY.

         THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN WHAT IS INCLUDED IN THIS DOCUMENT. IF SUCH INFORMATION OR REPRESENTATION IS GIVEN OR MADE, IT MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.


         The date of this Proxy Statement-Prospectus is August 11, 1998

                                TABLE OF CONTENTS

                                                                       PAGE
AVAILABLE INFORMATION....................................................
ACCOMPANYING DOCUMENTS...................................................
INFORMATION INCORPORATED BY REFERENCE....................................
SUMMARY..................................................................
         The Meeting.....................................................
         The Companies ..................................................
         The Merger......................................................
SELECTED FINANCIAL DATA OF VALLEY........................................
SELECTED FINANCIAL DATA OF WAYNE.........................................
COMPARATIVE PER SHARE DATA...............................................
SUMMARY PRO FORMA FINANCIAL INFORMATION..................................
INTRODUCTION ............................................................
CERTAIN INFORMATION REGARDING VALLEY ....................................
         General.........................................................
         Valley National Bank............................................
         Recent Developments.............................................
CERTAIN INFORMATION REGARDING WAYNE......................................
         General.........................................................
         Wayne Savings Bank, F.S.B.......................................
         Recent Developments.............................................
THE MEETING .............................................................
         Time and Place..................................................
         Purpose of the Meeting..........................................
         Record Date; Voting Rights; Proxies.............................
         Solicitation of Proxies.........................................
         Quorum..........................................................
         Required Vote...................................................
THE PROPOSED MERGER......................................................
         General Description of the Merger; Closing; Effective Time;
         Bank Merger.....................................................
         Consideration; Cash in Lieu of Fractional Shares................
         Conversion of Wayne Options.....................................
         Background of and Reasons for the Merger........................
         Interests of Certain Persons in the Merger .....................
         Opinion of Wayne's Financial Advisor............................
         Resale Considerations with Respect to the
         Valley Common Stock.............................................
         Conditions to the Merger........................................
         Conduct of Business Pending the Merger..........................
         Customary Representations, Warranties and Covenants.............
         Regulatory Approvals............................................
         Management and Operations After the Merger......................
         Exchange of Certificates........................................
         Amendments; Termination ........................................
         Accounting Treatment of the Merger..............................
         Federal Income Tax Consequences ................................
         No Dissenters' Rights...........................................
PRO FORMA FINANCIAL INFORMATION..........................................
DESCRIPTION OF VALLEY COMMON STOCK.......................................
         General ........................................................
         Dividend Rights.................................................
         Voting Rights...................................................
         Liquidation Rights..............................................
         Assessment and Redemption.......................................
         Other Matters...................................................
COMPARISON OF THE RIGHTS OF STOCKHOLDERS OF VALLEY AND WAYNE.............
         Voting Requirements.............................................
         Cumulative Voting...............................................
         Classified Board of Directors ..................................
         Shareholder Consent to Corporate Action.........................
         Dividends ......................................................
         By-laws.........................................................
         Limitations of Liability of Directors or Officers...............
STOCKHOLDER PROPOSALS....................................................
OTHER MATTERS............................................................
LEGAL OPINION............................................................
EXPERTS..................................................................

APPENDIX A   Agreement and Plan of Merger...................................A-1
APPENDIX B   Stock Option Agreement.........................................B-1
APPENDIX C   Fairness Opinion of Sandler O'Neill & Partners, L.P............C-1
APPENDIX D   Form 10-K of Wayne for the Year Ended December 31, 1997
             (without exhibits).............................................D-1
APPENDIX E   Annual Report to Stockholders of Wayne.........................E-1
APPENDIX F   Form 10-Q of Wayne (without exhibits)..........................F-1

                              AVAILABLE INFORMATION

         Each of Valley National Bancorp ("Valley") and Wayne Bancorp, Inc. ("Wayne") is subject to the information requirements of the Securities Exchange Act of 1934, as amended and the rules and regulations thereunder (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission" or the "SEC"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (such as Valley). The address of the Commission's web site is http://www.sec.gov. In addition, Valley Common Stock is traded on the New York Stock Exchange (the "NYSE"), and reports, proxy statements and other information relating to Valley may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Wayne Common Stock is listed on The Nasdaq Stock Market, and certain material as to Wayne can be inspected at the offices of the National Association of Securities Dealers, Inc. (the "NASD"), 1735 K Street, N.W., Washington, D.C. 20006.

         Valley has filed with the Commission a Registration Statement on Form S-4 under the Securities Act (together with all amendments and supplements thereto, the "Registration Statement"), with respect to the shares of Valley Common Stock to be issued upon consummation of the Merger. This Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement and exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Copies of the Registration Statement are available for inspection and copying as set forth above. Statements contained in this Proxy Statement-Prospectus or in any document incorporated by reference in this Proxy Statement-Prospectus relating to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.


                             ACCOMPANYING DOCUMENTS

         This Proxy Statement-Prospectus includes copies of Wayne's Annual Report on Form 10-K for the year ended December 31, 1997 (excluding exhibits), Wayne's 1997 Annual Report to Stockholders and Wayne's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998. See Appendixes D, E and F, respectively.


                      INFORMATION INCORPORATED BY REFERENCE

         The following documents filed by Valley with the Commission are incorporated herein by reference:

         1. Annual Report on Form 10-K for the year ended December 31, 1997.

         2. Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

         3. Current Reports on Form 8-K filed with the Commission on January 23, 1998, April 15, 1998 and June 5, 1998.

         4. Form 8-A filed by Valley to register its Common and Preferred Stock pursuant to Section 12(g) of the Exchange Act.

         All documents filed by Valley pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date hereof and prior to the earlier of (i) the date of the Special Meeting of stockholders of Wayne (the "Meeting") to which this Proxy Statement-Prospectus relates, or (ii) the termination of the Merger Agreement which is the subject of the Meeting, are hereby incorporated by reference into this Proxy Statement and shall be deemed a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.



         THIS PROXY STATEMENT-PROSPECTUS INCORPORATES CERTAIN DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. A COPY OF SUCH DOCUMENTS (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS) IS AVAILABLE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A PROXY STATEMENT-PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO: ALAN D. ESKOW, CORPORATE SECRETARY, VALLEY NATIONAL BANCORP, 1455 VALLEY ROAD, WAYNE, NEW JERSEY 07470; TELEPHONE NUMBER (973) 305-8800. IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY SUCH REQUEST SHOULD BE MADE BY SEPTEMBER 10, 1998.

         CONTAINED WITHIN AND INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT-PROSPECTUS ARE CERTAIN FORWARD LOOKING STATEMENTS CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS ARE NOT HISTORICAL FACTS AND INCLUDE EXPRESSIONS ABOUT MANAGEMENT'S CONFIDENCE AND STRATEGIES AND MANAGEMENT'S EXPECTATIONS ABOUT NEW AND EXISTING PROGRAMS AND PRODUCTS, RELATIONSHIPS, OPPORTUNITIES, TECHNOLOGY AND MARKET CONDITIONS. THESE STATEMENTS MAY BE IDENTIFIED BY SUCH FORWARD-LOOKING TERMINOLOGY, AS "EXPECT", "LOOK", "BELIEVE", "ANTICIPATE", "MAY", "WILL", OR SIMILAR STATEMENTS OR VARIATIONS OF SUCH TERMS. SUCH FORWARD-LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. THESE INCLUDE, BUT ARE NOT LIMITED TO, THE DIRECTION OF INTEREST RATES, CONTINUED LEVELS OF LOAN QUALITY AND ORIGINATION VOLUME, CONTINUED RELATIONSHIPS WITH MAJOR CUSTOMERS INCLUDING SOURCES FOR LOANS, SUCCESSFUL COMPLETION OF THE IMPLEMENTATION OF YEAR 2000 TECHNOLOGY CHANGES, AS WELL AS THE EFFECTS OF ECONOMIC CONDITIONS AND LEGAL AND REGULATORY BARRIERS AND STRUCTURE. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM SUCH FORWARD-LOOKING STATEMENTS. VALLEY ASSUMES NO OBLIGATION FOR UPDATING ANY SUCH FORWARD-LOOKING STATEMENT AT ANY TIME.

                                     SUMMARY

                  The following is a summary of certain information regarding the matters to be considered at the Meeting. This summary is necessarily incomplete and is qualified by the more detailed information contained elsewhere in this Proxy Statement-Prospectus, including the Appendixes hereto and the documents incorporated by reference herein. Wayne stockholders should carefully read the entire Proxy Statement-Prospectus, including the Appendixes.


The Meeting



Date, Time and Place of
Meeting.....................  The   special   meeting   of   stockholders   (the
                              "Meeting") of Wayne Bancorp, Inc. ("Wayne") will be held on Wednesday, September 16, 1998 at 3:00 p.m., at The Paris Inn, 1292 Alps Road, Wayne, New
                              Jersey 07470.

Record Date.................  August 7, 1998 (the "Record Date").

Shares Entitled to Vote...    2,013,392 shares of common stock,  $0.01 par value
                              per share, of Wayne ("Wayne Common Stock") were outstanding on the Record Date and entitled to vote at the Meeting.



Purpose of Meeting..........  To consider and vote upon an Agreement and Plan of
                              Merger dated as of May 29, 1998 (the "Merger Agreement"), by and among Valley National Bancorp ("Valley"), Valley's national bank subsidiary, Valley National Bank ("VNB"), Wayne, and Wayne's federally-chartered savings bank subsidiary, Wayne Savings Bank, F.S.B. ("WSB").

Vote Required...............  The affirmative  vote, in person or by proxy, of a majority of the outstanding shares of Wayne Common Stock is required to approve the Merger Agreement.

Recommendation of the
Wayne Board of Directors......The  Wayne  Board  of  Directors  has  unanimously approved the Merger Agreement and unanimously recommends that Wayne stockholders vote "FOR" approval of the Merger Agreement.

The Companies

Valley....................    Valley is a bank holding  company  organized under
                              the laws of the State of New Jersey and registered
                              under the Bank  Holding  Company  Act of 1956,  as
                              amended  (the  "BHCA").  Valley  has  one  banking
                              subsidiary, VNB, a national bank which operates 97
                              branches located in northern New Jersey.  At March
                              31,  1998,  Valley  had  consolidated   assets  of
                              approximately $5.1 billion. Valley's principal executive offices are located at 1455 Valley Road, Wayne, New Jersey 07474, and its telephone number is (973) 305-8800.

Wayne.......................  Wayne  is  a  unitary  savings  and  loan  holding company organized under the laws of the State of Delaware and registered under the Home Owners Loan Act of 1933, as amended (the "HOLA"). Wayne's principal subsidiary is WSB, a federal savings bank which operates six branches located in northern New Jersey. At March 31, 1998, Wayne had consolidated assets of approximately $272.0 million. Wayne's principal executive offices are located at 1195 Hamburg Turnpike, Wayne, New Jersey 07470, and its telephone number is (973) 305-5500.

The Merger

General Description of the
Merger; Closing; Effective
Time; Bank Merger.........    The Merger  Agreement  provides  for the merger of
                              Wayne with and into Valley (the "Merger"), with Valley as the surviving entity. A closing under the Merger Agreement (the "Closing") will occur on the tenth business day after receipt of all necessary approvals and satisfaction of all other conditions to closing (other than the delivery of documents to be delivered at the Closing), or on such other date as Valley and Wayne agree upon.
                              However, the Closing will not occur prior to October 2, 1998 without Valley's consent. The
                              Merger  will  become  effective  at the time  (the
                              "Effective Time") specified in certificates of merger which Valley will file with the New Jersey and Delaware Secretaries of State following the Closing. The parties anticipate that the Effective
                              Time will be the opening of business on the first business day after the Closing Date. Immediately following consummation of the Merger, WSB will be merged with and into VNB (the "Bank Merger"), with VNB as the surviving entity.

Consideration...............  Upon  consummation  of the  Merger,  each share of
                              Wayne Common Stock issued and outstanding immediately prior to the Effective Time will be converted into 1.10 shares (the "Exchange Ratio") of common stock of Valley, no par value ("Valley Common Stock"). The Exchange Ratio is subject to adjustment to take into account any stock split,
                              stock      dividend,       stock      combination,
                              reclassification, or similar transaction by Valley with respect to the Valley Common Stock.

Conversion of Stock Options.  At the Effective Time, each outstanding  option to purchase Wayne Common Stock (a "Wayne Option") granted under the stock option plans of Wayne will be converted into an option to purchase Valley Common Stock on the same terms and conditions existing for the current Wayne Option, except that the number of shares of Valley Common Stock purchasable under the new option and the new option exercise price will both be adjusted to reflect the Exchange Ratio.


Cash in Lieu of Fractional
Shares; Average Pre-Closing
Price.......................  In lieu of  fractional  shares  of  Valley  Common
                              Stock, Wayne stockholders will receive, without interest, a cash payment equal to the fractional share interest to which they would otherwise be entitled in the Merger multiplied by the Average Pre-Closing Price of Valley Common Stock. The "Average Pre-Closing Price" of Valley Common Stock is defined as the average of the closing prices of Valley Common Stock as reported on the New York Stock Exchange (the "NYSE") and published in the Wall Street Journal during the five consecutive trading days ending with (and including) the date the Office of the Comptroller of the Currency (the "OCC") notifies Valley that it has granted its approval required for consummation of the Merger. The Average Pre-Closing Price is subject to adjustment to take into account any stock split,
                              stock      dividend,       stock      combination,
                              reclassification, or similar transaction by Valley with respect to Valley Common Stock.

Opinion of Wayne's
Financial Advisor...........  The  Board  of  Directors  of Wayne  has  retained
                              Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") as its financial advisor in connection with the Merger. Sandler O'Neill has delivered written opinions dated May 29, 1998 and the date of this Proxy Statement-Prospectus to the Board of Directors of Wayne with respect to the fairness, from a financial point of view, of the Exchange Ratio to the stockholders of Wayne in the Merger. For information concerning the procedures followed, assumptions made, matters considered and qualifications on the review undertaken by Sandler O'Neill in rendering its opinions, see "THE
                              PROPOSED MERGER -- Opinion of Wayne's Financial Advisor" and Appendix C to this Proxy Statement-Prospectus, which sets forth Sandler O'Neill's updated fairness opinion in its entirety.

Federal Income Tax
Consequences...............   In connection with the  Registration  Statement of
                              which this Proxy Statement is a part, Pitney, Hardin, Kipp & Szuch, counsel to Valley, has delivered its opinion to the effect that the Merger will qualify as a tax-free reorganization as defined in Section 368 of the Internal Revenue
                              Code of 1986, as amended (the "Code"). Assuming the applicability of Section 368(a) of the Code, the conversion of Wayne Common Stock into Valley
                              Common Stock will be a nontaxable event for Valley, Wayne and the Wayne stockholders. No taxable gain or loss will have to be recognized by Wayne stockholders until they sell the Valley
                              Common Stock received by them in the Merger. The basis of the Valley Common Stock received by each Wayne stockholder will be the basis of the Wayne
                              Common Stock converted in connection with the Merger and the holding period of the Valley Common
                              Stock will include the holding period of the Wayne
                              Common Stock converted.

                              Wayne stockholders are urged to read the more complete description of the tax consequence of the Merger contained under the caption "THE PROPOSED MERGER -- Federal Income Tax Consequences," and to consult their own tax advisors as to the specific tax consequences to them of the Merger under applicable tax laws.

Exchange of Certificates....  Promptly  after the Effective  Time,  the Exchange
                              Agent for Valley will send Wayne stockholders letters of transmittal and instructions for exchanging their stock certificates for certificates representing Valley Common Stock. Holders of Wayne Common Stock should not send in their stock certificates until they receive instructions from the Exchange Agent.

No Dissenters Rights........  Consistent  with the  provisions  of the  Delaware
                              General Corporation Law, no stockholder of Wayne will have the right to dissent from the Merger.

Conditions to the Merger....  Consummation  of the Merger is  contingent  upon a number of conditions, including the receipt of: approval of the Merger by the required vote of the holders of Wayne Common Stock; all necessary regulatory approvals; an updated opinion of counsel to Valley to the effect that the Merger will result in a tax free reorganization; a letter from Valley's independent public accountants to the effect that the Merger will qualify for pooling-of-interests accounting treatment; and the opinion of Sandler O'Neill which is attached as Appendix C to this Proxy Statement.



Regulatory Approvals........  Consummation  of the  Merger  and the Bank  Merger
                              requires the approval of the OCC and the approval of the Merger or waiver of the need for such approval by the FRB. OCC approval does not constitute an endorsement of the Merger or a determination by the OCC that the terms of the Merger are fair to the stockholders of Wayne. An application for OCC approval was filed on July 20, 1998. On August 3, 1998, Valley received a waiver of the requirement for approval of the Merger under Regulation Y of the BHCA from the Federal Reserve Board. While Valley and Wayne anticipate receiving the required OCC approval, there can be no assurance that it will be granted, or that it will be granted on a timely basis or that it will be granted without conditions unacceptable to Valley or Wayne.



Termination Rights..........  The Merger Agreement may be terminated by Wayne if the Average Pre-Closing Price of Valley Common Stock is less than $26.00. Valley has the right to terminate the Merger Agreement if Wayne's net operating income excluding security gains and losses (after tax but excluding expenses related to the Merger Agreement) for any full fiscal quarter after March 31, 1998 is less than $375,000. The Merger Agreement may be terminated by either Wayne or Valley if the Effective Time has not occurred by March 31, 1999. For a more complete description of these and other termination rights available to Wayne and Valley, see "THE PROPOSED MERGER -- Termination of the Merger Agreement."

Amendment of the Merger
Agreement...................  The terms of the Merger  Agreement may be amended, modified or supplemented by the written consent of Valley and Wayne at any time prior to the Effective Time. However, following Wayne stockholder approval of the Merger Agreement, Wayne stockholders must approve any amendment reducing or changing the amount or form of consideration to be received by them in the Merger.



Accounting Treatment of the
Merger......................  The Merger is  expected to be  accounted  for as a pooling of interests for financial reporting purposes, and it is a condition to Valley's and Wayne's obligations to close the Merger that Valley receive a letter from its independent auditor to the effect that the Merger will qualify for pooling-of-interests accounting treatment. Under the pooling-of-interests method of accounting, Wayne's historical basis of assets, liabilities and stockholders equity will be retained by Valley as the surviving entity. Wayne is expected to reissue approximately 175,000 shares of Wayne Common Stock currently held by Wayne as treasury stock (the "Wayne Treasury Stock") prior to consummation of the Merger in order that the Merger will not fail to qualify for pooling-of-interests accounting treatment by virtue of the number of shares of Wayne Treasury Stock. It is currently expected that the offering of the shares of Wayne Treasury Stock will occur on or about the Effective Time.



No Solicitation by Wayne of
Alternative Transactions....  Pursuant to the Merger Agreement, Wayne has agreed that it will not, directly or indirectly, encourage or solicit or hold discussions or negotiations with, or provide any information to, any person other than Valley concerning any merger or similar acquisition transactions involving Wayne or WSB (an "Acquisition Transaction"). However, Wayne may enter into discussions or negotiations or provide information in connection with an unsolicited possible Acquisition Transaction if the Board of Directors of Wayne, after consulting with counsel, determines in the exercise of its fiduciary responsibilities that such action should be so taken. This restriction, along with the Stock Option Agreement described in the following paragraph, may be considered a deterrent to other potential acquisitions of control of Wayne.

Stock Option to Valley for
Wayne Shares................  In connection  with the  negotiation of the Merger
                              Agreement, Valley and Wayne entered into a Stock Option Agreement (the "Stock Option Agreement") dated as of May 29, 1998. Pursuant to the Stock Option Agreement, Wayne granted Valley an option (the "Option"), exercisable only under certain limited and specifically defined circumstances, to purchase up to 400,000 authorized but unissued shares of Wayne Common Stock, representing approximately 19.9% of the shares of Wayne Common Stock outstanding on the date the Option was granted, for an exercise price of $24.50 per share. Valley does not have any voting rights with respect to the shares of Wayne Common Stock subject to the Option prior to exercise of the Option. A copy of the Stock Option Agreement is attached as Appendix B to this Proxy Statement-Prospectus.

                              If certain Triggering Events specifically enumerated in the Stock Option Agreement occur and the Merger is not consummated, Valley would recognize a gain on the sale of the shares of Wayne Common Stock received pursuant to the exercise of the Option if those shares were sold for more than $24.50 per share. The ability of Valley to exercise the Option and to cause up to an additional 400,000 shares of Wayne Common Stock to be issued may be considered a deterrent to other potential acquirors of control of Wayne, as it is likely to increase the cost of an acquisition of all of the shares of Wayne Common Stock which would then be outstanding. The exercise of the Option by Valley may also make pooling-of-interests accounting treatment unavailable to a subsequent acquiror.

Interests of Certain
Persons in the Merger.......  The  Merger  Agreement  provides  that,  as of the
                              Effective Time, each of Valley and VNB will appoint Harold P. Cook, III, currently the Chairman of the Board of Directors of Wayne, to its Board of Directors. Current Wayne directors, other than Mr. Cook, Johanna O'Connell and Dennis Pollack, will be invited to serve as advisory directors for VNB and receive aggregate fees of approximately $31,000 each, equally distributed over the period ended March 1, 2002.

                              The Merger Agreement further provides that for a six-year period following the Effective Time Valley will indemnify the directors and officers of Wayne against certain liabilities to the extent such persons were indemnified under Wayne's Certificate of Incorporation and By-laws.



                              At the Record Date, directors and executive officers of Wayne and their affiliates of Wayne owned 107,512 shares or 5.34% of the Wayne Common Stock.



                              For  additional   information  see  "THE  PROPOSED
                              MERGER -- Interests of Certain Persons in the Merger."


Resale Considerations with
Respect to Valley Common
Stock.......................  The shares of Valley  Common Stock to be issued in the Merger will be registered under the Securities Act of 1933, as amended (the "Securities Act"), and will be freely transferable, except for shares received by persons, including directors and executive officers of Wayne, who may be deemed to be "affiliates" of Wayne under Rule 145 promulgated under the Securities Act.

Differences in
Stock-holders' Rights.......  At the Effective Time, each Wayne stockholder will become a stockholder of Valley. The rights of Wayne stockholders are currently governed by the Delaware General Corporation Law and Wayne's Certificate of Incorporation and By-laws. The rights of Valley stockholders are governed by the New Jersey Business Corporation Act and Valley's Certificate of Incorporation and By-laws. The rights of Wayne and Valley stockholders differ with respect to voting requirements and various other matters.

                        SELECTED FINANCIAL DATA OF VALLEY

The following table sets forth certain selected historical consolidated financial data for Valley. This data is derived from, and should be read in conjunction with, the consolidated financial statements of Valley, including the notes thereto. The data for the years ended December 31, 1997 through December 31, 1993 are derived from Valley's consolidated financial statements, which have been audited. The consolidated financial statements as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31,
1997, and the report thereon, are incorporated by reference herein. See "INFORMATION INCORPORATED BY REFERENCE." Interim unaudited data for the three months ended March 31, 1998 and 1997 reflect, in the opinion of the management of Valley, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of such data. Results for the three months ended March 31, 1998 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.


                           For Three Months
                                Ended                              For Years Ended December 31,
                              March 31,
                         ---------------------    ----------------------------------------------------------
                            1998       1997          1997       1996        1995        1994       1993
                          ---------   --------     ---------   --------   ---------   ---------  ---------
                                          (Dollars in thousands, except for per share amounts)
INCOME STATEMENT DATA:
Interest income           $ 92,599  $  91,284     $ 368,318  $ 353,168   $ 345,348   $ 318,083  $ 305,313
Interest expense            37,916     39,052       155,977    154,833     153,326     124,830    122,525
                         ---------- ----------    ---------- ----------  ----------  ---------- ----------
Net interest income         54,683     52,232       212,341    198,335     192,022     193,253    182,788
Provision for possible
  loan losses                2,500      1,200        12,250      3,356       3,169       5,984      9,002
                         ---------- ----------    ---------- ----------  ----------  ---------- ----------
Net interest income
after provision for
possible loan losses        52,183     51,032       200,091    194,979     188,853     187,269    173,786
Non-interest income         10,225     10,115        42,315     29,651      24,446      26,946     31,369
Non-interest expense        29,519     29,399       123,228    117,716     104,723     105,081    100,173
                         ---------- ----------    ---------- ----------  ----------  ---------- ----------
Income before
  income taxes
  and cumulative
  effect of
  accounting
  change                    32,889     31,748       119,178    106,914     108,576     109,134    104,982
Income taxes                 9,604     10,848        34,186     36,076      41,543      40,860     36,894
                         ---------- ----------    ---------- ----------  ----------  ---------- ----------
Income before
  cumulative
  effect of
  accounting
  change                    23,285     20,900        84,992     70,838      67,033      68,274     68,088
 Cumulative effect of
  accounting change,
  net of tax(1)                 --         --            --         --          --          --        (251)
                         ==========   ========    ========== =========    =========   =========  =========
Net income                $ 23,285  $  20,900     $  84,992  $  70,838   $  67,033   $  68,274  $  67,837
                         ========== ==========    ========== ==========  ==========  ========== ==========

PER COMMON SHARE
DATA: (2)
Earnings per share:
         Basic           $  0.44    $    0.40    $   1.61     $  1.33     $   1.24    $  1.27    $  1.28
_________Diluted            0.44         0.39        1.60        1.33         1.24       1.26       1.26
Book Value                  9.14         8.26        8.98        8.16         7.94       7.05       6.86
Dividends                   0.22         0.19        0.85        0.76         0.72       0.69       0.54

RATIOS:
Return on average assets    1.85 %       1.64 %      1.67 %      1.42 %       1.38 %     1.44 %     1.51 %
Return on average equity   19.52 %      19.34 %     18.88 %     16.64 %      16.44 %    18.26 %    20.11 %

FINANCIAL CONDITION
DATA:
Total assets            $5,085,680  $5,117,119  $ 5,090.655 $5,115,547  $5,009,903 $4,820,316  $4,665,700
Investment securities
  held to maturity         154,531     204,254      161,552    255,277     325,290    918,167   1,291,501
Investment securities
  available for sale       942,371   1,064,579    1,107,225    989,698   1,185,385    747,676     541,561
Trading account
securities                   1,420          --          --          --          --         --          --
Loans (net of unearned
income)                  3,659,498   3,488,223    3,622,332  3,471,248   3,051,840  2,834,817   2,490,003
Allowance for possible
loan losses                 46,008      45,911       46,372     46,022      43,991     45,905      44,555
Deposits                 4,391,473   4,550,887    4,402,954  4,567,065   4,472,133  4,250,237   4,147,531
Stockholders' equity       481,997     436,486      475,359    430,384     432,609    378,895     361,160


--------------------
(1) Represents cumulative effect of adopting SFAS 109, "Accounting for Income Taxes." (2) The per share data has been restated to give retroactive effect to stock splits and dividends.

                        SELECTED FINANCIAL DATA OF WAYNE

The following table sets forth certain selected historical consolidated financial data for Wayne. This data is derived from, and should be read in conjunction with, the consolidated financial statements of Wayne, including the notes thereto, included elsewhere herein. The data for the years ended December 31, 1997 through December 31, 1993 are derived from Wayne's consolidated financial statements, which have been audited. The consolidated financial statements as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, and the report thereon, are included in this Proxy Statement-Prospectus. See "ACCOMPANYING DOCUMENTS." Interim unaudited data for the three months ended March 31, 1998 and 1997 reflect, in the opinion of the management of Wayne, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of such data. Results for the three months ended March 31, 1998 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.



                        For Three Months Ended
                              March 31,                            For Years Ended December 31,
                        -----------------------    --------------------------------------------------------
                            1998        1997       1997      1996       1995       1994        1993
                         -----------   -------     -----  --------  --------     -------    ---------
                                        (Dollars in thousands, except for per share amounts)
INCOME STATEMENT DATA:
Interest income        $   4,827  $    4,433  $  18,766   $  15,458  $  13,136   $  11,833  $   12,633
Interest expense           2,583       2,254      9,908       7,958      6,950       5,172       5,753
                       ---------  ----------- ----------- ---------  ----------- ---------  -----------
Net interest income        2,244       2,179      8,858       7,500      6,186       6,661       6,880
Provision for possible
loan losses                   70         125        400         200        152         316         286
                       ---------  ----------- ----------- ---------  ----------- ---------  -----------
Net interest
  income after
  provision for            2,174       2,054      8,458       7,300      6,034       6,345       6,594
  possible loan
  losses
Non-interest income          175         183        697         585        275         720         496
Non-interest expense       1,699       1,391      5,990       6,816      4,951       4,432       4,155
                       ---------  ----------- ----------- ---------  ----------- ---------  -----------
Income before                650         846      3,165       1,069      1,358       2,633       2,935
  income taxes
Income taxes                 255         342      1,211         403        487         944         745
                       ===========  ========= =========== =========== ==========  ==========  =========
Net income             $     395  $      504  $   1,954   $     666  $     871   $   1,689  $    2,190
                       ====================== =========== ====================== ======================

PER COMMON SHARE
DATA: (1)
Earnings per share:
  Basic                  $  0.22    $    0.25    $   1.04         n/a     $    n/a    $   n/a    $   n/a
_________Diluted            0.22         0.27        1.03         n/a          n/a        n/a        n/a
Book Value                 17.15        16.57       16.86         n/a          n/a        n/a        n/a
Dividends                   0.05         0.05        0.20         n/a          n/a        n/a        n/a

RATIOS:
Return on average assets    0.59 %       0.83 %      0.76 %      0.31 %       0.46 %     0.93 %     1.21 %
Return on average equity    4.57 %       5.60 %      5.63 %      2.33 %       5.12 %    10.79 %    15.76 %

FINANCIAL CONDITION
DATA:
Total assets            $ 272,007   $ 245,435   $ 270,043   $ 244,081   $ 207,997   $ 176,664   $ 183,228
Investment securities       2,318       2,983       2,913       3,229       3,841      50,304      33,774
  held to maturity
Investment securities      68,688      78,608      73,413      80,867      58,155       3,360      11,715
  available for sale
Loans (net of unearned    189,425     154,940     181,102     147,214     113,577     114,634     107,570
income)
Allowance for possible      2,240       1,914       2,170       1,789       1,589       1,543       1,237
loan losses
Deposits                  203,532     180,902     198,479     178,947     173,822     159,013     166,821
Stockholders' equity       34,532      35,732      33,944      36,911      17,299      16,259      15,005

--------------------

(1) Because the conversion of WSB from mutual to stock form and the related creation of Wayne as the holding company for WSB (the "WSB Conversion") closed on June 27, 1996, earnings per share for Wayne prior to 1997 are not presented.

                           COMPARATIVE PER SHARE DATA

         The following table sets forth the earnings per share, period-end book value per share and cash dividends per share of Valley Common Stock and Wayne Common Stock for the three months ended March 31, 1998 and for each of the years in the three-year period ended December 31, 1997, on an historical and pro forma basis, as well as pro forma equivalent per share data for Wayne. The historical per share data have been derived from the financial statements of Valley and Wayne which are contained herein or incorporated by reference herein. The pro forma combined share data have been derived after giving effect to the Merger as if it occurred at the beginning of the period presented using the pooling-of-interest method of accounting.

         The historical per share data for Valley has been restated to retroactively reflect the effect of stock dividends and a stock split. See "Pro Forma Combined Financial Information;" "Summary -- Selected Financial Data of Valley" and "Summary -- Selected Financial Data of Wayne."




                                                                                                      Pro Forma
                                                                                                    Equivalent per
                                                Historical        Historical        Pro Forma           Wayne
                                                  Valley            Wayne          Combined (4)       Share (1)
                                                  ------            -----          ------------       ---------
Three Months Ended
March 31, 1998
Earnings Per Share
         Basic...........................         $  0.44           $  0.22           $  0.43           $  0.47
         Diluted.........................            0.44              0.22              0.43              0.47
Book Value Per Share.....................            9.14             17.15              9.47             10.42
Cash Dividends Per Share (2).............            0.22              0.05              0.22              0.24

Year Ended December 31, 1997
Earnings Per Share
         Basic...........................         $  1.61           $  1.04           $  1.58           $  1.74
         Diluted.........................            1.60              1.03              1.57              1.73
Book Value Per Share.....................            8.98             16.86              9.30             10.23
Cash Dividends Per Share (2).............            0.85              0.20              0.85              0.94

Year Ended December 31, 1996(3)
Earnings Per Share
         Basic...........................         $  1.33           $n/a(3)           $  1.33           $n/a(3)
         Diluted.........................            1.33            n/a(3)              1.33            n/a(3)
Book Value Per Share.....................            8.16            n/a(3)              8.16            n/a(3)
Cash Dividends Per Share (2).............            0.76            n/a(3)              0.76            n/a(3)

Year Ended December 31, 1995(3)
Earnings Per Share
         Basic...........................         $  1.24           $n/a(3)           $  1.24           $n/a(3)
         Diluted.........................            1.24            n/a(3)              1.24            n/a(3)
Book Value Per Share.....................            7.94            n/a(3)              7.94            n/a(3)
Cash Dividends Per Share (2).............            0.72            n/a(3)              0.72            n/a(3)

-------------------------------


(1) Wayne pro forma equivalent per share data is computed by multiplying the pro forma combined per share data (giving effect to the Merger) by the Exchange Ratio of 1.10.

(2) The amount of future dividends payable by Valley, if any, is subject to the discretion of Valley's Board of Directors. The Directors normally consider Valley's and VNB's cash needs, general business conditions, dividends from subsidiaries and applicable governmental regulations and policies. Pro forma amounts assume that Valley would have declared cash dividends per share on Valley Common Stock equal to its historical cash dividends per share on Valley Common Stock declared.

(3) Because the WSB Conversion occurred on June 27, 1996, Historical Wayne and Pro Forma Equivalent Per Wayne Share data prior to 1997 are not presented, and Wayne's per share data have been excluded from the Pro Forma Combined presentation for years prior to 1997.



(4) The pro forma combined earnings per share and book value per share include the effect of reissuing 175,000 shares of Wayne treasury stock prior to consummation of the Merger, and those shares being converted into 192,500 shares of Valley Common Stock in the Merger based on the Exchange Ratio of 1.10.

         The first table below presents, for the periods indicated, the high and low closing prices per share of Valley Common Stock and Wayne Common Stock. The second table below presents information concerning the last sale price of Valley Common Stock and of Wayne Common Stock on May 28, 1998 (the last business day preceding the announcement of the Merger Agreement), and the last sale price of Valley Common Stock and of Wayne Common Stock on August 10, 1998, a date shortly prior to the date of this Proxy Statement-Prospectus. The tables also present the equivalent value of Valley Common Stock per Wayne share which has been calculated by multiplying the last sale price of Valley Common Stock on the dates indicated by the Exchange Ratio of 1.10. Valley Common Stock is traded on the NYSE and Wayne Common Stock traded on the Nasdaq National Market System. Wayne stockholders are urged to obtain current market quotations for Valley Common Stock and Wayne Common Stock. Because the Exchange Ratio is fixed, Wayne stockholders are not assured of receiving any specific market value of Valley Common Stock. The price of Valley Common Stock at the Effective Time may be higher or lower than the sale price at the time of entering into the Merger Agreement, the time of mailing this Proxy Statement-Prospectus or at the time of the Meeting.


                                                                                                Equivalent
                                      Closing Sale                 Closing Sale              Value of Valley
                                     Price Per Share             Price Per Share             Common Stock Per
                                        of Valley                    of Wayne                 Share of Wayne
                                     Common Stock(1)               Common Stock                Common Stock
                                    High         Low            High          Low         High            Low
                                    ----         ---            ----          ---         ----            ---
1996:
First Quarter.....................$  20.10    $  17.25        $ n/a(2)     $ n/a(2)        $   22.11    $   18.98
Second Quarter...................    22.55       19.45          n/a(2)       n/a(2)            24.81        21.40
Third Quarter....................    21.25       18.55           13.88         10.75           23.38        20.41
Fourth Quarter...................    20.75       18.85           15.25         13.69           22.83        20.74

1997:
First Quarter.................... $  21.15    $  19.35        $  18.00     $   14.88       $   23.27    $   21.29
Second Quarter...................    22.40       20.35           20.25         16.00           24.64        22.39
Third Quarter....................    25.35       21.90           24.88         19.00           27.89        24.09
Fourth Quarter...................    32.20       25.05           27.50         21.00           35.42        27.56

1998:
First Quarter.................... $  33.70    $  28.20        $  31.00     $   23.00       $   37.07    $   31.02
Second Quarter...................    34.09       29.00           32.00         29.88           37.50        31.90
Third Quarter (through
August 10, 1998).................




                                                                                        Equivalent
                               Closing Sale                 Closing Sale              Value of Valley
                             Price Per Share              Price Per Share            Common Stock Per
                                of Valley                     of Wayne                Share of Wayne
                               Common Stock                 Common Stock              Common Stock
DATE
May 28, 1998                      $31.25                       $30.75                    $34.38
August 10, 1998




(1) The prices of Valley Common Stock have been restated to give retroactive effect to stock dividends and splits.

(2) Prior to the WSB Conversion on June 27, 1996, there was no Wayne Common Stock outstanding.

                     SUMMARY PRO FORMA FINANCIAL INFORMATION

         The following tables present certain unaudited combined condensed financial information from the Pro Forma Unaudited Combined Condensed Statements of Income for the three month period ended March 31, 1998 and for the years ended December 31, 1997, 1996 and 1995, and the Pro Forma Unaudited Combined Condensed Statement of Financial Condition at March 31, 1998. The Pro Forma combined financial information gives effect to the proposed Merger accounted for as a pooling of interests, as if such transaction had been consummated for statement of income purposes on the first day of the applicable periods and for statement of financial condition purposes on March 31, 1998. See "PRO FORMA FINANCIAL INFORMATION." The Summary Pro Forma financial information is based on the historical financial statements of Valley and Wayne included or incorporated by reference herein. See Appendixes D, E and F and "INFORMATION INCORPORATED BY REFERENCE". The Pro Forma financial information assumes an Exchange Ratio of
1.10 shares of Valley Common Stock for each share of Wayne Common Stock outstanding.

         The summary unaudited Pro Forma financial information should be read in conjunction with the Pro Forma Financial Information and the related notes thereto presented elsewhere in this Proxy Statement-Prospectus and the consolidated financial statements and related notes included or incorporated by reference in this Proxy Statement-Prospectus. The Pro Forma financial information is not necessarily indicative of the results of operations which would have been achieved had the Merger been consummated as of the beginning of the periods for which such data are presented and should not be construed as being representative of future periods.


                                                               For the Three
                                                               Months Ended
                                                                 March 31,       For the Years Ended December 31,
                                                                              ----------------------------------------
                                                                   1998          1997          1996          1995
                                                              ----------------------------  ------------  ------------
                                                               (Dollars in thousands, except for per share amounts)
Income Statement Data:
Net interest income...........................................  $   56,927   $   221,199   $   205,835   $  198,208
Provision for possible loan losses............................       2,570        12,650         3,556        3,321
Net interest income after provision for possible loan losses..      54,357       208,549       202,279      194,887
Income before income taxes....................................      33,539       122,343       107,983      109,934
Net income....................................................      23,680        86,946        71,504       67,904
Earnings per common share: (1)(2)
      Basic...................................................        0.43          1.58          1.33         1.24
      Diluted.................................................        0.43          1.57          1.33         1.24


                                                               As of March 31,
                                                                    1998
                                                              ------------------
Financial Condition Data:
Total assets..................................................  $5,357,687
Total deposits................................................   4,595,005
Total stockholders' equity....................................     516,529
Book value per common share...................................        9.40


-------------------------

(1) Because the WSB Conversion occurred on June 27, 1996, Wayne's per share data have been excluded from the Pro Forma Combined presentation for years prior to 1997.

(2) Valley's historical earnings per share have been restated to give retroactive effect to stock dividends and splits.

                                  INTRODUCTION

         This Proxy Statement-Prospectus solicits, on behalf of the Board of Directors of Wayne Bancorp, Inc. ("Wayne"), approval by the holders of shares of common stock of Wayne, $0.01 par value per share ("Wayne Common Stock"), of the Agreement and Plan of Merger, dated as of May 29, 1998 (the "Merger Agreement"), by and among Valley National Bancorp ("Valley"), Valley's national bank subsidiary, Valley National Bank ("VNB"), Wayne and Wayne's federally-chartered savings bank subsidiary, Wayne Savings Bank, F.S.B. ("WSB"). Pursuant to the Merger Agreement, Wayne will be merged with and into Valley (the "Merger"), with Valley as the surviving entity. Immediately following consummation of the Merger, WSB will merge with and into VNB (the "Bank Merger"), with VNB as the surviving entity, pursuant to a separate merger agreement between VNB and WSB (the "Bank Merger Agreement"). If the Merger Agreement is approved and becomes effective, each outstanding share of Wayne Common Stock, except for Excluded Shares (as defined below), will be converted into 1.10 shares (the "Exchange Ratio") of common stock of Valley, no par value ("Valley Common Stock"), subject to adjustment provisions set forth in the Merger Agreement and more fully described in this Proxy Statement, with cash paid in lieu of fractional shares.

         In addition, each option to purchase a share of Wayne Common Stock pursuant to Wayne's existing stock option plans and agreements (a "Wayne Option") will be converted in the Merger into options to purchase Valley Common Stock on the same terms and conditions existing for the current Wayne Option, except that the number of shares of Valley Common Stock purchasable under the new option and the new option exercise price will both be adjusted to reflect the Exchange Ratio.

         A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement-Prospectus and is incorporated herein by reference.

         All information and statements contained herein with respect to Wayne were supplied by Wayne and all information and statements contained or incorporated by reference herein with respect to Valley were supplied by Valley.


                      CERTAIN INFORMATION REGARDING VALLEY

General

         Valley is a New Jersey corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). Valley was organized under the laws of New Jersey in 1983 by VNB for the purpose of creating a bank holding company for VNB. In addition to VNB, Valley indirectly owns additional subsidiaries through VNB.

         At March 31, 1998, Valley had consolidated assets of approximately $5.1 billion, deposits of $4.4 billion and stockholders' equity of $482.0 million.

         Valley's principal executive offices are located at 1455 Valley Road, Wayne, New Jersey 07474, and its telephone number is (973) 305-8800. See "AVAILABLE INFORMATION" and "INFORMATION INCORPORATED BY REFERENCE."

Valley National Bank

         VNB is a national banking association chartered in 1927 under the laws of the United States. VNB provides a full range of commercial and retail banking services. These services include acceptance of demand, savings and time deposits,; extension of consumer, real estate, Small Business Administration and other commercial credits; and full personal and corporate trust services, such as pension and fiduciary services. VNB's maintains its main office in Passaic, New Jersey and at March 31, 1998 operated 97 branches in northern New Jersey.

         VNB has several wholly-owned subsidiaries which include a mortgage servicing company, an investment company which holds, maintains and manages investment assets for VNB, a subsidiary which owns and manages residential mortgage loans, a subsidiary which owns and services auto loans and an Edge Act Corporation which is the holding company for a wholly-owned finance company located in Toronto, Canada. The mortgage servicing company services loans for others as well as VNB.



Recent Developments

         Second Quarter Earnings

         On July 15, 1998, Valley reported second quarter earnings of $0.46 per diluted share, or an increase of 21% over the $0.38 per diluted share in the same quarter of 1997. Net income was $24.4 million for the second quarter of 1998 compared with $20.5 million during the comparable quarter in 1997, representing a 19% increase in earnings per share. Per share data for 1997 has been restated to reflect the 5 for 4 stock split issued during May 1998.

         Valley's second quarter's earnings of $24.4 million resulted in an annualized return on average assets of 1.94% and an annualized return on average equity of 20.08%. The efficiency ratio for the second quarter was 44.1%.

         Valley's net interest income, on a fully-taxable equivalent basis, for the second quarter of 1998 increased to $56.2 million with a net interest margin of 4.69%, compared with $54.8 million and 4.60% for the second quarter of 1997. These increases were due mainly to higher average balances of loans, offset by lower average balances of investments and interest bearing liabilities.

         Valley had total non-performing assets of $9.0 million (0.2% of loans and OREO) at June 30, 1998, an improvement over the $9.5 million at December 31, 1997. Loans past due 90 days or more and still accruing at June 30, 1998 decreased to $7.7 million compared to $16.4 million at December 31, 1997. The Allowance for Loan Losses as a percentage of nonperforming assets continued to be favorable at 517% at June 30, 1998, compared to 489% at December 31, 1998.

         Valley's stockholders' equity was $492.5 million at June 30, 1998. Valley's risk-based capital ratios were 12.97% for Tier 1 Risk-Based Capital Ratio and 14.22% for Total Risk-Based Capital Ratio. The Tier I Leverage Capital Ratio was 9.59%.



                       CERTAIN INFORMATION REGARDING WAYNE

General

         Wayne is a Delaware corporation registered as a unitary savings and loan holding company under the Home Owners Loan Act of 1933, as amended ("HOLA"). Wayne was created at the direction of the board of directors of WSB to acquire all of the capital stock Wayne issued in connection with WSB's conversion from the mutual to stock form, which was consummated in June 1996 (the "WSB Conversion").

         At March 31, 1998, Wayne had consolidated assets of approximately $272.0 million, deposits of $203.5 million and stockholders' equity of $34.5 million.

         Wayne's principal executive offices are located at 1195 Hamburg Turnpike, Wayne, New Jersey 07470, and its telephone number is (973) 305-5500. For additional information regarding Wayne and WSB, see "ACCOMPANYING DOCUMENTS."

Wayne Savings Bank, F.S.B.

         WSB was organized in 1921 as the Pequannock and Wayne Building and Loan Association, a New Jersey mutual building and loan association. In 1946, WSB changed its name to Wayne Savings and Loan Association, a New Jersey mutual savings and loan association, and converted to a federally chartered mutual savings bank under its current name in 1994. On June 27, 1996, WSB completed the WSB Conversion. WSB operates through seven banking offices, including its administrative office, all located in the northern New Jersey area and provides a variety of financial services to the communities it serves. These services include the acceptance of certificate, savings, NOW and money market deposit accounts and the extension of one- to four-family residential credit supplemented with the origination of commercial, construction and consumer loans.



Recent Developments

         Second Quarter Earnings

         On July 21, 1998, Wayne reported net income of $553,000 for the three months ended June 30, 1998, or $.30 diluted earnings per share, compared to $525,000, or $.27 diluted earnings per share during the same period in 1997. The increase in net income for the quarter ended June 30, 1998, was due primarily to an increase of $64,000 in net interest income and $95,000 gain on sale of securities not present in the second quarter of 1997, offset by an increase of $121,000 in compensation and benefits. Net interest income increased principally due to increased average balances of loans receivable. The increase in compensation and employee benefits was primarily the result of the higher price of Wayne Common Stock used in calculating the cost of the Wayne ESOP coupled with normal annual merit increases.

         Total assets increased $5.3 million or 2.0% from December 31, 1997, due primarily to an increase in loans receivable. Non-performing loans to total loans were at .97% at June 30, 1998, compared to 1.29% at December 31, 1998. Total stockholders' equity was $35.2 million at June 30, 1998. WSB had total risk-based and tangible capital of 22.5% and 10.7%, respectively, at June 30, 1998.



                                   THE MEETING

Time and Place



         This Proxy Statement-Prospectus solicits, on behalf of the Wayne Board of Directors, proxies to be voted at a Special Meeting of Stockholders (the "Meeting") of Wayne which is to be held on Wednesday, September 16, 1998 at 3:00 p.m., at The Paris Inn, 1292 Alps Road, Wayne, New Jersey 07470, and at any adjournments or postponements thereof.



Purpose of the Meeting

         At the Meeting, Wayne stockholders will consider and vote upon the approval of the Merger Agreement and any other matters as may properly be brought before the Meeting and at any adjournments or postponements thereof.

         The Board of Directors of Wayne has unanimously approved the Merger Agreement and recommends a vote "FOR" approval and adoption of the Merger Agreement.

Record Date; Voting Rights; Proxies



         The Wayne Board of Directors has fixed the close of business on August 7, 1998 as the record date for the Meeting (the "Record Date"). Only holders of record of Wayne Common Stock on the Record Date will be entitled to receive notice of, and to vote at, the Meeting or at any adjournment or postponement thereof. On the Record Date, there were 2,013,392 shares of Wayne Common Stock issued and outstanding and entitled to vote at the Meeting.

         All properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated thereon, such shares will be voted "FOR" approval of the Merger Agreement. The Board of Directors of Wayne is not aware of any matters other than as described in the Notice of Special Meeting that are to come before the Meeting. If any other matter or matters are properly presented for action before the Meeting, the persons named in the enclosed form of proxy will have discretion to vote on such matters in accordance with their best judgment, unless such authorization is withheld.

         The presence of a stockholder at the Meeting will not automatically revoke such stockholder's proxy. A stockholder may revoke any proxy that he or she has given any time prior to its exercise. To do so, the stockholder must file a written notice of revocation with, or deliver a duly executed proxy bearing a later date to the Secretary of Wayne, 1195 Hamburg Turnpike, Wayne, New Jersey, 07474-0933.



         Votes cast by proxy or in person at the Meeting will be tabulated by the election inspectors appointed for the Meeting, who will determine whether or not a quorum is present. Where, as to any matter submitted to a vote of the Wayne stockholders, proxies are marked as abstentions (or stockholders appear in person but abstain from voting) or a broker indicates on a proxy that it does not have discretionary authority with respect to certain shares, such abstentions and "broker non-votes" will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

         WAYNE STOCKHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER IS CONSUMMATED, STOCK CERTIFICATES SHOULD BE DELIVERED IN ACCORDANCE WITH INSTRUCTIONS SET FORTH IN A LETTER OF TRANSMITTAL
WHICH WOULD BE SENT TO WAYNE STOCKHOLDERS BY THE EXCHANGE AGENT PROMPTLY AFTER THE EFFECTIVE TIME.

Solicitation of Proxies



         In addition to using the mails, the directors, officers and employees of Wayne may solicit proxies for the Meeting from stockholders personally, by telephone or by telegraph. These officers, directors and employees will not be specifically compensated for their services. If deemed necessary, Wayne will retain a proxy soliciting firm to assist in the solicitation of proxies at a fee of approximately $7,000, plus reimbursement of certain out-of-pocket expenses estimated to be approximately $3,000. Wayne will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse such parties for their expenses in doing so. The cost of soliciting proxies for the Meeting will be borne by Wayne.



Quorum

         The presence, in person or by proxy, of at least a majority of Wayne Common Stock issued and outstanding and entitled to be voted at the Meeting is necessary to constitute a quorum.

Required Vote

         Each share of Wayne Common Stock will be entitled to one vote upon each matter properly submitted at the Meeting or at any adjournment or postponement thereof. The affirmative vote, in person or by proxy, of a majority of the outstanding shares of Wayne Common Stock is required in order to approve and adopt the Merger Agreement. The Merger cannot be consummated in the absence of this required Wayne stockholder approval.

         THE REQUIRED VOTE OF THE WAYNE STOCKHOLDERS ON THE MERGER AGREEMENT IS BASED UPON THE TOTAL NUMBER OF OUTSTANDING SHARES OF WAYNE STOCK AND NOT UPON
THE NUMBER OF SHARES WHICH ARE ACTUALLY VOTED. ACCORDINGLY, THE FAILURE TO SUBMIT A PROXY CARD, TO VOTE IN PERSON AT THE MEETING, ABSTENTION FROM VOTING BY A STOCKHOLDER AND ANY BROKER NON-VOTE WILL HAVE THE SAME EFFECT AS A "NO" VOTE WITH RESPECT TO THE MERGER AGREEMENT.



         As of the Record Date, the directors and executive officers of Wayne beneficially owned (excluding shares which could be acquired upon exercise of options) an aggregate of 107,512 shares of Wayne Common Stock (5.34% of the issued and outstanding shares). The Wayne directors and executive officers have expressed their intention to vote the shares of Wayne Common Stock that they beneficially own in favor of the Merger Agreement.



         THE MATTERS TO BE CONSIDERED AT THE MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF WAYNE. ACCORDINGLY, STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT-PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE.


                               THE PROPOSED MERGER

         A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement and is incorporated by reference herein. Descriptions of the Merger and the Merger Agreement are qualified in their entirety by reference to the Merger Agreement.

General Description of the Merger; Closing; Effective Time; Bank Merger

         The Merger Agreement provides for the merger of Wayne with and into Valley (the "Merger"), with Valley as the surviving entity. A closing under the Merger Agreement (the "Closing") will occur on the tenth business day after receipt of all necessary approvals and satisfaction of all other conditions to closing (other than the delivery of documents to be delivered at the Closing), or on such other date as Valley and Wayne agree upon. However, the Closing will not occur prior to October 2, 1998 without Valley's consent. The parties currently anticipate closing in October 1998. The Merger will become effective at the time (the "Effective Time") specified in certificates of merger which Valley will file with the New Jersey and Delaware Secretaries of State following the Closing. The parties anticipate that the Effective Time will be the opening of business on the first business day after the Closing Date. The exact Closing Date and Effective Time are dependent upon satisfaction of all conditions precedent, some of which are not under the control of Valley or Wayne. Immediately following consummation of the Merger, WSB will be merged with and into VNB (the "Bank Merger"), with VNB as the surviving entity.

Consideration; Cash in Lieu of Fractional Shares

         At the Effective Time, each outstanding share of Wayne Common Stock (except for Excluded Shares) will be converted into the right to receive 1.10 shares (the "Exchange Ratio") of Valley Common Stock. "Excluded Shares" are those shares of Wayne Common Stock which (i) are held by Wayne as treasury shares, or (ii) are held by Valley or any of its subsidiaries (other than shares held as trustee or in a fiduciary capacity and shares held as collateral on or in lieu of a debt previously contracted).

         In lieu of fractional shares of Valley Common Stock, Wayne stockholders will receive, without interest, a cash payment equal to the fractional share interest to which they would otherwise be entitled in the Merger multiplied by the Average Pre-Closing Price of Valley Common Stock. The "Average Pre-Closing Price" of Valley Common Stock is defined as the average of the closing prices of Valley Common Stock as reported on the New York Stock Exchange (the "NYSE") and published in The Wall Street Journal during the five consecutive trading days ending with (and including) the date the Office of the Comptroller of the Currency (the "OCC") notifies Valley that it has granted its approval required for consummation of the Merger. All shares of Valley Common Stock to be issued to each holder of Wayne Common Stock will be aggregated to constitute as many whole shares as possible before determining such person's fractional share interest.

         The Exchange Ratio and the Average Pre-Closing Price of Valley Common Stock will be appropriately adjusted for any stock split, stock dividend, stock combination, reclassification or similar transaction effected by Valley with respect to Valley Common Stock between the date of the Merger Agreement and the Effective Time.

         The price of Valley Common Stock at the Effective Time may be higher or lower than the market price at the time of entering into the Merger Agreement, the time of mailing this Proxy Statement, the time of the Meeting or the time certificates representing shares of Valley Common Stock are delivered in exchange for shares of Wayne Common Stock following consummation of the Merger. Wayne stockholders are urged to obtain current market quotations for the Valley Common Stock and the Wayne Common Stock.

Conversion of Wayne Options



         The Merger Agreement provides that each outstanding option to purchase Wayne Common Stock (a "Wayne Option") granted under the Wayne stock option plan will be converted at the Effective Time into an option to purchase Valley Common Stock wherein (x) the right to purchase shares of Wayne Common Stock pursuant to the Wayne Option will be converted into the right to purchase that same number of shares of Valley Common Stock multiplied by the Exchange Ratio, (y) the option exercise price per share of Valley Common Stock will be the previous option exercise price per share of Wayne Common Stock divided by the Exchange Ratio and (z) in all other material respects the option shall be subject to the same terms and conditions as governed the Wayne Option on which it was based, including the length of time within which the option may be exercised. Valley has reserved for issuance the number of shares of Valley Common Stock necessary to satisfy Valley's obligations under such converted options, and has agreed to register such shares pursuant to the Securities Act. As of the Record Date, there were Wayne Options outstanding for 199,702 shares of Wayne Common Stock.



Background of and Reasons for the Merger

         Background of the Merger

         On March 20, 1998, after considering Wayne's financial performance, the strong financial institution merger and acquisition market in New Jersey, concerns of its stockholders expressed in conjunction with Wayne's annual meeting of stockholders, and the strong economy, Wayne issued a press release stating its Board of Directors had determined that it was in the best interest of its stockholders to seek a sale or merger of the company. The Board approved the engagement of Sandler O'Neill to act as representative for Wayne to explore the market and contact potential acquirors to determine the feasibility and economics of a merger of Wayne with another financial institution or its holding company and to assist in structuring and negotiating a possible business combination transaction, and render its opinion regarding the fairness from a financial point of view, of the consideration proposed to be received by the stockholders of Wayne in such transaction.

         In April 1998, Wayne's management, with assistance from Sandler O'Neill, identified 18 companies believed to be the most likely to offer favorable terms to acquire Wayne.

         Sandler O'Neill then contacted these institutions on a no-name basis for indications of interest. Based on discussions with Sandler O'Neill, 15 parties elected to receive additional confidential information about Wayne. These prospective candidates were given a specific time frame to review the information. In late April, five institutions submitted formal indications of interest regarding a possible business combination with Wayne. Valley's indication of interest was the highest at such time. Management of Wayne met with Sandler O'Neill and legal counsel to review the indications of interest. On April 28, 1998, the Wayne Board met to discuss the proposals. The Board determined to seek further discussions regarding two of the proposals.

         Both institutions met with Wayne management and revised proposals were presented in early May, 1998. An analysis of the revised proposals was presented by Sandler O'Neill to the Wayne Board on May 8, 1998. Valley's proposal remained the highest in dollar value to Wayne stockholders. The Wayne Board engaged in a comprehensive discussion and analysis of the following factors in determining with which merger candidate to proceed: (a) the Board's obligation to provide a favorable investment return to Wayne's stockholders; (b) the market risk and opportunity associated with a stock-for-stock transaction; (c) the wherewithal of the parties to complete the transaction; (d) the tax and accounting consequences of the transaction to Wayne's stockholders; (e) the proposed terms of a definitive agreement; and (f) the effect of the proposed transaction on employees, customers and the community. After completing its analysis, the Board authorized continuing negotiations with Valley and one other institution regarding the terms of a merger agreement.

         During the week of May 11, Valley completed a detailed on site due diligence on Wayne. In addition, during the week of May 11, Wayne personnel, Sandler O'Neill personnel and Wayne's legal representatives traveled to Valley to perform due diligence on Valley.

         After preliminary negotiations on the terms of a definitive agreement with Valley, the Wayne Board met again on May 18 and 19, 1998 to review a draft of the Merger Agreement and consider the transaction with Valley. The Board directed management, its counsel and Sandler O'Neill to continue negotiations with Valley. During the next week, counsel, Sandler O'Neill and Wayne management continued to negotiate the proposed agreement with representatives of Valley. On May 28, 1998, counsel, Sandler O'Neill and management reviewed with the Board the terms of the proposed agreement and Sandler O'Neill discussed the fairness of the proposed exchange ratio from a financial point of view. The Board determined that the Valley offer would produce the maximum benefit to Wayne's stockholders based primarily upon it being a stock transaction in which income taxes could be deferred, it being the highest value in nominal terms, the good prospects for long-term growth and relative liquidity in Valley's stock, and Valley's history of completing acquisitions. Further, the Board felt that the proposed transaction with Valley offered a greater likelihood of stability in the operations of the Bank, thereby benefiting employees, customers and the community. As a result, the Board authorized signing the Merger Agreement.

         Recommendations of the Wayne Board of Directors and Reasons for the Merger

         The Wayne Board believes that the Merger is fair to, and in the best interests of, Wayne and its stockholders. Accordingly, the Board unanimously approved the Merger Agreement and Merger and recommends that Wayne stockholders vote FOR the approval and adoption of the Merger Agreement and Merger.

         In reaching its determination that the Merger is fair to, and in the best interests of, Wayne and its stockholders, the Board considered a number of factors including, but not limited to, the following:

         (i) the current condition and growth prospects of Wayne and its subsidiaries, its historical results of operations and its prospective results of operations were Wayne to remain independent;

         (ii) the recent communications among Wayne stockholders and Wayne regarding the continued independence or sale of Wayne;

         (iii) the economic, business and competitive climate for banking and financial institutions in Northern New Jersey, with special consideration given to recent transactions that have increased the competitive environment in the financial services and banking industries;

         (iv) the greater liquidity represented by the Valley Common Stock to be received in the Merger;

         (v) the greater financial and managerial resources and customer product offerings of Valley which could increase the competitiveness of the combined institution in Wayne's market area and its ability to serve the depositors, customers and communities currently served by Wayne;

         (vi) the commitment of Valley to the Wayne community and its employees;

         (vii) the historical results of operations and financial condition of Valley and the future prospects for Valley, including anticipated benefits of the Merger;

         (viii) the fact that the Merger will be a tax-free reorganization to Wayne stockholders for federal income tax purposes; and

         (ix) the presentation of Sandler O'Neill of its opinion that the Exchange Ratio was fair to holders of Wayne Common Stock from a financial point of view.

         THE WAYNE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE MERGER AGREEMENT AND THE MERGER BE APPROVED BY ALL STOCKHOLDERS OF WAYNE.

         Valley's Reasons

         Valley entered into the Merger Agreement with Wayne as part of Valley's ongoing strategy of growth through acquisitions.

Interests of Certain Persons in the Merger

         In considering the recommendation of the Wayne Board of Directors with respect to the Merger, holders of Wayne Common Stock should be aware that certain members of the Board of Directors and management of Wayne have certain interests in the Merger in addition to their interests generally as stockholders of Wayne. All of such additional interests are described below, to the extent material, and except as described below such persons have, to the best knowledge of Wayne, no material interest in the Merger apart from those of stockholders generally. The Wayne Board of Directors was aware of these interests of its directors and officers and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby:

         Board Membership. The Merger Agreement provides that, as of the Effective Time, each of Valley and VNB will appoint Harold P. Cook, III, currently the Chairman of the Board of Directors of Wayne, to its Board of Directors.



         Advisory Board; Consultants. Each director of Wayne as of the Effective Time, other than Mr. Cook, Johanna O'Connell and Dennis Pollack, will be invited by VNB to serve on VNB's Regional Advisory Boards and receive aggregate fees of approximately $31,000 each, equally distributed over the period ended March 1, 2002. Ms. O'Connell and Mr. Pollack will serve as consultants to Valley until March 1, 2002. Ms. O'Connell's annual consulting fee will be approximately equal to her current annual salary and Mr. Pollack's fee will, in the aggregate, equal that of the Advisory Board members.



         Stock Benefits. Option and stock awards to individual directors and officers pursuant to the Wayne Incentive Stock Plan ("Incentive Plan") will continue to vest in accordance with the terms of such awards as long as such individual remains an advisory director, employee or consultant of Valley or VNB.

         Indemnification; Directors and Officers. Wayne has agreed to provide the directors and officers of Wayne and WSB indemnification equivalent to that provided by the Certificate of Incorporation or Charter, as the case may be, and Bylaws of each of Wayne and WSB with respect to acts or omissions occurring prior to the Effective Time for a period of six years from the Effective Time, or in the case of matters occurring prior to the Effective Time which have not been resolved prior to the sixth anniversary of the Effective Time, until such matters are finally resolved. To the extent permissible, Valley or VNB (as applicable) has agreed to advance expenses in connection with the foregoing indemnification.

         Severance Benefits. Valley has agreed to honor existing written employment and severance contracts with officers and employees of Wayne and WSB. Furthermore, following the Effective Time and for one year thereafter, VNB has agreed, to the extent not duplicative of other severance benefits, to honor the existing WSB severance policy to pay one week of severance for each year of service completed while employed by Wayne and/or WSB, with a maximum benefit of 12 weeks.

Opinion of Wayne's Financial Advisor

         Pursuant to an engagement letter dated as of August 27, 1996 (the "Sandler Agreement"), Wayne retained Sandler O'Neill as an independent financial advisor in connection with Wayne's general valuation analyses and its consideration of possible business combinations with a second party. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is banks and savings institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of such businesses and their securities in connection with mergers and acquisitions and other corporate transactions.

         Pursuant to the terms of the Sandler Agreement, Sandler O'Neill acted as financial advisor to Wayne in connection with the Merger. In connection therewith, the Wayne Board requested Sandler O'Neill to render its opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Wayne Common Stock. At the May 28, 1998 meeting at which Wayne's Board approved and adopted the Merger Agreement, Sandler O'Neill delivered to the Wayne Board its oral opinion, subsequently confirmed in writing as of May 29, 1998, that, as of such date, the Exchange Ratio was fair, from a financial point of view, to the holders of shares of Wayne Common Stock. Sandler O'Neill has also delivered to the Wayne Board a written opinion dated as of the date of this Proxy Statement-Prospectus (the "Sandler O'Neill Fairness Opinion") which is substantially identical to the May 29, 1998 opinion. The full text of the Sandler O'Neill Fairness Opinion, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken in connection with such opinion, is attached as Appendix C to this Proxy Statement-Prospectus and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to Appendix C. Holders of shares of Wayne Common Stock are urged to read the Sandler O'Neill Fairness Opinion in its entirety in connection with their consideration of the proposed Merger.

         The Sandler O'Neill Fairness Opinion was provided to Wayne's Board of Directors for its information and is directed only to the fairness, from a financial point of view, of the Exchange Ratio to the holders of shares of Wayne Common Stock. It does not address the underlying business decision of Wayne to engage in the Merger or any other aspect of the Merger and does not constitute a recommendation to any holder of shares of Wayne Common Stock as to how such stockholder should vote at the Meeting with respect to the Merger Agreement or any other matter related thereto.

         In connection with rendering its May 29, 1998 opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but does not purport to be a complete description of all the analyses underlying Sandler O'Neill's opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to a partial analysis or summary description. Accordingly, Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered by it, without considering all factors and analyses, could create an incomplete view of the evaluation processes underlying its opinion. In performing its analyses, Sandler O'Neill made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Wayne, Valley and Sandler O'Neill. Any estimates contained in Sandler O'Neill's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Because such estimates are inherently subject to uncertainty, neither Wayne, Valley nor Sandler O'Neill assumes responsibility for their accuracy.

         Summary of Proposal. Sandler O'Neill reviewed the financial terms of the proposed transaction. Based on the price of Valley Common Stock on May 28, 1998 of $31.31 and an Exchange Ratio of 1.10, Sandler calculated an implied transaction value per share of Wayne of $34.44. Based upon such implied transaction value and Wayne's March 31, 1998 financial information, Sandler O'Neill calculated the price to tangible book value and price to last twelve months' earnings. This analysis yielded a price to tangible book value multiple of 2.00x and a price to last twelve months' earnings multiple of 35.1x.

         Stock Trading History. Sandler O'Neill reviewed the history of the reported trading prices and volume of the Wayne Common Stock and the Valley Common Stock, and the relationship between the movements in the prices of the Wayne Common Stock and the Valley Common Stock, respectively, to movements in certain stock indices, including the Standard & Poor's 500 Index, the NASDAQ Banking Index and composite groups of publicly traded savings institutions (in the case of Wayne) and publicly traded commercial banks (in the case of Valley), identified below. During the one-year period ended May 22, 1998, Wayne Common Stock outperformed the Standard & Poor's 500 Index, the NASDAQ Banking Index and the composite group. During the one-year period ended May 25, 1998, Valley Common Stock outperformed the Standard & Poor's 500 Index and underperformed the NASDAQ Banking Index and the composite group.

         Comparable Company Analysis. Sandler O'Neill used publicly available information to compare selected financial and market trading information, including balance sheet composition, asset quality ratios, loan loss reserve levels, profitability, capital adequacy, dividends and trading multiples, for Wayne and two different groups of savings institutions. The first group consisted of Wayne and the following 19 publicly traded regional savings institutions (the "Regional Group"): Chester Valley Bancorp Inc., Yonkers Financial Corp., Pittsburgh Home Financial Corp., Equitable Federal Savings Bank, 1st Bergen Bancorp, Financial Bancorp Inc., Leeds Federal Bankshares
(MHC), WVS Financial Corp., Catskill Financial Corp., Alliance Bank (MHC), Independence Federal Savings Bank, Washington Savings Bank, FSB, Skaneateles Bancorp Inc., Savings Bank of the Finger Lakes (MHC), Harbor Federal Bancorp Inc., Elmira Savings Bank, Peoples Home Savings Bank (MHC), Laurel Capital Group and Crusader Holding Corp. Sandler O'Neill also compared Wayne to a group of 12 publicly traded savings institutions which had a return on average equity (based on last twelve months' earnings) of greater than 12.5% and a price to tangible book value of greater than 175% (the "Highly Valued Group"). The Highly Valued Group included the following institutions: Warren Bancorp Inc., Harleysville Savings Bank, Lawrence Savings Bank, First Citizens Corp., Winton Financial Corp., Equitable Federal Savings Bank, Alliance Bancorp of New England, Ipswich Savings Bank, Hingham Institute for Savings, Laurel Capital Group Inc., First Georgia Holding Inc. and KSB Bancorp Inc. The analysis compared publicly available financial information for Wayne and each of the groups as of and for each of the years ended December 31, 1993 through December 31, 1997 and as of and for the twelve months ended March 31, 1998.

         Sandler O'Neill also used publicly available information to perform a similar comparison of selected financial and market trading information for Valley and two different groups of commercial banks. The first group consisted of Valley and the following 12 publicly traded commercial banks (the "Peer Group"): Mercantile Bankshares Corp., Keystone Financial Inc., Wilmington Trust Corp., Riggs National Corp., Fulton Financial Corp., Commerce Bancorp Inc.,
Provident Bankshares Corp., U.S. Trust Corp., Susquehanna Bancshares Inc., FirstBank Puerto Rico, First Commonwealth Financial and HUBCO, Inc. Sandler O'Neill also compared Valley to a group of 16 publicly traded commercial banks which had a return on average equity (based on last twelve months' earnings) of greater than 14.8% and a price to tangible book value of greater than 300% (the "Commercial Highly Valued Group"). The Commercial Highly Valued Group included Valley, Provident Financial Group Inc., Centura Banks Inc., CCB Financial Corp., Wilmington Trust Corp., City National Corp., Cullen/Frost Bankers Inc., FirstMerit Corp., Fulton Financial Corp., Community First Bankshares, National Commerce Bancorp, CNB Bancshares, Inc., Commerce Bancorp Inc., U.S. Trust Corp., Westamerica Bancorp, FirstBank Puerto Rico and HUBCO, Inc. The analysis compared publicly available financial information for Valley and each of the groups as of and for each of the years ended December 31, 1993 through December 31, 1997 and as of and for the twelve months ended March 31, 1998.

         Analysis of Selected Merger Transactions. Sandler O'Neill reviewed 65 transactions announced from May 25, 1997 through May 18, 1998 involving public savings institutions nationwide as acquired institutions with transaction values greater than $15 million ("Nationwide Transactions") and 13 transactions announced from May 25, 1997 through May 18, 1998 involving public savings institutions in the Mid-Atlantic region (New Jersey, New York, Pennsylvania and Connecticut) as acquired institutions with transaction values greater than $15 million ("Regional Transactions"). Sandler O'Neill reviewed the ratios of price to last twelve months' earnings, price to book value, price to tangible book value, price to deposits, price to assets and deposit premium paid in each such transaction and computed high, low, mean, and median ratios and premiums for the respective groups of transactions. These multiples were applied to Wayne's financial information as of and for the twelve months ended March 31, 1998. Based upon the median multiples for Nationwide Transactions, Sandler O'Neill derived an imputed range of values per share of the Wayne Common Stock of $20.58 to $35.23. Based upon the median multiples for Regional Transactions, Sandler O'Neill derived an imputed range of values per share of the Wayne Common Stock of $21.14 to $35.32.

         No company involved in the transactions included in the above analysis is identical to Wayne and no transaction included in the above analysis is identical to the Merger. Accordingly, an analysis of the results of the foregoing analysis is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of Wayne and Valley and the companies to which they are being compared.

         Discounted Dividend Stream and Terminal Value Analysis. Sandler O'Neill also performed an analysis which estimated the future stream of after-tax dividend flows of Wayne through December 31, 2002 under various circumstances, assuming Wayne performed in accordance with information regarding potential future earnings provided by its management and certain variations thereof. To approximate the terminal value of the Wayne Common Stock at the end of the five-year period, Sandler O'Neill applied price to earnings multiples ranging from 16x to 34x and applied multiples of tangible book value ranging from 100% to 280%. The dividend income streams and terminal values were then discounted to present values using different discount rates (ranging from 9% to 14%) chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of the Wayne Common Stock. This analysis, assuming the budgeted dividend payout ratio, indicated an imputed range of values per share of the Wayne Common Stock of between $14.58 and $36.72 when applying the price to earnings multiples, and an imputed range of values per share of the Wayne Common Stock of between $13.16 and $42.89 when applying multiples of tangible book value. In connection with its analysis, Sandler O'Neill used sensitivity analyses to illustrate the effects changes in the underlying assumptions (including variations with respect to the levels of assets, net interest spread, non-interest income, non-interest expense and dividend payout ratio) would have on the resulting present value, and discussed these changes with the Wayne
Board. Sandler O'Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or actual future results.

         Pro Forma Merger Analysis. Sandler O'Neill analyzed certain potential pro forma effects of the Merger on Valley, based upon an Exchange Ratio of 1.10, Wayne's and Valley's current and projected income statements and balance sheets, and assumptions regarding the economic environment, accounting and tax treatment of the Merger, charges associated with the Merger, operating efficiencies and other adjustments discussed with the senior managements of Wayne and Valley. This analysis indicated that the Merger would be slightly accretive to Valley's earnings per share commencing with the first period following consummation of the Merger and in all subsequent periods analyzed, and accretive to tangible book value per share of Valley's Common Stock for all periods analyzed. From the perspective of a shareholder of Wayne, as compared to the projected stand-alone performance of Wayne, the Merger would be accretive to earnings per share for all periods analyzed and dilutive to tangible book value per share for all periods analyzed. The actual results achieved by Valley may vary from projected results and the variations may be material.

         Contribution Analysis. Sandler O'Neill reviewed the relative contributions to, among other things, total assets, total net loans, total deposits, total borrowings, total equity, 1997 net income, last quarter annualized ("LQA") net income and market capitalization to be made by Wayne and Valley to the combined institution based on data at and for the twelve months ended March 31, 1998. This analysis indicated that Wayne's implied contribution was 5.1% of total assets, 4.9% of total net loans, 4.4% of total deposits, 16.6% of total borrowings, 6.7% of total equity, 2.3% of 1997 net income, 1.7% of LQA net income and 3.7% of market capitalization. On a fully diluted basis, based upon an Exchange Ratio of 1.10, holders of the Wayne Common Stock would own approximately 4.4% of the outstanding shares of the combined institution.

         In connection with rendering its May 29, 1998 opinion, Sandler O'Neill reviewed, among other things: (i) the Merger Agreement and exhibits thereto;
(ii) the Stock Option Agreement; (iii) certain publicly available financial statements of Wayne and other historical financial information provided by Wayne that it deemed relevant; (iv) certain publicly available financial statements of Valley and other historical financial information provided by Valley that it deemed relevant; (v) certain financial analyses and forecasts of Wayne prepared by and reviewed with management of Wayne and the views of senior management of Wayne regarding Wayne's past and current business operations, results thereof, financial condition and future prospects; (vi) certain financial analyses and forecasts of Valley prepared by and reviewed with management of Valley and the views of senior management of Valley regarding Valley's past and current business operations, results thereof, financial condition and future prospects;
(vii) the pro forma impact of the Merger; (viii) the publicly reported historical price and trading activity for Wayne's and Valley's common stock, including a comparison of certain financial and stock market information for Wayne and Valley with similar publicly available information for certain other companies the securities of which are publicly traded; (ix) the financial terms of recent business combinations in the savings institution industry, to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O'Neill considered relevant.

         In connection with rendering the Sandler O'Neill Fairness Opinion, Sandler O'Neill confirmed the appropriateness of its reliance on the analyses used to render the May 29, 1998 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the factors considered in connection therewith.

         In performing its reviews and analyses and preparing its opinion, Sandler O'Neill assumed and relied upon, without independent verification, the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it, and Sandler O'Neill does not assume any responsibility or liability therefor. Sandler O'Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Wayne or Valley or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O'Neill is not an expert in the evaluation of allowances for loan losses and it has not made an independent evaluation of the adequacy of the allowance for loan losses of Wayne or Valley, nor has it reviewed any individual credit files of Wayne or Valley. With Wayne's consent, Sandler O'Neill has assumed that the respective aggregate allowances for loan losses for both Wayne and Valley are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, Sandler O'Neill has not conducted any physical inspection of the properties or facilities of Wayne or Valley. With respect to the information regarding potential future financial performance provided by each company's management, Sandler O'Neill assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the respective future financial performances of Wayne and Valley and that such performances will be achieved. Sandler O'Neill expressed no opinion as to such financial forecasts or the assumptions on which they were based.

         Sandler O'Neill's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion. For purposes of rendering its opinion, Sandler O'Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained the Merger Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the Merger Agreement are not waived. Sandler O'Neill also assumed that there has been no material change in Wayne's or Valley's assets, financial condition, results of operations, business or prospects since the dates of the last financial statements made available to them, that the Merger will be accounted for as a pooling of interests, that Wayne and Valley will remain as going concerns for all periods relevant to its analyses and that the Merger will qualify as a tax-free reorganization for federal income tax purposes.



         Under the Sandler Agreement, Wayne has agreed to pay Sandler O'Neill a transaction fee in connection with the Merger, a substantial portion of which is contingent upon the consummation of the Merger. Under the terms of the Sandler Agreement, Wayne has agreed to pay Sandler O'Neill a transaction fee equal to 2% of the aggregate transaction value up to $5 million, 1.5% of additional consideration up to $15 million and 1.0% of aggregate transaction value in excess of $15 million, of which approximately 25% has been paid and the remainder is payable upon closing of the transaction. Wayne has also agreed to reimburse Sandler O'Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws. It is expected that Sandler O'Neill will act as underwriter or placement agent in connection with the offering of certain shares of Wayne treasury stock in connection with the Merger and, in connection therewith, will be compensated for such services in an amount to be negotiated and will be indemnified by Wayne (and following the Merger, by Valley) against certain liabilities, including liabilities under securities laws. The transaction fee described above will be calculated excluding the value of any Valley Common Stock issued in exchange for the Wayne shares to be issued from its treasury.



         Sandler O'Neill has in the past provided other investment banking services to Wayne and has received compensation for such services. In the ordinary course of its business, Sandler O'Neill may actively trade the equity securities of Wayne and Valley and their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Resale Considerations With Respect to the Valley Common Stock

         The shares of Valley Common Stock that will be issued if the Merger is consummated have been registered under the Securities Act of 1933, as amended (the "Securities Act") and will be freely transferable, except for shares received by persons, including directors and executive officers of Wayne, who may be deemed to be "affiliates" of Wayne under Rule 145 promulgated under the Securities Act. An "affiliate" of an issuer is defined generally as a person who "controls" the issuer. Directors, executive officers and 10% stockholders may be deemed to control the issuer. Affiliates may not sell their shares of Valley Common Stock acquired pursuant to the Merger, except pursuant to an effective registration statement under the Securities Act covering the Valley Common Stock or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act.

         Persons who may be deemed to be "affiliates" of Wayne have delivered letters to Valley in which they have agreed to certain restrictions on their ability to sell, transfer or otherwise dispose of ("transfer") any Wayne Common Stock owned by them and any Valley Common Stock acquired by them in the Merger. Pursuant to the accounting rules governing a pooling of interests, such persons have agreed not to transfer the shares during the period beginning 30 days prior to the Effective Time and ending on the date on which financial results covering at least 30 days of post-merger combined operations of Valley and Wayne have been published or filed by Valley. Also, in connection with the pooling of interests rules, such persons have agreed not to transfer their Wayne Common Stock in the period prior to 30 days before the Effective Time without giving Valley advance notice and an opportunity to object if the transfer would interfere with pooling of interests accounting for the Merger. Pursuant to Rule 145, such persons have also agreed to refrain from transferring Valley Common Stock acquired by them in the Merger, except in compliance with certain restrictions imposed by Rule 145. Certificates representing the shares of Valley Common Stock acquired by each such person pursuant to the Merger will bear a legend reflecting that the shares are restricted in accordance with the letter signed by such person and may not be transferred except in compliance with such restrictions.

         Persons who may be deemed "affiliates" of Valley have also delivered letters to Valley in which they have agreed not to transfer Valley Common Stock beneficially owned by them in violation of the pooling of interests restrictions set forth above with respect to Wayne.

Conditions to the Merger

         The obligation of each party to consummate the Merger is subject to satisfaction or waiver of certain conditions, including (i) approval of the Merger Agreement and the transactions contemplated thereby by the requisite vote of the holders of Wayne Common Stock; (ii) the receipt of all consents, approvals and authorizations of all necessary federal and state government authorities necessary for the consummation of the Merger (see "-- Regulatory Approvals"); (iii) the effectiveness of the registration statement covering the shares of Valley Common Stock to be issued to Wayne stockholders; (iv) the absence of any litigation that would restrain or prohibit the consummation of the Merger; (v) the receipt of a letter from Valley's independent accountants that the Merger will qualify to be treated by Valley as a pooling of interests for accounting purposes; and (vi) receipt by the parties of an opinion of Pitney, Hardin, Kipp & Szuch to the effect that the exchange of Wayne Common Stock for Valley Common Stock is a tax-free reorganization within the meaning of
Section 368 of the Code. See "-- Federal Income Tax Consequences".

         The obligation of Valley to consummate the Merger is also conditioned on, among other things, (i) the continued accuracy in all material respects of the representations and warranties of Wayne contained in the Merger Agreement; and (ii) the performance by Wayne, in all material respects, of all its obligations under the Merger Agreement.

         The obligation of Wayne to consummate the Merger is also conditioned on, among other things, (i) the continued accuracy in all material respects of the representations and warranties of Valley contained in the Merger Agreement;
(ii) the performance by Valley, in all material respects, of all its obligations under the Merger Agreement; (iii) the receipt by Wayne of the opinion letter from Sandler O'Neill which is included as Appendix C to this Proxy Statement-Prospectus; and (iv) the appointment of Harold P. Cook, III to the Boards of Directors of Valley and VNB.

Conduct of Business Pending the Merger

         The Merger Agreement requires Wayne to conduct its business prior to the Effective Time only in the ordinary course of business and consistent with prudent banking practices, except as permitted under the Merger Agreement or with the written consent of Valley. Under the Merger Agreement, Wayne has agreed not to take certain actions without the prior written consent of Valley or unless permitted by the Merger Agreement, including, among other things, the following: (a) change any provision of its Certificate of Incorporation or Charter, as the case may be, or Bylaws or any similar governing documents; (b) change the number of shares of its authorized or issued capital stock other than as disclosed to Valley or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to its authorized or issued capital stock, or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except that Wayne may (and intends to) declare, set aside and pay regular quarterly cash dividends on Wayne Common Stock of $0.05 per share; (c) grant any severance or termination pay (other than pursuant to written policies of Wayne in effect on the date of the Merger Agreement and disclosed to Valley) to, or enter into or amend any employment agreement with, any of its directors, officers or employees; (d) adopt any new employee benefit plan or arrangement of any type, or award any increase in compensation or benefits to its directors, officers or employees; (e) sell or dispose of any substantial amount of assets or voluntarily incur any significant liabilities other than in the ordinary course of business consistent with past practices and policies or in response to substantial financial demands upon its business; (f) make any capital expenditures in excess of $100,000 other than capital expenditures which are either pursuant to binding commitments existing on the date of the Merger Agreement or necessary to maintain existing assets in good repair and expenditures described in business plans or budgets previously furnished to Valley; (g) file any applications or make any contracts with respect to branching or site location or relocation; (h) agree to acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity (i) make any material change in its accounting methods or practices, other than changes required in accordance with generally accepted accounting principles; (j) take any action that would result in any of Wayne's representations or warranties in the Merger Agreement being untrue or incorrect at the Effective Time in any material respect; or (k) agree to do any of the foregoing.

         Under the Merger Agreement, Wayne cannot, directly or indirectly, encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than Valley) concerning any merger, sale of shares of capital stock or sale of substantial assets or liabilities not in the ordinary course of business or similar transactions (an "Acquisition Transaction"); provided, that Wayne may enter into discussions or negotiations or provide any information in connection with an unsolicited possible Acquisition Transaction if the Board of Directors of Wayne, after consulting with counsel, determines in the exercise of its fiduciary responsibilities that such discussions or negotiations should be commenced or such information should be furnished. Wayne has agreed to promptly communicate to Valley the terms of any proposal, whether written or oral, which it may receive with respect to any such Acquisition Transaction, and the fact that it is having discussions or negotiations with a third party about an Acquisition Transaction.

Customary Representations, Warranties and Covenants

         The Merger Agreement contains customary mutual representations and warranties, as well as covenants, relating to, among other things, (a) corporate organization and similar corporate matters; (b) the capital structures of each of Valley and Wayne; (c) authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters; (d) documents filed by each of Valley and Wayne with the SEC, and the accuracy of information contained therein; (e) the accuracy of information supplied by each of Valley and Wayne in connection with the Registration Statement and this Proxy Statement; (f) compliance with applicable laws; (g) the absence of material litigation; (h) filing of tax returns and payment of taxes; (i) matters relating to certain material contracts; (j) director and officer contracts and retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended; (k) insurance matters; (l) certain bank regulatory matters; (m) absence of certain material changes or events from March 31, 1998; (n) the absence of actions that would prevent there being a tax-free reorganization or the use of the "pooling of interests" method to account for the Merger; (o) title to properties; (p) the adequacy of loan loss reserves; (q) environmental compliance; (r) brokers' and finders' fees; (s) cooperation on applications and filings; (t) the absence of an agreement with bank regulators which restricts materially the conduct of Wayne's' or its subsidiaries' Wayne's business; and (u) Valley's and Wayne's preparations to address the software, accounting and record keeping issues raised in order for the data processing systems used in their respective businesses to be Year 2000 compliant on or before the end of 1999.

Regulatory Approvals



         Consummation of the Merger is subject, among other things, to prior receipt of all necessary regulatory approvals. Consummation of the Merger requires approval of the Merger by the OCC and the approval of the Merger or waiver of the need for such approval by the FRB. Approval by the OCC does not constitute an endorsement of the Merger or a determination by any such regulator that the terms of the Merger are fair to the stockholders of Wayne. An application for approval was filed with the OCC on July 20, 1998. On August 3, 1998, Valley received a waiver of the requirement for approval of the Merger under Regulation Y of the BHCA from the Federal Reserve Board. While Valley and Wayne anticipate receiving the required OCC approval, there can be no assurance that it will be granted, or that it will be granted on a timely basis or that it will be granted without conditions unacceptable to Valley or Wayne.



Management and Operations After the Merger

         At the Effective Time, as a result of the Merger, Wayne will be merged with and into Valley, with Valley as the surviving entity. Immediately following the Merger, WSB will be merged with and into VNB in the Bank Merger, with VNB as the surviving entity. VNB will continue to operate as a wholly-owned subsidiary of Valley.



         At the Effective Time, Harold P. Cook, III, currently age 45, will become a director of both Valley and VNB. Mr. Cook is Chairman of the Board and Chief Executive Officer of Wayne and Chairman of the Board of WSB. Mr. Cook has been a director of Wayne and WSB since 1996 and 1991, respectively. Mr. Cook has been a partner with the law firm Cook & DeLucia since 1982 which from time-to-time provides legal services to Wayne. During fiscal year 1997, Mr. Cook's firm was paid $32,375 for services rendered to WSB and its customers. At the Record Date, Mr. Cook beneficially owned 19,443 shares of Wayne Common Stock.

Exchange of Certificates

         At the Effective Time, holders of certificates formerly representing shares of Wayne Common Stock will cease to have any rights as Wayne stockholders and their certificates automatically will represent the shares of Valley Common Stock into which their shares of Wayne Common Stock will have been converted by the Merger. As soon as practicable after the Effective Time, Valley will send written instructions and a letter of transmittal to each holder of Wayne Common Stock, indicating the method for exchanging such holder's stock certificates for the certificates representing those shares of Valley Common Stock into which such holder's shares of Wayne Common Stock have been exchanged. Holders of Wayne Common Stock should not send in their stock certificates until they receive instructions from Valley.

         Each share of Valley Common Stock for which shares of Wayne Common Stock are exchanged will be deemed to have been issued at the Effective Time. Accordingly, holders of Wayne Common Stock who receive Valley Common Stock in the Merger will be entitled to receive any dividend or other distribution which may be payable to holders of record of such Valley Common Stock as of dates on or after the Effective Time. However, no dividend or other distribution will actually be paid with respect to any shares of Valley Common Stock until the certificate or certificates formerly representing shares of Wayne Common Stock have been surrendered, at which time any accrued dividends and other distributions on such shares of Valley Common Stock will be paid without interest. See "-- Consideration".

         Holders of outstanding certificates for Wayne Common Stock, upon proper surrender of such certificates to Valley, will receive, promptly after the Effective Time, a certificate representing the full number of shares of Valley Common Stock into which the shares of Wayne Common Stock previously represented by the surrendered certificates have been converted. At the time of issuance of the new stock certificate, each stockholder so entitled will receive a check for the amount of the fractional share interest, if any, to which the stockholder may be entitled.

Amendments; Termination

         The Merger Agreement may be amended, modified or supplemented with respect to any of its terms by the mutual consent of Valley and Wayne at any time prior to the Effective Time. However, after approval of the Merger Agreement by the stockholders of Wayne, no amendment can be made which reduces or changes the amount or form of the consideration to be delivered to the stockholders of Wayne without the approval of such stockholders.

         The Merger Agreement may be terminated by the mutual consent of Wayne and Valley. The Merger Agreement may also be terminated by Wayne or Valley if, among other things, (i) the Effective Time has not occurred on or before March 31, 1999 (the "Cutoff Date") unless the failure of such occurrence is due to the failure of the party seeking to terminate to perform or observe its covenants in the Merger Agreement; (ii) a vote of the stockholders of Wayne to approve the Merger Agreement is taken and such stockholders fail to approve the Merger Agreement at their meeting unless the failure of such occurrence is due to the failure of the party seeking to terminate to perform or observe its covenants in the Merger Agreement; or (iii) any regulatory approvals necessary to consummate the transaction have been denied or withdrawn at the request of the regulatory agency or such approval is given with conditions which materially impair the value of Wayne, taken as a whole, to Valley (but then only by Valley).

         Valley may terminate the Merger Agreement if (i) there has been a material adverse change in the business, operations, assets or financial condition of Wayne, taken as a whole, from that disclosed by Wayne to Valley on the date of the Merger Agreement, or (ii) the net operating income excluding security gains and losses (after tax but excluding expenses related to the Merger Agreement) of Wayne for any full fiscal quarter after March 31, 1998, is less than $375,000; or (iii) there was a material breach in any representation, warranty, covenant, agreement or obligation of Wayne under the Merger Agreement. Valley may also terminate the Merger Agreement if the conditions to Valley's obligations to close are not satisfied and are not capable of being satisfied by the Cutoff Date after giving Wayne a reasonable opportunity to cure any such condition.

         Wayne may terminate the Merger Agreement if (i) there has been a material adverse change in the business, operations, assets or financial condition of Valley or VNB from that disclosed by Valley on the date of the Merger Agreement; (ii) there was a material breach in any representation, warranty, covenant, agreement or obligation of Valley under the Merger Agreement, or (iii) the Average Pre-Closing Price of Valley Common Stock is less than $26.00. Wayne may also terminate the Merger Agreement if the conditions for Wayne to close are not satisfied and are not capable of being satisfied by the Cutoff Date after giving Valley a reasonable opportunity to cure any such condition.

         In the event of a termination, each party will retain all rights and remedies it may have at law or equity under the Merger Agreement. Upon a termination of the Merger Agreement, the transactions contemplated thereby will be abandoned without further action by any party and each party will bear its own expenses.

Accounting Treatment of the Merger



         The Merger is expected to be accounted for by Valley under the pooling of interests method of accounting in accordance with generally accepted accounting principles. Valley's obligation to consummate the Merger is conditioned upon Valley's receipt of assurances from its independent public accountants that the Merger will be so treated. As required by generally accepted accounting principles, under pooling of interests accounting, as of the Effective Time the assets and liabilities of Wayne would be added to those of Valley at their recorded book values and the stockholders' equity accounts of Valley and Wayne would be combined on Valley's consolidated balance sheet. On a pooling of interests accounting basis, income and other financial statements of Valley issued after consummation of the Merger would be restated retroactively to reflect the consolidated combined financial position and results of operations of Valley and Wayne as if the Merger had taken place prior to the periods covered by such financial statements. The pro forma financial information contained in this Proxy Statement has been prepared using the pooling of interests accounting basis to account for the Merger. See "PRO FORMA FINANCIAL INFORMATION". Pursuant to the Merger Agreement, each of Valley and Wayne has agreed to use its best efforts to take all actions necessary, proper or advisable to satisfy the conditions to Closing and to consummate the Merger. In accordance with that provision, Wayne is expected to reissue approximately 175,000 shares of Wayne Common Stock currently held by Wayne as treasury stock (the "Wayne Treasury Stock") prior to consummation of the Merger in order that the Merger will not fail to qualify for pooling-of-interests accounting treatment by virtue of the number of shares of Wayne Treasury Stock. It is currently expected that the offering of the shares of Wayne Treasury Stock will occur on or about the Effective Time.

Federal Income Tax Consequences

         The following is a discussion of certain federal income tax consequences of the Merger but is not intended to be a complete description of such consequences. The discussion is included for general information purposes only and may not apply to special situations, such as insurance companies, securities dealers, financial institutions or foreign persons, and does not discuss any aspects of state, local or foreign taxation. This discussion is based upon laws, regulations, rulings and decisions now in effect and on proposed regulations, all of which are subject to change (possibly with retroactive effect) by legislation, administrative action or judicial decision. No ruling has been or will be requested from the Internal Revenue Service on any tax matter relating to the tax consequences of the Merger.



         As an exhibit to the Registration Statement of which this Proxy Statement is a part, Pitney, Hardin, Kipp & Szuch, counsel to Valley, have advised Valley and Wayne in an opinion dated the date of this Proxy Statement that:

         (i) No gain or loss will be recognized for federal income tax purposes by Wayne stockholders upon the exchange in the Merger of shares of Wayne Common Stock solely for Valley Common Stock (except with respect to cash received in lieu of a fractional share interest in Valley Common Stock).

         (ii) The basis of Valley Common Stock received in the Merger by Wayne shareholders (including the basis of any fractional share interest in Valley Common Stock) will be the same as the basis of the shares of Wayne Common Stock surrendered in exchange therefore.

         (iii) The holding period of Valley Common Stock (including the holding period of any fractional share interest in Valley Common Stock) will include the holding period during which the shares of Wayne Common Stock surrendered in exchange therefore were held by the Wayne stockholder, provided such shares of Wayne Common Stock were held as capital assets.

         (iv) Cash received by a holder of Wayne Common Stock in lieu of a fractional share interest in Valley Common Stock will be treated as received in exchange for such fractional share interest and, provided the fractional share would have constituted a capital asset in hands of such holder, the holder should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the adjusted tax basis in Wayne Common Stock allocable to the fractional share interest.

         Consummation of the Merger is conditioned, among other things, on receipt by each of Valley and Wayne of an opinion of Pitney, Hardin, Kipp & Szuch, dated the Closing Date, to the effect that, as of such date, the (i) the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended; (ii) no gain or loss will be recognized by Wayne; (iii) no gain or loss will be recognized by the holders of Wayne Common Stock upon the exchange of Wayne Common Stock solely for Valley Common Stock; (iv) the tax basis of any Valley Common Stock received in exchange for Wayne Common Stock shall equal the basis of the recipient's Wayne Common Stock surrendered on the exchange; and (v) the holding period for any Valley Common Stock received in exchange for Wayne Common Stock will include the period during which Wayne Common Stock surrendered on the exchange was held, provided such stock was held as a capital assets on the date of the exchange. Unlike a ruling from the Internal Revenue Service, an opinion of counsel is not binding on the Internal Revenue Service, and there can be no assurance that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected herein or that the positions herein will be upheld by the courts if challenged by the Internal Revenue Service. While Valley and Wayne have the contractual right to waive this condition to closing, neither will do so, and the Merger will not take place if the opinion is not obtained.

         The opinions of Pitney, Hardin, Kipp & Szuch summarized above are or will be based, among other things, on representations contained in certificates of officers of Wayne and Valley.

         BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH HOLDER OF WAYNE COMMON STOCK, AND OTHER FACTORS, EACH SUCH HOLDER IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER (INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX
LAWS).

         Consequences of Receipt of Cash in Lieu of Fractional Shares. Cash received by a Wayne stockholder in lieu of any fractional share interest will be treated as having been received as a payment in redemption of such fractional share interest as if a fractional share of Valley Common Stock had been issued in the Merger and then redeemed by Valley, and, provided the fractional share would have constituted a capital asset in the hands of such shareholder, the shareholder should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the adjusted basis in Wayne Common Stock allocable to the fractional share interest.

         Basis of Valley Common Stock. The basis of Valley Common Stock received by a Wayne stockholder who receives solely Valley Common Stock will be the same as the basis of such stockholder's Wayne Common Stock surrendered in exchange therefor.

         Holding Period. The holding period of shares of Valley Common Stock received in the Merger by holders of Wayne Common Stock will include the period during which such shares of Wayne Common Stock surrendered in exchange therefor were held by the holder thereof, provided such shares of Wayne Common Stock were held as capital assets.

No Dissenters' Rights

         Under the Delaware General Corporation Law, holders of Wayne Common Stock do not have dissenters' rights of appraisal in connection with the Merger.

                         PRO FORMA FINANCIAL INFORMATION

         Pro Forma Unaudited Combined Statements of Financial Condition
                               of Valley and Wayne

         The following pro forma unaudited combined condensed balance sheet combines the historical consolidated balance sheets of Valley and Wayne giving effect to the Merger which will be accounted for as a pooling of interests, as if the Merger had been effective on March 31, 1998. The information set forth below should be read in conjunction with the historical consolidated financial statements of Valley and Wayne, including their respective notes thereto, certain of which are included in or incorporated by reference in this Proxy Statement (see Appendixes D, E and F and "INFORMATION INCORPORATED BY REFERENCE"), and in conjunction with the condensed consolidated historical financial information, including the notes thereto, appearing elsewhere in this Proxy Statement. The pro forma financial data do not give effect to any anticipated cost savings or merger-related expenses and restructuring charges in connection with the Merger. The pro forma financial data are not necessarily indicative of the actual financial position that would have occurred had the Merger been consummated on March 31, 1998 or that may be expected in the future.




Pro Forma Combined Condensed Statements of Financial Condition
As of March 31, 1998
(Unaudited)
                                                                                                       Valley and
                                                                                        Pro Forma         Wayne
                                                        Valley            Wayne       Adjustment(1)     Combined
                                                   -----------------  --------------- --------------- --------------
                                                                    (Dollar amounts in thousands)
ASSETS
Cash and due from banks                             $      144,433   $         5,409  $            -- $       149,842
Federal funds sold                                          64,000                --               --          64,000
Investment securities held to maturity                     154,531             2,318               --         156,849
Investment securities available for sale                   942,371            68,688            5,775       1,016,834
Trading account securities                                   1,420                --               --           1,420
Loans                                                    3,659,498           189,425               --       3,848,923
Allowance for possible loan losses                         (46,008)           (2,24)               --         (48,24)
Other assets                                               165,435             8,407               --         173,842
                                                    ==============   ==============   =============== ===============
     Total assets                                   $    5,085,680   $       272,007  $         5,775 $     5,363,462
                                                    ==============   ==============   =============== ===============

LIABILITIES
Deposits                                            $    4,391,473   $       203,532  $            -- $     4,595,005
Borrowings                                                 161,302            32,876               --         194,178
Other liabilities                                           50,908             1,067               --          51,975
                                                    --------------   --------------   --------------- ---------------
     Total liabilities                                   4,603,683           237,475               --       4,841,158
                                                    --------------   --------------   --------------- ---------------

SHAREHOLDERS' EQUITY
Common stock                                                23,282                22            1,133          24,437
Surplus                                                    291,617            21,460            1,088         314,165
Retained earnings, net                                     170,541            19,920               --         190,461
Accumulated other comprehensive income                       4,594               328               --           4,922
Treasury stock                                              (8,037)           (4,43)            3,554          (8,91)
Unallocated common stock held by the ESOP                       --            (1,56)               --          (1,56)
Common stock held by the MRP                                    --            (1,20)               --          (1,20)
                                                    --------------   --------------   --------------- ---------------
                                                           481,997            34,532            5,775         522,304
                                                    --------------   --------------   --------------- ---------------
Total liabilities and shareholders' equity          $    5,085,680   $       272,007  $         5,775 $     5,363,462
                                                    ==============   ==============   =============== ===============



(1) Pro forma adjustments to common stock and surplus, at March 31, 1998, reflect: (a) the difference between the stated value of Valley and par value of Wayne Common Stock, and (b) the reissuance prior to consummation of the Merger of 175,000 shares of Wayne Common Stock from Wayne's treasury with an average cost basis of $20.31 at $33.00 per share (which approximated the market price of the Wayne common stock on or about August 4, 1998), with transaction proceeds of $5.8 million assumed to be reinvested in securities available-for-sale.

                         PRO FORMA FINANCIAL INFORMATION

              Pro Forma Unaudited Combined Statements of Income of
                                Valley and Wayne

         The following pro forma unaudited combined condensed statements of income combine the historical consolidated statements of income of Valley and Wayne giving effect to the Merger which will be accounted for as a pooling of interests, as if the Merger had occurred on the first day of the applicable periods indicated herein, and the pro forma adjustments described in the notes to the pro forma combined financial statements. The information set forth below should be read in conjunction with the condensed consolidated historical and other pro forma financial information, including the notes thereto, incorporated by reference or appearing elsewhere in this Proxy Statement. The pro forma financial data do not give effect to any anticipated cost savings or Merger - related expenses and restructuring charges in connection with the Merger. The pro forma financial data are not necessarily indicative of the results that actually would have occurred had the Merger been consummated on the dates indicated or that may be expected in the future.



Pro Forma Combined Condensed Statement of Income
For the Three Months Ended March 31, 1998
(Unaudited)
                                                                                                       Valley and
                                                                                        Pro Forma        Wayne
                                                           Valley          Wayne      Adjustment(2)     Combined
                                                        -------------  -------------- --------------- -------------
                                                           (Dollar amounts in thousands, except per share data)
Interest income                                          $   92,599    $      4,827   $         98    $     97,524
Interest expense                                             37,916           2,583             --          40,499
                                                        ------------   ------------   --------------  -------------
Net interest income                                          54,683           2,244             98          57,025
Provision for possible loan losses                            2,500              70             --           2,570
                                                        ------------   ------------   --------------  -------------
Net interest income after provision for
     possible loan losses                                    52,183           2,174             98          54,455
Non-interest income                                          10,225             175             --          10,400
Non-interest expense                                         29,519           1,699             --          31,218
                                                        ------------   ------------   --------------  -------------
Income before income taxes                                   32,889             650             98          33,637
Income taxes                                                  9,604             255             40           9,899
                                                        ============   ============   ==============  =============
Net Income                                               $   23,285    $        395   $         58    $     23,738
                                                        ============   ============   ==============  =============

Earnings per share (1):
     Basic                                               $     0.44    $       0.22   $    0.33       $       0.43
     Diluted                                                   0.44            0.22        0.33               0.43
                                                        ============   ============   ==============  =============

Weighted average number of shares outstanding:
     Basic                                                52,849,419      1,803,725        175,000      55,026,017
     Diluted                                              53,325,153      1,824,034        175,000      55,524,090
                                                        ============   ============    =============  =============

--------------------------------

(1) The historical earnings per share of Valley have been restated to give retroactive effect to stock dividends and splits.

(2) Pro forma adjustments reflect $5.8 million in proceeds assumed to be received as a result of the reissuance of 175,000 shares of Wayne Common Stock from Wayne's treasury in a private placement prior to consummation of the Merger, and reinvestment of such proceeds in securities available for sale at Wayne's average yield, less the related tax effect.


Pro Forma Combined Condensed Statement of Income
For the Year Ended December 31, 1997
(Unaudited)

                                                                                                           Valley and
                                                                                            Pro Forma         Wayne
                                                            Valley            Wayne       Adjustment(2)     Combined
                                                         --------------   --------------  --------------- --------------
                                                              (Dollar amounts in thousands, except per share data)
Interest income                                         $     368,318    $    18,766     $        408    $     387,492
Interest expense                                              155,977          9,908               --          165,885
                                                        --------------   -------------   -------------   ---------------
Net interest income                                           212,341          8,858              408          221,607
Provision for possible loan losses                             12,250            400               --           12,650
                                                        --------------   -------------   -------------   ---------------
Net interest income after provision for
     possible loan losses                                     200,091          8,458              408          208,957
Non-interest income                                            42,315            697               --           43,012
Non-interest expense                                          123,228          5,990               --          129,218
                                                        --------------   -------------   -------------   ---------------
Income before income taxes                                    119,178          3,165              408          122,751
Income taxes                                                   34,186          1,211              167           35,564
                                                        ==============   =============   =============   ===============
Net Income                                              $      84,992    $     1,954     $        241    $      87,187
                                                        ==============   =============   =============   ===============

Earnings per share (1):
     Basic                                              $        1.61    $      1.04     $    1.38       $        1.58
     Diluted                                                     1.60           1.03          1.38                1.57

Weighted average number of shares outstanding:
     Basic                                                 52,845,488     1,873,333           175,000       55,098,654
     Diluted                                               53,210,586     1,894,286           175,000       55,486,801
                                                        ==============   =============   =============   ===============

--------------------------------

(1) The historical earnings per share of Valley have been restated to give retroactive effect to stock dividends and splits.

(2) Pro forma adjustments reflect $5.8 million in proceeds assumed to be received as a result of the reissuance of 175,000 shares of Wayne Common Stock from Wayne's treasury in a private placement prior to consummation of the Merger, and reinvestment of such proceeds in securities available for sale at Wayne's average yield, less the related tax effect.


Pro Forma Combined Condensed Statement of Income
For the Year Ended December 31, 1996
(Unaudited)

                                                                                                          Valley and
                                                                                           Pro Forma    Wayne Combined
                                                            Valley           Wayne         Adjustment
                                                        ---------------- --------------  ------------------------------
                                                             (Dollar amounts in thousands, except per share data)
Interest income                                          $  353,168       $   15,458    $         --    $     368,626
Interest expense                                            154,833            7,958              --          162,791
                                                        --------------   ------------   -------------   ---------------
Net interest income                                         198,335            7,500              --          205,835
Provision for possible loan losses                            3,356              200              --            3,556
                                                        --------------   ------------   -------------   ---------------
Net interest income after provision for
     possible loan losses                                   194,979            7,300              --          202,279
Non-interest income                                          29,651              585              --           30,236
Non-interest expense                                        117,716            6,816              --          124,532
                                                        --------------   ------------   -------------   ---------------
Income before income taxes                                  106,914            1,069              --          107,983
Income taxes                                                 36,076              403              --           36,479
                                                        ==============   ============   =============   ===============
Net income                                               $   70,838        $     666    $         --    $      71,504
                                                        ==============   ============   =============   ===============

Earnings per share (1) (2):
     Basic                                               $     1.33        $      --    $         --    $        1.33
     Diluted                                                   1.33               --              --             1.33

Weighted average number of shares outstanding:
     Basic                                               53,074,424               --              --       53,074,424
     Diluted                                             53,459,884               --              --       53,459,884
                                                        ==============   ============   =============   ===============

--------------------------

(1) The historical earnings per share of Valley have been restated to give retroactive effect to stock dividends and splits.

(2) Because the WSB Conversion occurred on June 27, 1996, Wayne's earnings per share and shares outstanding have been excluded from the Wayne, and the Valley and Wayne Combined, presentation of earnings per share and shares outstanding.


Pro Forma Combined Condensed Statement of Income
For the Year Ended December 31, 1995
(Unaudited)

                                                                                                       Valley and
                                                                                        Pro Forma         Wayne
                                                           Valley          Wayne        Adjustment      Combined
                                                        -------------  -------------- --------------- --------------
                                                           (Dollar amounts in thousands, except per share data)
Interest income                                          $  345,348    $     13,136   $         --    $     358,484
Interest expense                                            153,326           6,950             --          160,276
                                                        ------------   ------------   -------------  ---------------
Net interest income                                         192,022           6,186             --          198,208
Provision for possible loan losses                            3,169             152             --            3,321
                                                        ------------   ------------   -------------  ---------------
Net interest income after provision for
     possible loan losses                                   188,853           6,034             --          194,887
Non-interest income                                          24,446             275             --           24,721
Non-interest expense                                        104,723           4,951             --          109,674
                                                        ------------   ------------   -------------  ---------------
Income before income taxes                                  108,576           1,358             --          109,934
Income taxes                                                 41,543             487             --           42,030
                                                        ============   ============   =============  ===============
Net income                                               $   67,033    $        871   $         --    $      67,904
                                                        ============   ============   =============  ===============

Earnings per share (1) (2):
     Basic                                                $    1.24    $         --   $         --    $        1.24
     Diluted                                                   1.24              --             --             1.24
                                                        ============   ============   =============  ===============

Weighted average number of shares outstanding:
     Basic                                               54,051,473              --             --      54,051,473
     Diluted                                             54,202,909              --             --      54,202,909
                                                        ============== ==============   ===========================


-----------------------------

(1) The historical earnings per share of Valley have been restated to give retroactive effect to stock dividends and splits.

(2) Because the WSB Conversion occurred on June 27, 1996, Wayne's earnings per share and shares outstanding have been excluded from the Wayne, and the Valley and Wayne Combined, presentation of earnings per share and shares outstanding.

                       DESCRIPTION OF VALLEY COMMON STOCK

         The authorized capital stock of Valley consists of 98,437,500 shares of common stock, of which 52,763,972 shares were issued and outstanding as of March 31, 1998.

General

         Valley is a New Jersey general business corporation governed by the New Jersey Business Corporation Act and a registered bank holding company under the Bank Holding Company Act. The following description of Valley Common Stock sets forth certain general terms of Valley Common Stock.

Dividend Rights

         Holders of Valley Common Stock are entitled to dividends when, as and if declared by the Board of Directors of Valley out of funds legally available for the payment of dividends. The only statutory limitation is that such dividends may not be paid when Valley is insolvent. Because funds for the payment of dividends by Valley must come primarily from the earnings of Valley's bank subsidiary, as a practical matter, any restrictions on the ability of VNB to pay dividends will act as restrictions on the amount of funds available for payment of dividends by Valley.

         As a national banking association, VNB is subject to limitations on the amount of dividends it may pay to Valley, VNB's only shareholder. Prior approval by the OCC is required to the extent the total of all dividends to be declared by VNB in any calendar year exceeds net profits, as defined, for that year combined with VNB's retained net profits from the preceding two calendar years, less any transfers to capital surplus. Under this limitation, VNB could declare dividends in 1998 without prior approval of the OCC of up to $35.6 million plus an amount equal to VNB's net profits for 1998 to the date of such dividend declaration.

         Valley is also subject to the certain Federal Reserve Board policies which may, in certain circumstances, limit its ability to pay dividends. These policies require, among other things, that a bank holding company maintain a minimum capital base. The Federal Reserve Board would most likely seek to prohibit any dividend payment which would reduce a holding company's capital below these minimum amounts.

Voting Rights

         At meetings of shareholders, holders of Valley Common Stock are entitled to one vote per share. The quorum for shareholders' meeting is a majority of the outstanding shares. Generally, actions and authorizations to be taken or given by shareholders require the approval of a majority of the votes cast by holders of Valley Common Stock at a meeting at which a quorum is present.

Liquidation Rights

         In the event of liquidation, dissolution or winding up of Valley, holders of Valley Common Stock are entitled to share equally and ratably in assets available for distribution after payment of debts and liabilities.

Assessment and Redemption

         All outstanding shares of Valley Common Stock are fully paid and nonassessable. The Valley Common Stock is not redeemable at the option of the issuer or the holders thereof.

Other Matters

         The transfer agent and registrar for Valley Common Stock is presently American Stock Transfer and Trust Company. Valley Common Stock is traded on the New York Stock Exchange, and is registered with the Commission under Section 12(b) of the Exchange Act.


          COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF VALLEY AND WAYNE

         Valley is a business corporation incorporated in New Jersey under the New Jersey Business Corporation Act (the "NJBCA") and Wayne is a business corporation incorporated in Delaware under the Delaware General Corporation Law (the "DGCL"). The rights of Wayne stockholders are currently governed by Delaware corporate law. At the Effective Time, each Wayne stockholder will become a stockholder of Valley and the rights of stockholders of Valley are governed by New Jersey corporate law. The following is a comparison of certain provisions of New Jersey corporate law and Delaware corporate law and the respective certificates of incorporation and by-laws of each of Wayne and Valley. This summary does not purport to be complete and is qualified in its entirety by reference to the DGCL and the NJBCA, which statutes may change from time to time, and the respective certificates of incorporation and by-laws of Valley and Wayne, which also may be changed.

Voting Requirements

         Under the NJBCA, unless a greater vote is specified in the certificate of incorporation, any amendment to a New Jersey corporation's certificate of incorporation, the voluntary dissolution of the corporation, the sale or other disposition of all or substantially all of a corporation's assets otherwise than in the ordinary course of business or the merger or consolidation of the corporation with another corporation, requires in each case the affirmative vote of a majority of the votes cast by shareholders of the corporation entitled to vote thereon. Valley's Certificate of Incorporation does not presently contain provisions specifying a greater vote in certain circumstances. All shareholder voting rights of Valley are vested in the holders of Valley Common Stock.

         The New Jersey Stockholders Protection Act (the "NJSPA") limits certain transactions involving an "interested shareholder" and a "resident domestic corporation." An "interested shareholder" is one that is directly or indirectly a beneficial owner of 10% or more of the voting power of the outstanding voting stock of a resident domestic corporation. The NJSPA prohibits certain business combinations between an interested shareholder and a resident domestic corporation for a period of five years after the date the interested shareholder acquired its stock, unless the business combination was approved by the resident domestic corporation's board of directors prior to the interested shareholder's stock acquisition date. After the five-year period expires, the prohibition on certain business combinations continues unless the combination is approved by the affirmative vote of two-thirds of the voting stock not beneficially owned by the interested shareholder, the combination is approved by the board prior to the interested shareholder's stock acquisition date or certain fair price provisions are satisfied.

         Set forth below is a summary of provisions in Wayne's Certificate of Incorporation and the DGCL that, under certain circumstances require greater than a majority of the votes eligible to be cast or limit certain voting rights.

         Stockholder Vote Required to Approve Business Combinations with Principal Stockholders. The Certificate of Incorporation requires the approval of the holders of 80% of Wayne's outstanding shares of voting stock to approve certain "Business Combinations," as defined therein, and related transactions. Under the DGCL, absent this provision, Business Combinations, including mergers, consolidations and sales of all or substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of only a majority of assets of the outstanding shares of Wayne Common Stock and any other affected class of stock. Under the Certificate of Incorporation, 80% approval of shareholders is required in connection with any transaction involving an Interested Stockholder (as defined in the Certificate of Incorporation) except (i) in cases where the proposed transaction has been approved in advance by a majority of those members of Wayne's Board of Directors who are unaffiliated with the Interested Stockholder or (ii) if the proposed transaction meets certain conditions set forth therein which are designed to afford the shareholders a fair price in consideration for their shares in which case, if a shareholder's vote is required, approval of only a majority of the outstanding shares of voting stock would be sufficient. This provision does not apply to the Merger.

         Amendment of Certificate of Incorporation and Bylaws. Amendments to Wayne's Certificate of Incorporation must be approved by a majority vote of its Board of Directors and also by a majority of the outstanding shares of its voting stock; provided, however, that an affirmative vote of at least 80% of the outstanding voting stock entitled to vote (after giving effect to the provision limiting voting rights) is required to amend or repeal certain provisions of the Certificate of Incorporation, including the provision limiting voting rights, the provisions relating to approval of certain Business Combinations, calling special meetings, the number and classification of directors, director and officer indemnification by Wayne and amendment of Wayne's Bylaws and Certificate of Incorporation. Wayne's Bylaws may be amended by its Board of Directors, or by a vote of 80% of the total votes eligible to be voted at a duly constituted meeting of shareholders.

         Limitation on Voting Rights. The Certificate of Incorporation of Wayne provides that in no event shall any record owner of any outstanding Wayne Common Stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Wayne Common Stock (the "Limit") be entitled or permitted to any vote in respect of the shares held in excess of the Limit. Beneficial ownership is determined pursuant to Rule 13d-3 of the General Rules and Regulations promulgated pursuant to the Exchange Act, and includes shares beneficially owned by such person or any of his affiliates (as defined in the Certificate of Incorporation), shares which such person and his affiliates have or share investment or voting power, but shall not include shares beneficially owned by the ESOP or directors, officers and employees of WSB or Wayne or shares that are subject to a revocable proxy and that are not otherwise beneficially owned, or deemed by Wayne to be beneficially owned, by such person and his affiliates. The Certificate of Incorporation of Wayne further provides that this provision limiting voting rights may only be amended upon the vote of 80% of the outstanding shares of voting stock (after giving effect o the limitation on voting rights).

         Regulatory Restrictions. For three years following the WSB Conversion, Office of Thrift Supervision ("OTS") regulations prohibit any person from acquiring or making an offer to acquire more than 10% of the stock of any converted savings institution, except for: (i) offers that, if consummated, would not result in the acquisition by such person during the preceding 12-month period of more than 1% of such stock; (ii) offers for up to 25% in the aggregate by the ESOP or other tax qualified plans of WSB or Wayne; or (iii) offers which are not opposed by the Board of Directors of WSB and which receive the prior approval of the OTS. Such prohibition is also applicable to the acquisition of the stock of Wayne. Such acquisition may be disapproved by the OTS if it is found, among other things, that the proposed acquisition (a) would frustrate the purposes of the provisions of the regulations regarding conversions; (b) would be manipulative or deceptive; (c) would subvert the fairness of the conversion;
(d) would be likely to result in injury to the savings institution; (e) would not be consistent with economical home financing; (f) would otherwise violate law or regulation; or (g) would not contribute to the prudent deployment of the savings institution's conversion proceeds. In the event any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matter submitted to a vote of shareholders. The definition of beneficial ownership for this regulation extends to persons holding revocable or irrevocable proxies for Wayne Common Stock under circumstances that give rise to a conclusive or rebuttable determination of control under the OTS regulations.

         WSB Charter. WSB's Charter contains a provision whereby the acquisition of or offer to acquire beneficial ownership of more than 10% of the issued and outstanding shares of any class of equity securities of WSB by any person (i.e., any individual, corporation, group acting in concert, trust, partnership, joint stock company or similar organization), either directly or through an affiliate thereof, is prohibited for a period of five years following the date of completion of the WSB Conversion. Any stock in excess of 10% acquired in violation of the such provision will not be counted as outstanding for voting purposes. This limitation shall not apply to any transaction in which WSB forms a holding company without a change in the respective beneficial ownership interests of its shareholders other than pursuant to the exercise of any dissenter or appraisal rights. Wayne, as sole shareholder of WSB, will amend this provision at or prior to the Effective Time to allow the Merger to be consummated.

Cumulative Voting

         Under the NJBCA, shareholders of a New Jersey corporation do not have cumulative voting rights in the election of directors unless the certificate of incorporation so provides. Valley's Certificate of Incorporation does not presently provide for cumulative voting.

         Under the DGCL, shareholders of a Delaware corporation do not have cumulative voting rights in the election of directors unless the certificate of incorporation so provides. Wayne's Certificate of Incorporation does not presently provide for cumulative voting.

Classified Board of Directors

         The NJBCA permits a New Jersey corporation to provide for a classified board in its certificate of incorporation. The Certificate of Incorporation of Valley does not provide for a classified Board of Directors. Valley's entire Board of Directors is elected each year.

         The DGCL permits a Delaware corporation to provide for a classified board in its certificate of incorporation or bylaws. Wayne's Certificate of Incorporation provides that the board is divided into three classes, each of which contains approximately one-third of the whole number of members of the board. Each class serves a staggered term, with approximately one-third of the total number of directors being elected each year.

Shareholder Consent to Corporate Action

         Except as otherwise provided by the certificate of incorporation (and Valley's Certificate of Incorporation does not provide otherwise) the NJBCA permits any action required or permitted to be taken at any meeting of a corporation's shareholders, other than the annual election of directors, to be taken without a meeting upon the written consent of shareholders who would have been entitled to cast the minimum number of votes necessary to authorize such action at a meeting of shareholders at which all shareholders entitled to vote were present and voting. The annual election of directors, if not conducted at a shareholders' meeting, may only be effected by unanimous written consent. Under the NJBCA, a shareholder vote on a plan of merger or consolidation, if not conducted at a shareholders' meeting, may only be effected by either: (i) unanimous written consent of all shareholders entitled to vote on the issue with advance notice to any other shareholders, or (ii) written consent of shareholders who would have been entitled to cast the minimum number of votes necessary to authorize such action at a meeting, together with advance notice to all other shareholders.

         The Certificate of Incorporation of Wayne provides that action required or permitted to be taken by the shareholders of Wayne may be taken only at an annual or special meeting and prohibits shareholder action by written consent in lieu of a meeting. Special meetings of shareholders of Wayne may be called only by the Board of Directors of Wayne.

Dividends

         Unless there are other restrictions contained in its certificate of incorporation (and Valley's Certificate of Incorporation does not presently contain any such restriction), the NJBCA generally provides that a New Jersey corporation may declare and pay dividends on its outstanding stock so long as the corporation is not insolvent and would not become insolvent as a consequence of the dividend payment. Because funds for the payment of dividends by Valley must come primarily from the earnings of Valley's bank subsidiary, as a practical matter, any restrictions on the ability of VNB to pay dividends act as restrictions on the amount of funds available for the payment of dividends by Valley. For a description of the regulatory restrictions on dividend payments by VNB, see "Description of Valley Capital Stock -- Dividend Rights."

         The DGCL generally limits dividends by Wayne to an amount equal to the excess of the net assets of Wayne (the amount by which total assets exceed total liabilities) over its statutory capital, or if there is no such excess, to its net profits for the current and/or immediately preceding fiscal year. Because Wayne does not conduct any material activities at the holding company level, its ability to pay dividends depends on capital distributions from its subsidiaries. For a discussion of the regulatory restrictions on dividend payments by WSB, see "Regulation and Supervision - Federal Savings Institution Regulation - Limitations on Capital Distributions" in Wayne's Form 10-K for the Year Ended December 31, 1997, attached as Appendix D hereto.

By-laws

         Under the NJBCA, the board of directors of a New Jersey corporation has the power to adopt, amend, or repeal the corporation's by-laws, unless such powers are reserved in the certificate of incorporation to the shareholders. Valley's Certificate of Incorporation does not presently reserve such powers to shareholders.

         Under the DGCL, the shareholders of a Delaware corporation have the power to adopt, amend, or repeal the corporation's by-laws, unless such powers also are reserved in the certificate of incorporation to the board of directors. Wayne's Bylaws may be amended by its Board of Directors, or by a vote of 80% of the total votes eligible to be voted at a duly constituted meeting of shareholders.

Limitations of Liability of Directors and Officers

         Under the NJBCA, a New Jersey corporation may include in its certificate of incorporation a provision which would, subject to the limitations described below, eliminate or limit directors' or officers' liability to the corporation or bank, as the case may be, or to its shareholders, for monetary damage for breaches of their fiduciary duty of care. A director or officer cannot be relieved from liability or otherwise indemnified for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the entity or its shareholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit. Valley's Certificate of Incorporation contains provisions which limit a director's or officer's liability to the full extent permitted by New Jersey law.

         Under the DGCL, a Delaware corporation may include in its certificate of incorporation a provision which would, subject to the limitations described below, eliminate or limit directors' or officers' liability to the corporation or its shareholders, for monetary damage for breaches of their fiduciary duty of care. A director cannot be relieved from liability or otherwise indemnified (i) for breach of the director's duty of loyalty, (ii) for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law,
(iii) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds, or (iv) for any transaction from which the director derives an improper personal benefit. Wayne's Certificate of Incorporation contains provisions which limit a director's or officer's liability to the full extent permitted by Delaware law.

                              STOCKHOLDER PROPOSALS

         Any proposal which a Wayne stockholder wishes to have included in the proxy materials of Wayne if Wayne has a 1998 Annual Meeting of Stockholders must be presented to Wayne no later than October 23, 1998.

                                  OTHER MATTERS

         As of the date of this Proxy Statement, the Wayne Board of Directors knows of no other matters to be presented for action by the stockholders at the Meeting. If any other matters are properly presented, however, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on such matters.

                                  LEGAL OPINION



         Certain legal matters relating to the issuance of the shares of Valley Common Stock offered hereby and certain tax consequences of the Merger will be passed upon by Pitney, Hardin, Kipp & Szuch, counsel to Valley. Attorneys in the law firm of Pitney, Hardin, Kipp & Szuch beneficially owned 6,878 shares of Valley Common Stock as of July 14, 1998.



                                     EXPERTS

         The consolidated financial statement of Wayne as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, included herein, and upon the authority of said firm as experts in accounting and auditing.

         Representatives of KPMG Peat Marwick LLP will be present at the Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the Meeting.

         The consolidated financial statements of Valley as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                                                      APPENDIX A


                          AGREEMENT AND PLAN OF MERGER

                  THIS AGREEMENT AND PLAN OF MERGER, dated as of May 29, 1998 ("Agreement"), is among Valley National Bancorp, a New Jersey corporation and registered bank holding company ("Valley"), Valley National Bank, a national banking association ("VNB"), Wayne Bancorp, Inc., a Delaware corporation and registered unitary savings and loan holding company ("Wayne") and Wayne Savings Bank, F.S.B., a federally-chartered savings bank (the "Bank").

                                    RECITALS

                  Valley desires to acquire Wayne and Wayne's Board of Directors has determined, based upon the terms and conditions hereinafter set forth, that the acquisition is in the best interests of Wayne and its stockholders. The acquisition will be accomplished by merging Wayne into Valley with Valley as the surviving corporation and, at the same time, merging the Bank into VNB with VNB as the surviving bank, and Wayne stockholders receiving the consideration hereinafter set forth. The Boards of Directors of Wayne, Valley, the Bank and VNB have duly adopted and approved this Agreement and the Board of Directors of Wayne has directed that it be submitted to its stockholders for approval.

                  As a condition precedent to entering into this Agreement, Valley has required that Wayne grant it an option to purchase authorized but unissued shares of Wayne common stock and, as a consequence, Valley and Wayne have entered into a Stock Option Agreement, dated the date hereof (the "Valley Stock Option").

                  NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

                  1.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereafter defined), Wayne shall be merged with and into Valley (the "Merger") in accordance with the New Jersey Business Corporation Act ("NJBCA") and the Delaware General Corporation Law ("DGCL") and Valley shall be the surviving corporation (the "Surviving Corporation"). Immediately following the Effective Time, the Bank shall be merged with and into VNB as provided in Section 1.7 hereof.

                  1.2. Effect of the Merger. At the Effective Time (as hereafter defined), the Surviving Corporation shall be considered the same business and corporate entity as each of Wayne and Valley and thereafter all the property, rights, powers and franchises of each of Wayne and Valley shall vest in the Surviving Corporation and the Surviving Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of Wayne and Valley and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation.

                  1.3. Certificate of Incorporation. The certificate of incorporation of Valley as it exists immediately prior to the Effective Time shall not be amended by the Merger, but shall continue as the certificate of incorporation of the Surviving Corporation until otherwise amended as provided by law.

                  1.4. Bylaws. The bylaws of Valley as they exist immediately prior to the Effective Date shall continue as the by-laws of the Surviving Corporation until otherwise amended as provided by law.

                  1.5. Directors and Officers. The directors and officers of Valley as of the Effective Time shall continue as the directors and officers of the Surviving Corporation, with the addition provided for in Section 5.15 hereof.

                  1.6 Closing Date, Closing and Effective Time. Unless a different date, time and/or place are agreed to by the parties hereto, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., at the offices of Valley, 1445 Valley Road, Wayne, New Jersey, on a date (the "Closing Date") which shall be the tenth business day following the receipt of all necessary regulatory and governmental approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of all of the conditions to the consummation of the Merger specified in
Article VI hereof (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing). Notwithstanding the foregoing, the Closing shall not occur prior to October 2, 1998 unless Valley consents in writing. The Merger shall become effective (and be consummated) upon the effective time specified by Valley and Wayne in the certificates of merger (the "Certificates of Merger"), which shall be prepared by Valley, shall be in form and substance satisfactory to Valley and Wayne, and shall be filed with the Secretary of State of the State of New Jersey and with the Secretary of State of the State of Delaware. The parties currently anticipate that the Certificates of Merger shall specify as the effective time the opening of business on the first business day following the Closing Date. If no effective time is specified in the Certificates of Merger, the Merger shall become effective (and be consummated) upon the later to be filed of the two Certificates of Merger.

                  1.7. The Bank Merger. Immediately following the Effective Time, the Bank shall be merged with and into VNB (the "Bank Merger") in accordance with the provisions of the National Bank Act, the Home Owners' Loan Act of 1933 ("HOLA") and/or the regulations of the office of Thrift Supervision ("OTS"), and VNB shall be the surviving bank (the "Surviving Bank"). Upon the consummation of the Bank Merger, the separate existence of the Bank shall cease and the Surviving Bank shall be considered the same business and corporate entity as each of the Bank and VNB and all of the property, rights, powers and franchises of each of the Bank and VNB shall vest in the Surviving Bank and the Surviving Bank shall be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Bank and VNB and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Bank. Upon the consummation of the Bank Merger, the articles of association and bylaws of VNB shall become the articles of association and bylaws of the Surviving Bank, the officers and employees of VNB and the officers and employees of the Bank shall be the officers and employees of the Surviving Bank with such additions as the Board of Directors of VNB shall determine, and the directors of VNB shall be the directors of the Surviving Bank with one addition from the directors of Wayne as specified herein. In connection with the execution of this Agreement, the Bank and VNB shall execute and deliver a separate merger agreement (the "Bank Merger Agreement") in substantially the form of Exhibit A, annexed hereto, for delivery to the Office of the Comptroller of the Currency ("OCC") and the OTS for approval of the Bank Merger.

                  1.8. Liquidation Account. The liquidation account established by the Bank pursuant to the plan of conversion adopted in connection with its conversion from mutual to stock form shall, to the extent required by applicable law, continue to be maintained by VNB after the Bank Merger for the benefit of those persons and entities who were savings account holders of the Bank on the eligibility and supplemental eligibility record dates for such conversion and who continue from time to time to have rights therein. If required by the rules and regulations of the OTS, VNB shall amend its articles to specifically provide for the continuation of the liquidation account previously established by the Bank.

                                   ARTICLE II
                  CONVERSION OF WAYNE COMMON STOCK AND OPTIONS

                  Each share of common stock, $0.01 par value, of Wayne ("Wayne Common Stock"), issued and outstanding immediately prior to the Effective Time, and each option to purchase shares of Wayne Common Stock validly issued pursuant to the Wayne Bancorp, Inc. 1996 Stock-Based Incentive Plan (the "Wayne Option Plan") and outstanding immediately prior to the Effective Time (each a "Wayne Option") shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted or cancelled at the Effective Time in accordance with this Article II.

                  2.1 Conversion of Wayne Common Stock; Exchange Ratio; Cash in Lieu of Fractional Shares. Each share of Wayne Common Stock issued and outstanding immediately prior to the Effective Time, other than shares to be cancelled pursuant to Section 2.4 hereof, shall be converted into the right to receive 1.10 (the "Exchange Ratio") shares of Common Stock, no par value, of Valley ("Valley Common Stock"), subject to adjustment as set forth in Section
2.6 below. No fractional shares of Valley Common Stock will be issued, and in lieu thereof, each holder of Wayne Common Stock who would otherwise be entitled to a fractional interest will receive an amount in cash determined by multiplying such fractional interest by the Average Pre-Closing Price of Valley Common Stock. "Average Pre-Closing Price of Valley Common Stock" means the average of the Closing Prices of Valley Common Stock for the five consecutive full trading days in which such shares are quoted on the New York Stock Exchange (the "NYSE") ending with (and including) the Determination Date. "Closing Price" of Valley Common Stock means the daily closing sales price of such stock as reported on the NYSE (as reported in The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Valley). "Determination Date" means the date of the correspondence by which the OCC notifies Valley that the OCC has granted its approval required for consummation of the Merger.

                  2.2.     Exchange of Shares.

                  (a) Wayne and Valley hereby appoint Valley National Bank, Trust Department as the exchange agent (the "Exchange Agent") for purposes of effecting the conversion of Wayne Common Stock and Wayne Options. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record (a "Record Holder") of a Certificates or Certificates which, immediately prior to the Effective Time represented outstanding shares of Wayne Common Stock (the "Certificates"), a mutually agreed upon letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent), and instructions for use in effecting the surrender of the Certificates in exchange for Valley Common Stock (and cash in lieu of fractional shares) as provided in Section 2.1 hereof.

                  (b) Upon surrender of Certificates for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the Record Holder shall be entitled to promptly receive in exchange for such Certificates the consideration as provided in Section 2.1 hereof and the Certificates so surrendered shall be canceled. The Exchange Agent shall not be obligated to deliver or cause to be delivered to any Record Holder the consideration to which such Record Holder would otherwise be entitled until such Record Holder surrenders the Certificates for exchange or, in default thereof, an appropriate Affidavit of Loss and Indemnity Agreement and/or a bond as may be reasonably required in each case by Valley. Notwithstanding the time of surrender of the Certificates, Record Holders shall be deemed stockholders of Valley for all purposes from the Effective Time, except that Valley shall withhold the payment of dividends from any Record Holder until such Record Holder effects the exchange of Certificates for Valley Common Stock. (Such Record Holder shall receive such withheld dividends, without interest, upon effecting the share exchange.)

                  (c) After the Effective Time, there shall be no transfers on the stock transfer books of Wayne of the shares of Wayne Common Stock which were outstanding immediately prior to the Effective Time and, if any Certificates representing such shares are presented for transfer, they shall be canceled and exchanged for the consideration as provided in Section 2.1 hereof.

                  (d) If payment of the consideration pursuant to Section 2.1 hereof is to be made in a name other than that in which the Certificates surrendered in exchange therefor is registered, it shall be a condition of such payment that the Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such payment shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a person other than that of the registered holder of the Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                  (e) With respect to each outstanding Wayne Option the Exchange Agent shall, after the Effective Time, distribute to the Optionee an amendment to the option grant evidencing the conversion of the grant to an option to purchase Valley Common Stock in accordance with Section 2.7 hereof.

                  2.3. No Dissenters' Rights. Consistent with the provisions of the DGCL, no stockholder of Wayne shall have appraisal rights with respect to the Merger.

                  2.4. Cancelled Shares. Each share of Wayne Common Stock (i) which is held by Wayne as treasury stock or (ii) which is held by Bank or any other direct or indirect subsidiary of Bank (except as trustee or in a fiduciary capacity) or (iii) which is held by Valley, shall be canceled and retired at the Effective Time.

                  2.5. Valley Shares. The shares of Valley Common Stock outstanding at the Effective Time shall not be affected by the Merger, but along with the additional shares of Valley Common Stock to be issued as provided in
Section 2.1 hereof, shall become the outstanding common stock of the Surviving Corporation.

                  2.6 Anti-Dilution Adjustments. The Exchange Ratio and the Average Pre-Closing Price of Valley Common Stock shall be appropriately adjusted for any stock split, stock dividend, stock combination, reclassification or similar transaction ("Capital Change") effected by Valley with respect to Valley Common Stock between the date hereof and the Effective Time.

                  2.7. Wayne Stock Options. At the Effective Time, each outstanding Wayne Option granted to an eligible individual (an "Optionee") under the Wayne Option Plan shall be converted into a option to purchase Valley Common Stock (a "Stock Option"), wherein (x) the right to purchase shares of Wayne Common Stock pursuant to the Wayne Option shall be converted into the right to purchase that same number of shares of Valley Common Stock multiplied by the Exchange Ratio, (y) the option exercise price per share of Valley Common Stock shall be the previous option exercise price per share of Wayne Common Stock divided by the Exchange Ratio and (z) in all other material respects the option shall be subject to the same terms and conditions as governed the Wayne Option on which it was based, including the length of time within which the option may be exercised and for any options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), the adjustments shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code. Shares of Valley Common Stock issuable upon exercise of Stock Options shall be covered by an effective registration statement on Form S-8, and Valley shall file a registration statement on Form S-8 covering such shares as soon as practicable after the Effective Time.

                                   ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF WAYNE

                  References herein to "Wayne Disclosure Schedule" shall mean all of the disclosure schedules required by this Article III, dated as of the date hereof and referenced to the specific sections and subsections of Article III of this Agreement, which have been delivered on the date hereof by Wayne to Valley. Wayne hereby represents and warrants to Valley as follows:

                  3.1.     Corporate Organization.

                  (a) Wayne is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Wayne has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, operations, assets or financial condition of Wayne on a consolidated basis. Wayne is registered as a unitary savings and loan holding company under HOLA.

                  (b) Each of the Subsidiaries of Wayne are listed in the Wayne Disclosure Schedule. The term "Subsidiary", when used in this Agreement with respect to Wayne, means any corporation, joint venture, association, partnership, trust or other entity in which Wayne has, directly or indirectly at least a 50% interest or acts as a general partner. Each Subsidiary of Wayne is duly organized, validly existing and in good standing under the laws of its state of incorporation. The Bank is a federally-chartered savings bank whose deposits are insured by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC") to the fullest extent permitted by law. Each Subsidiary of Wayne has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, operations, assets or financial condition of Wayne and its Subsidiaries on a consolidated basis. The Wayne Disclosure Schedule sets forth true and complete copies of the Certificates of Incorporation or Charter, as the case may be, and Bylaws of Wayne and each Wayne Subsidiary as in effect on the date hereof. Except as set forth in the Wayne Disclosure Schedule, Wayne does not own or control, directly or indirectly, any equity interest in any corporation, company, association, partnership, joint venture or other entity and owns no real estate, except (i) residential real estate acquired through foreclosure or deed in lieu of foreclosure in each individual instance with a fair market value less than $500,000 and (ii) real estate used for its banking premises.

                  3.2.     Capitalization.

                  The authorized capital stock of Wayne consists of 8,000,000 shares of Wayne Common Stock and 2,000,000 shares of preferred stock ("Wayne Preferred Stock"). As of the date hereof, there were 2,013,124 shares of Wayne Common Stock issued and outstanding, and 218,259 shares issued and held in the treasury, and no shares of Wayne Preferred Stock outstanding. As of the date hereof, there were 281.310 shares of Wayne Common Stock issuable upon exercise of outstanding Wayne Options (the "Option Shares") granted to, directors and officers of Wayne or the Bank pursuant to the Wayne Option Plan. The Wayne Disclosure Schedule sets forth (i) all options which may be exercised for issuance of Wayne Common Stock and the terms upon which the options may be exercised, and (ii) true and complete copies of each of the Wayne Option Plan and a specimen of each form of agreement pursuant to which any outstanding stock option was granted, including a list of each outstanding stock option issued pursuant thereto. All issued and outstanding shares of Wayne Common Stock, and all issued and outstanding shares of capital stock of each Wayne Subsidiary, have been duly authorized and validly issued, are fully paid, and nonassessable. The authorized capital stock of the Bank consists of 8,000,000 shares of common stock, $1.00 par value and 2,000,000 shares of preferred stock, $1.00 par value. All of the outstanding shares of capital stock of each Wayne Subsidiary are owned by Wayne and are free and clear of any liens, encumbrances, charges, restrictions or rights of third parties. Except for the Wayne Options and the Valley Stock Option, neither Wayne nor any Wayne Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of Wayne or any Wayne Subsidiary or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such shares, and there are no agreements or understandings with respect to voting of any such shares. There is no acceleration of vesting of options or restricted stock in connection with the Merger under the Wayne Bancorp Inc. 1996 Stock-Based Incentive Plan.

                  3.3.     Authority; No Violation.

                  (a) Subject to the approval of this Agreement and the transactions contemplated hereby by the stockholders of Wayne, and subject to the parties obtaining all necessary regulatory approvals, Wayne and the Bank have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of each of Wayne and the Bank. The execution and delivery of the Bank Merger Agreement has been duly and validly approved by the Board of Directors of the Bank. Except for the approvals described in paragraph (b) below, no other corporate proceedings on the part of Wayne or the Bank are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Wayne and the Bank, and constitutes valid and binding obligations of Wayne and the Bank, enforceable against Wayne and the Bank in accordance with its terms.

                  (b) Neither the execution and delivery of this Agreement by Wayne and the Bank, nor the consummation by Wayne and the Bank of the transactions contemplated hereby in accordance with the terms hereof, or compliance by Wayne and the Bank with any of the terms or provisions hereof, will (i) violate any provision of Wayne's or the Bank's Certificates of Incorporation or Charter, as the case may be, or Bylaws, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Wayne or the Bank or any of their respective properties or assets, or (iii) except as set forth in the Wayne Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Wayne or the Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Wayne or the Bank is a party, or by which either or both of them or any of their respective properties or assets may be bound or affected except, with respect to
(ii) and (iii) above, such as individually and in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of Wayne and its Subsidiaries on a consolidated basis, and which will not prevent or delay the consummation of the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the OCC, the OTS, the Board of Governors of the Federal Reserve System ("FRB"), the Securities and Exchange Commission ("SEC"), applicable state securities bureaus or commissions, the New Jersey Secretary of State, the
Delaware Secretary of State, and the stockholders of Wayne, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of Wayne or the Bank in connection with (x) the execution and delivery by Wayne and the Bank of this Agreement and (y) the consummation by Wayne and the Bank of the transactions contemplated hereby and (z) the execution and delivery by the Bank of the Bank Merger Agreement and the consummation by the Bank of the transactions contemplated thereby.

                  3.4.     Financial Statements.

                  (a) The Wayne Disclosure Schedule sets forth copies of the consolidated statements of condition of Wayne as of December 31, 1995, 1996 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for the periods ended December 31 in each of the three years 1995 through 1997, in each case accompanied by the audit report of KPMG Peat Marwick, LLP, independent public accountants with respect to Wayne, and the unaudited consolidated statements of condition of Wayne as of March 31, 1998 and related unaudited consolidated statements of income, changes in stockholders' equity and cash flows for the three months then ended as reported in Wayne's Quarterly Report on Form 10-Q, filed with the SEC under the Securities and Exchange Act of 1934, as amended (the "1934 Act") (collectively, the "Wayne Financial Statements"). The Wayne Financial Statements (including the related notes) have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, and fairly present the consolidated financial condition of Wayne as of the respective dates set forth therein, and the related consolidated statements of income, stockholders' equity and cash flows fairly present the results of the consolidated operations, stockholders' equity and cash flows of Wayne for the respective periods set forth therein.

                  (b) The books and records of Wayne and its Subsidiaries have been and are being maintained in material compliance with applicable legal and accounting requirements, and reflect only actual transactions.

                  (c) Except as and to the extent reflected, disclosed or reserved against in the Wayne Financial Statements (including the notes thereto), as of March 31, 1998 neither Wayne nor any of its Subsidiaries had any material liabilities, whether absolute, accrued, contingent or otherwise material to the business, operations, assets or financial condition of Wayne or any of its Subsidiaries. Since March 31, 1998 and to the date hereof, neither Wayne nor any of its Subsidiaries have incurred any material liabilities except in the ordinary course of business and consistent with prudent banking practice, except as specifically contemplated by this Agreement.

                  3.5. Brokerage Fees; Financial Advisor. Other than Sandler O'Neill & Partners, L.P. ("Sandler O'Neill"), neither Wayne nor any of its Subsidiaries nor any of their respective directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement. Copies of Wayne's agreements with Sandler O'Neill are set forth in the Wayne Disclosure Schedule. Sandler O'Neill has delivered to Wayne its written opinion with respect to the fairness, from a financial point of view, of the Exchange Ratio to the shareholders of Wayne in the Merger. There are no fees (other than time charges billed at usual and customary rates) payable to any consultants, including lawyers and accountants, in connection with this transaction or which would be triggered by consummation of this transaction or the termination of the services of such consultants by Wayne or any of its Subsidiaries other than fees which will be payable by Wayne to Sandler O'Neill.

                  3.6.     Absence of Certain Changes or Events.

                  (a) There has not been any material adverse change in the business, operations, assets or financial condition of Wayne and its Subsidiaries on a consolidated basis since March 31, 1998 and, except for the direct or indirect costs of the Merger, to Wayne's knowledge, no facts or conditions exist which Wayne believes will cause or is likely to cause such a material adverse change in the future.

                  (b) Except as set forth in the Wayne Disclosure Schedule, neither Wayne nor any of its Subsidiaries has taken or permitted any of the actions set forth in Section 5.2 hereof between March 31, 1998 and the date hereof and Wayne and the Wayne Subsidiaries have conducted their business only in the ordinary course, consistent with past practice.

                  3.7. Legal Proceedings. Except as disclosed in the Wayne Disclosure Schedule, neither Wayne nor any of its Subsidiaries is a party to any, and there are no pending or, to Wayne's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against Wayne or any of its Subsidiaries. Except as disclosed in the Wayne Disclosure Schedule, neither Wayne nor any of its Subsidiaries is a party to any order, judgment or decree entered against Wayne or any Wayne Subsidiary in any lawsuit or proceeding.

                  3.8.     Taxes and Tax Returns.

                  (a) To the knowledge of Wayne, Wayne and each Wayne Subsidiary have duly filed (and until the Effective Time will so file) all returns, declarations, reports, information returns and statements ("Returns") required to be filed by them in respect of any federal, state and local taxes (including withholding taxes, penalties or other payments required) and each has duly paid (and until the Effective Time will so pay) all such taxes due and payable, other than taxes or other charges which are being contested in good faith (and disclosed to Valley in writing). Wayne and each Wayne Subsidiary have established (and until the Effective Time will establish) on their books and records reserves for the payment of all federal, state and local taxes not yet due and payable, but incurred in respect of Wayne or any Wayne Subsidiary through such date, which reserves are, to the knowledge of Wayne, adequate for such purposes. Except as set forth in the Wayne Disclosure Schedule, the federal income tax returns of Wayne and its Subsidiaries have been examined by the Internal Revenue Service (the "IRS") (or are closed to examination due to the expiration of the applicable statute of limitations) and no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. Except as set forth in the Wayne Disclosure Schedule, the applicable state income tax returns of Wayne and its Subsidiaries have been examined by the applicable authorities (or are closed to examination due to the expiration of the statute of limitations) and no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. To the knowledge of Wayne, there are no audits or other administrative or court proceedings presently pending nor any other disputes pending, or claims asserted for, taxes or assessments upon Wayne or any of its Subsidiaries, nor has Wayne or any of its Subsidiaries given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any taxes or Returns.

                  (b) Except as set forth in the Wayne Disclosure Schedule, neither Wayne nor any of its Subsidiaries (i) has requested any extension of time within which to file any tax Return which Return has not since been filed,
(ii) is a party to any agreement providing for the allocation or sharing of taxes, (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of a voluntary change in accounting method initiated by Wayne or any Wayne Subsidiary (nor does Wayne have any knowledge that the IRS has proposed any such adjustment or change of accounting method) or
(iv) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

                  3.9.     Employee Benefit Plans.

                  (a) Except as disclosed in the Wayne Disclosure Schedule, neither Wayne nor any of its Subsidiaries maintains or contributes to any "employee pension benefit plan", within the meaning of Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (the "Wayne Pension Plans"), "employee welfare benefit plan", within the meaning of
Section 3(1) of ERISA (the "Wayne  Welfare  Plans"),  stock  option plan,  stock purchase plan, deferred compensation plan, severance plan, bonus plan, employment agreement or other similar plan, program or arrangement. Neither Wayne nor any of its Subsidiaries has, since September 2, 1974, contributed to any "Multiemployer Plan", within the meaning of Sections 3(37) and 4001(a)(3) of ERISA.

                  (b) Wayne has delivered to Valley in the Wayne Disclosure Schedule a complete and accurate copy of each of the following with respect to each of the Wayne Pension Plans and Wayne Welfare Plans: (i) plan document, summary plan description, and summary of material modifications (if not available, a detailed description of the foregoing); (ii) trust agreement or insurance contract, if any; (iii) most recent IRS determination letter, if any;
(iv) most recent actuarial report, if any; and (v) most recent annual report on Form 5500.

                  (c) The present value of all accrued benefits both vested and non-vested under each of the Wayne Pension Plans subject to Title IV of ERISA, based upon the actuarial assumptions used for purposes of the most recent actuarial valuation prepared by such Wayne Pension Plan's actuary, did not exceed the then current value of the assets of such plans allocable to such accrued benefits. To the best of Wayne's knowledge, the actuarial assumptions then utilized for such plans were reasonable and appropriate as of the last valuation date and reflect then current market conditions.

                  (d) During the last six years, the Pension Benefit Guaranty Corporation (the "PBGC") has not asserted any claim for liability against Wayne or any of its Subsidiaries which has not been paid in full.

                  (e) All premiums (and interest charges and penalties for late payment, if applicable) due to the PBGC with respect to each Wayne Pension Plan have been paid. All contributions required to be made to each Wayne Pension Plan under the terms thereof, ERISA or other applicable law have been timely made, and all amounts properly accrued to date as liabilities of Wayne and its Subsidiaries which have not been paid have been properly recorded on the books of Wayne and its Subsidiaries.

                  (f) Except as disclosed on the Wayne Disclosure Schedule, each of the Wayne Pension Plans, the Wayne Welfare Plans and each other plan and arrangement identified on the Wayne Disclosure Schedule has been operated in compliance in all material respects with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Furthermore, the IRS has issued a favorable determination letter, which takes into account the Tax Reform Act of 1986 and subsequent legislation, with respect to each of the Wayne Pension Plans and Wayne is not aware of any fact or circumstance which would disqualify any such plan, that could not be retroactively corrected (in accordance with the procedures of the IRS).

                  (g) To the knowledge of Wayne, within the past two plan years no non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any of the Wayne Welfare Plans or Wayne Pension Plans.

                  (h) No Wayne Pension Plan or any trust created thereunder has been terminated, nor have there been any "reportable events", within the meaning of Section 4034(b) of ERISA, with respect to any of the Wayne Pension Plans.

                  (i) To the knowledge of Wayne, no "accumulated funding deficiency", within the meaning of Section 412 of the Code, has been incurred with respect to any of the Wayne Pension Plans.

                  (j) There are no pending, or, to the knowledge of Wayne, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Wayne Pension Plans or the Wayne Welfare Plans, any trusts related thereto or any other plan or arrangement identified in the Wayne Disclosure Schedule.

                  (k) No Wayne Pension or Welfare Plan provides medical or death benefits (whether or not insured) beyond an employee's retirement or other termination of service, other than (i) coverage mandated by law, or (ii) death benefits under any Wayne Pension Plan.

                  (l) Except with respect to customary health, life and disability benefits or as disclosed in the Wayne Disclosure Schedule, there are no unfunded benefits obligations which are not accounted for by reserves shown on the Wayne Financial Statements and established under GAAP, or otherwise noted on such financial statements.

                  (m) With respect to each Wayne Pension and Welfare Plan that is funded wholly or partially through an insurance policy, there will be no liability of Wayne or any Wayne Subsidiary as of the Effective Time under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.

                  (n) Except as hereafter agreed to by Valley in writing or as disclosed on the Wayne Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of Wayne or any Wayne Subsidiary to severance pay, unemployment compensation or any similar payment, or (ii) accelerate the time of payment, accelerate the vesting, or increase the amount, of any compensation or benefits due to any current employee or former employee under any Wayne Pension Plan or Wayne Welfare Plan.

                  3.10.    Reports.

                  (a) The Wayne Disclosure Schedule lists, and as to item (i) below Wayne has previously delivered or made available to Valley a complete copy of, each (i) final registration statement, prospectus, annual, quarterly or special report and definitive proxy statement filed by Wayne since January 1, 1995 pursuant to the Securities Act of 1933, as amended ("1933 Act"), or the 1934 Act and (ii) communication (other than general advertising materials, press releases and dividend checks) mailed by Wayne to its shareholders as a class since January 1, 1995.

                  (b) Since June 1, 1996, (i) Wayne has filed all reports that it was required to file with the SEC under the 1934 Act, and (ii) Wayne and the Bank each has duly filed all material forms, reports and documents which they were required to file with each agency charged with regulating any aspect of their business, in each case in form which was correct in all material respects, and, subject to permission from such regulatory authorities, Wayne promptly will deliver or make available to Valley accurate and complete copies of such reports. As of their respective dates, each such form, report, or document referred to in either of clauses (i) or (ii) above, and each final registration statement, prospectus, annual, quarterly or special report, definitive proxy statement or communication referred to in either of clauses (i) or (ii) of paragraph (b) above, complied in all material respects with all applicable statutes, rules and regulations and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that information contained in any such document as of a later date shall be deemed to modify information as of an earlier date. The Wayne Disclosure Schedule lists the dates of all examinations of Wayne or the Bank conducted by either the OTS or the FDIC since January 1, 1995 and the dates of any responses thereto submitted by Wayne or the Bank.

                  3.11. Wayne and Bank Information. The information relating to Wayne and the Bank to be contained in the Proxy Statement/Prospectus (as defined in Section 5.6(a) hereof) to be delivered to stockholders of Wayne in connection with the solicitation of their approval of this Agreement and the transactions contemplated hereby, as of the date the Proxy Statement/Prospectus is mailed to stockholders of Wayne, and up to and including the date of the meeting of stockholders to which such Proxy Statement/Prospectus relates, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  3.12.    Compliance with Applicable Law.

                  (a) General. Except as set forth in the Wayne Disclosure Schedule, each of Wayne and the Wayne Subsidiaries holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under and pursuant to each, and has complied with and is not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority relating to Wayne or any of its Subsidiaries (other than where such defaults or non-compliances will not, alone or in the aggregate, result in a material adverse effect on the business, operations, assets or financial condition of Wayne and its Subsidiaries on a consolidated basis) and Wayne has not received notice of violation of, and does not know of any violations of, any of the above.

                  (b) CRA. Without limiting the foregoing, to its knowledge the Bank has complied in all material respects with the Community Reinvestment Act ("CRA") and Wayne has no reason to believe that any person or group would object to the consummation of this Merger due to the CRA performance of or rating of the Bank. Except as listed on the Wayne Disclosure Schedule to the knowledge of the Bank, no person or group has adversely commented upon the Bank's CRA performance.

                  3.13.    Certain Contracts.

                  (a) Except as disclosed in the Wayne Disclosure Schedule under this Section or Section 3.5, (i) neither Wayne nor any Wayne Subsidiary is a party to or bound by any contract or understanding (whether written or oral) with respect to the employment or termination of any present or former officers, employees, directors or consultants and (ii) the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Wayne or any Wayne Subsidiary to any officer, employee, director or consultant thereof. The Wayne Disclosure Schedule sets forth true and correct copies of all employment agreements or termination agreements with officers, employees, directors, or consultants to which Wayne or any Wayne Subsidiary is a party.

                  (b) Except as disclosed in the Wayne Disclosure Schedule, (i) as of the date of this Agreement, neither Wayne nor any Wayne Subsidiary is a party to or bound by any commitment, agreement or other instrument which contemplates the payment by Wayne or any Wayne Subsidiary of amounts in excess of $100,000, or which has a term extending beyond November 1, 1998 and cannot be terminated by Wayne or its subsidiary without consent of the other party thereto, (ii) no commitment, agreement or other instrument to which Wayne or any Wayne Subsidiary is a party or by which any of them is bound limits the freedom of Wayne or any Wayne Subsidiary to compete in any line of business or with any person, and (iii) neither Wayne nor any Wayne Subsidiary is a party to any collective bargaining agreement.

                  (c) Except as disclosed in the Wayne Disclosure Schedule, neither Wayne nor any Wayne Subsidiary nor, to the knowledge of Wayne, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment or arrangement.

                  3.14.    Properties and Insurance.

                  (a) Wayne and its Subsidiaries have good, and as to owned real property marketable, title to all material assets and properties, whether real or personal, tangible or intangible, reflected in Wayne's consolidated balance sheet as of March 31, 1998, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since March 31, 1998), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in such balance sheet or the notes thereto or incurred in the ordinary course of business after the date of such balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets, and financial condition of Wayne and its Subsidiaries taken as a whole and (iv) with respect to owned real property, title imperfections noted in title reports delivered to Valley prior to the date hereof. Wayne and its Subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by them in all material respects as presently occupied, used, possessed and controlled by them.

                  (b) The Wayne Disclosure Schedule lists all policies of insurance covering business operations and all insurable properties and assets of Wayne and its Subsidiaries showing all risks insured against, in each case under valid, binding and enforceable policies or bonds, with such amounts and such deductibles as are specified. As of the date hereof, neither Wayne nor any of its Subsidiaries has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

                  3.15. Minute Books. The minute books of Wayne and its Subsidiaries contain records that are accurate in all material respects of all meetings and other corporate action held of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

                  3.16. Environmental Matters. Except as set forth in the Wayne Disclosure Schedule:

                  (a) Neither Wayne nor any Wayne Subsidiary has received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that Wayne or such Wayne Subsidiary (either directly or as a trustee or fiduciary, or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) is responsible for the correction or cleanup of any condition resulting from the violation of any law, ordinance or other governmental regulation regarding environmental matters, which correction or cleanup would be material to the business, operations, assets or financial condition of Wayne and the Wayne Subsidiaries taken as a whole. Wayne has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any real property owned or leased by Wayne or any Wayne Subsidiary, as OREO or otherwise, or owned or controlled by Wayne or any Wayne Subsidiary as a trustee or fiduciary (collectively, "Properties"), in any manner that violates or, after the lapse of time may violate, any presently existing federal, state or local law or regulation governing or pertaining to such substances and materials.

                  (b) Wayne has no knowledge that any of the Properties has been operated in any manner in the three years prior to the date of this Agreement that violated any applicable federal, state or local law or regulation governing or pertaining to toxic or hazardous substances and materials, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of Wayne and the Wayne Subsidiaries taken as a whole.

                  (c) To the knowledge of Wayne, there are no underground storage tanks on, in or under any of the Properties and no underground storage tanks have been closed or removed from any of the Properties while the property was owned, operated or controlled by Wayne or any Wayne Subsidiary.

                  3.17. Reserves. As of the date hereof, the reserve for loan and lease losses in the Wayne Financial Statements is adequate based upon past loan loss experiences and potential losses in the current portfolio to cover all known or anticipated loan losses.

                  3.18. No Excess Parachute Payments. Except as disclosed in the Wayne Disclosure Schedule, no officer, director, employee or agent (or former officer, director, employee or agent) of Wayne or any Wayne Subsidiary is entitled now, or will or may be entitled to as a consequence of this Agreement, the Merger or the Bank Merger, to any payment or benefit from Wayne, a Wayne Subsidiary, Valley or VNB which if paid or provided would constitute an "excess parachute payment", as defined in Section 280G of the Code or regulations promulgated thereunder.

                  3.19. Year 2000 Compliance. Wayne and the Wayne Subsidiaries have taken all reasonable steps necessary to address the software, accounting and record keeping issues raised in order for the data processing systems used in the business conducted by Wayne and the Wayne Subsidiaries to be substantially Year 2000 compliant on or before the end of 1999 and, except as set forth in the Wayne Disclosure Schedule, Wayne does not expect the future cost of addressing such issues to be material. Neither Wayne nor any Wayne Subsidiary has received a rating of less than satisfactory from any bank regulatory agency with respect to Year 2000 compliance.

                  3.20. Agreements with Bank Regulators. Except as disclosed in the Wayne Disclosure Schedule, neither Wayne nor any Wayne Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution submitted to a regulatory authority or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign ("Governmental Entity") which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, except for those the existence of which has been disclosed in writing to Valley by Wayne prior to the date of this Agreement, nor has Wayne been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as disclosed in writing to Valley by Wayne prior to the date of this Agreement. Neither Wayne nor any Wayne Subsidiary is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer, except as disclosed in writing to Valley by Wayne prior to the date of this Agreement.

                  3.21.  Disclosure.  No representation or warranty contained in
Article III of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF VALLEY

                  References herein to the "Valley Disclosure Schedule" shall mean all of the disclosure schedules required by this Article IV, dated as of the date hereof and referenced to the specific sections and subsections of
Article IV of this Agreement, which have been delivered on the date hereof by Valley to Wayne. Valley hereby represents and warrants to Wayne as follows:

                  4.1.     Corporate Organization.

                  (a) Valley is a corporation duly organized and validly existing and in good standing under the laws of the State of New Jersey. Valley has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, operations, assets or financial condition of Valley or its Subsidiaries (defined below). Valley is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended ("BHCA").

                  (b) Each of the Subsidiaries of Valley are listed in the Valley Disclosure Schedule. The term "Subsidiary" when used in this Agreement with reference to Valley, means any corporation, joint venture, association, partnership, trust or other entity in which Valley has, directly or indirectly, at least a 50% interest or acts as a general partner. Each Subsidiary of Valley is duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation. VNB is a national bank whose deposits are insured by the Bank Insurance Fund of the FDIC to the fullest extent permitted by law. Each Subsidiary of Valley has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, operations, assets or financial condition of Valley and its Subsidiaries.

                  4.2. Capitalization. The authorized capital stock of Valley consists solely of 98,437,500 shares of Valley Common Stock. As of March 31, 1998, there were 52,763,972 shares of Valley Common Stock issued and outstanding net of treasury stock, and 295,913 treasury shares. Since March 31, 1998, to and including the date of this Agreement, no additional shares of Valley Common Stock have been issued except in connection with exercises of options granted under the Long-Term Stock Incentive Plan of Valley (the "Valley Option Plan") or grants of restricted stock under the Valley Option Plan. As of March 31, 1998, except for: (a) 1,188,547 shares of Valley Common Stock issuable upon exercise of outstanding stock options and stock appreciation rights granted pursuant to the Valley Option Plan, and (b) 14,924 shares of Valley Common Stock issuable upon exercise of outstanding stock options granted to a consultant for Valley, there were no shares of Valley Common Stock issuable upon the exercise of outstanding stock options or otherwise. All issued and outstanding shares of Valley Common Stock, and all issued and outstanding shares of capital stock of Valley's Subsidiaries, have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights, and are free and clear of all liens, encumbrances, charges, restrictions or rights of third parties. All of the outstanding shares of capital stock of Valley's Subsidiaries are owned by Valley free and clear of any liens, encumbrances, charges, restrictions or rights of third parties. Except for the options and stock appreciation rights referred to above under the Valley Option Plan, neither Valley nor any of Valley's Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of Valley or Valley's Subsidiaries or any securities representing the right to otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such shares, and there are no agreements or understandings with respect to voting of any such shares.

                  4.3.     Authority; No Violation.

                  (a) Valley and VNB have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. Valley has a sufficient number of authorized but unissued shares of Valley Common Stock to pay the consideration for the Merger set forth in Article II of this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of each of Valley and VNB. The execution and delivery of the Bank Merger Agreement has been duly and validly approved by the Board of Directors of VNB. No other corporate proceedings on the part of Valley and VNB are necessary to consummate the transactions contemplated hereby (except for the approval by Valley of the Bank Merger Agreement). This Agreement has been duly and validly executed and delivered by Valley and VNB and constitutes a valid and binding obligation of Valley and VNB, enforceable against Valley and VNB in accordance with its terms.

                  (b) Neither the execution or delivery of this Agreement nor the consummation by Valley and VNB of the transactions contemplated hereby in accordance with the terms hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of Valley or the Articles of Association or Bylaws of VNB, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Valley or VNB or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Valley or VNB under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Valley or VNB is a party, or by which Valley or VNB or any of their properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of Valley and Valley's Subsidiaries on a consolidated basis, or the ability of Valley and VNB to consummate the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the OCC, the OTS, the FRB, the New Jersey Secretary of State, the Delaware Secretary of State, the SEC, or applicable state securities bureaus or commissions, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of Valley or VNB in connection with
(a) the execution and delivery by Valley or VNB of this Agreement, (b) the consummation by Valley of the Merger and the other transactions contemplated hereby and (c) the execution and delivery by VNB of the Bank Merger Agreement and the consummation by VNB of the Bank Merger and other transactions contemplated thereby. To Valley's knowledge, no fact or condition exists which Valley has reason to believe will prevent it or VNB from obtaining the aforementioned consents and approvals.

                  4.4.     Financial Statements.

                  (a) Valley has previously delivered to Wayne copies of the consolidated statements of financial condition of Valley as of December 31, 1995, 1996 and 1997, the related consolidated statements of income, changes in stockholders' equity and of cash flows for the periods ended December 31 in each of the three fiscal years 1995 through 1997, in each case accompanied by the audit report of KPMG Peat Marwick LLP, independent public accountants with respect to Valley, and the unaudited consolidated statements of condition of Valley as of March 31, 1998 and the related unaudited consolidated statements of income, changes in stockholders' equity and cash flows for the three months then ended as reported in Valley's Quarterly Report on Form 10-Q, filed with the SEC under the 1934 Act (collectively, the "Valley Financial Statements"). The Valley Financial Statements (including the related notes), have been prepared in accordance with GAAP consistently applied during the periods involved, and fairly present the consolidated financial position of Valley as of the respective dates set forth therein, and the related consolidated statements of income, changes in stockholders' equity and of cash flows (including the related notes, where applicable) fairly present the results of the consolidated operations and changes in stockholders' equity and of cash flows of Valley for the respective fiscal periods set forth therein.

                  (b) The books and records of Valley and its subsidiaries have been and are being maintained in material compliance with applicable legal and accounting requirements, and reflect only actual transactions.

                  (c) Except as and to the extent reflected, disclosed or reserved against in the Valley Financial Statements (including the notes thereto), as of March 31, 1998 neither Valley nor any of its Subsidiaries had or has, as the case may be, any material obligation or liability, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of Valley or any of its Subsidiaries. Since March 31, 1998, neither Valley nor any of its Subsidiaries have incurred any material liabilities, except in the ordinary course of business and consistent with prudent banking practice.

                  4.5. Brokerage Fees. Except for fees to be paid to MG Advisors, Inc., neither Valley nor VNB nor any of their respective directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement.

                  4.6. Absence of Certain Changes or Events. There has not been any material adverse change in the business, operations, assets or financial condition of Valley and Valley's Subsidiaries on a consolidated basis since March 31, 1998 and to Valley's knowledge, no fact or condition exists which Valley believes will cause or is likely to cause such a material adverse change in the future.

                  4.7. Valley Information. The information relating to Valley and its subsidiaries, this Agreement and the transactions contemplated hereby in the Registration Statement and Proxy Statement/Prospectus (as defined in Section 5.6(a) hereof), as of the date of the mailing of the Proxy Statement/Prospectus, and up to and including the date of the meeting of stockholders of Wayne to which such Proxy Statement/Prospectus relates, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  4.8. Capital Adequacy. As of the date of this Agreement Valley has, and at the Effective Time, after taking into effect the Merger and the transactions contemplated hereunder, Valley will have, sufficient capital to satisfy all applicable regulatory capital requirements.

                  4.9. Valley Common Stock. At the Effective Time, the Valley Common Stock to be issued pursuant to the terms of Section 2.1, when so issued, shall be duly authorized, validly issued, fully paid, and non-assessable, free of preemptive rights and free and clear of all liens, encumbrances or restrictions created by or through Valley, with no personal liability attaching to the ownership thereof.

                  4.10. Legal Proceedings. Except as disclosed in the Valley Disclosure Schedule, neither Valley nor its Subsidiaries is a party to any, and there are no pending or, to Valley's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against Valley or any of its Subsidiaries which, if decided adversely to Valley, or any of its Subsidiaries, would have a material adverse effect on the business, operations, assets or financial condition of Valley and its Subsidiaries on a consolidated basis. Except as disclosed in the Valley Disclosure Schedule, neither Valley nor any of Valley's Subsidiaries is a party to any order, judgment or decree entered against Valley or any such Subsidiary in any lawsuit or proceeding which would have a material adverse effect on the business, operations, assets or financial condition of Valley and its Subsidiaries on a consolidated basis.

                  4.11. Taxes and Tax Returns. To the knowledge of Valley, Valley and its Subsidiaries have duly filed (and until the Effective Time will so file) all Returns required to be filed by them in respect of any federal, state and local taxes (including withholding taxes, penalties or other payments required) and have duly paid (and until the Effective Time will so pay) all such taxes due and payable, other than taxes or other charges which are being contested in good faith. Valley and its Subsidiaries have established (and until the Effective Time will establish) on their books and records reserves for the payment of all federal, state and local taxes not yet due and payable, but incurred in respect of Valley and its Subsidiaries through such date, which reserves are, to the knowledge of Valley, adequate for such purposes. No deficiencies exist or have been asserted based upon the federal income tax returns of Valley and VNB.

                  4.12.    Employee Benefit Plans.

                  (a) Valley and its Subsidiaries maintain or contribute to certain "employee pension benefit plans" (the "Valley Pension Plans"), as such term is defined in Section 3 of ERISA, and "employee welfare benefit plans" (the "Valley Welfare Plans"), as such term is defined in Section 3 of ERISA. Since September 2, 1974, neither Valley nor its Subsidiaries have contributed to any "Multiemployer Plan", as such term is defined in Section 3(37) of ERISA.

                  (b) Except as set forth in Valley Disclosure Schedule, to the knowledge of Valley, each of the Valley Pension Plans and each of the Valley Welfare Plans has been operated in compliance in all material respects with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations.

                  (c) To the knowledge of Valley, no "accumulated funding deficiency" within the meaning of Section 412 of the Code has been incurred with respect to any of the Valley Pension Plans.

                  (d) Except with respect to customary health, life and disability benefits or as disclosed on the Valley Disclosure Schedule, there are no unfunded benefit obligations which are not accounted for by reserves shown on the financial statements of Valley and established under GAAP or otherwise noted on such financial statements.

                  4.13.    Reports.

                  (a) Each communication mailed by Valley to its stockholders since January 1, 1995, and each annual, quarterly or special report, proxy statement or communication, as of its date, complied in all material respects with all applicable statutes, rules and regulations enforced or promulgated by the applicable regulatory agency and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that disclosures as of a later date shall be deemed to modify disclosures as of an earlier date.

                  (b) Valley and VNB have, since January 1, 1995, duly filed with the OCC and the FRB in correct form in all material respects the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and Valley, upon written request from Wayne, promptly will deliver or make available to Wayne accurate and complete copies of such reports. The Valley Disclosure Schedule lists the dates of all examinations of Valley or VNB conducted by either the OCC, the FRB or the FDIC since January 1, 1995.

                  4.14. Compliance with Applicable Law. Valley and its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and has complied with and is not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority relating to Valley and its Subsidiaries (other than where such default or non-compliance will not result in a material adverse effect on the business, operations, assets or financial condition of Valley and its Subsidiaries on a consolidated basis) and Valley has not received notice of violations of, and does not know of any violations of, any of the above. Without limiting the foregoing, to its knowledge VNB has complied in all material respects with the CRA and Valley has no reason to believe that any person or group would object to the consummation of the Merger due to the CRA performance or rating of VNB. To the knowledge of Valley, except as listed on the Valley Disclosure Schedule, no person or group has adversely commented upon VNB's CRA performance.

                  4.15.    Properties and Insurance.

                  (a) Valley and its Subsidiaries have good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in Valley's consolidated balance sheet as of March 31, 1998, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since March 31, 1998), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in such balance sheet or the notes thereto or incurred in the ordinary course of business after the date of such balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets, and financial condition of Valley and its subsidiaries taken as a whole and (iv) with respect to owned real property, title imperfections noted in title reports delivered to Wayne prior to the date hereof. Valley and its Subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by them in all material respects as presently occupied, used, possessed and controlled by them.

                  (b) The business operations and all insurable properties and assets of Valley and its Subsidiaries are insured for their benefit against all risks which, in the reasonable judgment of the management of Valley should be insured against, in each case under valid, binding and enforceable policies or bonds, with such deductibles and against such risks and losses as are in the opinion of the management of Valley adequate for the business engaged in by Valley and its Subsidiaries. As of the date hereof, neither Valley nor any of its Subsidiaries has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

                  4.16. Minute Books. The minute books of Valley and its Subsidiaries contain records that are accurate in all material respects of all meetings and other corporate action held of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

                  4.17. Environmental Matters. Except as disclosed in the Valley Disclosure Schedule, neither Valley nor any of its Subsidiaries has received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that Valley or any of its Subsidiaries (either directly or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) is responsible for the correction or clean-up of any condition material to the business, operations, assets or financial condition of Valley or its Subsidiaries. Except as disclosed in the Valley Disclosure Schedule, Valley has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any property owned or leased by Valley or any of its Subsidiaries in any manner that violates or, after the lapse of time may violate, any presently existing federal, state or local law or regulation governing or pertaining to such substances and materials, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of Valley and its Subsidiaries on a consolidated basis.

                  4.18. Reserves. As of the date hereof, the reserve for loan and lease losses in the Valley Financial Statements is, to Valley's knowledge, adequate based upon past loan loss experiences and potential losses in the current portfolio to cover all known or anticipated loan losses.

                  4.19. Year 2000 Compliance. Valley and the Valley Subsidiaries have taken all reasonable steps necessary to address the software, accounting and record keeping issues raised in order for the data processing systems used in the business conducted by Valley and the Valley Subsidiaries to be substantially Year 2000 compliant on or before the end of 1999 and Valley does not expect the future cost of addressing such issues to be material. Neither Valley nor any Valley Subsidiary has received a rating of less than satisfactory from any bank regulatory agency with respect to Year 2000 compliance.

                  4.20. Disclosures.  No representation or warranty contained in
Article IV of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.

                                    ARTICLE V

                            COVENANTS OF THE PARTIES

                  5.1. Conduct of the Business of Wayne. During the period from the date of this Agreement to the Effective Time, Wayne shall, and shall cause each of its Subsidiaries to, conduct its respective business and engage in transactions permitted hereunder only in the ordinary course and consistent with prudent banking practice, except with the prior written consent of Valley, which consent will not be unreasonably withheld. Wayne also shall use its best efforts to (i) preserve its business organization and that of each Wayne Subsidiary intact, (ii) keep available to itself the present services of its employees and those of its Subsidiaries, provided that neither Wayne nor any of its Subsidiaries shall be required to take any unreasonable or extraordinary act or any action which would conflict with any other term of this Agreement, and (iii) preserve for itself and Valley the goodwill of its customers and those of its Subsidiaries and others with whom business relationships exist.

                  5.2.     Negative Covenants and Dividend Covenants.

                  (a) Wayne agrees that from the date hereof to the Effective Time, except as set forth in Section 5.2 of the Valley Disclosure Schedule or as otherwise approved by Valley in writing or as permitted or required by this Agreement, it will not, nor will it permit any of its Subsidiaries to:

                  (i) change any provision of its Certificate of Incorporation or Charter, as the case may be, or Bylaws or any similar governing documents;

                  (ii) except for the issuance of Wayne Common Stock pursuant to the present terms of the outstanding Wayne Options and the Valley Stock Option and as disclosed in the Wayne Disclosure Schedule, change the number of shares of its authorized or issued common or preferred stock or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of Wayne or any Wayne Subsidiary or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, or redeem or otherwise acquire any shares of such capital stock, or declare, set aside or pay any dividend, or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

                  (iii) grant any severance or termination pay (other than pursuant to policies of Wayne in effect on the date hereof and disclosed in the Wayne Disclosure Schedule or as agreed to by Valley in writing) to, or enter into or amend any employment agreement with, any of its directors, officers or employees, adopt any new employee benefit plan or arrangement of any type or amend any such existing benefit plan or arrangement; or award any increase in compensation or benefits to its directors, officers or employees;

                  (iv) sell or dispose of any substantial amount of assets or incur any significant liabilities other than in the ordinary course of business consistent with past practices and policies;

                  (v) make any capital expenditures in excess of $100,000 other than pursuant to binding commitments existing on the date hereof and expenditures necessary to maintain existing assets in good repair and expenditures described in business plans or budgets previously furnished to Valley;

                  (vi) file any applications or make any contract with respect to branching or site location or relocation.

                  (vii) agree to acquire in any manner whatsoever (other than to foreclose on collateral for a defaulted loan) any business or entity;

                  (viii) make any material change in its accounting methods or practices, other than changes required in accordance with GAAP;

                  (ix) take any action that would result in any of the representations and warranties contained in Article III of this Agreement not being true and correct in any material respect at the Effective Time; or

                  (x)      agree to do any of the foregoing.

                  (b) Valley agrees that from the date hereof to the Effective Time, except as otherwise approved by Wayne in writing or as permitted or required by this Agreement, it will not, nor will it permit any of its Subsidiaries to:

                  (i) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or that may result in any condition, agreement or covenant set forth in this Agreement not being satisfied;

                  (ii) take or cause to be taken any action which would disqualify the Merger as a tax free reorganization under Section 368 of the Code or as a pooling of interests for accounting purposes;

                  (iii) consolidate with or merge with any other person or entity in which Valley is not the surviving entity, or convey, transfer or lease its properties and assets substantially as an entirety to any person or entity unless such person or entity shall expressly assume the obligations of Valley under this Agreement; or

                  (iv) authorize or enter into any agreement or commitment to do any of the foregoing.

                  5.3. No Solicitation. So long as this Agreement remains in effect, Wayne and the Bank shall not, directly or indirectly, encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than Valley) concerning any merger or sale of shares of capital stock or sale of substantial assets or liabilities not in the ordinary course of business, or similar transactions involving Wayne or the Bank (an "Acquisition Transaction"). Notwithstanding the foregoing, Wayne may enter into discussions or negotiations or provide information in connection with an unsolicited possible Acquisition Transaction if the Board of Directors of Wayne, after consulting with counsel, determines in the exercise of its fiduciary responsibilities that such discussions or negotiations should be commenced or such information should be furnished. Wayne shall promptly communicate to Valley the terms of any proposal, whether written or oral, which it may receive in respect of any such Acquisition Transaction and the fact that it is having discussions or negotiations with a third party about an Acquisition Transaction.

                  5.4. Current Information. During the period from the date of this Agreement to the Effective Time, Wayne will cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of Valley regarding Wayne's business, operations, properties, assets and financial condition and matters relating to the completion of the transactions contemplated herein. Without limiting the foregoing, Wayne will send to Valley a monthly list of each new loan or extension of credit, and each renewal of an existing loan or extension of credit, in excess of $100,000, made during such month, and provide Valley with a copy of the loan offering for any such loan, extension of credit, or renewal upon request. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the last fiscal quarter of each fiscal year) ending after the date of this Agreement, Wayne will deliver to Valley the Bank's call reports filed with the OTS and FDIC and Wayne's quarterly reports on Form 10-Q as filed with the SEC under the 1934 Act, and Valley will deliver to Wayne Valley's quarterly reports on Form 10-Q, as filed with the SEC under the 1934 Act, and VNB's call reports filed with the OCC and the FDIC. As soon as reasonably available, but in no event more than 80 days after the end of each fiscal year, Wayne will deliver to Valley and Valley will deliver to Wayne their respective audited Annual Reports, in each case as filed on Form 10-K with the SEC under the 1934 Act.

                  5.5.     Access to Properties and Records; Confidentiality.

                  (a) Wayne and the Bank shall permit Valley and its representatives, and Valley and VNB shall permit Wayne and its representatives, accompanied by an officer of the respective party, reasonable access to their respective properties, and shall disclose and make available to Valley and its representatives or Wayne and its representatives as the case may be, all books, papers and records relating to their respective assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, independent auditors' work papers (subject to the receipt by such auditors of a standard access representation letter), litigation files, plans affecting employees, and any other business activities or prospects in which Valley and its representatives or Wayne and its representatives may have a reasonable interest. Neither party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer or would contravene any law, rule, regulation, order or judgment. The parties will use their best efforts to obtain waivers of any such restriction and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Wayne acknowledges that Valley may be involved in discussions concerning other potential acquisitions and Valley shall not be obligated to disclose such information to Wayne except as such information is publicly disclosed by Valley.

                  (b) All information furnished by the parties hereto previously in connection with transactions contemplated by this Agreement or pursuant hereto shall be used solely for the purpose of evaluating the Merger contemplated hereby and shall be treated as the sole property of the party delivering the information until consummation of the Merger contemplated hereby and, if such Merger shall not occur, each party and each party's advisors shall return to the other party all documents or other materials containing, reflecting or referring to such information, will not retain any copies of such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. In the event that the Merger contemplated hereby is abandoned, all documents, notes and other writings prepared by a party hereto or its advisors based on information furnished by the other party shall be promptly destroyed. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned but shall not apply to (i) any information which (A) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof to it by the other party; (B) was then generally known to the public; (C) became known to the public through no fault of the party receiving such information; or (D) was disclosed to the party receiving such information by a third party not bound by an obligation of confidentiality; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction.

                  (c) Without limiting the rights provided under Section 5.5(a), each of Valley and Wayne shall have the right to conduct a full and complete acquisition audit and to perform such due diligence as it deems appropriate, using its own officers and employees or third parties, for purposes of determining whether there is a material breach of any representation or warranty hereunder or a material adverse change in the business or financial condition of the other party. Such acquisition audit or due diligence shall not be limited or restricted by virtue of any audit or due diligence performed before the date hereof or for any other reason, but shall not unduly interfere with the business of the other party.

                  5.6.     Regulatory Matters.

                  (a) For the purposes of holding the meeting of Wayne stockholders referred to in Section 5.7 hereof and registering or otherwise qualifying under applicable federal and state securities laws Valley Common Stock to be issued to Record Holders and Optionees in connection with the Merger, the parties hereto shall cooperate in the preparation and filing by Valley of a Registration Statement with the SEC which shall include an appropriate proxy statement and prospectus satisfying all applicable requirements of applicable state and federal laws, including the Securities Act of 1933, as amended (the "1933 Act"), the 1934 Act and applicable state securities laws and the rules and regulations thereunder. (Such proxy statement and prospectus in the form mailed by Wayne to the Wayne stockholders and Optionees together with any and all amendments or supplements thereto, is herein referred to as the "Proxy Statement/Prospectus" and the various documents to be filed by Valley under the 1933 Act with the SEC to register for sale the Valley Common Stock to be issued to Record Holders and Optionees, including the Proxy Statement/Prospectus, are referred to herein as the "Registration Statement").

                  (b) Valley shall furnish information concerning Valley as is necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to Valley, to comply with Section 5.6(a) hereof. Valley agrees promptly to advise Wayne if at any time prior to the Wayne stockholder meeting referred to in Section 5.7 hereof, any information provided by Valley in the Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect and to provide Wayne with the information needed to correct such inaccuracy or omission. Valley shall furnish Wayne with such supplemental information as may be necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to Valley, to comply with Section 5.6(a) after the mailing thereof to Wayne stockholders.

                  (c) Wayne shall furnish Valley with such information concerning Wayne and the Bank as is necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to such corporations, to comply with
Section 5.6(a) hereof. Wayne agrees promptly to advise Valley if, at any time prior to the Wayne stockholder's meeting referred to in Section 5.6(a) hereof, information provided by Wayne in the Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect and to provide Valley with the information needed to correct such inaccuracy or omission. Wayne shall furnish Valley with such supplemental information as may be necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to Wayne and the Bank, to comply with Section 5.6(a) after the mailing thereof to Wayne stockholders.

                  (d)  Valley  shall as  promptly  as  practicable,  at its sole expense, make such filings as are necessary in connection with the offering of the Valley Common Stock with applicable state securities agencies and shall use all reasonable efforts to qualify the offering of the Valley Common Stock under applicable state securities laws at the earliest practicable date. Wayne shall promptly furnish Valley with such information regarding the Wayne stockholders as Valley requires to enable it to determine what filings are required hereunder. Wayne authorizes Valley to utilize in such filings the information concerning Wayne and the Bank provided to Valley in connection with, or contained in, the Proxy Statement/Prospectus. Valley shall furnish Wayne with copies of all such filings and keep Wayne advised of the status thereof. Valley and Wayne shall as promptly as practicable file the Registration Statement containing the Proxy Statement/Prospectus with the SEC, and each of Valley and Wayne shall promptly notify the other of all communications, oral or written, with the SEC concerning the Registration Statement and the Proxy Statement/Prospectus.

                  (e) Valley shall cause the Valley Common Stock to be issued in connection with the Merger to be listed on the New York Stock Exchange.

                  (f) The parties hereto will cooperate with each other and use their best efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement as soon as possible, including, without limitation, those required by the OCC, the OTS, the FDIC and the FRB. The parties shall each have the right to review in advance (and shall do so promptly) all information relating to the other, as the case may be, and any of their respective subsidiaries, which appears in any filing made with, or written material submitted to, any third party or governmental body in connection with the transactions contemplated by this Agreement. The parties hereto shall use reasonable business efforts to file for approval or waiver by the appropriate bank regulatory agencies within 60 days of the date hereof.

                  (g) Each of the parties will promptly furnish each other with copies of written communications received by them or any of their respective subsidiaries from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.

                  (h) Wayne acknowledges that Valley is in or may be in the process of acquiring other banks and financial institutions and that in connection with such acquisitions, information concerning Wayne may be required to be included in the registration statements, if any, for the sale of securities of Valley or in SEC reports in connection with such acquisitions. Wayne agrees to provide Valley with any information, certificates, documents or other materials about Wayne as are reasonably necessary to be included in such other SEC reports or registration statements, including registration statements which may be filed by Valley prior to the Effective Time. Wayne shall use its reasonable efforts to cause its attorneys and accountants to provide Valley and any underwriters for Valley with any consents, comfort letters, opinion letters, reports or information which are necessary to complete the registration statements and applications for any such acquisition or issuance of securities. Valley shall reimburse Wayne for reasonable expenses thus incurred by Wayne should this transaction be terminated for any reason. Valley shall not file with the SEC any registration statement or amendment thereto or supplement thereof containing information regarding Wayne unless Wayne shall have consented in writing to such filing, which consent shall not be unreasonably delayed or withheld.

                  (i) Between the date of this Agreement and the Effective Time, Wayne shall cooperate with Valley to reasonably conform Wayne's policies and procedures regarding applicable regulatory matters, to those of Valley as Valley may reasonably identify to Wayne from time to time.

                  5.7. Approval of Stockholders. Wayne will (a) take all steps necessary duly to call, give notice of, convene and hold a meeting of the stockholders of Wayne as soon as reasonably practicable for the purpose of securing the approval by such stockholders of this Agreement, (b) recommend to the stockholders of Wayne the approval of this Agreement and the transactions contemplated hereby and use its best efforts to obtain, as promptly as practicable, such approvals, and (c) cooperate and consult with Valley with respect to each of the foregoing matters. In connection therewith, Wayne will use reasonable efforts to cause each director of Wayne to agree, (i) to vote in favor of the Merger, and (ii) take such action as is necessary or is reasonably required by Valley to consummate the Merger.

                  5.8. Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to Closing and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement and using its best efforts to prevent the breach of any representation, warranty, covenant or agreement of such party contained or referred to in this Agreement and to promptly remedy the same. Valley will take the necessary actions to cure appropriate tainted treasury shares so that the Merger meets the treasury stock condition for pooling-of-interests accounting. Nothing in this section shall be construed to require any party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is otherwise a party or subject or threatened to be made a party or subject) in connection with consummation of the transactions contemplated by this Agreement unless such party shall consent in advance and in writing to such participation and the other party agrees to reimburse and indemnify such party for and against any and all costs and damages related thereto.

                  5.9. Public Announcements. The parties hereto shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement or any of the transactions contemplated hereby, except as may be otherwise required by law or regulation or as to which the party releasing such information has used its best efforts to discuss with the other party in advance.

                  5.10. Failure to Fulfill Conditions.  In the event that Valley or Wayne determines that a material condition to its obligation to consummate the transactions contemplated hereby cannot be fulfilled on or prior to March 31, 1999 (the "Cutoff Date") and that it will not waive that condition, it will promptly notify the other party. Except for any acquisition or merger discussions Valley may enter into with other parties, Wayne and Valley will promptly inform the other of any facts applicable to Wayne or Valley, respectively, or their respective directors or officers, that would be likely to prevent or materially delay approval of the Merger by any governmental authority or which would otherwise prevent or materially delay completion of the Merger.

                  5.11. Disclosure Supplements. From time to time prior to the Effective Time, each party hereto will promptly supplement or amend (by written notice to the other) its respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered materially inaccurate thereby. For the purpose of determining satisfaction of the conditions set forth in Article VI, no supplement or amendment to such Schedules shall correct or cure any warranty which was untrue when made, but supplements or amendments may be used to disclose subsequent facts or events to maintain the truthfulness of any warranty.

                  5.12     Transaction Expenses of Wayne.

                  (a) For planning purposes, Wayne shall, within 30 days from the date hereof, provide Valley with its estimated budget of transaction-related expenses reasonably anticipated to be payable by Wayne in connection with this transaction based on facts and circumstances currently known, including the fees and expenses of counsel, accountants, investment bankers and other professionals. Wayne shall promptly notify Valley if or when it determines that it will expect to exceed its budget. Wayne has previously disclosed to Valley the method by which the fees of its investment bankers and counsel in connection with this transaction are to be determined, and has disclosed to Valley the fees of its counsel in connection with this transaction through a recent date.

                  (b) Promptly, but in any event within 30 days, after the execution of this Agreement, Wayne shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements. Wayne shall accrue and/or pay all of such amounts as soon as possible.

                  (c) Wayne shall cause its professionals to render monthly invoices within 30 days after the end of each month. Wayne shall notify Valley monthly of all out-of-pocket expenses which Wayne has incurred in connection with this transaction.

                  (d) Valley, in reasonable consultation with Wayne, shall make all arrangements with respect to the printing and mailing of the Proxy Statement/Prospectus.

                  5.13. Closing. The parties hereto shall cooperate and use reasonable efforts to try to cause the Effective Time to occur on or about October 30, 1998.

                  5.14. Indemnification. After the Effective Time, to the extent permitted by applicable law, and the Certificate of Incorporation or Articles of Association, Valley agrees that it will, or will cause VNB to, provide to the directors and officers of Wayne and the Bank indemnification equivalent to that provided by the Certificate of Incorporation or Charter, as the case may be, and Bylaws of each of Wayne and the Bank with respect to acts or omissions occurring prior to the Effective Time, including without limitation, the authorization of this Agreement and the transactions contemplated hereby, for a period of six years from the Effective Time, or in the case of matters occurring prior to the Effective Time which have not been resolved prior to the sixth anniversary of the Effective Time, until such matters are finally resolved. To the extent permitted by applicable law, and the Certificate of Incorporation or Articles of Association, Valley or VNB (as applicable) shall advance expenses in connection with the foregoing indemnification.

                  5.15. New Valley Director. As of the Effective Time, Valley shall cause its Board of Directors and the VNB Board of Directors to take action to appoint Harold P. Cook, III to the Boards of Directors of Valley and VNB, respectively, at the Effective Time.

                  5.16.    Employment Matters.

                  (a) Following consummation of the Merger, Valley will honor the existing written employment and severance contracts with officers and employees of Wayne and the Bank that are included in the Wayne Disclosure Schedule.

                  (b) Following the consummation of the Merger and for one year thereafter, VNB shall, to the extent not duplicative of other severance benefits, honor the Bank's severance policy as specified in Section 5.16(b) of the Wayne Disclosure Schedule to pay one week of severance for each year of service completed while employed by Wayne and/or the Bank, with a maximum benefit of 12 weeks. Following the expiration of the foregoing severance policy, any years of service recognized for purposes of this Section 5.16(b) will be taken into account under the terms of any applicable severance policy of VNB.

                  (c) Valley intends, to the extent practical, to continue the employment of all officers and employees of the Bank, at or near the same location, with the same or equivalent salary and benefits. Valley intends, to the extent practical, to have all Wayne employees participate in the benefits and opportunities available to all Valley employees.

                  5.17. Pooling and Tax-Free Reorganization Treatment. Neither Valley nor Wayne shall intentionally take, fail to take or cause to be taken or not be taken, any action within its control, whether before or after the Effective Time, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

                  5.18. Wayne Option Plan. From and after the Effective Time, each Wayne Option which is converted to an option to purchase Valley Common Stock under Section 2.1(b) shall be administered, operated and interpreted by a committee comprised of members of the Board of Directors of Valley appointed by the Board of Directors of Valley. Valley shall reserve for issuance the number of shares of Valley Common Stock necessary to satisfy Valley's obligations. Valley shall also register, if not previously registered pursuant to the 1933 Act, the shares authorized for issuance under the Wayne Options so converted.

                  5.19.    Affiliates.

                  (a) Promptly, but in any event within 30 days, after the execution and delivery of this Agreement, (i) Wayne shall deliver to Valley (x) a letter identifying all persons who, to the knowledge of Wayne, may be deemed to be affiliates of Wayne under Rule 145 of the 1933 Act, including without limitation all directors and executive officers of Wayne and (y) a letter identifying all persons who, to the knowledge of Wayne, may be deemed to be affiliates of Wayne as that term (affiliate) is used for purposes of qualifying for pooling-of-interests accounting treatment; and (ii) Valley shall identify to Wayne all persons who, to the knowledge of Valley, may be deemed affiliates of Valley as that term (affiliates) is used for purposes of qualifying for pooling-of-interests accounting treatment.

                  (b) Wayne shall cause each director of Wayne to, and Wayne shall use its best efforts to cause each executive officer of Wayne and each other person who may be deemed an affiliate of Wayne (under either Rule 145 of the 1933 Act or the accounting treatment rules) to, execute and deliver to Valley within 30 days after the execution and delivery of this Agreement, a letter substantially in the form of Exhibit 5.19 hereto agreeing to be bound by the restrictions of Rule 145 and agreeing to be bound by the rules which permit the Merger to be treated as a pooling of interests for accounting purposes. In addition, Valley shall cause each director and executive officer of Valley to, and Valley shall use its best efforts to cause each other person who may be deemed an affiliate of Valley (as that term is used for purposes of qualifying for pooling of interests) to, execute and deliver to Valley within 30 days after the execution and delivery of this Agreement, a letter substantially in the form of Exhibit 5.19.1 hereto in which such persons agree to be bound by the rules which permit the Merger to be treated as a pooling of interests for accounting treatment.

                  5.20. Compliance with the Industrial Site Recovery Act. Wayne, at its sole cost and expense, shall use its best efforts to obtain prior to the Effective Time, with respect to each facility located in New Jersey owned or operated by Wayne or any Wayne Subsidiary (each, a "Facility"), either: (a) a Letter of Non-Applicability ("LNA") from the New Jersey Department of
Environmental Protection ("NJDEP") stating that the Facility is not an "industrial establishment," as such term is defined under the Industrial Site Recovery Act ("ISRA"); (b) a Remediation Agreement issued by the NJDEP pursuant to ISRA authorizing the consummation of the transactions contemplated by this Agreement; (c) a Negative Declaration approval, Remedial Action Workplan approval, No Further Action letter or other document or documents issued by the NJDEP advising that the requirements of ISRA have been satisfied with respect to the Facility; or (d) an opinion addressed to Valley from New Jersey legal counsel reasonably acceptable to Valley to the effect that ISRA has been complied with, or is inapplicable, with respect to the Facility. In the event Wayne obtains a Remediation Agreement, Wayne will post or have posted an appropriate Remediation Funding Source or will have obtained the NJDEP's approval to self-guaranty any Remediation Funding Source required under any such Remediation Agreement.

                  5.21. Title Agency Subsidiary. If requested by Valley, Wayne, at its sole cost and expense, shall immediately begin the process of transferring ownership of Wayne Title, Inc. (the "Title Subsidiary") from Wayne to the Bank, and obtaining all regulatory and other approvals and consents necessary or desirable in order to permit the business of the Title Subsidiary to be operated without interruption or diminution resulting from such change.

                                   ARTICLE VI

                               CLOSING CONDITIONS

                  6.1. Conditions of Each Party's Obligations Under this Agreement. The respective obligations of each party under this Agreement to consummate the Merger shall be subject to the satisfaction, or, where permissible under applicable law, waiver at or prior to the Effective Time of the following conditions:

                  (a) Approval of Wayne Stockholders; SEC Registration. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of Wayne. The Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order, and the issuance of the Valley Common Stock shall have been qualified in every state where such qualification is required under the applicable state securities laws. The Valley Common Stock to be issued in connection with the Merger, including Valley Common Stock to be issued for the Wayne Options, shall have been approved for listing on the New York Stock Exchange.

                  (b) Regulatory Filings. All necessary regulatory or governmental approvals and consents (including without limitation any required approval of the OCC and any approval or waiver required by the FRB) required to consummate the transactions contemplated hereby shall have been obtained without any term or condition which would materially impair the value of Wayne and the Bank, taken as a whole, to Valley. All conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all statutory waiting periods in respect thereof shall have expired.

                  (c) Suits and Proceedings. No order, judgment or decree shall be outstanding against a party hereto or a third party that would have the effect of preventing completion of the Merger; no suit, action or other proceeding shall be pending or threatened by any governmental body in which it is sought to restrain or prohibit the Merger or the Bank Merger; and no suit, action or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit the Merger or the Bank Merger or obtain other substantial monetary or other relief against one or more parties hereto in connection with this Agreement and which Valley or Wayne determines in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed with the Merger because any such suit, action or proceeding has a significant potential to be resolved in such a way as to deprive the party electing not to proceed of any of the material benefits to it of the Merger or the Bank Merger.

                  (d) Tax Free Exchange. Valley and Wayne shall have received an opinion, satisfactory to Valley and Wayne, of Pitney, Hardin, Kipp & Szuch, counsel for Valley, to the effect that the transactions contemplated hereby will result in a reorganization (as defined in Section 368(a) of the Code), and accordingly no gain or loss will be recognized for federal income tax purposes to Valley, Wayne, VNB or the Bank or to the stockholders of Wayne who exchange their shares of Wayne for Valley Common Stock (except to the extent that cash is received in lieu of fractional shares of Valley Common Stock).

                  (e) Pooling of Interests. The Merger shall be qualified to be treated by Valley as a pooling-of-interests for accounting purposes and Valley shall have received a letter from KPMG Peat Marwick LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment if closed and consummated in accordance with the Agreement.

                  6.2. Conditions to the Obligations of Valley Under this Agreement. The obligations of Valley under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

                  (a) Representations and Warranties; Performance of Obligations of Wayne and Bank. The representations and warranties of Wayne contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date. Wayne shall have performed in all material respects the agreements, covenants and obligations necessary to be performed by it prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has required a supplement or amendment to the Wayne Disclosure Schedule to render such representation or warranty true and correct as of the Closing Date, the representation and warranty shall be deemed true and correct as of the Closing Date only if (i) the information contained in the supplement or amendment to the Disclosure Schedule related to events occurring following the execution of this Agreement and (ii) the facts disclosed in such supplement or amendment would not either alone, or together with any other supplements or amendments to the Wayne Disclosure Schedule, materially adversely effect the representation as to which the supplement or amendment relates.

                  (b) Consents. Valley shall have received the written consents of any person whose consent to the transactions contemplated hereby is required under the applicable instrument.

                  (c) Opinion of Counsel. Valley shall have received an opinion of counsel to Wayne, dated the date of the Closing, in form and substance reasonably satisfactory to Valley, covering the matters set forth on Schedule
6.2 hereto and any other matters reasonably requested by Valley.

                  (d) Bank Action. The Bank shall have taken all necessary corporate action to effectuate the Bank Merger immediately following the Effective Time.

                  (e) Certificates. Wayne shall have furnished Valley with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 6.2 as Valley may reasonably request.

                  (f) Environmental Law Compliance. Wayne shall have obtained, with respect to each Facility, an LNA, a Remediation Agreement, a Negative Declaration approval, a Remedial Action Workplan approval (in which event Wayne will post or have posted an appropriate Remediation Funding Source or will have obtained the NJDEP's approval to self-guaranty any Remediation Funding Source required under any such Remediation Agreement), a No Further Action letter or other document or documents issued by the NJDEP advising that the requirements of ISRA have been satisfied with respect to the Facility or an opinion of the type referred to in Section 5.20(d) hereof.

                  (g) Title Agency Subsidiary. Wayne shall have completed the process of transferring ownership of the Title Subsidiary from Wayne to the Bank, and shall have obtained all regulatory and other approvals and consents necessary or desirable in order to permit the business of the Title Subsidiary to be operated without interruption or diminution resulting from such change.

                  6.3. Conditions to the Obligations of Wayne Under this Agreement. The obligations of Wayne under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

                  (a) Representations and Warranties; Performance of Obligations of Valley. The representations and warranties of Valley contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date. Valley shall have performed in all material respects, the agreements, covenants and obligations to be performed by it prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has required a supplement or amendment to the Valley Disclosure Schedule to render such representation or warranty true and correct as of the Closing Date, the representation and warranty shall be deemed true and correct as of the Closing Date only if (i) the information contained in the supplement or amendment to the Disclosure Schedule related to events occurring following the execution of this Agreement and (ii) the facts disclosed in such supplement or amendment would not either alone, or together with any other supplements or amendments to the Valley Disclosure Schedule, materially adversely effect the representation as to which the supplement or amendment relates.

                  (b) Opinion of Counsel to Valley. Wayne shall have received an opinion of counsel to Valley, dated the date of the Closing, in form and substance reasonably satisfactory to Wayne, covering the matters set forth on
Schedule 6.3 hereto and any other matter reasonably requested by Wayne.

                  (c) Fairness Opinion. Wayne shall have received an opinion from Sandler O'Neill as of the date of this Agreement and the date the Proxy Statement/Prospectus is mailed to Wayne's stockholders, with respect to the fairness, from a financial point of view, of the Exchange Ratio to the shareholders of Wayne in the Merger.

                  (d) Wayne Director. Each of Valley and VNB shall have taken all action necessary to appoint Harold P. Cook, III to its Board of Directors as specified in Section 5.15.

                  (e) Certificates. Valley shall have furnished Wayne with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 6.3 as Wayne may reasonably request.

                  (f) VNB Action. VNB shall have taken all necessary corporate action to effectuate the Bank Merger immediately following the Effective Time.

                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

                  7.1. Termination. This Agreement may be terminated prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of Wayne:

                  (a)      By mutual written consent of the parties hereto.

                  (b) By Valley or Wayne (i) if the Effective Time shall not have occurred on or prior to the Cutoff Date or (ii) if a vote of the stockholders of Wayne is taken and such stockholders fail to approve this Agreement at the meeting (or any adjournment thereof) held for such purpose, unless in each case the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein to be performed or observed by such party (or, in the case of Wayne, to be performed or observed by the directors of Wayne) at or before the Effective Time.

                  (c) By Valley or Wayne upon written notice to the other if any application for regulatory or governmental approval necessary to consummate the Merger and the other transactions contemplated hereby shall have been denied or withdrawn at the request or recommendation of the applicable regulatory agency or governmental authority or by Valley upon written notice to Wayne if any such application is approved with conditions which materially impair the value of Wayne and the Bank, taken as a whole, to Valley.

                  (d) By Valley if (i) there shall have occurred a material adverse change in the business, operations, assets, or financial condition of Wayne or the Bank, taken as a whole, from that disclosed by Wayne on the date of this Agreement; or (ii) if the net operating income excluding security gains and losses (after tax but excluding expenses related to this Agreement) of Wayne for any full fiscal quarter after March 31, 1998, is less than $375,000; or (iii) there was a material breach in any representation, warranty, covenant, agreement or obligation of Wayne hereunder.

                  (e) By Wayne, if (i) there shall have occurred a material adverse change in the business, operations, assets or financial condition of Valley or VNB from that disclosed by Valley on the date of this Agreement; or
(ii) there was a material breach in any representation, warranty, covenant, agreement or obligation of Valley hereunder.

                  (f) By Valley or Wayne if any condition to Closing specified under Article VI hereof applicable to such party cannot reasonably be met on or before the Cutoff Date after giving the other party a reasonable opportunity to cure any such condition.

                  (g) By Wayne if the Average Pre-Closing Price of Valley Common Stock is less than $26.00.

                  7.2. Effect of Termination. In the event of the termination and abandonment of this Agreement by either Valley or Wayne pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its officers, directors or stockholders, except that Sections 5.5(b) and 8.1 hereof shall have continuing effect as set forth therein. Nothing contained herein, however, shall relieve any party from any liability for any breach of this Agreement.

                  7.3. Amendment. This Agreement may be amended by mutual action taken by the parties hereto at any time before or after adoption of this Agreement by the stockholders of Wayne but, after any such adoption, no amendment shall be made which reduces or changes the amount or form of the consideration to be delivered to the stockholders of Wayne without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of Valley and Wayne.

                  7.4. Extension; Waiver. The parties may, at any time prior to the Effective Time of the Merger, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto; or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party against which the waiver is sought to be enforced.

                                  ARTICLE VIII

                                  MISCELLANEOUS

                  8.1. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal, accounting and investment banking fees and expenses) shall be borne by the party incurring such costs and expenses, except that the cost of printing and mailing the Proxy Statement/Prospectus shall be borne equally by the parties hereto if the transaction is terminated.

                  8.2. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by telecopier with confirming copy sent the same day by registered or certified mail, postage prepaid, as follows:

                  (a)      If to Valley, to:

                           Valley National Bancorp
                           1455 Valley Road
                           Wayne, New Jersey  07474-0558
                           Attn.:  Gerald H. Lipkin
                              Chairman and Chief Executive Officer
                           Telecopier No. (973) 305-0024

                           Copy to:

                           Pitney, Hardin, Kipp & Szuch
                           Attn.:  Ronald H. Janis, Esq.
                           Delivery:
                           200 Campus Drive
                           Florham Park, New Jersey  07932
                           Mail:
                           P.O. Box 1945
                           Morristown, New Jersey  07962-1945
                           Telecopier No. (973) 966-1550

                  (b)      If to Wayne, to:

                           Wayne Bancorp, Inc.
                           1195 Hamburg Turnpike
                           Wayne, New Jersey  07474
                           Attn.:  Johanna O'Connell, President
                           Telecopier No. (973) 305-1293

                           Copy to:

                           Malizia, Spidi, Sloane & Fisch, P.C.
                           One Franklin Square
                           1301 K Street, N.W., Suite 700E
                           Washington, D.C.  20005
                           Attn.:  Richard Fisch, Esq.
                           Telecopier No. (202) 434-4661

                  or such other addresses as shall be furnished in writing by any party, and any such notice or communications shall be deemed to have been given as of the date so delivered or telecopied and mailed.

                  8.3. Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement, except for the indemnitees covered by Section 5.14 hereof. No assignment of this Agreement may be made except upon the written consent of the other parties hereto.

                  8.4. Entire Agreement. This Agreement, the Disclosure Schedules hereto and the other documents, agreements and instruments executed and delivered pursuant to or in connection with this Agreement, contains the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all prior negotiations, arrangements or understandings, written or oral, with respect thereto. If any provision of this Agreement is found invalid, it shall be considered deleted and shall not invalidate the remaining provisions.

                  8.5. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

                  8.6. Governing Law. This Agreement shall be governed by the laws of the State of New Jersey, without giving effect to the principles of conflicts of laws thereof.

                  8.7. Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

                  8.8. Survival. All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants, other than those agreements and covenants set forth in Sections 5.14 and 5.15 which shall survive the Merger, shall terminate as of the Effective Time.

                  8.9. Knowledge. Representations made herein which are qualified by the phrase to the best of Wayne's knowledge or similar phrases refer as of the date hereof to the best knowledge of the Chief Executive Officer and the Chief Lending Officer of Wayne and thereafter refer to the best
knowledge   of  any   senior   officer   of  Wayne  or  any  Wayne   subsidiary.
Representations made herein which are qualified by the phrase to the best of Valley's knowledge or similar phrases refer as of the date hereof to the best knowledge of the President and Chief Executive Officer, the Executive Vice President/Legal and the Chief Financial Officer of Valley and thereafter refer to the best knowledge of any senior officer of Valley or any Valley subsidiary.

                  IN WITNESS WHEREOF, Valley, VNB, the Bank and Wayne have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

ATTEST:                                           VALLEY NATIONAL BANCORP

PETER SOUTHWAY                               GERALD H. LIPKIN
-----------------------------            By:------------------------------------
Peter Southway, Vice Chairman              Gerald H. Lipkin, Chairman, President
                                            and Chief Executive Officer


ATTEST:                                           WAYNE BANCORP, INC.

THOMAS D. COLLINS                            HAROLD P. COOK, III
-----------------------------            By:------------------------------------
Thomas D. Collins, Secretary                Harold P. Cook, III, Chairman and
                                                  Chief Executive Officer


ATTEST:                                           VALLEY NATIONAL BANK

PETER SOUTHWAY                                GERALD H. LIPKIN
-----------------------------            By:------------------------------------
Peter Southway, Vice Chairman              Gerald H. Lipkin, Chairman, President
                                                   and Chief Executive Officer


ATTEST:                                           WAYNE SAVINGS BANK, F.S.B.

THOMAS D. COLLINS                             JOHANNA O'CONNELL
-----------------------------            By:------------------------------------
Thomas D. Collins , Secretary                Johanna O'Connell, President
                                              and Chief Executive Officer

                         CERTIFICATE OF THE DIRECTORS OF
                             WAYNE BANCORP, INC. AND
                           WAYNE SAVINGS BANK, F.S.B.

                  Reference is made to the Agreement and Plan of Merger, dated as of May 29, 1998 (the "Agreement"), among Valley National Bancorp, Valley National Bank, Wayne Bancorp Inc., and Wayne Savings Bank, F.S.B. Capitalized terms used herein have the meanings given to them in the Agreement.

                  Each of the following persons, being all of the directors of Wayne and the Bank, express their intention, subject to their fiduciary duties, to vote or cause to be voted all shares of Wayne Common Stock which are held by such person, or over which such person exercises full voting control (other than shares with respect to which such person exercises control in a fiduciary capacity, as to which no agreement is made hereby), in favor of the Merger.

HAROLD P. COOK, III
------------------------
HAROLD P. COOK, III

JOHANNA O'CONNELL
------------------------
JOHANNA O'CONNELL

WILLIAM J. LLOYD
------------------------
WILLIAM J. LLOYD

DAVID M. COLLINS
------------------------
DAVID M. COLLINS

THOMAS D. COLLINS
------------------------
THOMAS D. COLLINS

NICHOLAS S. GENTILE, JR.
------------------------
NICHOLAS S. GENTILE, JR.

RONALD HIGGINS
------------------------
RONALD HIGGINS

RICHARD LEN
------------------------
RICHARD LEN

CHARLES LOTA
------------------------
CHARLES LOTA

DENNIS POLLACK
------------------------
DENNIS POLLACK

                                    EXHIBIT A

                           AGREEMENT TO MERGE BETWEEN
                              VALLEY NATIONAL BANK
                                       AND
                           WAYNE SAVINGS BANK, F.S.B.
                   UNDER THE CHARTER OF VALLEY NATIONAL BANK,
                     UNDER THE TITLE OF VALLEY NATIONAL BANK


                  THIS AGREEMENT made between Valley National Bank (hereinafter referred to as "VNB"), a national banking association organized under the laws of the United States, being located at 615 Main Avenue, Passaic, New Jersey, with a capital of $____________ divided into ____________ shares of common stock, each of $5.00 par value, $____________ of surplus, and undivided profits of $____________, as of March 31, 1998, and Wayne Savings Bank, F.S.B.
(hereinafter referred to as "Wayne"), a federally-chartered savings bank organized under the laws of the United States, being located at 1195 Hamburg Turnpike, County of Bergen, in the State of New Jersey, with a capital of $____________, divided into ________ shares of common stock, each of $______ par value, surplus of $___________, and undivided profits of $_________, as of March 31, 1998, each acting pursuant to a resolution of its board of directors, adopted by the vote of a majority of its directors, pursuant to the authority given by and in accordance with the provisions of the Act of November 7, 1918, as amended (12 U.S.C. Section 215(a)), and the Home Owners' Loan Act of 1933, as amended, witnesseth as follows:

                  Section 1. Wayne shall be merged into VNB under the charter of VNB.

                  Section 2. The name of the receiving association (hereinafter referred to as the "Association") shall be Valley National Bank.

                  Section 3. The business of the Association shall be that of a national banking Association. This business shall be conducted by the
Association at its main office which shall be located at 615 Main Avenue, Passaic, New Jersey, and at its legally established branches.

                  Section 4. The amount of capital stock of the Association shall be $______________, divided into ____________ shares of common stock, each of $5.00 par value, and at the time the merger shall become effective, the Association shall have a surplus of $____________, and undivided profits, including capital reserves, which when combined with the capital and surplus will be equal to the combined capital structures of the merging banks as stated in the preamble of this Agreement, adjusted however, for normal earnings and expenses between March 31, 1998, and the effective time of the merger.

                  Section 5. All assets of each of the merging banks, as they exist at the effective time of the merger, shall pass to and vest in the Association without any conveyance or other transfer. The Association shall be responsible for all of the liabilities of every kind and description, including liabilities arising from the operation of their respective trust departments, of each of the merging banks existing as of the effective time of the merger. After the effective time of the merger, VNB will continue to maintain the Wayne liquidation account established by Wayne upon its conversion to the stock form of organization for the benefit of eligible account holders on the same basis as immediately prior to the effective time of the merger, and Wayne's liquidation account for the benefit of eligible account holders shall automatically be deemed assumed by VNB, as of the effective time of the merger, on the same basis as it existed immediately prior to the effective time of the merger.

                  Section 6. Wayne shall contribute to the Association its capital set forth in the preamble, adjusted, however, for normal earnings, expenses and dividends between March 31, 1998, and the effective time of the merger.

                  VNB shall have on hand at the effective time of the merger its capital as set forth in the preamble, adjusted, however, for normal earnings, expenses and dividends between March 31, 1998 and the effective date of the merger.

                  Section 7. The stockholders of VNB shall retain their rights in the capital stock presently outstanding, which shall immediately and automatically become ____________ shares of common stock of the Association, each with $5.00 par value, and the stockholders of Wayne in exchange for the excess acceptable assets contributed by their bank to the Association shall be entitled to receive ___________ shares of common stock of the Association, each with $5.00 par value.

                  Section 8. Neither of the banks shall declare nor pay any dividend to its stockholders between the date of this Agreement and the time at which the merger shall become effective, nor dispose of any of its assets in any other manner except in the ordinary course of business consistent with prudent banking practice. Provided, however, that VNB shall be entitled to pay dividends to its parent without restriction and Bank may pay dividends to Wayne consistent with past practice, so long as the payment of such dividends shall thereby not cause a breach of any representation, covenant, agreement or condition to which the Bank is subject under the Agreement and Plan of Merger, dated as of May 29, 1998 among Valley National Bancorp, Wayne Bancorp Inc., VNB and Wayne (the "Merger Agreement").

                  Section 9. The present board of directors of VNB (with the addition of Harold P. Cook, III) shall serve as the board of directors of the Association until the next annual meeting or until such time as their successors have been elected and have qualified.

                  Section 10. Effective as of the time this merger shall become effective as specified in the merger approval to be issued by the Office of the Comptroller of the Currency (the "OCC"), the articles of association of the resulting bank shall read in their entirety as set forth in Schedule 1 annexed hereto.

                  Section 11. This Agreement shall be terminated automatically if the Merger Agreement is terminated as provided in the Merger Agreement.

                  Section 12. This Agreement shall be ratified and confirmed by the affirmative vote of the stockholders of each of the merging banks owning at least two-thirds of its capital stock outstanding, at a meeting to be held on the call of the directors; and the merger shall become effective at the time specified in the merger approval to be issued by the OCC.

                  Section 13. Each of the representations, warranties and covenants of the parties hereto shall terminate as of the effective time of the merger, other than Section 5 hereof which shall survive the effective time of the merger.

                  Section 14. This Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute only one and the same instrument.

                  Section 15. Except as governed by federal law, the validity, construction and enforceability of this Agreement shall be governed in all respects by the laws of the State of New Jersey without regard to its conflicts of laws or rules.

                  WITNESS, the signatures and seals of the merging banks this _____ day of ____, 1998, each set by its president or a vice president and attested to by its cashier or secretary, pursuant to a resolution of its board of directors, acting by a majority.



ATTEST:                                          VALLEY NATIONAL BANK



_______________________                By:------------------------------------
              , Cashier                    Gerald H. Lipkin, Chairman, President
                                                and Chief Executive Officer


ATTEST:                                        WAYNE SAVINGS BANK, F.S.B.


________________________               By:------------------------------------
             , Secretary                  Johanna O'Connell, President
                                            and Chief Executive Officer

STATE OF NEW JERSEY)
                                :  ss.
COUNTY OF ___________)


                  On this _____ day of _____________, 1998, before me, a Notary Public for this state and county, personally came Gerald H. Lipkin, as Chairman and Chief Executive Officer, and ___________ _________________________, as
Cashier of VALLEY NATIONAL BANK, and each of his/her capacity acknowledged this instrument to the act and deed of the association and the seal affixed to it to be its seal.
                  WITNESS my official seal and signature this day and year.


                                               ----------------------------
(Seal of Notary)

STATE OF NEW JERSEY)
                                         :ss.
COUNTY OF ___________)



                  On this _____ day of ____________, 1998, before me, a Notary Public for this state and county, personally came Johanna O'Connell, as President and Chief Executive Officer, and ___________ _________________________, as Secretary of WAYNE SAVINGS BANK, F.S.B., and each of his/her capacity acknowledged this instrument to the act and deed of the association and the seal affixed to it to be its seal.

                  WITNESS my official seal and signature this day and year.


                                               ----------------------------

(Seal of Notary)

                                                                      Schedule 1

                             ARTICLES OF ASSOCIATION
                                       OF
                              VALLEY NATIONAL BANK1

                                      NAME

                  FIRST. The title of the Association shall be "Valley National Bank".

                                   MAIN OFFICE

                  SECOND. The main office of the Association shall be in the City of Passaic, County of Passaic, State of New Jersey. The general business of the Association shall be conducted at its main office and its branches.

                                    DIRECTORS

                  THIRD. The Board of Directors of this Association shall consist of not less than five nor more than twenty-five directors the exact number to be fixed and determined from time to time by resolution of a majority of the full Board of Directors or by resolution of the shareholders at any annual or special meeting thereof. Each director shall own $1,000 equity interest in this Association or in a company which as control of the Association. The amount of the equity interest shall meet this requirement if it conforms to the requirements of 12 U.S.C. 72, as amended on March 31, 1980, or as amended from time to time thereafter. Any vacancy in the Board of Directors may be filled by action of the Board of Directors.

                         ANNUAL MEETING OF STOCKHOLDERS

                  FOURTH. There shall be an annual meeting of the stockholders, the purpose of which shall be the election of Directors and the transaction of whatever other business may be brought before the meeting. The meeting shall be held at the main office of the Association or any other convenient place as the Board of Directors may designate, on the date of each year specified therefor in the By-laws, but if no election is held on that day, it may be held on any subsequent day according to such lawful rules as may be prescribed by the Board of Directors.

                  Nominations for election to the Board of Directors may be made by the Board of Directors or by any stockholder of any outstanding class of capital stock of the Association entitled to vote for election of directors. Nominations other than those made by or on behalf of the existing management of the Association, shall be made in writing and shall be delivered or mailed to the President of the Association and to the Comptroller of the Currency, Washington, D.C., not less than 14 days nor more than 50 days prior to any meeting of stockholders called for the election of directors; provided, however, that if less than 21 days' notice of the meeting is given to shareholders, such nominations shall be mailed or delivered to the President of the Association and to the Comptroller of the Currency not later than the close of business on the seventh day following the day on which the notice of meeting was mailed. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of capital stock of the Association that will be voted for each proposed nominee; (d) the name and residence address of the notifying shareholder; and
(e) the number of shares of capital stock of the Association owned by the notifying shareholder. Nominations not made in accordance herewith may be disregarded by the Chairman of the meeting, in his discretion, and upon his instructions the vote tellers may disregard all votes cast for each such nominee.

                                     CAPITAL

                  FIFTH. The authorized amount of capital stock of this Association shall be 3,191,862 shares of common stock of the par value of five dollars ($5.00) each; but said capital stock may be increased or decreased from time to time, in accordance with the provisions of the laws of the United States.

                  No holder of shares of the capital stock of any class of the Association shall have any pre-emptive or preferential right of subscription to
(i) any shares of any class of stock of the Association, whether now or hereafter authorized, or (ii) to any obligations convertible into stock of the Association, or (iii) to any right of subscription to any of the foregoing; except any of the foregoing rights which the Board of Directors, in its sole discretion may from time to time determine and at such price as the Board of Directors may from time to time fix.

                  The Association, at any time and from time to time, may authorize and issue debt obligations, whether or not subordinated, without the approval of the stockholders.

                                    OFFICERS

                  SIXTH. The Board of Directors shall appoint one of its members President of this Association, who shall be Chairman of the Board, unless the Board appoints another director to be the Chairman. The Board of Directors shall have the power to appoint one or more Vice Presidents; and to appoint a Cashier and such other officers and employees as may be required to transact the business of this Association.

                  The Board of Directors shall have the power to define the duties of the officers and employees of the Association; to fix the salaries to be paid to them; to dismiss them; to require bonds from them and to fix the penalty thereof; to regulate the manner in which any increase of the capital of the Association shall be made; to manage and administer the business and affairs of the Association; to make all By-Laws that it may be lawful for them to make; and generally to do and perform all acts that it may be legal for a Board of Directors to do and perform.

                         CHANGE OF MAIN OFFICE; BRANCHES

                  SEVENTH. The Board of Directors shall have the power, without shareholder approval, to change the location of the main office to any other authorized branch location within the limits of the City of Passaic and to establish or change the location of any branch or branches of the Association. Any change in the location of the main office to another authorized branch location within the City of Passaic shall be effected upon written notice to the Comptroller of the Currency. Any change in the location of the Main Office, except to an authorized branch location within the City of Passaic, shall require both the approval of the Comptroller of the Currency and the approval of stockholders owning two-thirds of the stock of the Association and any such change shall be to a place not more than 30 miles from the city limits of the City of Passaic.

                                    EXISTENCE

                  EIGHTH. The corporate existence of this Association shall continue until terminated in accordance with the laws of the United States.

              SPECIAL MEETINGS OF SHAREHOLDERS; NOTICE OF MEETINGS

                  NINTH. The Board of Directors of this Association, or any one or more shareholders owning, in the aggregate, not less than ten percent of the stock of this Association, may call a special meeting of shareholders at any time. Unless otherwise provided by the laws of the United States, a notice of the time, place, and purpose of every annual and special meeting of the shareholders shall be given by first-class mail, postage prepaid, mailed at least ten days prior to the date of such meeting to each shareholder of record at his address as shown upon the books of this Association.

                                 INDEMNIFICATION

                  TENTH. Any person, his heirs, executors or administrators, may be indemnified or reimbursed by the Association for liability and reasonable expenses, including amounts paid in settlement or in satisfaction of judgments or as fines and/or penalties, actually incurred in connection with any action, suit or proceeding, civil or criminal, to which he or they shall be involved or threatened to be involved, as a party, or otherwise, by reason of his being or having been a director, officer, or employee of the Association or of any firm, corporation or organization which he served in any such capacity at the request of the Association. Provided, however, that no person shall be so indemnified or reimbursed in relation to any matter in such action, suit or proceeding as to which he shall finally be adjudged to have been guilty of or liable for gross negligence, willful misconduct or criminal acts in the performance of his duties to the Association; and, provided further, that no person shall be so indemnified or reimbursed in relation to any matter in such action, suit, or proceeding which has been made the subject of a compromise settlement except with: (i) the approval of a court of competent jurisdiction or; (ii) the holders of record of a majority of the outstanding voting shares of the Association; or
(iii) the Board of Directors acting by vote of directors not parties to the same or substantially the same action, suit, or proceeding, constituting a majority of the whole number of directors. The foregoing right of indemnification or reimbursement shall not be exclusive of other rights to which such persons, his heirs, executors or administrators, may be entitled as a matter of law.

                  The Association may, upon the affirmative vote of a majority of its Board of Directors, purchase insurance for the purpose of indemnifying its directors, officers and other employees to the extent that such indemnifications are allowed in the preceding paragraph. Such insurance may, but need not, be for the benefit of all directors, officers or employees.

                                   AMENDMENTS

                  ELEVENTH. These Articles of Association may be amended at any regular or special meeting of the shareholders by the affirmative vote of the holders of a majority of the stock of this Association, unless the vote of the holders of a greater amount of stock is required by law, and in that case by the vote of the holders of such greater amount.

                                                                      APPENDIX B

                             STOCK OPTION AGREEMENT


                  THIS STOCK OPTION AGREEMENT ("Agreement") dated May 29, 1998, is by and between Valley National Bancorp, a New Jersey corporation and registered bank holding company ("Valley"), and Wayne Bancorp, Inc. a Delaware corporation ("Wayne") and registered unitary savings and loan holding company for Wayne Savings Bank, F.S.B. (the "Bank").

                                   BACKGROUND

                  1. Valley, Wayne, the Bank and Valley National Bank ("Valley Bank"), a wholly-owned subsidiary of Valley, as of the date hereof, are prepared to execute an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Valley will acquire Wayne through a merger of Wayne with and into Valley (the "Merger").

                  2. As an inducement to Valley to enter into the Merger Agreement and in consideration for such entry and negotiation, Wayne has agreed to grant to Valley the Option.

                                    AGREEMENT

                  In consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, Valley and Wayne, intending to be legally bound hereby, agree:

                  1. Grant of Option. Wayne hereby grants to Valley the option to purchase up to 400,000 shares (the "Option Shares") of Wayne's common stock, $0.01 par value ("Common Stock") at an exercise price of $24.50 per share (the "Option Price"), on the terms and conditions set forth herein (the "Option").

                  2. Exercise of Option. This Option shall not be exercisable until the occurrence of a Triggering Event (as such term is hereinafter defined). Upon or after the occurrence of a Triggering Event (as such term is hereinafter defined), Valley may exercise the Option, in whole or in part, at any time or from time to time subject to the terms and conditions set forth herein and the termination provisions of Section 19 of this Agreement. This Option may not be exercised if (i) Valley shall have willfully and materially breached a material covenant or agreement contained in the Merger Agreement such that Wayne shall have the right unilaterally to terminate the Merger Agreement pursuant to the terms thereof, (ii) prior to the occurrence of any Triggering Event, Wayne shall have given Valley written notice of such breach, specifically referencing this Section 2, and (iii) Valley shall not have cured such breach prior to exercising the Option.

                          The term  "Triggering  Event" means the  occurrence of
any of the following events:

                          A person or group (as such  terms are  defined  in the
Securities Exchange Act of 1934, as
amended (the "Exchange Act"), and the rules and regulations thereunder) other than Valley or an affiliate of Valley:

                                     a. acquires  beneficial  ownership (as such
term is defined in Rule 13d-3 as promulgated under the Exchange Act) of at least 15% of the then outstanding shares of Common Stock; provided, however, that the continuing ownership by a person or group which as of the date hereof owns more than 15% of the outstanding Common Stock shall not constitute a Triggering Event;

                                     b.  enters  into a letter  of  intent or an
agreement, whether oral or written, with Wayne pursuant to which such person or any affiliate of such person would (i) merge or consolidate, or enter into any similar transaction with Wayne or the Bank, (ii) acquire all or a significant portion of the assets or liabilities of Wayne or the Bank, or (iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing 15% or more of the then outstanding shares of Common Stock;

                                     c.  makes a filing  with any bank or thrift
regulatory authorities or publicly announces a bona fide proposal (a "Proposal") for (i) any merger, consolidation or acquisition of all or a significant portion of all the assets or liabilities of Wayne or any other business combination involving Wayne or the Bank, or (ii) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 15% or more of the outstanding shares of Common Stock, and thereafter, if such Proposal has not been Publicly Withdrawn (as such term is hereinafter defined) at least 15 days prior to the meeting of stockholders of Wayne called to vote on the Merger and Wayne stockholders fail to approve the Merger by the vote required by applicable law at the meeting of stockholders called for such purpose; or

                                     d.   makes  a  bona   fide   Proposal   and
thereafter, but before such Proposal has been Publicly Withdrawn, Wayne (i) willfully takes any action in any manner which would materially interfere with its ability to consummate the Merger or (ii) willfully takes any action in any manner (other than actions taken in the ordinary course of business) which would materially reduce the value of the Merger to Valley .

                  The term "Triggering Event" also means the taking of any direct or indirect action by Wayne or any of its directors, executive officers, investment bankers or other persons with actual or apparent authority to speak for the Wayne Board of Directors, inviting, encouraging or soliciting any proposal which has as its purpose a tender offer for the shares of Common Stock, a merger, consolidation, plan of exchange, plan of acquisition or reorganization of Wayne or the Bank, or a sale of shares of Common Stock or stock of the Bank, or any significant portion of the assets or liabilities of Wayne or the Bank.

                  The term "significant portion" means 15% of the assets or liabilities of Wayne.

                  "Publicly Withdrawn", for purposes of clauses (c) and (d) above, shall mean an unconditional bona fide withdrawal of the Proposal coupled with a public announcement of no further interest in pursuing such Proposal or in acquiring any controlling influence over Wayne or in soliciting or inducing any other person (other than Valley or any affiliate of Valley) to do so.

                  Notwithstanding the foregoing, the Option may not be exercised at any time (i) in the absence of any required governmental or regulatory approval or consent necessary for Wayne to issue the Option Shares or Valley to exercise the Option or prior to the expiration or termination of any waiting period required by law, or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Option Shares.

                  Wayne shall notify Valley promptly in writing of the occurrence of any Triggering Event known to it, it being understood that the giving of such notice by Wayne shall not be a condition to the right of Valley to exercise the Option. Wayne will not take any action which would have the effect of preventing or disabling Wayne from delivering the Option Shares to Valley upon exercise of the Option or otherwise performing its obligations under this Agreement.

                  In the event Valley wishes to exercise the Option, Valley shall send a written notice to Wayne (the date of which is hereinafter referred to as the "Notice Date") specifying the total number of Option Shares it wishes to purchase and a place and date for the closing of such a purchase (a "Closing"); provided, however, that a Closing shall not occur prior to two business days nor later than 20 business days after the later of receipt of any necessary regulatory approvals and the expiration of any legally required notice or waiting period, if any.

                  3. Payment and Delivery of Certificates. At any Closing hereunder (a) Valley will make payment to Wayne of the aggregate price for the Option Shares so purchased by wire transfer of immediately available funds to an account designated by Wayne, (b) Wayne will deliver to Valley a stock certificate or certificates representing the number of Option Shares so purchased, free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever created by or through Wayne, registered in the name of Valley or its designee, in such denominations as were specified by Valley in its notice of exercise and bearing a legend as set forth below and (c) Valley shall pay any transfer or other taxes required by reason of the issuance of the Option Shares so purchased.

                  Unless a registration statement is filed and declared effective under Section 4 hereof, a legend will be placed on each stock certificate evidencing Option Shares issued pursuant to this Agreement, which legend will read substantially as follows:

                         "The transfer of shares represented by this certificate is subject to certain provisions of an agreement, dated as of May 29, 1998, between the registered holder hereof and Wayne and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Wayne and will be provided to the holder hereof without charge upon receipt by Wayne of a written request therefore."

                  It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Valley shall have delivered to Wayne a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Wayne, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of counsel to Wayne; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

                  4. Registration Rights. Upon or after the occurrence of a Triggering Event and upon receipt of a written request from Valley, Wayne shall prepare and file a registration statement with the Securities and Exchange Commission and any state securities bureau, covering the Option and such number of Option Shares as Valley shall specify in its request, and Wayne shall use its best efforts to cause such registration statement to be declared effective in order to permit the sale or other disposition of the Option and the Option Shares (it being understood and agreed that Valley will use reasonable efforts to effect any such sale or other disposition on a widely distributed basis), provided that Valley shall in no event have the right to have more than one such registration statement become effective and further provided that Wayne shall have the right to delay for up to six months such registration if the Option Shares can and will be registered in connection with the filing of a Registration Statement on Form S-4 (or a successor form) by any person acquiring Wayne.

                          In  connection  with such filing,  Wayne shall use its
best efforts to cause to be delivered to Valley such certificates, opinions, accountant's letters and other documents as Valley shall reasonably request and as are customarily provided in connection with registrations of securities under the Securities Act of 1933, as amended. All expenses incurred by Wayne in complying with the provisions of this Section 4, including without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for Wayne and blue sky fees and expenses shall be paid by Wayne. Underwriting discounts and commissions to brokers and dealers relating to the Option Shares, fees and disbursements of counsel to Valley and any other expenses incurred by Valley in connection with such registration shall be borne by Valley. In connection with such filing, Wayne shall indemnify and hold harmless Valley against any losses, claims, damages or liabilities, joint or several, to which Valley may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement with respect to Wayne or alleged untrue statement with respect to Wayne of any material fact with respect to Wayne contained in any preliminary or final registration statement or any amendment or supplement thereto, or arise out of a material fact with respect to Wayne required to be stated therein or necessary to make the statements therein with respect to Wayne not misleading; and Wayne will reimburse Valley for any legal or other expense reasonably incurred by Valley in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Wayne will not be liable in any case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such preliminary or final registration statement or such amendment or supplement thereto in reliance upon and in conformity with written information furnished by or on behalf of Valley specifically for use in the preparation thereof concerning Valley or its plans or intentions. Valley will indemnify and hold harmless Wayne to the same extent as set forth in the immediately preceding sentence but only with reference to written information specifically furnished by or on behalf of Valley concerning Valley or its plans or intentions for use in the preparation of such preliminary or final registration statement or such amendment or supplement thereto; and Valley will reimburse Wayne for any legal or other expense reasonably incurred by Wayne in connection with investigating or defending any such loss, claim, damage, liability or action. Notwithstanding anything to the contrary herein, no indemnifying party shall be liable for any settlement effected without its prior written consent.

                  5. Adjustment Upon Changes in Capitalization. In the event of any change in the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, conversions, exchanges of shares or the like, then the number and kind of Option Shares and the Option Price shall be appropriately adjusted.

                          In   the   event   any   capital   reorganization   or
reclassification of the Common Stock, or any consolidation, merger or similar transaction of Wayne with another entity, or in the event any sale of all or substantially all of the assets of Wayne shall be effected in such a way that the holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provisions (in form reasonably satisfactory to the holder hereof) shall be made whereby the holder hereof shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions specified herein and in lieu of the Common Stock immediately theretofore purchasable and receivable upon exercise of the rights represented by this Option, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon exercise of the rights represented by this Option had such reorganization, reclassification, consolidation, merger or sale not taken place; provided, however, that if such transaction results in the holders of Common Stock receiving only cash, the holder hereof shall be paid the difference between the Option Price and such cash consideration without the need to exercise the Option.

                  6. Filings and Consents. Each of Valley and Wayne will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

                          Exercise  of  the  Option  herein  provided  shall  be
subject to compliance with all applicable laws including, in the event Valley is the holder hereof, approval of the Board of Governors of the Federal Reserve System and Wayne agrees to cooperate with and furnish to the holder hereof such information and documents as may be reasonably required to secure such approvals.

                  7. Representations and Warranties of the Parties.

                  a. Wayne. Wayne hereby represents and warrants to Valley as follows:

                          i. Due  Authorization.  Wayne has full corporate power
and authority to execute, deliver and perform this Agreement and all corporate action necessary for execution, delivery and performance of this Agreement has been duly taken by Wayne.

                          ii. Authorized Shares. Wayne has taken and, as long as
the Option is outstanding, will take all necessary corporate action to authorize and reserve for issuance all shares of Common Stock that may be issued pursuant to any exercise of the Option.

                          iii. No Conflicts.  Neither the execution and delivery
of this Agreement nor consummation of the transactions contemplated hereby (assuming all appropriate regulatory approvals) will violate or result in any violation or default of or be in conflict with or constitute a default under any term of the certificate of incorporation or by-laws of Wayne or, to its knowledge, any agreement, instrument, judgment, decree, statute, rule or order applicable to Wayne.

                  b. Valley. Valley hereby represents and warrants to Wayne as follows:

                          i. Due Authorization.  Valley has full corporate power
and authority to execute and deliver this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby.

                          ii.  Requisite  Corporate  Action.  The  execution and
delivery of this Agreement have been authorized by all requisite corporate action by Valley, and no other corporate proceedings are necessary therefor.

                          iii. Binding Obligation.  This Agreement has been duly
and validly executed and delivered by Valley and represents a valid and legally binding obligation of Valley, enforceable against Valley in accordance with its terms.

                          iv. No  Distribution.  Any Wayne Common Stock or other
securities acquired by Valley upon exercise of the Option will not be taken with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in compliance with the 1933 Act.

                  8. Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement and that the obligations of the parties hereto shall be specifically enforceable. Notwithstanding the foregoing, Valley shall have the right to seek money damages against Wayne for a breach of this Agreement.

                  9. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

                  10. Assignment or Transfer. Valley may not sell, assign or otherwise transfer its rights and obligations hereunder, in whole or in part, to any person or group of persons other than to an affiliate of Valley. Valley represents that it is acquiring the Option for Valley's own account and not with a view to or for sale in connection with any distribution of the Option. Valley is aware that presently neither the Option nor the Option Shares are being offered by a registration statement filed with, and declared effective by, the Securities and Exchange Commission, but instead are being offered in reliance upon the exemption from the registration requirements pursuant to Section 4(2) of the Securities Act of 1933, as amended.

                  11. Amendment of Agreement. By mutual consent of the parties hereto, this Agreement may be amended in writing at any time, for the purpose of facilitating performance hereunder or to comply with any applicable regulation of any governmental authority or any applicable order of any court or for any other purpose.

                  12. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

                  13. Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, by express service, cable, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

                           If to Valley, to:

                           Valley National Bancorp
                           1455 Valley Road
                           Wayne, New Jersey  07474
                           Attn.:  Gerald H. Lipkin
                              Chairman and Chief Executive Officer
                           Telecopier No. (973) 305-0024


                           Copy to:

                           Pitney, Hardin, Kipp & Szuch
                           Attn.:  Ronald H. Janis, Esq.
                           Delivery:
                           200 Campus Drive
                           Florham Park, New Jersey  07932
                           Mail:
                           P.O. Box 1945
                           Morristown, New Jersey  07962-1945
                           Telecopier No. (973) 966-1550


                           If to Wayne, to:

                           Wayne Bancorp, Inc.
                           1195 Hamburg Turnpike
                           Wayne, New Jersey
                           Attn.:  Johanna O'Connell, President
                           Telecopier No. (973) 305-1293


                           Copy to:

                           Malizia, Spidi, Sloane & Fisch, P.C.
                           One Franklin Square
                           1301 K Street, N.W., Suite 700E
                           Washington, D.C.  20005
                           Attn.: Richard Fisch, Esq.
                           Telecopier No. (202) 434-4661

or to such other address as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

                  14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

                  15. Captions. The captions in the Agreement are inserted for convenience and reference purposes, and shall not limit or otherwise affect any of the terms or provisions hereof.

                  16. Waivers and Extensions. The parties hereto may, by mutual consent, extend the time for performance of any of the obligations or acts of either party hereto. Each party may waive (i) compliance with any of the covenants of the other party contained in this Agreement and/or (ii) the other party's performance of any of its obligations set forth in this Agreement.

                  17. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except as provided in Section 10 permitting Valley to assign its rights and obligations hereunder only to an affiliate of Valley.

                  18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                  19. Termination. The Option granted hereby, to the extent not previously exercised, shall terminate upon either the termination of the Merger Agreement as provided therein or the consummation of the transactions contemplated by the Merger Agreement; provided, however, that if termination of the Merger Agreement occurs after the occurrence of a Triggering Event, this Agreement and the Option granted hereby shall not terminate until 15 months following the date of the termination of the Merger Agreement.

                  IN WITNESS WHEREOF, each of the parties hereto, pursuant to resolutions adopted by its Board of Directors, has caused this Agreement to be executed by its duly authorized officer, all as of the day and year first above written.

                                    WAYNE BANCORP, INC.

                                  HAROLD P. COOK, III
                              By: ___________________________________
                                  Harold P. Cook, III,  Chairman and
                                       Chief Executive Officer



                                    VALLEY NATIONAL BANCORP


                                   GERALD H. LIPKIN
                              By: _____________________________________
                                  Gerald H. Lipkin, Chairman, President
                                       and Chief Executive Officer

                                                                      APPENDIX C


                           FORM OF FAIRNESS OPINION OF
                        SANDLER O'NEILL & PARTNERS, L.P.


______________, 1998



Board of Directors
Wayne Bancorp, Inc.
1195 Hamburg Turnpike
Wayne, NJ  07470


Ladies and Gentlemen:

         Wayne Bancorp, Inc. ("Wayne") and its wholly-owned subsidiary, Wayne Savings Bank, F.S.B., and Valley National Bancorp ("Valley") and its wholly-owned subsidiary, Valley National Bank, have entered into an Agreement and Plan of Merger, dated as of May 29, 1998 (the "Agreement"), pursuant to which Wayne will be merged with and into Valley (the "Merger"). Upon consummation of the Merger, each share of Wayne common stock, par value $.01 per share, issued and outstanding immediately prior to the Merger (the "Wayne Shares"), other than certain shares specified in the Agreement, will be converted into the right to receive 1.10 shares (the "Exchange Ratio") of Valley common stock, no par value. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Wayne Shares.

         Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement and exhibits thereto; (ii) the Stock Option Agreement, dated May 29, 1998, by and between Wayne and Valley; (iii) certain publicly available financial statements of Wayne and other historical financial information provided by Wayne that we deemed relevant; (iv) certain publicly available financial statements of Valley and other historical financial information provided by Valley that we deemed relevant; (v) certain financial analyses and forecasts of Wayne prepared by and reviewed with management of Wayne and the views of senior management of Wayne regarding Wayne's past and current business operations, results thereof, financial condition and future prospects; (vi) certain financial analyses and forecasts of Valley prepared by and reviewed with management of Valley and the views of senior management of Valley regarding Valley's past and current business operations, results thereof, financial condition and future prospects; (vii) the pro forma impact of the Merger; (viii) the publicly reported historical price and trading activity for Wayne's and Valley's common stock, including a comparison of certain financial and stock market information for Wayne and Valley with similar publicly available information for certain other companies the securities of which are publicly traded; (ix) the financial terms of recent business combinations in the savings institution industry, to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

         In performing our review, we have assumed and relied upon, without independent verification, the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with us, and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Wayne or Valley or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. With respect to the financial projections reviewed with management, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the respective future financial performances of Wayne and Valley and that such performances will be achieved, and we express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in Wayne's or Valley's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Wayne and Valley will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent in the Agreement are not waived and that the Merger will be accounted for as a pooling of interests.

         Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise or reaffirm this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of Valley common stock will be when issued to Wayne's shareholders pursuant to the Agreement or the prices at which Wayne's or Valley's common stock will trade at any time.



         We have acted as Wayne's financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We have also received a fee for rendering this opinion. In the past, we have also provided certain other investment banking services for Wayne and have received compensation for such services. We may also provide certain investment banking services to Wayne in the future, including in connection with the reissuance of certain shares of Wayne common stock in connection with the Merger, and will receive compensation for such services.



         In the ordinary course of our business, we may actively trade the equity securities of Wayne and Valley for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

         Our opinion is directed to the Board of Directors of Wayne in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder of Wayne as to how such stockholder should vote at any meeting of stockholders called to consider and vote upon the Merger. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent; provided, however, that we hereby consent to the inclusion of this opinon as an appendix to Wayne's and Valley's Proxy Statement-Prospectus dated the date hereof and to the references to this opinion therein.

         Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Exchange Ratio is fair, from a financial point of view, to the holders of Wayne Shares.


                                                     Very truly yours,

                                                                      APPENDIX D

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM 10-K

                      ANNUAL REPORT PURSUANT TO SECTION 13
                     OF THE SECURITIES EXCHANGE ACT OF 1934.

                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997

                          COMMISSION FILE NUMBER 20691

                               WAYNE BANCORP, INC.
             (Exact name of registrant as specified in its charter)

               DELAWARE                                   22-3424621
   ---------------------------------             -------------------------------
   (State or other jurisdiction of               (I.R.S. Employer Identification
    incorporation or organization)                         Number)

1195 HAMBURG TURNPIKE, WAYNE, NEW JERSEY                   07474
(Address of principal executive offices)                 (Zip Code)

      Registrant's telephone number, including area code: (973) 305-5500

       Securities registered pursuant to Section 12(b) of the Act: NONE

          Securities registered pursuant to Section 12(g) of the Act:

                    COMMON STOCK PAR VALUE $0.01 PER SHARE
                                (Title of class)

                                   ----------

         INDICATE BY CHECK MARK WHETHER THE REGISTRANT (1) HAS FILED ALL THE REPORTS REQUIRED TO BE FILED BY SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 DURING THE PRECEDING 12 MONTHS (OR FOR SUCH SHORTER PERIOD THAT THE REGISTRANT WAS REQUIRED TO FILE SUCH REPORTS), AND (2) HAS BEEN SUBJECT TO SUCH FILING REQUIREMENTS FOR THE PAST 90 DAYS. YES [X] NO [ ]

         INDICATE BY CHECK MARK IF DISCLOSURE OF DELINQUENT  FILERS  PURSUANT TO
ITEM 405 OF REGULATIONS S-K IS NOT CONTAINED HEREIN, AND WILL NOT BE CONTAINED, TO THE BEST OF THE REGISTRANT'S KNOWLEDGE, IN DEFINITIVE PROXY OR INFORMATION STATEMENTS INCORPORATED BY REFERENCE IN PART III OF THIS FORM 10-K OR ANY AMENDMENT TO THIS FORM 10-K. [X]

         THE REGISTRANT'S VOTING STOCK TRADES ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "WYNE." THE AGGREGATE MARKET VALUE OF THE VOTING STOCK HELD BY NON-AFFILIATES OF THE REGISTRANT, WAS $47,731,817 AND IS BASED ON THE LAST SALES PRICE AS LISTED ON THE NASDAQ STOCK MARKET FOR MARCH 16, 1998 ($24.875 PER SHARE BASED ON 1,918,867 SHARES OF COMMON STOCK.

      THE REGISTRANT HAD 2,013,124 SHARES OUTSTANDING AS OF MARCH 16, 1998.

                                   ----------

                       DOCUMENTS INCORPORATED BY REFERENCE

         Portions of the Annual Report to Stockholders for the year ended December 31, 1997 are incorporated by reference in Part II of this Form 10-K.

         Portions of the Proxy Statement for the 1998 Annual Meeting of Stockholders are incorporated by reference into Part III of this Form 10-K.

================================================================================

                                    INDEX

 PART I                                                                     Page
 ------                                                                     ----

     Item  1.   Description of Business ...................................   1

     Additional Item: Executive Officers of the Registrant ................  18

     Item  2.   Properties ................................................  18

     Item  3.   Legal Proceedings .........................................  19

     Item  4.   Submission of Matters to a Vote of Security Holders .......  19

 PART II

     Item  5.   Market for Registrant's Common Equity and Related
                Stockholders' Matters .....................................  19

     Item  6.   Selected Financial Data ...................................  19

     Item  7.   Management's Discussion and Analysis of
                Financial Condition and Results of Operations .............  19

     Item  7a.  Quantitative and Qualitative Disclosure Account
                Market Risk ...............................................  19

     Item  8.   Financial Statements and Supplementary Data ...............  19

     Item  9.   Changes in and Disagreements with Accountants on
                Accounting and Financial Disclosure .......................  19

 PART III

     Item 10.   Directors and Executive Officers of the Registrant ........  19

     Item 11.   Executive Compensation ....................................  19

     Item 12.   Security Ownership of Certain Beneficial Owners
                and Management ............................................  19

     Item 13.  Certain Relationships and Related Transactions .............  20

 PART IV

     Item 14.  Exhibits, Financial Statement Schedules and Reports
               on Form 8-K ................................................  20

 SIGNATURES

                             WAYNE BANCORP, INC.
                     ANNUAL REPORT ON FORM 10-K FOR THE
                        YEAR ENDED DECEMBER 31, 1997

                                   PART I

ITEM 1. DESCRIPTION OF BUSINESS.

GENERAL

         Wayne Bancorp, Inc. (also referred to as the "Company" or "Registrant") was incorporated under Delaware law at the direction of the Board of Directors of Wayne Savings Bank, F.S.B. (the "Bank") to acquire all of the capital stock the Company issued in connection with its conversion from the mutual to stock form, which was consummated on June 27, 1996. The Registrant is a unitary savings and loan holding company and is subject to regulation by the Office of Thrift Supervision ("OTS"), the Federal Deposit Insurance Corporation ("FDIC") and the Securities and Exchange Commission ("SEC"). At December 31, 1997, the Registrant does not transact any material business other than through its sole subsidiary, the Bank.

         The Bank was organized in 1921 as the Pequannock and Wayne Building and Loan Association, a New Jersey mutual building and loan association, and was the first financial institution located in the Township of Wayne, New Jersey. In 1946, the Bank changed its name to Wayne Savings and Loan Association, a New Jersey mutual savings and loan association and converted to a federally chartered mutual savings bank under its current name in 1994. The Bank's primary regulator is the OTS. The Bank's deposits are insured up to the maximum allowable amount by the Savings Association Insurance Fund ("SAIF") of the FDIC.

MARKET AREA AND COMPETITION

         The Company conducts its business through six banking offices, including its administrative office, all of which are located in northern New Jersey. The Company's deposit base is drawn principally from Passaic County, primarily the township of Wayne, a stable, residential community of approximately 50,000 persons located 20 miles west of New York City. The Company's primary market area is a highly competitive market for financial services and the Company faces intense competition both in making loans and in attracting deposits. The Company faces direct competition from a significant number of financial institutions operating in its market area, many with a state-wide or regional presence and in some cases a national presence. Many of these financial institutions are significantly larger and have greater financial resources than the Company. The Company's competition for loans comes principally from savings institutions, mortgage banking companies, commercial banks, credit unions and insurance companies. Its most direct competition for deposits has historically come from savings and loan associations and commercial banks. In addition, the Company faces increasing competition for deposits and other financial products from non-bank institutions such as brokerage firms and insurance companies in such areas as short-term money market funds, mutual funds and annuities. Competition may also increase as a result of the lifting of restrictions on the interstate operations of financial institutions.

LENDING ACTIVITIES

         Loan  Portfolio  Composition.   The  following  table  sets  forth  the
composition of the Company's loan portfolio in dollar amounts and as a percentage of the portfolio at the dates indicated.


                                                                    AT DECEMBER 31,
                           -------------------------------------------------------------------------------------------------------
                                 1997                  1996                 1995                  1994                 1993
                           ----------------     ------------------    ----------------    ------------------    ------------------
                                     PERCENT               PERCENT              PERCENT               PERCENT              PERCENT
                                       OF                    OF                   OF                    OF                   OF
                           AMOUNT     TOTAL     AMOUNT      TOTAL     AMOUNT     TOTAL    AMOUNT       TOTAL    AMOUNT      TOTAL
                           -------   ------     -------     ------    -------   ------    -------     ------    -------     ------
                                                                (DOLLARS IN THOUSANDS)
Real estate:

 One- to four-family .... $130,865    71.70%   $113,701      77.22%  $ 87,579    77.10%  $ 88,722      77.28%  $ 89,602      83.27%
 Home equity ............   27,889    15.28      24,394      16.57     20,964    18.46     21,165      18.44     13,326      12.39
 Multi-family ...........    2,072     1.14         185       0.13        195     0.17        541       0.47        495       0.46
 Commercial .............   14,042     7.69       7,069       4.80      3,636     3.20      3,076       2.68      2,831       2.63
 Construction ...........    3,929     2.15          --         --         --       --        170       0.15         --         --
 Commercial business ....    2,558     1.40         644       0.43         --       --         --         --         --         --
 Consumer ...............    1,156     0.64       1,257       0.85      1,216     1.07      1,130       0.98      1,346       1.25
                           -------   ------     -------     ------    -------   ------    -------     ------    -------     ------
  Total loans, gross ....  182,511   100.00%    147,250     100.00%   113,590   100.00%   114,804     100.00%   107,600     100.00%
                                     ======                 ======              ======                ======                ======
Less:
 Undisbursed loan funds .    1,353                   --                    --                 111                    --
 Deferred loan
  origination  fees .....       56                   36                    13                  59                    30
 Allowance for loan
  losses ................    2,170                1,789                 1,589               1,543                 1,237
                          --------             --------              --------            --------              --------
   Total loans, net ..... $178,932             $145,425              $111,988            $113,091              $106,333
                          ========             ========              ========            ========              ========

         Loan Maturity. The following table shows the contractual maturity of the Company's gross loans at December 31, 1997. The table does not include principal repayments or prepayments.


                                                                         AT DECEMBER 31, 1997
                                           ---------------------------------------------------------------------------------------
                                            ONE- TO                                   COMMERCIAL                          TOTAL
                                             FOUR-    HOME     MULTI-                    REAL     COMMERCIAL              LOANS
                                            FAMILY   EQUITY    FAMILY  CONSTRUCTION     ESTATE     BUSINESS   CONSUMER  RECEIVABLE
                                            ------   ------    ------  ------------   ----------  ----------  --------  ----------
                                                                        (DOLLARS IN THOUSANDS)

Amounts due:
 One year or less ......................  $     80   $    64    $   --    $3,929       $    --       $1,609     $  671   $  6,359
                                          --------   -------    ------    ------       -------       ------     ------   --------
 After one year:
  More than one year to three years ....       594       477        --        --            --          131        132      1,325
  More than three years to five years ..     2,423     1,675        43        --           591          718         74      5,524
  More than five years to 10 years .....     7,926    11,272        --        --         4,007          100        187     23,492
  More than 10 years to 20 years .......    34,358    13,331       132        --         6,085           --        101     54,007
  More than 20 years ...................    85,478     1,070     1,897        --         3,359           --         --     91,804
                                          --------   -------    ------    ------       -------       ------     ------   --------
   Total due after December 31, 1998 ....  130,779    27,825     2,072        --        14,042          949        485    176,152
                                          --------   -------    ------    ------       -------       ------     ------   --------
     Total amount due ................... $130,865   $27,889    $2,072    $3,929       $14,042       $2,558     $1,156   $182,511
                                          ========   =======    ======    ======       =======       ======     ======   ========
Less:
 Undisbursed loan funds ................                                                                                    1,353
 Deferred loan origination fees ........                                                                                       56
 Allowance for loan losses .............                                                                                    2,170
                                                                                                                         --------
Total loans, net .......................                                                                                 $178,932
                                                                                                                         ========

         The following table sets forth at December 31, 1997, the dollar amount of total gross loans receivable contractually due after December 31, 1998, and whether such loans have fixed interest rates or adjustable interest rates. The one- to four-family loans reflected as having fixed rates include fixed-rate products and $19.7 million of balloon loans with contractual maturities of 5 to 7 years and amortization schedules of up to 30 years. All of those loans were originated prior to 1992.


                                                                      DUE AFTER DECEMBER 31, 1998
                                                               ------------------------------------------
                                                                FIXED         ADJUSTABLE          TOTAL
                                                               -------          -------          --------
                                                                        (DOLLARS IN THOUSANDS)

      Real estate loans:
       One-to four-family ..................................   $62,145          $68,634          $130,779
       Home equity .........................................    17,224           10,601            27,825
       Multi-family ........................................        --            2,072             2,072
       Commercial ..........................................     2,746           11,296            14,042
      Commercial business ..................................       132              817               949
      Consumer .............................................       485               --               485
                                                               -------          -------          --------
        Total ..............................................   $82,732          $93,420          $176,152
                                                               =======          =======          ========

         Loan Originations and Purchases. All loans originated by the Company are underwritten by the Company pursuant to the Company's policies and procedures. The Company originates both adjustable-rate and fixed-rate mortgage loans. The Company's ability to originate loans is dependent upon the relative customer demand for fixed-rate or adjustable-rate mortgage loans, which is affected by the current and expected future level of interest rates. Loan originations have increased from $57.7 million for the year ended December 31, 1996 to $59.2 million for the year ended December 31, 1997, reflecting the expansion of the Company's lending area for first mortgages as well as the increase in loans originated through a loan origination program. In addition, the Company has increased its marketing efforts to increase the volume of home equity loans. Finally, the Company continues to expand the commercial lending function. It is the general policy of the Company to retain all loans originated in its portfolio.

         The Company has sought to maintain a more stable level of loan originations by its continuing participation in a loan origination program. For the year ended December 31, 1997, the Company originated $18.4 million in loans through this program. All loans originated through the use of this program are one- to four-family loans and are secured by properties located in New Jersey. Through this program, borrowers are given information from participating lenders quoting their most favorable terms for each loan. The borrower determines which institution provides the best loan for the borrower's financing needs and upon choosing a lender, deals directly with that lender throughout the loan origination process. The Company pays a 37.5 basis point fee to the loan company at the time of the loan closing; if a loan is originated by the Company to a borrower who used the loan program to find the Company. This fee enables the loan company to advertise continuously, giving participating lenders consistent market exposure.

         The following table sets forth the Company's loan originations, purchases, and principal repayments for the periods indicated. During the periods indicated there were no loan sales.


                                                               FOR THE YEARS ENDED DECEMBER 31,
                                                         -------------------------------------------
                                                           1997              1996             1995
                                                         --------         --------          --------
                                                                   (DOLLARS IN THOUSANDS)

  Net loans:
  Beginning balance .................................... $145,425         $111,988          $113,091
   Real estate:
    One-to four-family .................................   28,019           41,999            10,633
    Home equity ........................................   11,898           11,183             4,685
    Commercial real estate .............................    8,763            3,070                --
    Multi-family .......................................    1,899               --                --
    Construction and land ..............................    4,435               --               100
   Commercial business .................................    3,867              686                --
   Consumer ............................................      299              738               699
                                                         --------         --------          --------
     Total loans originated ............................   59,180           57,676            16,117
  Loans purchased (1) ..................................    3,247               60               140
                                                         --------         --------          --------
     Total .............................................  207,852          169,724           129,348
  Less:
   Principal repayments ................................  (27,086)         (23,956)          (16,483)
   Transfer to REO .....................................      (80)            (143)             (831)
   Undisbursed loan funds ..............................   (1,353)              --                --
   Net change in deferred fees .........................      (20)              --                --
   Net change in allowance for loan losses .............     (381)            (200)              (46)
                                                         --------         --------          --------
   Ending balance loans receivable, net ................ $178,932         $145,425          $111,988
                                                         ========         ========          ========

----------
(1) All loans purchased consisted of one- to four-family loans.

         One- to Four-Family Lending. The Company currently offers both fixed-rate and adjustable-rate mortgage loans primarily secured by one- to four-family residences, with maturities up to 30 years, including loans with bi-weekly payment options, for retention in its portfolio. All such loans are secured by properties located in the Company's primary market area, or in other parts of New Jersey if originated through the loan origination program. Loans purchased through brokers are secured by properties located in other states; during 1997, $3.2 million of such loans were purchased. All one- to four-family loans are underwritten in accordance with FHLMC/FNMA standards. Loan originations are obtained from the Company's branch offices, through the loan origination program, existing or past customers, through advertising and, to a lesser extent, from referrals from real estate brokers and attorneys.

         Of the one-to four- family residential mortgage loans outstanding at that date, 52.4% were adjustable-rate loans. The Company's one-to four-family adjustable-rate mortgage ("ARM") loans are primarily indexed to the U.S.Treasury Bill rates. The Company currently offers one, three, five, seven and ten-year ARM loans, with interest rates based on a spread above the one, three, five, seven and ten-year U.S. Treasury Bill rates, respectively. The Company's ARM loans are subject to limitations of 2% per adjustment on interest rate increases or decreases and life time caps of 5%.

         The Company originates one- to four-family residential loans in amounts up to 90% of the appraised value of the property securing the loan, although the Company may originate loans in amounts up to 95% of the appraised value for first-time home buyers. Private mortgage insurance is required for all loans with a loan to value ratio over 80%. Residential mortgage loans in the Company's portfolio generally include due on sale clauses, which provide the Company with the contractual right to demand the loan immediately due and payable in the event that the borrower transfers ownership of the property without the Company's consent. The Company generally enforces its rights under these clauses. In recent years, the Company has sought to originate one- to four-family mortgage loans with terms of 15 years or less, although the Company does originate fixed rate loans with terms up to 30 years.

         Upon receipt of a completed loan application from a prospective borrower for a loan secured by one- to four-family residential real estate, a credit report is ordered and income, financial and employment information is requested and verified. An appraisal of the real estate intended to secure the proposed loan is undertaken by an independent appraiser previously approved by the Company. It is the Company's policy to require title insurance on all mortgage loans. Borrowers also must obtain hazard insurance prior to closing. Potential borrowers are qualified for one-year ARM loans based on the fully indexed rate.

         Home Equity Loans. The Company originates home equity loans, generally secured by one- to four-family, owner-occupied residential properties on which the Company is the primary lender. The Company's policy is to originate home equity loans in amounts up to 80% of the appraised value of the property, less existing liens. Home equity loans are originated with fixed or adjustable rates. Home equity loans originated with fixed-rates are for terms of 20 years or less and those originated with adjustable-rates may be made for terms up to 20 years. Payments of principal and interest are due monthly. The Company employs similar underwriting standards in making home equity loans as those utilized for residential mortgage loans, except that borrowers applying for an adjustable-rate home equity loan are qualified at the initial interest rate plus 4% and there is a 15% interest rate cap for the life of the loan.

         Commercial Real Estate and Multi-Family Loans. The Company's policies provide that it may originate multi-family mortgage loans and commercial real estate loans generally secured by property located in its primary market area. The Company expects to continue to increase these types of lending in the future. In reaching its decision on whether to make a commercial real estate or multi-family loan, the Company considers a number of factors, including: market conditions, the net operating income of the mortgaged premises before debt service and depreciation; the debt service ratio (the ratio of net operating income to debt service); and the ratio of loan amount to appraised value. Commercial real estate loans and multi-family loans may be made up to 75% of the appraised value of the property. Properties securing a loan are appraised by an independent appraiser. In most cases, borrowers must personally guarantee the loans. The Company offers 5 or 7 year balloon loans with maximum terms of up to 25 years and three-year and five-year ARM loans that adjust every third or fifth year to the three-year or five-year U.S. Treasury Bill plus a rate up to 3.25%. There are no adjustment caps. The largest loan in this portfolio is a $2.1 million loan secured by a commercial office building in Wayne. This loan was a five-year balloon loan made in 1988 which became due in December 1993 and refinanced in 1994. The loan is currently a three-year adjustable with a twenty year amortization period. This loan is currently performing in accordance with its terms.

         When evaluating a multi-family or commercial real estate loan, the Company also considers the financial resources and income level of the borrower, the borrower's experience in owning or managing similar properties, and the Company's lending experience with the borrower. The Company's underwriting policies require that the borrower be able to demonstrate strong management skills and the ability to maintain the property from current rental income. The borrower is required to present evidence of the ability to repay the mortgage and a history of making mortgage payments on a timely basis. In making its assessment of the creditworthiness of the borrower, the Company generally reviews the financial statements, employment and credit history of the borrower, as well as other related documentation.

         Commercial real estate and multi-family loans are generally larger and present a greater degree of risk than loans secured by one- to four-family residences. Because payments on loans secured by commercial real estate and multi-family properties are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to a greater extent to adverse conditions in the real estate market or in the economy. The Company seeks to minimize these risks through its underwriting standards, which require the loans to be qualified on the basis of the property's income and debt service ratio. At December 31, 1997, there were no commercial loans or multi-family loans delinquent 90 days or more. There can be no assurance that delinquencies will not increase in the future, particularly in light of the Company's decision to increase its efforts to originate a higher volume and greater variety of commercial real estate and multi-family loans.

         Construction Lending. The Company has, on a case by case basis, originated loans for the development of property to existing customers and prospects in its primary market area. At December 31, 1997, $3.9 million, or 2.2% of total gross loans receivable were construction loans. The undisbursed portion of construction loans was $1.4 million as of December 31, 1997. The
Company's construction loans primarily have been made to finance the construction of one- to four-family, owner-occupied residential properties as well as commercial offices and retail properties. As part of its business plan, the Company may increase the amount of its construction lending. The Company's policies provide that construction loans may be made in amounts up to 75% of the appraised value of the property for construction. The Company requires an independent appraisal of the property. The Company generally requires personal guarantees and a permanent loan commitment if the Company will not be making the permanent loan.

         Construction financing is generally considered to involve a higher degree of credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction or development compared to the estimated cost (including interest) of construction. If the estimate of value proves to be inaccurate, the Company may be confronted with a project, when completed, having a value which is insufficient to ensure full repayment. At December 31, 1997, there were no construction loans delinquent 90 days or more. There can be no assurance that delinquencies will not increase in the future, particularly in light of the Company's decision to increase its efforts to originate a higher volume and greater variety of construction loans.

         Joint Venture. On February 27, 1998, the Company announced that it entered into a joint venture agreement with a local developer for construction and marketing of 14 single family residential homes in the Township of Wayne, New Jersey with an approximate selling price of $479,900 per home.

         Consumer Loans. The Company's consumer loans generally consist of student education loans and loans secured by savings accounts. At December 31, 1997, the Company's consumer loan portfolio consisted of $591,000 of passbook loans, $415,000 of student education loans, $125,000 of automobile loans and $25,000 of personal loans. All of the student education loans are underwritten in accordance with, and are guaranteed by, the New Jersey Higher Education Assistance Authority. The Company has recently authorized the origination of automobile loans up to $25,000, unsecured personal loans up to $5,000 and overdraft lines of credit up to $2,500 and intends to continue to pursue opportunities to expand these areas of lending.

         Consumer loans may entail greater credit risk than do residential mortgage loans, particularly in the case of consumer loans that are unsecured or are secured by rapidly depreciable assets, such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and therefore are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans. At December 31, 1997, there were no consumer loans delinquent 90 days or more. There can be no assurance that delinquencies will not increase in the future, particularly in light of the Company's decision to increase its efforts to originate a higher volume and greater variety of consumer loans.

         Commercial Business Loans. The Company intends to pursue opportunities to offer commercial business loans, primarily to businesses located in the Company's primary market area. Federally chartered savings institutions, such as the Company, are authorized to make secured or unsecured loans and letters of credit for commercial, corporate, business and agricultural purposes and to engage in commercial leasing activities, up to a maximum of 20% of total assets, with amounts in excess of 10% of such total assets may be only for small business loans, as defined by the OTS. The Company's commercial business lending policy includes credit file documentation and analysis of the borrower's character, capacity to repay the loan, the adequacy of the borrower's capital and collateral, as well as an evaluation of conditions affecting the borrower. Analysis of the borrower's past, present and future cash flows will also be an important aspect of the Company's current credit analysis.

         Unlike residential mortgage loans, which generally are made on the basis of the borrower's ability to make repayment from his or her employment and other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial business loans are of higher risk and typically are made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself. Further, the collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business. At December 31, 1997, there were no commercial business loans delinquent 90 days or more. There can be no assurance that delinquencies will not increase in the future, particularly in light of the Company's decision to increase its efforts to originate a higher volume and greater variety of commercial business loans.

         Delinquencies and Classified Assets. Management and the Board of Directors perform a monthly review of all delinquent loans. The procedures taken by the Company with respect to delinquencies vary depending on the nature of the loan and period of delinquency. The Company generally requires that delinquent mortgage loans be reviewed and that a written late charge notice be mailed no later than the 17th day of delinquency. The Company's policies provide that telephone contact will be attempted to ascertain the reasons for delinquency and the prospects of repayment. When contact is made with the borrower at any time prior to foreclosure, the Company will attempt to obtain full payment or work out a repayment schedule with the borrower to avoid foreclosure. It is the Company's policy to place all loans that are delinquent by three or more payments on nonaccrual status, resulting in the Company no longer accruing interest on such loans and reversing any interest previously accrued but not collected. A non-accrual loan may be restored to accrual status when delinquent principal and interest payments are brought current and future monthly principal and interest payments are expected to be collected. Property acquired by the Company as a result of foreclosure on a mortgage loan is classified as "real estate owned" ("REO") and is recorded at the lower of the unpaid principal balance or fair value less costs to sell at the date of acquisition and thereafter. Upon foreclosure, the Company generally requires an appraisal of the property and, thereafter, appraisals of the property on an annual basis and external inspections on at least a quarterly basis.

         Federal regulations and the Company's Classification of Assets Policy require that the Company utilize an internal asset classification system as a means of reporting problem and potential problem assets. The Company currently classifies problem and potential problem assets as "Substandard," "Doubtful" or "Loss." An asset is considered Substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as Doubtful have all of the weaknesses inherent in those classified Substandard with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions and values, "highly questionable and improbable." Assets classified as Loss are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss allowance is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but posses weaknesses are required to be designated "Special Mention."

         A savings institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the OTS, which can order the establishment of additional general or specific loss allowances. The OTS, in conjunction with the other federal banking agencies, adopted an interagency policy statement on the allowance for loan and lease losses. The policy statement provides guidance for financial institutions on both the responsibilities of management for the assessment and establishment of adequate allowances and guidance for banking agency examiners to use in determining the adequacy of general valuation guidelines. Generally, the policy statement recommends that institutions have effective systems and controls to identify, monitor and address asset quality problems; that management has analyzed all significant factors that affect the collectibility of the portfolio in a reasonable manner; and that management has established acceptable allowance evaluation processes that meet the objectives set forth in the policy statement. While the Company believes that it has established an adequate allowance for loan losses, there can be no assurance that regulators, in reviewing the Company's loan portfolio, will not request the Company to materially increase its allowance for loan losses, thereby negatively affecting the Company's financial condition and earnings. Although management believes that, based on information currently available to it at this time, its allowance for loan losses is adequate, actual losses are dependent upon future events and, as such, further additions to the level of allowances for loan losses may become necessary.

         When an insured institution classifies one or more assets, or portions thereof, as Substandard or Doubtful, it is required to establish a general valuation allowance for loan losses in an amount deemed prudent by management. General valuation allowances, which is a regulatory term, represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies one or more assets, or portions thereof, as loss, it is required either to establish a specific allowance for losses equal to 100% of the amount of the asset soclassified or to charge off such amount.

         The Chief Lending Officer reviews and classifies the Company's loans on a quarterly basis and reports the results of the review to the Board of Directors. The Company classifies loans in accordance with the management guidelines described above. At December 31, 1997, the Company had $80,000 of REO. At December 31, 1997, the Company had $2.1 million of assets classified as Special Mention, $2.6 million of assets classified as Substandard, nothing classified as Doubtful and nothing classified as Loss.

         The following table sets forth delinquencies in the Company's loan portfolio as of the dates indicated. There were no delinquencies in the multi-family, commercial real estate, construction or commercial business portfolios at the dates indicated.


                                              AT DECEMBER 31, 1997                        AT DECEMBER 31, 1996
                                    ----------------------------------------    -----------------------------------------
                                         60-89 DAYS       90 DAYS OR MORE(1)        60-89 DAYS        90 DAYS OR MORE(1)
                                    -------------------  -------------------    --------------------  -------------------
                                              PRINCIPAL            PRINCIPAL               PRINCIPAL            PRINCIPAL
                                     NUMBER    BALANCE    NUMBER    BALANCE      NUMBER     BALANCE    NUMBER    BALANCE
                                    OF LOANS  OF LOANS   OF LOANS  OF LOANS     OF LOANS   OF LOANS   OF LOANS  OF LOANS
                                    --------  ---------  --------  ---------    --------   ---------  --------  ---------
                                                               (DOLLARS IN THOUSANDS)

  One- to four-family .............    1        $14         24      $2,146         3         $344        22      $1,872
  Home equity .....................   --         --          5         182        --           --         5         184
  Consumer ........................   --         --         --          --         1            7         4          20
                                      --        ---         --      ------        --         ----        --      ------
     Total ........................    1        $14         29      $2,328         4         $351        31      $2,076
                                      ==        ===         ==      ======        ==         ====        ==      ======
  Delinquent loans to total
   gross loans ....................             .01%                  1.30%                   .24%                 1.41%
                                                ===                   ====                    ===                  ====


                                              AT DECEMBER 31, 1995
                                   --------------------------------------------
                                        60-89 DAYS          90 DAYS OR MORE(1)
                                   --------------------    --------------------
                                              PRINCIPAL               PRINCIPAL
                                    NUMBER     BALANCE      NUMBER     BALANCE
                                   OF LOANS   OF LOANS     OF LOANS   OF LOANS
                                   --------   ---------    --------   ---------
                                             (DOLLARS IN THOUSANDS)

  One- to four-family ............     9        $361          26       $2,278
  Home equity ....................    --          --           4          162
  Consumer .......................    --          --           1           10
                                      --        ----          --       ------
     Total .......................     9        $361          31       $2,450
                                      ==        ====          ==       ======
  Delinquent loans to total
   gross loans ...................               .32%                    2.16%
                                                 ===                     ====

----------
(1) Loans 90 days or more past due are included in non-accrual loans. See "Lending Activities--Non-Accrual Loans."

         Non-Accrual Loans. The table below sets forth information regarding non-accrual loans (all loans 90 days or more delinquent) and REO held by the Company at the dates indicated. There were no non-accrual loans in the multi-family, commercial real estate, construction, or commercial business portfolios at the dates indicated.

                                                                        AT DECEMBER 31,
                                                -----------------------------------------------------------------
                                                 1997           1996           1995          1994           1993
                                                ------         ------         ------        ------         ------
                                                                     (DOLLARS IN THOUSANDS)

  Non-accrual loans:
   One- to four-family .......................  $2,146         $1,872         $2,278        $3,395         $3,269
   Home equity ...............................     182            184            162           223            234
   Consumer ..................................      --             20             10            27              7
                                                ------         ------         ------        ------         ------
   Total .....................................   2,328          2,076          2,450         3,645          3,510
  REO, net(1)(2) .............................      80            116            597           970          1,338
                                                ------         ------         ------        ------         ------
    Total non-performing assets ..............  $2,408         $2,192         $3,047        $4,615         $4,848
                                                ======         ======         ======        ======         ======

----------
(1)  REO balances are shown net of related loss allowances.

(2) REO, net at December 31, 1994 and 1993 included $0 and $264,000, respectively, of in-substance foreclosed loans. Under Statement of Financial Accounting Standards No. 114 "Accounting by Creditors for Impairment of a Loan", adopted January 1, 1995 by the Company, loans that previously would have been classified as in-substance foreclosures would be classified as impaired loans. There were no loans considered to be impaired as of December 31, 1997, 1996 and 1995.

         Allowance for Loan Losses. The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risks inherent in its loan portfolio and changes in the nature and volume of its loan activity. Such evaluation, which includes a review of all loans of which full collectibility may not be reasonably assured, considers among other matters, the estimated market value of the underlying collateral, economic conditions, historical loan loss experience and other factors that warrant recognition in providing for an adequate loan loss allowance. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to make additional provisions for losses on loans based upon information available at the time of the review.

         The following table sets forth activity in the Company's allowance for loan losses for the periods set forth in the table.


                                                                     AT DECEMBER 31,
                                            ---------------------------------------------------------------
                                               1997         1996        1995          1994          1993
                                            ---------     ---------   ---------     ---------     ---------
                                                                  (DOLLARS IN THOUSANDS)

Real estate loans:
 Balance at beginning of year ............    $1,789         $1,589     $1,543        $1,237        $  974
 Provision for loan losses ...............       400            200        152           316           286
Charge-offs:
 One- to four-family .....................        --             --       (106)          (10)          (23)
Consumer .................................       (19)            --         --            --            --
                                              ------         ------     ------        ------        ------
Balance at end of year ...................    $2,170         $1,789     $1,589        $1,543        $1,237
                                              ======         ======     ======        ======        ======
Net charge-offs to average gross
 loans receivable ........................      0.01%            --       0.09%         0.01%         0.02%
Allowance for loan losses as a percent
 of gross loans receivable ...............      1.19           1.21       1.40          1.34          1.15
Allowance for loan losses as a percent
 of total non-performing loans ...........     93.21          86.18      64.86         42.33         35.24
Non-performing loans as a percent
 of gross loans receivable ...............      1.29           1.41       2.16          3.17          3.26
Non-performing assets as a percent
 of total assets .........................      0.89           0.90       1.46          2.61          2.65

         The following tables set forth the amount of the Company's allowance for loan losses, the percent of allowance for loan losses to total allowance and the percent of gross loans to total gross loans in each of the categories listed at the dates indicated.


                                                                     AT DECEMBER 31,
                            --------------------------------------------------------------------------------------------------------
                                          1997                              1996                              1995
                            ---------------------------------   --------------------------------   ---------------------------------
                                                   PERCENT OF                         PERCENT OF                          PERCENT OF
                                                  GROSS LOANS                        GROSS LOANS                         GROSS LOANS
                                       PERCENT OF   IN EACH              PERCENT OF    IN EACH              PERCENT OF     IN EACH
                                       ALLOWANCE   CATEGORY               ALLOWANCE   CATEGORY               ALLOWANCE    CATEGORY
                                        TO TOTAL    TO TOTAL               TO TOTAL    TO TOTAL               TO TOTAL     TO TOTAL
                            AMOUNT     ALLOWANCE  GROSS LOANS   AMOUNT    ALLOWANCE  GROSS LOANS   AMOUNT    ALLOWANCE   GROSS LOANS
                            ------     ---------  -----------   ------   ----------  -----------   ------   -----------  -----------
                                                                 (DOLLARS IN THOUSANDS)

One- to four-family ....... $1,626       74.95%      71.71%     $1,181      66.01%      77.22%     $1,030      64.82%       77.10%
Home equity ...............    106        4.89       15.28         242      13.53       16.57         210      13.22        18.46
Commercial Real Estate ....    379       17.45        7.69         355      19.84        4.80         342      21.52         3.20
Multi-family ..............     34        1.56        1.14          --         --         .13          --         --          .17
Construction ..............     11        0.53        2.15          --         --          --          --         --           --
Commercial business .......     13        0.59        1.40           3        .17         .43          --         --           --
Consumer ..................      1        0.03        0.63           8        .45         .85           7        .44         1.07
                            ------      ------      ------      ------     ------      ------      ------     ------       ------
  Total allowance for
   loan losses ............ $2,170      100.00%     100.00%     $1,789     100.00%     100.00%     $1,589     100.00%      100.00%
                            ======      ======      ======      ======     ======      ======      ======     ======       ======


                                                                 AT DECEMBER 31,
                                   -------------------------------------------------------------------------------
                                                 1994                                     1993
                                   ----------------------------------         ------------------------------------
                                                              PERCENT OF                                PERCENT OF
                                                             GROSS LOANS                               GROSS LOANS
                                              PERCENT OF       IN EACH                  PERCENT OF       IN EACH
                                               ALLOWANCE       CATEGORY                  ALLOWANCE       CATEGORY
                                               TO TOTAL        TO TOTAL                  TO TOTAL        TO TOTAL
                                    AMOUNT     ALLOWANCE      GROSS LOANS     AMOUNT     ALLOWANCE      GROSS LOANS
                                   -------   -----------     ------------     ------     ---------      -----------
                                                             (DOLLARS IN THOUSANDS)

One- to four-family                $  979        63.46%         77.28%        $1,084       87.63%           83.28%
Home equity                           209        13.54          18.44            131       10.59           12.38
Commercial Real Estate                347        22.49           2.68             14        1.13            2.63
Multi-family                            1          .06            .47              1         .08             .46
Construction                           --           --            .15             --          --              --
Consumer                                7          .45            .98              7         .57            1.25
                                   ------       ------         ------         ------      ------           ------
  Total allowance for
   loan losses                     $1,543       100.00%        100.00%        $1,237      100.00%          100.00%
                                   ======       ======         ======         ======      ======           ======


SECURITIES PORTFOLIO

         Federally chartered savings institutions have the authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies, certain certificates of deposit of insured banks and savings institutions, certain bankers' acceptances, repurchase agreements and federal funds. Subject to various restrictions, federally chartered savings institutions may also invest in commercial paper, corporate debt securities and mutual funds whose assets conform to the investments that a federally chartered savings institution is otherwise authorized to make directly. Additionally, the Company must maintain minimum levels of investments that qualify as liquid assets under OTS regulations. As a member of the FHLB, the Bank also is required to maintain liquid assets at minimum levels which change from time to time. The Company's liquid investments primarily include federal agency securities and federal funds.

         Management of the Company, with the Board of Directors' ratification, sets the investment policy of the Company. This policy dictates that investments will be made based on the safety of the principal, the liquidity requirements of the Company and the return on the investment and capital appreciation. All investment decisions are made by the Investment Committee, comprised of members of Management, and such investment decisions are ratified by the Board of Directors of the Company.

         The  Company's  investments  include  FHLB-NY  stock,   mortgage-backed
securities insured or guaranteed by FHLMC, FNMA, GNMA, equity securities, and U.S. government agency securities.

         The following table sets forth certain information regarding the amortized cost and estimated market values of the Company's mortgage-backed and investment securities at the dates indicated.



                                                                        AT DECEMBER 31,
                                              -------------------------------------------------------------------
                                                      1997                   1996                  1995
                                              ---------------------   --------------------   --------------------
                                                          ESTIMATED              ESTIMATED              ESTIMATED
                                              AMORTIZED    MARKET     AMORTIZED   MARKET     AMORTIZED    MARKET
                                                COST        VALUE       COST       VALUE       COST       VALUE
                                              ---------   ---------   ---------  ---------   ---------   --------
                                                                            (DOLLARS IN THOUSANDS)
 Mortgage-backed and investment
  securities held to maturity:
    FHLMC ................................     $ 1,532     $ 1,502     $ 1,608    $ 1,572     $ 1,956     $ 1,879
    FNMA .................................       1,381       1,380       1,621      1,625       1,885       1,890
                                               -------     -------     -------    -------     -------     -------
      Total mortgage-backed and
       investment securities
       held to maturity ..................     $ 2,913     $ 2,882     $ 3,229    $ 3,197     $ 3,841     $ 3,769
                                               =======     =======     =======    =======     =======     =======

  Mortgage-backed and investment
   securities available for sale:
    Collateralized mortgage
     obligations .........................     $ 3,311     $ 3,209     $ 3,334    $ 3,204     $ 3,334     $ 3,156
    U.S. government and federal
     agency obligations ..................      37,324      37,890      38,318     38,222      12,501      12,553
    Equity securities ....................         753         812          --         --          --          --
    FHLMC ................................       7,165       7,191      12,288     12,282      13,873      13,828
    FNMA .................................      12,752      12,679      13,147     13,054      13,335      13,374
    GNMA .................................      11,607      11,632      14,391     14,105      15,261      15,244
                                               -------     -------     -------    -------     -------     -------
      Total mortgage-backed and
       investment securities
       available for sale ................     $72,912     $73,413     $81,478    $80,867     $58,304     $58,155
                                               =======     =======     =======    =======     =======     =======


SOURCES OF FUNDS

 General

         Deposits are the primary source of the Company's funds for use in lending and for other general business purposes. In addition to deposits, the Company obtains funds from advances from the FHLB-NY and other borrowings.

 Deposits

         The Company offers a variety of deposit accounts having a wide range of interest rates and terms. The Company's deposits consist of regular savings, checking, and money market and certificate accounts. The Company's deposits are obtained primarily from its market area and it does not currently use brokers to obtain deposits. The Company relies primarily on aggressive marketing campaigns, customer service and long-standing relationships with customers to attract and retain these deposits. The Company pays competitive interest rates on deposits, but generally does not pay the highest interest rate among institutions in its area.

         The variety of deposit accounts offered by the Company has allowed it to be competitive in its market area in obtaining funds and respond with flexibility to changes in customer demand. As certain customers have become more interest rate conscious, the Company has become more susceptible to short-term fluctuations in deposit flows. The Company has sought to offer various deposit and checking options offering favorable features not offered by the Company's competitors and has marketed those products aggressively. Although the Company's efforts to maintain and increase its volume of deposits enabled it to increase deposits in fiscal 1997, the ability of the Company to attract and maintain those accounts will continue to be affected by market conditions.

     The following table presents the deposit activity of the Company for the periods indicated:

                                                FOR THE YEAR ENDED DECEMBER 31,
                                                -------------------------------
                                                 1997        1996         1995
                                                -------    -------       ------
                                                    (DOLLARS IN THOUSANDS)

Net deposits (withdrawals) ................    $12,407     $(1,649)     $ 8,002
Interest credited on deposit accounts .....      7,125       6,774        6,807
                                               -------     -------      -------
Total increase in deposit accounts ........    $19,532     $ 5,125      $14,809
                                               =======     =======      =======

     At December 31, 1997, the Company had $11.7 million in certificate accounts in amounts of $100,000 or more maturing as follows:

                                                                   WEIGHTED
      MATURITY PERIOD                               AMOUNT        AVERAGE RATE
     ----------------                              -------       -------------
                                                      (DOLLARS IN THOUSANDS)

Three months or less ...........................   $ 5,378          5.39%
Over three through six months ..................     2,673          5.54
Over six through 12 months .....................     2,620          5.55
Over 12 months .................................     1,051          5.67
                                                   -------
Total ..........................................   $11,722
                                                   =======

         The following table presents, by various rate categories, the amount of certificate accounts outstanding at the dates indicated and the periods to maturity of the certificate accounts outstanding at December 31, 1997.


                                        PERIOD TO MATURITY FROM DECEMBER 31, 1997
                                       ---------------------------------------------

                                                  MORE       MORE      MORE     MORE
                                        LESS      THAN       THAN      THAN     THAN
                                        THAN     ONE TO     TWO TO   THREE TO  FOUR TO         AT DECEMBER 31,
                                         ONE      TWO        THREE     FOUR     FIVE     ----------------------------
                                        YEAR     YEARS       YEARS     YEARS    YEARS     1997       1996        1995
                                      --------   ------     ------   --------  ------    ------     ------      ------
  Certificate accounts:
0 to 4.00% .......................    $     1   $    --     $   --     $ --     $ --    $      1    $   331    $ 1,474
4.01 to 5.00% ....................      2,581       163         --       --       --       2,744     14,310     18,028
5.01 to 6.00% ....................     90,204    11,907      2,673      615      292     105,691     80,829     44,122
6.01 to 7.00% ....................         22       783      1,049       --       --       1,854      4,053     31,525
7.01 to 8.00% ....................         --        --         --       --       --          --         --          8
                                      -------   -------     ------     ----     ----    --------    -------    -------
 Total ...........................    $92,808   $12,853     $3,722     $615     $292    $110,290    $99,523    $95,157
                                      =======   =======     ======     ====     ====    ========    =======    =======


BORROWINGS

         Although deposits are the Company's primary source of funds, the Company's policy has been to utilize borrowings when they are a less costly source of funds. In addition, the Company may borrow to maintain regulatory liquidity.

         The Company obtains advances from the FHLB-NY on the security of its capital stock of the FHLB-NY and certain of its mortgage loans and mortgage-backed securities. Such advances are made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. Regulations limit the amount of FHLB-NY advances to 30% of total assets without obtaining specific approval from the Board of Directors of the FHLB-NY. As of December 31, 1997, outstanding advances from the FHLB-NY amounted to $32.0 million.

         The following table sets forth certain information regarding the Company's borrowed funds at or for the years ended December 31, 1997, 1996 and 1995.

                                                                               AT OR FOR THE YEAR
                                                                               ENDED DECEMBER 31,
                                                                          -------------------------------
                                                                           1997        1996        1995
                                                                         -------      ------     --------
                                                                               (DOLLARS IN THOUSANDS)
FHLB advances:
 Average balance outstanding ....................................       $34,776      $12,417     $ 2,646
 Maximum amount outstanding at any month-end
  during the period .............................................        41,725       27,000       6,000
 Balance outstanding at end of period ...........................        32,000       27,000       2,000
 Weighted average interest rate during the period ...............          6.56%        6.52%       6.53%


SUBSIDIARIES

         The Bank has two wholly-owned subsidiaries, Wayne Savings Financial Services Group, Inc. and Wayne Savings Asset Management Corporation. Financial
Services began operation in November 1989 and markets, as a broker, financial products to the customers of the Company and the general public. The products offered include annuities, life insurance, disability insurance, group life insurance, stocks, bonds and mutual funds, financial planning, estate planning, asset management and allocation services. Asset Management has not conducted any activities to date.

PERSONNEL

         As of December 31, 1997, the Company, including Financial Services, had 55 full-time and 8 part-time employees. The employees are not represented by a collective bargaining unit, and the Company considers its relationship with its employees to be good.

                           REGULATION AND SUPERVISION

GENERAL

         The activities of savings institutions, such as the Bank, are governed by the Home Owners' Loan Act, as amended ("HOLA") and the Federal Deposit Insurance Act ("FDI Act"). The Bank is subject to extensive regulation, examination and supervision by the OTS, as its primary federal regulator, and the FDIC, as the deposit insurer. The Bank is a member of the Federal Home Loan Bank ("FHLB") System and its deposit accounts are insured up to applicable limits by the SAIF managed by the FDIC. The Bank must file reports with the OTS concerning its activities and financial condition in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other savings institutions. The OTS and/or the FDIC conduct periodic examinations to test the Bank's safety and soundness and compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulatory requirements and policies, whether by the OTS, the FDIC or the Congress, could have a material adverse impact on the Company and its operations. Certain of the regulatory requirements applicable to the Company are referred to below or elsewhere herein. The description of statutory provisions and regulations applicable to savings institutions set forth in this Form 10-K does not purport to be a complete description of such statutes and regulations and their effects on the Company.

FEDERAL SAVINGS INSTITUTION REGULATION

         Capital Requirements. The OTS capital regulations require savings institutions to meet three minimum capital standards: a 1.5% tangible capital ratio, a 3% leverage (core) capital ratio and an 8% risk-based capital ratio. In addition, the prompt corrective action standards discussed below also establish, in effect, a minimum 2% tangible capital standard, a 4% leverage (core) capital ratio (3% for institutions receiving the highest rating on the CAMEL financial institution rating system), and, together with the risk-based capital standard itself, a 4% Tier I risk-based capital standard. Core capital is defined as common stockholders' equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus, and minority interests in equity accounts of consolidated subsidiaries less intangibles other than certain purchased mortgage servicing rights and credit card relationships. The OTS regulations also require that, in meeting the tangible, leverage (core) and risk-based capital standards, institutions must generally deduct investments in and loans to subsidiaries engaged in activities not permissible for a national bank.

         The risk-based capital standard for savings institutions requires the maintenance of Tier I (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100%, as assigned by the OTS capital regulation based on the risks OTS believes are inherent in the type of asset. The components of Tier I (core) capital are equivalent to those discussed earlier. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock and the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

         The OTS regulatory capital requirements also incorporate an interest rate risk component. Savings institutions with "above normal" interest rate risk exposure are subject to a deduction from total capital for purposes of calculating their risk-based capital requirements. A savings institution's interest rate risk is measured by the decline in the net portfolio value of its assets (i.e., the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts) that would result from a hypothetical 200 basis point increase or decrease in market interest rates divided by the estimated economic value of the institution's assets. In calculating its total capital under the risk-based capital rule, a savings institution whose measured interest rate risk exposure exceeds 2% must deduct an amount equal to one-half of the difference between the institution's measured interest rate risk and 2%, multiplied by the estimated economic value of the institution's assets. The Director of the OTS may waive or defer a savings institution's interest rate risk component on a case-by-case basis. A savings institution with assets of less than $300 million and risk-based capital ratios in excess of 12% is not subject to the interest rate risk component, unless the OTS determines otherwise. For the present time, the OTS has deferred implementation of the interest rate risk component. At December 31, 1997, the Bank met each of its capital requirements, in each case on a fully phased-in basis and it is anticipated that the Bank will not be subject to the interest rate risk component.

         Prompt Corrective Regulatory Action. Under the OTS prompt corrective action regulations, the OTS is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's degree of undercapitalization. Generally, a savings institution is considered "well capitalized" if its ratio of total capital to risk-weighted assets is at least 10%, its ratio of Tier I (core) capital to risk-weighted assets is at least 6%, its ratio of core capital to total assets is at least 5%, and it is not subject to any order or directive by the OTS to meet a specific capital level. A savings institution generally is considered "adequately capitalized" if its ratio of total capital to risk-weighted assets is at least 8%, its ratio of Tier I (core) capital to risk-weighted assets is at least 4%, and its ratio of core capital to total assets is at least 4% (3% if the institution receives the highest CAMEL rating). A savings institution that has a ratio of total capital to risk weighted assets of less than 8%, a ratio of Tier I (core) capital to risk-weighted assets of less than 4% or a ratio of core capital to total assets of less than 4% (3% or less for institutions with the highest examination rating) is considered to be "undercapitalized." A savings institution that has a total risk-based capital ratio less than 6%, a Tier 1 capital ratio of less than 3% or a leverage ratio that is less than 3% is considered to be "significantly undercapitalized" and a savings institution that has a tangible capital to assets ratio equal to or less than 2% is deemed to be "critically undercapitalized." Subject to a narrow exception, the banking regulator is required to appoint a receiver or conservator for an institution that is "critically undercapitalized." The regulation also provides that a capital restoration plan must be filed with the OTS within 45 days of the date a savings institution receives notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." Compliance with the plan must be guaranteed by any parent holding company. In addition, numerous mandatory supervisory actions become immediately applicable to an undercapitalized institution, including, but not limited to, increased monitoring by regulators and restrictions on growth, capital distributions and expansion. The OTS could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

         Insurance of Deposit Accounts. The Bank's deposit accounts are insured by the SAIF to a maximum of $100,000 for each insured member (as defined by law and regulation). The FDIC has the authority, should it initiate proceeding to terminate an institution's deposit insurance, to suspend the insurance of any such institution without tangible capital. However, if a savings institution has positive capital when it includes qualifying intangible assets, the FDIC cannot suspend deposit insurance unless capital declines materially, the institution fails to enter into and remain in compliance with an approved capital plan or the institution is operating in an unsafe manner.

         Regardless of an institution's capital level, insurance of deposits may be terminated by the FDIC upon finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the institution's primary regulator.

         The FDIC charges an annual assessment for the insurance of deposits based on the risk a particular institution poses to its deposit insurance fund. Under this system, SAIF insured institutions pay within a range of six cents to 31 cents per $100 of domestic deposits, depending upon the institution's risk classification. This amount includes an annual assessment of six basis points to be paid to the Financing Corp. (FICO Bonds). This risk classification is based on an institution's capital group and supervisory subgroup assignment. In addition, the FDIC is authorized to increase such deposit insurance rates, on a semi-annual basis, if it determines that such action is necessary by the FDIC. The Bank's federal deposit insurance premium expense for the year ended December 31, 1997, amounted to approximately $92,000.

         Thrift Rechartering Legislation. Various proposals to eliminate the federal thrift charter, create a uniform financial institutions charter and abolish the OTS have been introduced in Congress. The bills would require federal savings institutions to convert to a national bank or some type of state charter by a specified date or they would automatically become national banks. Converted federal thrifts would generally be required to conform their activities to those permitted for the charter selected and divestiture of nonconforming assets would be required over a two year period, subject to two possible one year extensions. State chartered thrifts would become subject to the same federal regulation as applies to state commercial banks. Holding companies for savings institutions would become subject to the same regulation as holding companies that control commercial banks, with a limited grandfather provision for unitary savings and loan holding company activities. The Company is unable to predict whether such legislation would be enacted, the extent to which the legislation would restrict or disrupt its operations or whether the BIF and SAIF funds will eventually merge.

         Loans to One Borrower. Under the HOLA, savings institutions are generally subject to the limits on loans to one borrower applicable to national banks. Generally, savings institutions may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of its unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if such loan is secured by readily-marketable collateral, which is defined to include certain financial instruments and bullion. At December 31, 1997, the Company's limit on loans to one borrower was $4.5 million. At December 31, 1997, the Company's largest aggregate outstanding balance of loans to one borrower was $2.1 million.

         Qualified Thrift Lender Test ("QTL Test"). The HOLA requires savings institutions to meet a QTL test. Under the QTL test, a savings and loan association is required to maintain at least 65% of its "portfolio assets" (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain "qualified thrift investments" (primarily residential mortgages and related investments, including certain mortgage-backed securities) in at least 9 months out of each 12 month period.

         A savings institution that fails the QTL test is subject to certain operating restrictions and may be required to convert to a bank charter. As of December 31, 1997, the Bank maintained 77.2% of its portfolio assets in qualified thrift investments and, therefore, met the QTL test.

         Limitation on Capital Distributions. OTS regulations impose limitations upon all capital distributions by savings institutions, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to shareholders of another institution in a cash-out merger and other distributions charged against capital. The rule establishes three tiers of institutions, which are based primarily on an institution's capital level. An institution that exceeds all fully phased-in capital requirements before and after a proposed capital distribution ("Tier 1 Bank") and has not been advised by the OTS that it is in need of more than normal supervision, could, after prior notice but without obtaining approval of the OTS, make capital distributions during a calendar year equal to the greater of (i) 100% of its net earnings to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year or (ii) 75% of its net income for the previous four quarters. Any additional capital distributions would require prior regulatory approval. In the event the Bank's capital fell below its regulatory requirements or the OTS notified it that it was in need of more than normal supervision, the Bank's ability to make capital distributions could be restricted. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice. In December 1994, the OTS proposed amendments to its capital distribution regulation that would generally authorize the payment of capital distributions without OTS approval provided that the payment does not cause the institution to be undercapitalized within the meaning of the prompt corrective action regulation. However, institutions in a holding company structure would still have a prior notice requirement. At December 31, 1997, the Bank was a Tier 1 Bank.

         Liquidity. The Bank is required to maintain an average daily balance of specified liquid assets equal to a quarterly average of not less than a specified percentage of its net withdrawable deposit accounts plus short-term borrowings. This liquidity requirement is currently 4% but may be changed from time to time by the OTS to any amount within the range of 4% to 10% depending upon economic conditions and the savings flows of member institutions. OTS regulations also require each member savings institution to maintain an average daily balance of short-term liquid assets at a specified percentage of the total of its net withdrawable deposit accounts and borrowings payable in one year or less. Monetary penalties may be imposed for failure to meet these liquidity requirements. The Bank's liquidity ratio for December 31, 1997 was 40.2%, which exceeded the applicable requirements.

         Assessments. Savings institutions are required to pay assessments to the OTS to fund the agency's operations. The general assessments, paid on a semi-annual basis, are computed upon the savings institution's total assets, including consolidated subsidiaries, as reported in the Bank's latest quarterly thrift financial report. The assessments paid by the Company for the calendar year ended December 31, 1997 totalled $68,000.

         Branching. OTS regulations permit nationwide branching by federally chartered savings institutions to the extent allowed by federal statute. This permits federal savings institutions to establish interstate networks and to geographically diversify their loan portfolios and lines of business. The OTS authority preempts any state law purporting to regulate branching by federal savings institutions.

         Transactions with Related Parties. The Company's authority to engage in transactions with related parties or "affiliates" (e.g., any company that controls or is under common control with an institution) is limited by Sections 23A and 23B of the Federal Reserve Act ("FRA"). Section 23A limits the aggregate amount of covered transactions with any individual affiliate to 10% of the capital and surplus of the savings institution. The aggregate amount of covered transactions with all affiliates is limited to 20% of the savings institution's capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type described in Section 23A and the purchase of low quality assets from affiliates is generally prohibited.
Section 23B generally provides that certain transactions with affiliates, including loans and asset purchases, must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies. In addition, savings institutions are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies and no savings institution may purchase the securities of any affiliate other than a subsidiary.

         The Bank's authority to extend credit to executive officers, directors and 10% shareholders ("insiders"), as well as entities such persons control, is governed by Sections 22(g) and 22(h) of the FRA and Regulation O thereunder. Among other things, such loans are required to be made on terms substantially the same as those offered to unaffiliated individuals and to not involve more than the normal risk of repayment. Recent legislation created an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees. Regulation O also places individual and aggregate limits on the amount of loans the Company may make to insiders based, in part, on the Company's capital position and requires certain board approval procedures to be followed.

         Enforcement. Under the FDI Act, the OTS has primary enforcement responsibility over savings institutions and has the authority to bring actions against the institution and all institution-affiliated parties, including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors to institution of receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or even $1 million per day in especially egregious cases. Under the FDI Act, the FDIC has the authority to recommend to the Director of the OTS enforcement action to be taken with respect to a particular savings institution. If action is not taken by the Director, the FDIC has authority to take such action under certain circumstances. Federal law also establishes criminal penalties for certain violations.

         Standards for Safety and Soundness. The federal banking agencies have adopted Interagency Guidelines Prescribing Standards for Safety and Soundness ("Guidelines") and a final rule to implement safety and soundness standards required under the FDI Act. The Guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The standards set forth in the Guidelines address internal controls and information systems; internal audit system; credit underwriting; loan documentation; interest rate risk exposure; asset growth; and compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the Guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard, as required by the FDI Act. The final rule establishes deadlines for the submission and review of such safety and soundness compliance plans when such plans are required.

         Federal Reserve System. The Federal Reserve Board requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts) and non-personal time deposits. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy the liquidity requirements that are imposed by the OTS. At December 31, 1997, the Bank's total transaction accounts were in compliance with the Federal Reserve Board requirements.

         Savings associations have authority to borrow from the Federal Reserve Bank "discount window," but Federal Reserve policy generally requires savings associations to exhaust all OTS sources before borrowing from the Federal Reserve System. The Bank had no such borrowings as of December 31, 1997.

ADDITIONAL ITEM: EXECUTIVE OFFICERS OF THE REGISTRANT.

         The following table sets forth certain information regarding the executive officers of the Company and Bank who are not directors.


         NAME                  AGE(1)            POSITION(S) HELD WITH THE BANK
        ------                --------           -------------------------------
Michael G. DeBenedette          47        Executive  Vice  President,  Chief  Operating  Officer and  Corporate
                                            Secretary since March 1988.

Robert L. Frega                 43        Senior Vice President, Chief Lending Officer since February 1998 and
                                            Senior Commercial Loan Officer since March 1997. Prior to that he was
                                            Vice President and Commercial Loan Officer with Fleet Bank, NA.

Timothy P. Tierney              55        Vice  President and Chief  Financial  Officer since  September  1994.
                                            Prior  to  that he was  Vice  President  and  Controller  of  Crestmont
                                            Federal Savings and Loan Association.

                                            Position(s) Held With Wayne Savings Financial Services Group, Inc.
                                            ------------------------------------------------------------------
Gary Len                        37        President,  Chief  Operating  Officer since  October  1996.  Prior to that he was Vice President since November 1989.


------------------
(1) As of December 31, 1997.

ITEM 2. PROPERTIES.

         The Company conducts its business through five branch offices and one administrative office, four of which are located in Passaic County, New Jersey and one in Essex County, New Jersey. The following table sets forth information relating to each of the Company's offices and other properties as of December 31, 1997. The total net book value of the Company's premises and equipment at December 31, 1997 was $3.3 million.

                                                                    ORIGINAL                      NET BOOK VALUE
                                                                      YEAR                        OF PROPERTY OR
                                                      LEASED         LEASED        DATE OF           LEASEHOLD
                                                        OR             OR           LEASE          IMPROVEMENTS
        LOCATION                                       OWNED        ACQUIRED     EXPIRATION      DECEMBER 31, 1997
        --------                                      -------       --------     ----------      -----------------
  ADMINISTRATIVE OFFICE:
  1195 Hamburg Turnpike
  Wayne, New Jersey ............................      Owned            1988             --          $2,716,598

  BRANCH OFFICES:
  1501 Hamburg Turnpike
  Wayne, New Jersey ............................      Leased           1992           2001              60,585

  1504 Route 23
  (Packanack Shopping Center)
  Wayne, New Jersey ............................      Leased           1959           2002             101,044

  Valley Ridge Shopping Center
  Valley Road at Preakness Avenue
  Wayne, New Jersey ............................      Leased           1971           2000              98,389

  5 Sicomac Avenue
  North Haledon, New Jersey ....................      Leased           1992           2024              32,512

  363 Route 46
  Fairfield, New Jersey ........................      Leased           1997           2001             137,927

  OTHER PROPERTIES:

  1255 Hamburg Turnpike
  Wayne, New Jersey ............................      Owned            1962(1)          --             159,692

------------------
(1) This property was acquired by the Bank to serve as the Bank's main office. The Bank began building on the property in 1962 and used that facility until 1992. The property is currently being leased to third parties.

ITEM 3. LEGAL PROCEEDINGS.

         Neither the Company nor its Subsidiary are involved in any pending legal proceedings, other than routine legal proceedings occurring in the ordinary course of business, which involve amounts which, in the aggregate, are believed by Management to be immaterial to the financial condition or results of operations of the Company.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

     None
                                     PART II

ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDERS' MATTERS.

         Information relating to the market for Registrant's common equity and related stockholder matters appear under "Stockholder Information" in the Registrant's 1997 Annual Report to Stockholders on page 40 and is incorporated herein by reference. On February 11, 1998, the Company had 492 registered stockholders.

ITEM 6. SELECTED FINANCIAL DATA.

         The above captioned information appears under "Selected Financial Data" in the Registrant's 1997 Annual Report to Stockholders on page 3 and is incorporated herein by reference.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         The above captioned information appears under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Registrant's 1997 Annual Report to Stockholders on pages 4 through 8 and is incorporated herein by reference.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK.

         The above captioned information appears under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Market Risk" in the Registrant's 1997 Annual Report to Stockholders and is incorporated herein by reference.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

         The Consolidated Financial Statements of Wayne Bancorp, Inc. and Subsidiary, together with the report thereon by KPMG Peat Marwick LLP appears in the Registrant's 1997 Annual Report to Stockholders on pages 13 through 39 and are incorporated herein by reference

ITEM 9. CHANGE IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

         None.

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.

         The information relating to Directors and Executive Officers of the Registrant is incorporated herein by reference to the Registrant's Proxy Statement for the Annual Meeting of Stockholders to be held on March 24, 1998 at pages 4 through 6. Information concerning Executive Officers who are not directors is contained in Part I of this report pursuant to paragraph (b) of
Item 401 of Regulation S-K in reliance on Instruction G.

ITEM 11. EXECUTIVE COMPENSATION.

         The information relating to Director and Executive Compensation is incorporated herein by reference to the Registrant's Proxy Statement for the Annual Meeting of Stockholders to be held on March 24, 1998 at pages 9 through 16, (excluding the Compensation Committee Report and the Stock Performance Graph).

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

         The information relating to Security Ownership of Certain Beneficial Owners and Management of the Registrant is incorporated herein by reference to the Registrant's Proxy Statement for the Annual Meeting of Stockholders to be held on March 24, 1998 at page 3.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

         The  information   relating  to  Certain   Relationships   and  Related
Transactions of the Registrant is incorporated herein by reference to the Registrant's Proxy Statement for the Annual Meeting of Stockholders to be held on March 24, 1998 at page 16.

                                     PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K.

(a) The following documents are filed as a part of this report:

    (1) Consolidated Financial Statements of the Company are incorporated by reference to the following indicated pages of the 1997 Annual Report to
    Stockholders:


                                                                                                           Page
                                                                                                           ----
Independent Auditors' Report ..........................................................................      39
Consolidated Statements of Financial Condition as of December 31, 1997 and 1996 .......................      13
Consolidated Statements of Income for the Years Ended December 31, 1997, 1996 and 1995 ................      14
Consolidated Statements of Changes in Stockholders' Equity for the Years Ended December 31, 1997,
 1996 and 1995 ........................................................................................      15
Consolidated Statements of Cash Flows for the Years Ended December 31, 1997, 1996 and 1995 ............   16-17
Notes to Consolidated Financial Statements ............................................................   18-38


         The   remaining   information   appearing  in  the  Annual   Report  to
Stockholders is not deemed to be filed as part of this report, except as expressly provided herein.

     (2) All schedules are omitted because they are not required or applicable, or the required information is shown in the consolidated financial statements or the notes thereto.

     (3) Exhibits

           (a) The following exhibits are filed as part of this report.

3.1   Restated Certificate of Incorporation of Wayne Bancorp, Inc.*
3.2   Bylaws of Wayne Bancorp, Inc.*
4.0   Stock Certificate of Wayne Bancorp, Inc. *
10.1  Employment Agreement between Wayne Bancorp, Inc. and Johanna
        O'Connell ***
10.2  Employment Agreement between Wayne Savings Bank,
       F.S.B. and Johanna O'Connell ***
10.3  Form of Change in Control Agreement
       between Wayne Bancorp, Inc. and Certain Executive Officers
10.4 Employment Agreement between Wayne Savings Financial Services Group, Inc. and Gary Len ***
10.5  Employee Severance Compensation Plan *
10.6  Employee Stock Ownership Plan *
10.7  Incentive Stock Plan**
11.0  Earnings  Per Share Computation
13.0  1997 Annual Report
21.0 Subsidiaries-See "Part I--Subsidiaries," which information is incorporated by reference
27.0  Financial Data Schedule

     (b) Reports on From 8-K
          None

---------------
* Incorporated herein by reference to the Exhibits to Form S-1 Registration Statement, as amended, filed on March 18, 1996 Registration Number 333-2488 and declared effective May 13, 1996.

** Incorporated herein by reference to the Proxy Statement for the Special Meeting of Stockholders filed on December 9, 1996.

*** Incorporated  herein by reference to the Exhibits to the Registrant's
    Annual Report on Form 10-K (File No. 20691) filed on March 11, 1997.

         Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                WAYNE BANCORP, INC.


                                              By  /s/ HAROLD P. COOK, III
                                                 ----------------------------
                                                     Harold P. Cook, III
                                                Chairman of the Board And CEO

     Dated: March 24, 1998

         Pursuant to the requirements of the Securities and Exchange Act of 1934, this report has been signed by the following persons in the capacities and on the dates indicated.


           SIGNATURE                             TITLE                                  DATE
           ---------                             -----                                  -----
   /s/    HAROLD P. COOK, III             Chairman of the Board, CEO                March 24, 1998
--------------------------------           and Director
         (Harold P. Cook, III)             (Principal Executive Officer)

   /s/     JOHANNA O'CONNELL              President and Director                    March 24, 1998
--------------------------------
          (Johanna O'Connell)

   /s/     WILLIAM J. LLOYD               Director                                  March 24, 1998
--------------------------------
          (William J. Lloyd)

   /s/     DAVID M. COLLINS               Director                                  March 24, 1998
--------------------------------
          (David M. Collins)

   /s/     THOMAS D. COLLINS              Director                                  March 24, 1998
--------------------------------
          (Thomas D. Collins)

   /s/ NICHOLAS S. GENTILE, JR.           Director                                  March 24, 1998
--------------------------------
      (Nicholas S. Gentile, JR.)

   /s/      RONALD HIGGINS                Director                                  March 24, 1998
--------------------------------
           (Ronald Higgins)

   /s/        RICHARD LEN                 Director                                  March 24, 1998
--------------------------------
             (Richard Len)

   /s/       CHARLES LOTA                 Director                                  March 24, 1998
--------------------------------
            (Charles Lota)

   /s/      DENNIS POLLACK                Director                                  March 24, 1998
--------------------------------
           (Dennis Pollack)

   /s/    TIMOTHY P. TIERNEY              V. P. and Comptroller                     March 24, 1998
--------------------------------           (Principal Financial Officer)
         (Timothy P. Tierney)


                                                                      APPENDIX E

WAYNE BANCORP, INC.

                                     [LOGO]


                                 ANNUAL REPORT

                                      1997





                              Table of Contents

                                                                         Page
                                                                         -----
 Letter to Stockholders .............................................       1
 Selected Financial Data ............................................       3
 Management's Discussion and Analysis ...............................       4
 Consolidated Financial Statements ..................................      13
 Notes to Consolidated Financial Statements .........................      18
 Independent Auditors' Report .......................................      39
 Stockholder Information ............................................      40
 Directors and Officers .............................................      41
 Banking Locations ..................................................      41

Dear Fellow Shareholders:

         Nineteen Hundred and Ninety Seven marked Wayne Bancorp's first full year as a public Company. It was an exciting, challenging and successful year. I am pleased to report that your Company achieved and, in many cases, exceeded the goals of its business plan.

         For the period ended December 31, 1997, the Company's gross loans increased $35.3 million to $182.5 million. In addition, deposits increased $19.5 million to $198.5 million. Of particular significance is the increase of $3.9 million, to $10.4 million, in noninterest bearing deposits.

         Of all of your Company's accomplishments during 1997, the most significant and visible has been the increase in the value of your investment in Wayne Bancorp. For the year, the price of Wayne Bancorp's common stock increased from $15.25 to $26.75, a 43% gain, not including dividends paid to our shareholders.

         We remain confident that our ongoing efforts to implement our strategic business plan will continue your Company's transformation into a profitable, multifaceted community bank, serving and prospering in our unique local market. And, we remain committed to enhancing the value of your investment in Wayne Bancorp. We have successfully closed over $17.4 million in commercial, multi family, commercial real estate and construction loans. And, through our ongoing team efforts the Bank reported a 60% increase in noninterest bearing deposit accounts.

         An important part of Wayne Bancorp's strategic business plan includes the expansion of our commercial lending activities. At the close of the first quarter, we took a big step in expanding Wayne Bancorp's commercial lending operations by successfully recruiting Robert L. Frega to join our management team as Senior Vice President responsible for Commercial Lending. Formerly with Fleet Bank, Bob brings to us over twenty years of commercial lending expertise and his efforts are already apparent, by leveraging his existing business relationships and building on referrals from our board of directors and existing management team. This operation will further enhance our ability to increase our cross selling efforts and products per customer while attracting lower cost demand deposits, once the exclusive domain of commercial banks.

         Another significant part of our business strategy involved branch office expansion to extend your Bank's market area. In July, we opened a retail branch on Route 46, in Fairfield. The branch is unique in that it was a turnkey leasehold that was acquired at a very attractive rental which is expected to assist the branch in its profitability expectations. Significantly, the Fairfield area also provides a multitude of opportunities to grow our commercial customer base and cross-sell various products and services.

         In August, we successfully obtained municipal and regulatory approvals to open a branch on Franklin Avenue in Wyckoff, New Jersey, a Bergen County
municipality with a strong local business community. Wyckoff offers opportunities for above average deposit growth in addition to providing a source of financial service opportunities. We anticipate opening our temporary branch in February with the permanent branch opening in the third quarter of 1998. Both Fairfield and Wyckoff are natural extensions of our market area and should enhance our franchise value.

         We have successfully developed and continue to market our Home Equity variable rate program. With these loans being tied to our "prime rate" our interest rate risk is significantly reduced. Additionally, our Home Equity fixed rate first lien program affords us an average loan to value ratio of less than 30%.

         As an added service to our stockholders the Company has instituted a dividend reinvestment plan. Information pertaining to the plan was mailed to all stockholders of record as of January 15, 1998 including an explanation of the plan and an enrollment card. The dividend reinvestment plan allows participating stockholders to reinvest dividends and voluntary contributions for the purchase of additional shares of the Company's common stock without brokerage commissions or service charges.

         Your management team continues to expand our product line and services to better serve our customers and communities. Some of our expanded products include medical savings accounts, overdraft checking, merchant accounts, telephonic banking and our premier direct mail money market accounts. Additionally, we are very supportive of local charitable and civic organizations that serve our communities. It's simply a matter of good business.

         During 1997, we successfully implemented and completed two separate five percent stock repurchases as part of our overall strategic plan to manage capital and most significantly, maximize shareholder value. We intend to pursue necessary regulatory approvals during the current year so that we can continue to utilize open market stock repurchases to enhance shareholder value.

         Our first year as a public Company can be characterized as a successful year of achievement. We are proud to have met or surpassed our goals, particularly when compared to the performance of our peers, other recently converted thrifts. Our board of directors and management look forward to continuing to improve performance by constantly modifying and fine-tuning our strategic plan to adapt to changes in the economy and our market place and to take advantage of long and short term business opportunities that arise. As with any investment, these benefits are not necessarily immediate, but often take time.

         We begin 1998 with great anticipation and excitement. Our plans include executing and implementing certain business opportunities on the holding Company level which will compliment our traditional community banking activities and have a synergistic effect on the Company's performance. As indicated above, we are committed to managing our capital on all levels with a view to enhancing shareholder value. We believe that our Company is poised to develop its franchise and to benefit from a vibrant local economy, a strong real estate market and business opportunities brought about by the dedication and hard work of our officers, directors and staff.

         We remain committed to maximizing the value of your investment in Wayne Bancorp and benefiting the communities we serve. Thank you for your confidence and continued support.

 Sincerely,



    Harold P. Cook, III
   Chairman of the Board
and Chief Executive Officer

                             SELECTED FINANCIAL DATA

                                                                            AT DECEMBER 31,
                                                    -----------------------------------------------------------------
                                                      1997         1996           1995           1994          1993
                                                    --------      -------        --------       ------       --------
                                                                             IN THOUSANDS
SELECTED BALANCE SHEET DATA:
Total assets ..................................    $270,043      $244,081       $207,997       $176,664      $183,228
Securities available for sale .................      73,413        80,867         58,155          3,360        11,715
Securities held to maturity ...................       2,913         3,229          3,841         50,304        33,774
Loans receivable, net .........................     178,932       145,425        111,988        113,091       106,333
Deposits ......................................     198,479       178,947        173,822        159,013       166,821
Total stockholders' equity ....................      33,944        36,911         17,299         16,259        15,005

                                                                                         FOR THE YEAR ENDED DECEMBER 31,
                                                                          ---------------------------------------------------------
                                                                           1997         1996        1995        1994         1993
                                                                          ------       ------      ------      ------       -------
                                                                               IN THOUSANDS
SELECTED OPERATING DATA:
Interest income .....................................................    $ 18,766     $ 15,458    $ 13,136     $ 11,833    $ 12,633
Interest expense ....................................................       9,908        7,958       6,950        5,172       5,753
                                                                         --------     --------    --------     --------    --------
Net interest income before provision for loan losses ................       8,858        7,500       6,186        6,661       6,880
Provision for loan losses ...........................................         400          200         152          316         286
                                                                         --------     --------    --------     --------    --------
Net interest income after provision for loan losses .................       8,458        7,300       6,034        6,345       6,594
Other Income:
 Net gain (loss) from sale of securities available for sale .........          (2)        --          (363)         270          (3)
 Other ..............................................................         699          585         638          450         499
                                                                         --------     --------    --------     --------    --------
 Total other income .................................................         697          585         275          720         496
Other expenses ......................................................       5,990        6,816       4,951        4,432       4,155
                                                                         --------     --------    --------     --------    --------
Income before income tax expense ....................................       3,165        1,069       1,358        2,633       2,935
Income tax expense ..................................................       1,211          403         487          944         745
                                                                         --------     --------    --------     --------    --------
Net income ..........................................................    $  1,954     $    666    $    871     $  1,689    $  2,190
                                                                         ========     ========    ========     ========    ========

                                                                                   AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                                       -----------------------------------------------------
                                                                        1997    1996          1995        1994         1993
                                                                       -----   ------        ------      ------       ------
SELECTED FINANCIAL RATIOS AND OTHER DATA:
PERFORMANCE RATIOS:
 Return on average assets ....................................         0.76%     0.31%        0.46%       0.93%        1.21%
 Return on average equity ....................................         5.63      2.33         5.12       10.79        15.76
 Average equity to average assets ............................        13.45     13.21         9.03        8.63         7.68
 Equity to total assets at end of period .....................        12.57     15.12         8.32        9.20         8.10
 Average interest rate spread ................................         2.93      3.01         3.13        3.63         3.83
 Net interest margin .........................................         3.50      3.54         3.42        3.82         3.99
Average interest-earning assets to average
 interest-bearing liabilities ................................       114.64    113.99       107.63      106.36       104.59
Efficiency Ratio (1) .........................................        62.69     61.86        72.07       62.33        56.31
General and administrative expense to average assets .........         2.32      3.07         2.45        2.44         2.30
Non-performing loans as a percent of gross loans .............         1.29      1.41         2.16        3.17         3.26
Non-performing assets as a percent of total assets ...........         0.89      0.90         1.46        2.61         2.65
Allowance for loan losses as a percent
 of gross loans receivable ...................................         1.19      1.21         1.40        1.34         1.15
Allowance for loan losses as a percent
 of non-performing loans .....................................        93.21     86.18        64.86       42.33        35.24
Dividends declared per common share ..........................       $ 0.20    $  --        $  --       $  --        $  --
Number of full-service customer facilities ...................            5         4            4           4            4

--------------

(1) Total noninterest expense divided by the sum of net interest income before provision for loan losses and noninterest income which excludes the effect in 1996 of a one time FDIC special SAIF assessment and a non-recurring charge for benefits paid to the Company's former President and CEO.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

         The Company's results of operations are primarily dependent on net interest income which is the difference between interest income on loans, investments and other interest-earning assets and interest expense on deposits and borrowings. Interest income on loans, investments and other interest-earning assets is a function of the average balances outstanding during the period and the average rates earned. Interest expense is a function of the average amount of deposits and borrowings outstanding during the period and average rates paid on such deposits and borrowings. The Company's net income is further affected by the level of its other expenses, such as salaries and employee benefits, occupancy and equipment costs, federal deposit insurance premiums and income taxes.

         This Annual Report includes statements that may constitute forward looking statements, usually containing the words "believe," "estimate", "project", "expect," "intend," or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those reflected in the forward looking statements. Factors that could cause future results to vary from current expectations include, but are not limited to, the following: changes in economic conditions (both generally and more specific in the markets in which the Company operates); changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies or guidelines and in government legislation and regulation (which change from time to time and over which the Company has no control), technological changes, changes in consumer spending and saving habits, and success of the Company at managing the risk involved in the foregoing; and other risks detailed in this Annual Report and in the Company's other Securities and Exchange Commission ("SEC") filings. Readers are cautioned not to place undue reliance on these forward looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward looking statements to reflect events or circumstances that arise after the date hereof.

OPERATING STRATEGY

         Management's strategy has been to operate as a community oriented financial institution by offering a variety of financial services to meet the needs of the communities it serves while maintaining capital in excess of regulatory requirements and monitoring the sensitivity of the Company's assets and liabilities to interest rate fluctuations. The Board of Directors has sought to accomplish these goals by: (i) attracting and maintaining low-cost savings and transaction accounts, as well as money market accounts, which management believes provide the Company with a stable source of funds; (ii) focusing its lending on the origination of one- to four-family, owner occupied residential mortgage loans, including home equity loans; (iii) supplementing its one- to four-family residential lending activities with commercial real estate, commercial business, multi-family, construction and consumer loans originated in the Company's primary market area in accordance with the Company's underwriting guidelines; (iv) purchasing short to intermediate term investment and mortgage-backed securities to complement the Company's lending activities;(v) emphasizing shorter-term loans and investments and adjustable rate assets when market conditions permit; and (vi) controlling growth.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1997 AND DECEMBER 31, 1996

         Total assets increased $25.9 million or 10.6% to $270.0 million at December 31, 1997 from $244.1 million at December 31, 1996. Securities available for sale decreased $7.5 million or 9.2% to $73.4 million at December 31, 1997 from $80.9 million at December 31, 1996. Cash flows from the securities available for sale and held to maturity as well as increases in deposits and borrowings were used to fund loan growth. Loans receivable, net increased $33.5 million or 23.0% to $178.9 million at December 31, 1997 from $145.4 million at December 31, 1996. The increase in loans receivable, net is primarily the result of an increase in conventional one-to-four family loans of $17.2 million or 15.1%, an increase in commercial real estate loans of $7.0 million or 98.6%, an increase in commercial business loans of $1.9 million or 297.2% and an increase in home equity loans of $3.5 million or 14.3%. Also included in the loans receivable, net increase were increases of $1.9 million in multi-family loans, an increase of $1.1 million in residential construction lending and an increase of $1.5 million in commercial construction lending. Loan originations increased from $57.7 million for 1996 to $60.6 million (including $6.6 million of residential one-to-four family purchased loans) for 1997, reflecting the expansion of the Company's lending area for first mortgages as well as the Company's loan origination efforts. In addition, the Company has increased its marketing of home equity loans. Finally, the Company is continuing to expand its commercial lending. The major components of the originations for 1997 were $24.6 million of residential loans, $12.0 million of home equity loans, $8.9 million of commercial real estate loans, $2.6 million of construction loans, $2.0 million of multi-family loans, and $3.9 million of commercial business loans. Deposits increased $19.6 million or 10.9% to $198.5 million at December 31, 1997 from $178.9 million at December 31, 1996. The increase in deposits for the year 1997 is in part the result of interest credited to deposit accounts of $6.1 million. Demand deposits increased to $10.5 million at December 31, 1997 from $6.9 million at December 31, 1996 or 52.2%. Federal Home Loan Bank advances increased $5.0 million to $32.0 million at December 31, 1997 from $27.0 million at December 31, 1996. This increase was due to the additional funding to support the origination and purchase of loans during the year. Other liabilities increased $4.3 million to $4.7 million at December 31, 1997 from $357,000 at December 31, 1996. The increase represents the liability recorded to reflect the purchase of a $4.0 million Federal Farm Credit Banks Note at 6.1%, that will be paid for in January 1998. Stockholders' equity decreased $3.0 million to $33.9 million at December 31, 1997 from $36.9 million at December 31, 1996. The decrease was primarily due to the purchase of 217,560 shares of the Company's common stock related to the Company's stock repurchase programs previously announced, and the purchase of 89,254 shares of common stock for the Company's Stock-Based Incentive Plan.

   COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1997 AND
        DECEMBER 31, 1996 AND FOR THE YEARS ENDED DECEMBER 31, 1996 AND
                               DECEMBER 31, 1995

GENERAL

         Net income for 1997 was $2.0 million, an increase of $1.3 million or 193.4% from $666,000 for 1996. Net income decreased $205,000 or 23.5% in 1996 from $871,000 for 1995. The increase of $1.3 million for 1997 was primarily attributable to a $1.2 million increase in net interest income after provision for loan losses, together with a decrease in total other expenses of $826,000 due to several non-recurring charges in 1996. In 1996, there was a $660,000, net of tax, Savings Association Insurance Fund ("SAIF") recapitalization assessment. In addition, there was a $503,000, net of tax, non-recurring charge for the benefits paid to the Company's former President and CEO upon his resignation from the Company. These were also the major items contributing to the decrease in net income from 1995 to 1996.

INTEREST INCOME

         Interest income for 1997 increased $3.3 million to $18.8 million, from $15.5 million for 1996. The increase in interest income reflected an increase in average interest earning assets of $41.0 million from $211.9 million for 1996, to $252.9 million for 1997, coupled with a increase in the average yield on interest earning assets to 7.42% in 1997 from 7.29% in 1996. Interest income on loans increased by $2.8 million to $12.9 million for 1997 from $10.1 million for 1996, primarily due to a $39.6 million increase in the average balance of loans receivable from $129.2 million for 1996 to $168.8 million for 1997 offset by a 12 basis point decrease in the average yield to 7.66% for 1997 from 7.78% for 1996. Interest income on securities available for sale increased $955,000 to $5.5 million in 1997 from $4.5 million in 1996, reflecting a $9.6 million increase in the average balance of securities available for sale from $67.6 million for 1996 to $77.2 million for 1997 and a 42 basis point increase in the average yield to 7.07%. Interest income on interest earning deposits and short-term investments decreased $503,000 to $199,000 in 1997 from $702,000 in 1996, reflecting a $7.6 million decrease in the average balance of interest earning deposits and short-term investments from $11.5 million for 1996 to $3.9 million for 1997 and a 104 basis point decrease in the average yield to 5.05% as short term rates dropped.

         Interest income for 1996 increased $2.3 million to $15.1 million during 1995, from $13.1 million during 1995. The increase in interest income reflected an increase in average interest earning assets of $30.8 million from $181.1 million for 1995, to $211.9 million for 1996, coupled with an increase in the average yield on interest earning assets to 7.29% in 1996 from 7.26% in 1995. Interest income on loans increased by $850,000 to $10.1 million for 1996 from $9.2 million for 1995, primarily due to a $14.8 million increase in the average balance of loans receivable from $114.4 million for 1995 to $129.2 million for 1996 offset somewhat by a 27 basis point decrease in the average yield to 7.78% for the year ended December 31, 1996. Interest income on investments increased $1.5 million to $5.4 million in 1996 from $3.9 million in 1995, reflecting a $16.1 million increase in the average balance of investments from $66.6 million for 1995 to $82.7 million for 1996 and a 65 basis point increase in the average yield to 6.53%.

INTEREST EXPENSE

         Interest expense on deposits increased $479,000 or 7.0% to $7.6 million for 1997 from $7.1 million for 1996. This increase reflects an increase in the average balance of interest bearing deposits of $9.2 million in 1997 compared with 1996, and a decrease of 1 basis point in the average rate paid on deposit liabilities during the same period to 4.11% for 1997. The increase in deposits was primarily attributable to the Company's certificate accounts, the average balance of which increased by $7.8 million to $103.6 million in 1997 from an average balance of $95.8 million in 1996 on which the average yield increased three basis points from 5.50% in 1996 to 5.53% in 1997. The increase in deposit balances was also the result of increases in average non-interest bearing demand deposits of $3.1 million to $7.9 million and an increase in average NOW accounts of $2.6 million to $21.0 million for 1997 offset by small decreases in the average balance of money market and savings accounts. Interest expense on FHLB advances increased $1.5 million in 1997 compared with 1996 due to management's decision to use FHLB advances to fund a portion of the Company's asset growth. The increase in interest expense on advances is also the result of higher average outstanding balances of $34.8 million for 1997 compared with $12.4 million for 1996. The rate paid on the advances increased 4 basis points to 6.56% for 1997.

         Interest expense on deposits increased $368,000 or 5.4% to $7.1 million for 1996 from $6.8 million for 1995. This increase reflects both an increase in the average balance of interest bearing deposits of $7.9 million in 1996 compared to 1995, and a 3 basis point increase in the average rate paid on deposit liabilities over the same period. The increase in deposits and the rate paid thereon was primarily attributable to the Company's certificate accounts, the average balance of which increased by $7.7 million to $95.8 million in 1996 from an average balance of $88.1 million in 1995 and the average yield increased 7 basis points from 5.43% in 1995 to 5.50% in 1996. The increase in the rate paid on certificate accounts was in response to market conditions and was intended to maintain existing accounts rather than attracting new accounts to the Company. Interest expense on borrowings increased $640,000 in 1996 compared with 1995 due to management's decision to use borrowings to fund a portion of the Company'sasset growth.

NET INTEREST INCOME

         Net interest income before provision for loan losses increased $1.4 million or 18.7% to $8.9 million for 1997 from $7.5 million for 1996. The increase is the result of higher outstanding average interest earning assets offset somewhat by higher outstanding average interest bearing liabilities. Average interest earning assets increased $41.0 million to $252.9 million for the year 1997 from $211.9 million for the year 1996. Average interest bearing liabilities increased $34.7 million to $220.6 million for the year 1997 from $185.9 million for the year 1996. The yield earned on average interest earning assets increased by 13 basis points to 7.42% while the rate paid on interest bearing liabilities increased 21 basis points to 4.49% due to increased emphasis on higher costing certificates of deposits and borrowings. The Company's interest rate spread decreased eight basis points to 2.93% for 1997 from 3.01% for 1996. The net interest margin decreased from 3.54% for 1996 to 3.50% for 1997. The percentage of average interest earning assets to average interest bearing liabilities for 1997 was 114.64% compared with 113.99% for the same period in 1996.

         Net interest income before provision for loan losses increased $1.3 million or 21.2% to $7.5 million for 1996 from $6.2 million for 1995. The increase is the result of higher outstanding average interest earning assets offset by higher outstanding average interest bearing liabilities. Average interest earning assets increased $30.9 million to $211.9 million for the year 1996 from $181.1 million for the year 1995. Average interest bearing liabilities increased $17.7 million to $185.9 million for the year 1996 from $168.2 million for the year 1995. The yield earned on average interest earning assets increased slightly by three basis points to 7.29% while the rate paid on interest bearing liabilities increased 15 basis points to 4.28%.

         The Company's interest rate spread decreased 12 basis points to 3.01% for 1996 from 3.13% for the year ended 1995. The net interest margin increased from 3.42% for 1995 to 3.54% for 1996. The percentage of average interest earning assets to average interest bearing liabilities for 1996 was 113.99% compared with 107.63% for the same period in 1995.

         In August 1996 the Company entered into an arbitrage transaction, whereby the Company purchased a $25.0 million Federal Home Loan Mortgage Corporation ("FHLMC"), fixed rate note and simultaneously borrowed $25.0 million from the FHLB. The FHLMC note's term is for a period of ten years, at a rate of 7.783%, and is callable after three years, and continuously thereafter. The FHLB advance is for a three year period, at a fixed rate of 6.86%, which represents a pretax spread of 92 basis points or the difference between the rate earned of 7.783% and the cost of 6.86%. This transaction generates pretax income of $230,750, and on an after tax basis, using an effective tax rate of 36%, results in an increase in net income of $147,689 per year. Had the effects of this transaction been excluded from the calculation of interest rate spread and margin the spread would have been 3.19% or an increase of 26 basis points (3.19% versus 2.93%) and the margin would have been 3.79% or an increase of 29 basis points (3.79% versus 3.50%). In addition, the ratio of interest bearing assets to interest bearing liabilities would have increased by 188 basis points to 116.25% from 114.64%.

PROVISION FOR LOAN LOSSES

         The provision for loan losses is a result of management's periodic analysis of the adequacy of the allowance for loan losses. The provision for loan losses increased $200,000 or 100.0% for 1997, compared with 1996. The Company's provision for loan losses was $400,000 for 1997, compared with $200,000 for 1996. The provision for loan losses increased $48,000 or 31.6% for 1996, compared with 1995. The Company's provision for loan losses was $200,000 for 1996, compared with $152,000 for 1995. The increase in the allowance for loan losses in 1997 is due to management's continuing reassessment of losses inherent in the loan portfolio, primarily in response to loan growth. At December 31, 1997 and 1996, the Company's allowance for loan losses totalled $2.2 million and $1.8 million or 1.2% and 1.2% of gross loans receivable and 93.2% and 86.2% of total non-performing loans, respectively. Management believes that the current allowance for loan losses is adequate to address the risks inherent in the Company's loan portfolio.

         The Company establishes an allowance for loan losses based on an analysis of risk factors in the loan portfolio. This analysis includes evaluation of concentrations of credit, past loss experience, current economic conditions, amount and composition of the loan portfolio (including loans being specifically monitored by management), estimated fair value of underlying collateral, loan commitments outstanding, delinquencies and other factors, including the loss experience of similar portfolios in comparable lending markets.

         The Company will continue to monitor its allowance for loan losses and make future additions to the allowance through the provision for loan losses as economic conditions dictate. Although the Company maintains its allowance for loan losses at a level which it considers to be adequate to provide for losses, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods. In addition, the Company's determination as to the amount of its allowance for loan losses is subject to review by the Office of Thrift Supervision ("OTS") and the Federal Deposit Insurance Corporation ("FDIC"), as part of their examination process, which may result in the establishment of an additional allowance based upon their judgment of the information available to them at the time of their examination.

OTHER INCOME

         Other income increased $112,000 or 19.1% to $697,000 for 1997 from $585,000 for 1996. This increase was primarily attributable to the gain on sale of Real Estate Owned of $100,000. Other income increased $310,000 or 112.7% to $585,000 for 1996 from $275,000 for 1995. This increase was primarily attributable to a $363,000 loss on the sale of mortgage-backed securities incurred in December 1995 in connection with the Company's restructuring of the mortgage-backed securities portfolio. Offsetting this loss was a gain on sale of real estate owned of $118,000 for 1995.

OTHER EXPENSE

         Other expense decreased $826,000 or 11.8% to $6.0 million for 1997 compared with $6.8 million for 1996. Other expense increased $1.9 million or 37.7% for 1996 compared with $5.0 million for 1995. Compensation and employee benefits decreased $212,000 or 7.4% to $2.7 million for 1997 from $2.9 million for 1996, due primarily to the non-recurring charge paid in 1996 for benefits paid to the Company's former President and CEO. Excluding this non-recurring charge, compensation and employee benefits expense actually increased $573,000 or 27.4% to $2.7 million. This increase in compensation and employee benefits expense is due to the Company hiring a commercial loan officer and the personnel costs associated with the new branch office that opened in July 1997 and the cost of stock benefit plans adopted in connection with the bank's mutual to stock conversion. Compensation and employee benefits increased $619,000 or 27.4% to $2.9 million for 1996 from $2.3 million in 1995. The increase in compensation and employee benefits expense reflects the non-recurring charge for benefits paid to the Company's former President and CEO upon his resignation. The decrease in Federal insurance premiums of $301,000 to $92,000 for 1997 from $393,000 for 1996 is due to the decline in insurance premiums (required by legislation) from 23 basis points to 6.4 basis points (per $100 of deposits) effective January 1, 1997. The decrease in SAIF assessment expense is the result of the one time assessment of $1.0 million which represented the Company's share of the special assessment required by legislation signed into law on September 30, 1996, requiring all SAIF insured institutions to make a one time payment to recapitalize the SAIF. The increase in the other category of $624,000 or 45.8% to $2.0 million for the year ended December 31, 1997 from $1.4 million for 1996 is the result of expenses incurred for the proxy contest in early 1997 and legal, professional and printing expenses associated with being a public company. The Company expects similar costs in the first quarter of 1998 in connection with the anticipated proxy contest. In 1996, data processing fees increased $40,000 or 19.8% due to the increase in volume of transactions processed, primarily as a result of the increase in the number of loan and deposit accounts as well as the introduction of banking by telephone. In 1996, advertising expenses decreased $91,000 due to the postponement of advertising expenditures for deposits, pending the acquisition or expansion of branch facilities. The increase in SAIF recapitalization assessment expense is the result of the one time assessment of $1.0 million described above. The increase in the other category of $387,000 or 39.6% for 1996 to $1.4 million from $977,000 for 1995 was due to increased accounting, legal and other professional fees incurred as a result of the Company being a public company during the second half of 1996.

INCOME TAX EXPENSE

         Income tax expense increased $808,000 to $1.2 million for 1997 from $403,000 for 1996 primarily due to a $2.1 million increase in pre-tax income. Income tax expense decreased by $84,000 to $403,000 for 1996 from $487,000 for 1995 due to a $289,000 decline in pre-tax income. The effective tax rate for 1997 was 38.3% compared with 37.7% for 1996 and 36.0% for 1995.

YEAR 2000

         A great deal of information has been disseminated about the global computer year 2000. Many computer programs that can only distinguish the final two digits of the year entered (a common programming practice in earlier years) are expected to read entries for the year 2000 as the year 1900 and compute payment, interest or delinquency. Rapid and accurate data processing is essential to the operation of the Company. Data processing is also essential to most other financial institutions and many other companies. The Company contracts with a service bureau to provide the majority of its data processing and is dependent upon purchased application software. In house applications are limited to word-processing and spreadsheet functions. The Company is in the process of ensuring that external vendors and the servicer are adequately addressing the system and software issues related to the year 2000 by obtaining written system certifications that the systems are fully year 2000 compliant or that the service bureau has a plan to become fully compliant in the very near future. Beginning in the fourth quarter of 1998, the Company will coordinate with the primary servicer end-to-end tests which allow the Company to simulate daily processing on sensitive century dates. In the evaluation, the Company will ensure that critical operations will continue if the servicer or vendors are unable to achieve the year 2000 requirements. Upon the completion of the system inventory and vendor verification, the Company will identify critical applications and develop detailed plans for hardware/system upgrades and system replacements where necessary. Any delays, mistakes or failures could have a significant adverse impact on the financial condition and results of operation of the Company.


AVERAGE BALANCE SHEET

     The following table sets forth certain information relating to the Company for the years ended December 31, 1997, 1996 and
1995. The yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods shown. Average balances are derived from average month-end balances. Management does not believe that the use of average monthly balances instead of average daily balances has caused any material differences in the information presented. The yields and costs include fees which are considered adjustments to yields.

                                                                      FOR THE YEAR ENDED DECEMBER 31,
                                          ------------------------------------------------------------------------------------------
                                                      1997                          1996                            1995
                                          ----------------------------   -----------------------------  ----------------------------
                                                              AVERAGE                          AVERAGE                      AVERAGE
                                          AVERAGE              YIELD/     AVERAGE               YIELD/   AVERAGE             YIELD/
                                          BALANCE   INTEREST    COST      BALANCE  INTEREST     COST     BALANCE   INTEREST   COST
                                          --------  --------  --------   --------  --------   --------  --------   -------- --------
                                                                                 IN THOUSANDS

ASSETS:
Interest earning assets:
 Interest earning deposits and
  short-term investments ..............   $  3,944  $   199     5.05%    $ 11,536  $   702      6.09%    $ 10,020  $   539    5.38%
 Loans receivable, net ................    168,786   12,936     7.66      129,233   10,059      7.78      114,403    9,209    8.05
 Securities held to maturity ..........      2,971      179     6.02        3,523      200      5.68       53,033    3,172    5.98
 Securities available for sale (1) ....     77,152    5,452     7.07       67,636    4,497      6.65        3,593      216    6.01
                                          --------  -------     ----     --------  -------      ----     --------  -------    ----
   Total interest earning assets ......    252,853   18,766     7.42      211,928   15,458      7.29      181,049   13,136    7.26
                                                    -------     ----               -------      ----     --------  -------    ----
 Noninterest earning assets ...........      4,990                          4,763                           7,325
                                          --------                       --------                        --------
   Total assets .......................   $257,843                       $216,691                        $188,374
                                          ========                       ========                        ========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest bearing liabilities:
 Money market deposit accounts ........   $ 21,164      636     3.01     $ 21,829      647      2.96      $20,615      710    3.44
 Savings accounts .....................     32,118      788     2.45       32,695      811      2.48       35,738      887    2.48
 NOW accounts .........................     20,977      480     2.29       18,382      424      2.31       16,963      401    2.25
 Non-interest bearing checking
  accounts ............................      7,941       --       --        4,837       --        --        4,157       --      --
 Certificate accounts .................    103,580    5,723     5.53       95,755    5,266      5.50       88,096    4,782    5.43
                                          --------    -----     ----     --------  -------      ----     --------    -----    ----
   Total ..............................    185,780    7,627     4.11      173,498    7,148      4.12      165,569    6,780    4.09
FHLB advances .........................     34,776    2,281     6.56       12,417      810      6.52        2,646      170    6.42
                                          --------    -----     ----     --------  -------      ----     --------    -----    ----
   Total interest bearing liabilities .    220,556    9,908     4.49      185,915    7,958      4.28      168,215    6,950    4.13
                                                      -----     ----               -------      ----                 -----    ----
Noninterest bearing liabilities .......      2,598                          2,159                           3,152
Stockholders' equity ..................     34,689                         28,617                          17,007
                                          --------                       --------                        --------
   Total liabilities and
    stockholders' equity ..............   $257,843                       $216,691                        $188,374
                                          ========                       ========                        ========
Net interest income before
 provision for loan losses ............             $ 8,858                        $ 7,500                         $ 6,186
                                                    =======                        =======                         =======
Net interest rate spread(2) ...........                         2.93%                           3.01%                         3.13%
Net interest margin(3) ................                         3.50%                           3.54%                         3.42%
Ratio of interest earning assets to
 interest bearing liabilities .........     114.64%                        113.99%                         107.63%
                                           =======                        =======                         =======

----------

(1)  Average balances are based on amortized or historical cost.

(2)  Interest rate spread is the difference between the average yield on interest earning assets and the average rate paid on interest bearing liabilities.

(3)  Net interest margin is equal to net interest income before provision for loan losses divided by total interest earning assets.


RATE/VOLUME ANALYSIS

         The following table presents the extent to which changes in interest rates and changes in the volume of interest earning assets and interest bearing liabilities have affected the Company's interest income and interest expense during the periods indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                                                 YEAR ENDED DECEMBER 31, 1997       YEAR ENDED DECEMBER 31, 1996
                                                         COMPARED WITH                     COMPARED WITH
                                                 YEAR ENDED DECEMBER 31, 1996       YEAR ENDED DECEMBER 31, 1995
                                                 ----------------------------       ----------------------------
                                                     INCREASE                           INCREASE
                                                    (DECREASE)                         (DECREASE)
                                                      DUE TO                             DUE TO
                                                 ----------------                   ----------------
                                                 VOLUME     RATE        NET         VOLUME     RATE       NET
                                                 ------     -----      ------       ------     -----     ------
                                                                           IN THOUSANDS
INTEREST EARNING ASSETS:
 Interest earning deposits and short-term
  investments ................................   $ (420)    $ (83)     $ (503)      $   87     $  76     $  163
 Loans receivable, net .......................    3,015      (138)      2,877        1,141      (291)       850
 Securities held to maturity .................      (33)       12         (21)      (2,821)     (151)    (2,972)
 Securities available for sale ...............      672       283         955        4,240        41      4,281
                                                 ------     -----      ------       ------     -----     ------
   Total interest earning assets .............    3,234        74       3,308        2,647      (325)     2,322
                                                 ------     -----      ------       ------     -----     ------
INTEREST BEARING LIABILITIES:
 Money market deposit accounts ...............      (20)        9         (11)          46      (109)       (63)
 Savings accounts ............................      (14)       (9)        (23)         (75)       (1)       (76)
 NOW accounts ................................       59        (3)         56           32        (9)        23
 Certificate accounts ........................      432        25         457          420        64        484
                                                 ------     -----      ------       ------     -----     ------
   Total .....................................      457        22         479          423       (55)       368
 FHLB advances ...............................    1,467         4       1,471          637         3        640
                                                 ------     -----      ------       ------     -----     ------
   Total interest bearing liabilities ........    1,924        26       1,950        1,060       (52)     1,008
                                                 ------     -----      ------       ------     -----     ------
Net change in net interest income ............   $1,310     $  48      $1,358       $1,587     $(273)    $1,314
                                                 ======     =====      ======       ======     =====     ======

MARKET RISK

         Market risk is the potential loss from adverse changes in market prices and rates. The Company's market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. To that end, management actively monitors and manages its inherent interest rate risk exposure.

         The Company's profitability is affected by fluctuations in interest rates. A sudden and substantial increase in interest rates may adversely impact the Company's earnings to the extent that the interest rates borne by assets and liabilities do not change at the same speed, the same extent, or on the same basis. The Company monitors the impact of changes in interest rates on its net interest income using several tools. OTS regulated institutions are required to measure their exposure to changes in interest rates. These tests measure the impact on net interest income and on net portfolio value ("NPV") of an immediate change in interest rates in 100 basis point increments. Net portfolio value is defined as the net present value of assets, liabilities, and off-balance sheet contracts. Following are the estimated impacts of immediate changes in interest rates at the specified levels at December 31, 1997, calculated in compliance with OTS requirements:

   CHANGE IN              NET PORTFOLIO VALUE
 INTEREST RATES    --------------------------------
IN BASIS POINTS                CHANGE(1)     CHANGE
 (RATE SHOCK)       AMOUNT         $            %      NPV RATIO(2)   CHANGES(3)
---------------    -------     ---------     ------    ------------   ----------
                                  IN THOUSANDS

      300          $29,286     $(11,481)     (28.16)%      11.60%      (340)bp
      200           33,276       (7,491)     (18.38)       12.84       (216)
      100           37,103       (3,664)      (8.99)       13.97       (103)
      --            40,766          --       --            15.00        --
     (100)          44,267        3,501        8.59        15.93         93
     (200)          47,605        6,839       16.78        16.78        178
     (300)          50,780       10,014       24.56        17.55        256

----------

(1) Represents the increase (decrease) of the estimated NPV at the indicated change in interest rates compared to the NPV assuming no change in interest rates.

(2) Calculated as the estimated NPV divided by the portfolio value of total assets ("PV"). The Company's PV is the estimated present value of total assets. The PV of the Company as of December 31, 1997, assuming no changes in interest rates, was $271.8 million.

(3) Calculated as the increase (decrease) of the NPV ratio assuming the indicated change in interest rates over the estimated NPV ratio assuming no change in interest rates.

         Under OTS regulations, an institution's "normal" level of interest rate risk (in the event of an assumed change in interest rates) is a decrease in the institution's NPV in an amount not exceeding 2% of the present value of its assets. Thrift institutions with greater that "normal" interest rate exposure must make a deduction for total capital available to meet risk-based capital requirements. The amount of that deduction is one-half of the difference between
(i) the institution's actual calculated exposure to a 200 basis point interest rate increase or decrease (whichever results in the greater pro forma decrease in NPV) and (ii) its "normal" level of exposure which is 2% of the present value of its assets. The rule will not become effective until the OTS evaluates the process by which savings associations may appeal an interest rate reduction determination. It is uncertain as to when this evaluation may be completed. Savings institutions, however, with less that $300 million in assets and total risk based capital ratio in excess if 12%, such as the Company, are generally not subject to this requirement. If the Company had been subject to this requirement as December 31, 1997, its interest rate risk would have been considered "normal" and no adjustment to its risk-based capital would have been required.

         Certain assumptions utilized by the OTS in assessing the interest rate of thrift institutions were employed in preparing the preceding table. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under the various interest rate scenarios. It was also assumed that delinquency rates will not change as a result of changes in interest rates although there can be no assurance that the Company's assets and liabilities would perform as set forth above. In addition, a change in U.S. Treasury rates in the designated amounts accompanied by a change in the shape of the Treasury yield curve would cause significantly different changes to the NPV than indicated above.

LIQUIDITY AND CAPITAL RESOURCES

         The Company's primary sources of funds are deposits, principal and interest payments and prepayments on loans and securities and, to a lesser extent, borrowings and proceeds from the sale of securities. While maturities and scheduled amortization of loans and securities provide an indication of the timing of the receipt of funds, other sources of funds such as loan prepayments and deposit inflows are less predictable due to the effects of changes in interest rates, economic conditions and competition.

         The primary investing activities of the Company are the origination of real estate and other loans and the purchase of mortgage-backed and other securities which are included in securities held to maturity or securities available for sale. During the years ended December 31, 1997, 1996 and 1995, the Company's disbursements for loan originations and purchases totalled $60.6 million, $57.7 million, and $16.1 million, respectively. For the years ended

December 31, 1997, 1996 and 1995, purchases of mortgage-backed securities totalled $4.0 million, $36.4 million and $46.6 million, respectively. These activities were funded primarily by net deposit inflows, borrowings and principal repayments and prepayments on loans and securities.

         For the years ended December 31, 1997 and 1996, the Company experienced net increases in deposits (including the effect of interest credited) of $19.5 million and $5.1 million respectively. Proceeds from FHLB advances were $5.0 million in 1997 and $25.0 million in 1996.

         The Bank may borrow funds from the FHLB subject to certain limitations. Based on the level of qualifying collateral available to secure advances at December 31, 1997, the Bank's borrowing limit from the FHLB was approximately $81.0 million, with unused borrowing capacity of $49.0 million at that date. Other sources of liquidity include borrowings under repurchase agreements and proceeds from sales of securities available for sale.

         The Bank is required by Section 6 of the Home Owner's Loan Act ("HOLA") to hold a prescribed amount of statutorily defined liquid assets. The Director of the OTS may, by regulation, vary the amount of the liquidity requirement, but only within pre-established statutory limits. The requirement must be no less that four percent and no greater than ten percent of the Bank's net withdrawable accounts and borrowings payable on demand or with unexpired maturities of one year or less. On and effective November 24, 1997, the OTS issued a final rule that updated, simplified, and streamlined its liquidity requirements. Specifically, the OTS reduced the liquidity requirement from 5% of net withdrawable accounts and short term borrowings to 4%. The final rule also removed the one percent short-term liquidity requirement, set forth an explicit requirement that thrifts maintain a safe and sound level of liquidity, streamlined the calculations used to measure compliance with the liquidity requirement, expanded the categories of liquid assets that may count toward satisfying the liquidity requirement, and reduced the liquidity base by excluding withdrawable accounts payable in more than one year from the definition of the term "net withdrawable accounts." The OTS also removed its maturity requirement for obligations of the United States and certain agencies of the United States. In order to qualify under prior regulations, such obligations had to be maturing in 5 years or less. The removal of this requirement had the greatest impact on the Bank's liquid assets. The Bank's average liquidity ratio was 40.2% and 7.4% at December 31, 1997 and 1996, respectively. The drastic change between these ratios represents the effect of the final liquidity rule.

         The Company's most liquid assets are cash and cash equivalents, which include interest-bearing deposits and short-term highly liquid investments (such as federal funds) with original maturities of less than three months that are readily convertible to known amounts of cash. The level of these assets is dependent on the Company's operating, financing and investing activities during any given period. At December 31, 1997 and 1996, cash and cash equivalents totalled $6.8 million and $6.9 million, respectively.

         At December 31, 1997, the Company had outstanding loan origination commitments of $11.1 million, $1.4 million undisbursed construction loans in process, unfunded commercial business lines of $2.0 million, and unadvanced lines of credit of $16.2 million. The Company anticipates that it will have sufficient funds available to meet its current loan origination and other commitments. Certificates of deposit scheduled to mature in one year or less from December 31, 1997 totalled $92.8 million. Based on the Company's most recent experience and pricing strategy, management believes that a significant portion of such deposits will remain with the Company.

                                  WAYNE BANCORP, INC. AND SUBSIDIARY

                            CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                      DECEMBER 31, 1997 AND 1996


                                                ASSETS
                                                                                1997           1996
                                                                              --------       --------
                                                                                   IN THOUSANDS
                                                                                (EXCEPT SHARES AND
                                                                                 PER SHARE AMOUNTS)
Cash and due from banks ..................................................    $  1,577       $  1,170
Interest-bearing deposits in other banks .................................       1,868            523
Federal funds sold .......................................................       3,400          5,250
                                                                              --------       --------
   Total cash and cash equivalents .......................................       6,845          6,943
Securities held to maturity, estimated market value of $2,882 in 1997
 and $3,197 in 1996 (note 3) .............................................       2,913          3,229
Securities available for sale (note 4) ...................................      73,413         80,867
Loans receivable, net (note 5) ...........................................     178,932        145,425
Premises and equipment, net (note 7) .....................................       3,318          3,196
Real estate owned, net (note 8) ..........................................          80            116
Federal Home Loan Bank of New York stock, at cost ........................       2,150          1,568
Interest and dividends receivable (note 6) ...............................       1,897          1,901
Other assets (note 11) ...................................................         495            836
                                                                              --------       --------
   Total assets ..........................................................    $270,043       $244,081
                                                                              ========       ========

                                 LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits (note 9) ........................................................    $198,479       $178,947
Federal Home Loan Bank advances (note 10) ................................      32,000         27,000
Advance payments by borrowers for taxes and insurance ....................         914            866
Other liabilities (note 11) ..............................................       4,706            357
                                                                              --------       --------
   Total liabilities .....................................................     236,099        207,170

Stockholders' Equity:
 Preferred stock, $0.01 par value, 2,000,000 shares
   authorized, none issued ................................................        --             --
 Common stock, $0.01 par value, 8,000,000 shares authorized,
   2,231,383 shares issued and 2,013,823 shares outstanding at
   December 31, 1997 and 2,231,383 shares issued and outstanding
   at December 31, 1996 ..................................................          22             22
 Paid-in capital .........................................................      21,264         21,004
 Retained earnings, substantially restricted (notes 11 and 13) ...........      19,623         18,060
 Treasury stock at cost, 217,560 shares at December 31, 1997
   and none at December 31, 1996 .........................................      (4,417)          --
 Unallocated common stock held by the ESOP (note 12) .....................      (1,604)        (1,785)
 Common stock held by MRP (note 12) ......................................      (1,262)          --
 Net unrealized gain (loss) on securities available for sale (note 4) ....         318           (390)
                                                                              --------       --------
   Total stockholders' equity ............................................      33,944         36,911
                                                                              --------       --------
Commitments and contingencies (note 14)
   Total liabilities and stockholders' equity ............................    $270,043       $244,081
                                                                              ========       ========

                    See accompanying notes to consolidated financial statements.

                                  WAYNE BANCORP, INC. AND SUBSIDIARY

                                  CONSOLIDATED STATEMENTS OF INCOME
                             YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                     1997         1996         1995
                                                                    -------      -------      -------
                                                                                IN THOUSANDS
                                                                       (EXCEPT PER SHARE AMOUNTS)

Interest income:
 Loans .........................................................    $12,936      $10,059      $ 9,209
 Securities held to maturity ...................................        179          200        3,172
 Securities available for sale .................................      5,452        4,497          216
 Short-term and other investments ..............................        199          702          539
                                                                    -------      -------      -------
   Total interest income .......................................     18,766       15,458       13,136
                                                                    -------      -------      -------
Interest expense:
 Deposits (note 9) .............................................      7,627        7,148        6,780
 Federal Home Loan Bank advances ...............................      2,281          810          170
                                                                    -------      -------      -------
   Total interest expense ......................................      9,908        7,958        6,950
                                                                    -------      -------      -------
Net interest income before provision for loan losses ...........      8,858        7,500        6,186
Provision for loan losses (note 5) .............................        400          200          152
                                                                    -------      -------      -------
Net interest income after provision for loan losses ............      8,458        7,300        6,034
                                                                    -------      -------      -------
Other income (expense):
 Loan fees and service charges .................................        277          227          183
 Net loss on sale of securities available for sale .............         (2)          --         (363)
 Gain on sale of real estate owned .............................        100           --          118
 Other .........................................................        322          358          337
                                                                    -------      -------      -------
   Total other income ..........................................        697          585          275
                                                                    -------      -------      -------
Other expenses:
 Compensation and employee benefits (note 12) ..................      2,667        2,879        2,260
 Occupancy (note 14) ...........................................        433          376          370
 Equipment .....................................................        198          182          187
 Data processing services ......................................        279          242          202
 Advertising ...................................................        327          192          283
 Federal insurance premiums (note 17) ..........................         92          393          368
 SAIF recapitalization assessment (note 17) ....................         --        1,031           --
 Real estate owned operations (note 8) .........................          6          157          304
 Other .........................................................      1,988        1,364          977
                                                                    -------      -------      -------
   Total other expenses ........................................      5,990        6,816        4,951
                                                                    -------      -------      -------
Income before income tax expense ...............................      3,165        1,069        1,358
Income tax expense (note 11) ...................................      1,211          403          487
                                                                    -------      -------      -------
   Net income ..................................................    $ 1,954      $   666      $   871
                                                                    =======      =======      =======
Basic earnings per share .......................................    $  1.04           --           --
Basic weighted average shares ..................................      1,873           --           --
Diluted earnings per share .....................................    $  1.03           --           --
Diluted weighted average shares ................................      1,895           --           --

                    See accompanying notes to consolidated financial statements.

                           WAYNE BANCORP, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                             YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                             In Thousands

                                                                                                              Net
                                                                                                           Unrealized
                                                                                     Unallocated              Gain
                                                                                       Common     Common    (Loss) on
                                                                                       Stock      Stock     Securities    Total
                                     Preferred   Common  Paid-in  Retained  Treasury   Held by    Held by   Available  Stockholders'
                                       Stock     Stock   Capital  Earnings   Stock      ESOP        MRP      for Sale      Equity
                                     ---------   ------  -------  --------  --------  ---------   -------   ---------- -------------

Balance at December 31, 1994......   $      --   $   --  $    --  $16,523   $    --    $    --    $   --    $ (264)       $16,259
Net income........................          --       --       --      871        --         --        --         --           871
Unrealized gain on securities
  transferred from held to
  maturity to available for sale,
  net of taxes...................           --       --       --       --        --         --        --        13             13
Change in net unrealized gain
  (loss) on securities available
  for sale, net of taxes........            --       --       --       --        --         --        --       156            156
                                     ---------   -------  -------  -------   -------   --------   ------    ------        -------
Balance at December 31, 1995....            --       --       --   17,394        --         --        --       (95)        17,299
Net proceeds from stock offering,
  net of expenses of $1,272.....            --       22    21,004      --        --         --        --        --         21,026
Unallocated common stock
  acquired by ESOP..............            --       --       --       --        --     (1,785)       --        --         (1,785)
Net income......................            --       --       --      666        --         --        --        --            666
Change in net unrealized gain
  (loss) on securities available
  for sale, net of taxes........            --       --       --       --        --         --        --      (295)          (295)
                                     ---------   -------  -------  -------   -------   --------   ------    -------       -------
Balance at December 31, 1996....            --       22    21,004   18,060       --      (1,785)      --      (390)        36,911
Allocation of ESOP stock........            --       --       177      --        --         181       --        --            358
Net income......................            --       --       --     1,954       --         --        --        --          1,954
Dividends declared ($0.20 per share)        --       --       --      (391)      --         --        --        --           (391)
Purchase of treasury stock......            --       --       --       --     (4,417)       --        --        --         (4,417)
Unallocated common stock
  acquired by MRP...............            --       --       --       --        --         --     (1,450)      --         (1,450)
Amortization of MRP shares......            --       --       --       --        --         --        188       --            188
Deferred taxes - MRP............            --       --       83       --        --         --        --        --             83
Change in net unrealized gain
  (loss) on securities available
  for sale, net of taxes........            --       --       --       --        --         --        --       708            708
                                     ---------   -------  -------  --------  -------   --------   -------   ------        -------
Balance at December 31, 1997....     $      --   $   22   $21,264  $19,623   $(4,417)  $(1,604)   $(1,262)  $  318        $33,944
                                     =========   =======  =======  ========  =======   ========   =======   ======        ========


          See accompanying notes to consolidated financial statements.

                                  WAYNE BANCORP, INC. AND SUBSIDIARY

                                CONSOLIDATED STATEMENTS OF CASH FLOWS
                             YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                     1997         1996         1995
                                                                   --------     --------     --------
                                                                              IN THOUSANDS
Cash flows from operating activities:
Net income ....................................................    $  1,954     $    666     $    871
 Adjustments to reconcile net income to net cash provided
  by operating activities:
       Provision for losses on loans and real estate owned ....         400          300          300
       Depreciation ...........................................         208          167          167
       Net accretion of discounts and amortization
        of premiums ...........................................          55          125           29
       Allocation of ESOP shares ..............................         181         --           --
       Amortization of MRP ....................................         188         --           --
       (Increase) decrease in deferred loan fees ..............         (14)          22           46
       Decrease (increase) in interest and dividends
        receivable ............................................           4         (914)        (160)
       Increase (decrease) in other assets ....................          23          658         (572)
       Increase (decrease) in other liabilities ...............       4,349      (13,750)      13,606
       Net (gain) loss on sale of real estate owned ...........        (100)        --            118
       Net loss on sale of securities available for sale ......           2         --            363
                                                                   --------     --------     --------
Net cash (used in) provided by operating activities ...........       7,250      (12,726)      14,768
                                                                   --------     --------     --------
Cash flows from investing activities:
 Purchase of securities held to maturity ......................        --           --        (16,273)
 Maturity of securities held to maturity ......................        --           --          6,000
 Purchase of securities available for sale ....................      (4,753)     (36,438)     (30,288)
 Proceeds from sales of securities available for sale .........       4,153         --         25,100
 Proceeds from calls of securities available for sale .........       5,000        5,500         --
 Principal repayments on securities held to maturity ..........         312          599        6,908
 Principal repayments on securities available for sale ........       4,044        7,630           82
 Net (increase) in loans receivable ...........................     (27,360)     (33,719)        --
 Purchase of loans ............................................      (6,571)         (60)        (140)
 Purchase of premises and equipment ...........................        (330)         (92)         (30)
 Purchase of Federal Home Loan Bank stock .....................        (582)        --           (201)
 Proceeds from sale of real estate owned ......................         236          524        1,151
                                                                   --------     --------     --------
Net cash used in investing activities .........................     (25,851)     (56,056)      (7,691)
                                                                   --------     --------     --------

                    See accompanying notes to consolidated financial statements.

                                  WAYNE BANCORP, INC. AND SUBSIDIARY

                           CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED
                             YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                     1997         1996         1995
                                                                   --------     --------     --------
                                                                              IN THOUSANDS
Cash flows from financing activities:
 Net increase in deposits .....................................    $ 19,532     $  5,125     $ 14,809
 Federal Home Loan Bank advances acquired .....................       5,000       25,000        2,000
 Increase (decrease) in advance payments by
  borrowers for taxes and insurance ...........................          48           97         (122)
 Net proceeds from issuance of common stock ...................        --         21,026         --
 Purchase of shares by ESOP ...................................        --         (1,785)        --
 Dividends paid ...............................................        (391)        --           --
 Payment of ESOP loan .........................................         181         --           --
 Purchase of treasury stock ...................................      (4,417)        --           --
 Purchase of MRP shares .......................................      (1,450)        --           --
                                                                   --------     --------     --------
Net cash provided by financing activities .....................      18,503       49,463       16,687
                                                                   --------     --------     --------
Net increase (decrease) in cash and cash equivalents ..........         (98)     (19,319)      23,764
Cash and cash equivalents at beginning of year ................       6,943       26,262        2,498
                                                                   --------     --------     --------
Cash and cash equivalents at end of year ......................    $  6,845     $  6,943     $ 26,262
                                                                   ========     ========     ========
Supplemental disclosures of cash flow
 information-cash paid during the year for:
  Federal and state income taxes ..............................    $  1,097     $    616     $    345
                                                                   ========     ========     ========
  Interest ....................................................    $  9,873     $  7,813     $  6,956
                                                                   ========     ========     ========
Supplemental information of noncash investing
 activities -- Transfer of loans receivable to
 real estate owned ............................................    $     80     $    143     $    831
                                                                   ========     ========     ========
Transfer of securities held to maturity to
 securities available for sale ................................    $   --       $   --       $ 51,380
                                                                   ========     ========     ========

                    See accompanying notes to consolidated financial statements.

                       WAYNE BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Principles of Consolidation

         The consolidated financial statements include the accounts of Wayne Bancorp, Inc. (the Company) and its wholly-owned subsidiary, Wayne Savings Bank, F.S.B. (the Bank) and the Bank's wholly-owned subsidiary, Wayne Savings Financial Services Group, Inc. (the Subsidiary). All significant intercompany accounts and transactions have been eliminated in consolidation.

   Business

         The Company conducts business primarily through the Bank, which is a federally chartered savings bank, that provides a full range of banking services to individual and corporate customers through its branches in northern New Jersey. The Bank is subject to competition from other financial institutions; it is also subject to the regulations of certain regulatory agencies and undergoes periodic examinations by those regulatory authorities. The Subsidiary provides financial and investment planning services and market securities, life and health insurance products.

   Basis of Financial Statement Presentation

         As more fully described in Note 2, the Bank converted from a mutual to stock form of ownership on June 27, 1996 and 100% of its outstanding common stock was acquired by the Company. As a stock institution and as a result of the public offering of the stock of the holding company upon completion of its stock offering, the holding company is subject to the reporting requirements of the Securities Exchange Act of 1934.

         The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated statements of financial condition for the periods then ended. Actual results could differ significantly from those estimates and assumptions.

         Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in settlement of loans. In connection with the determination of the allowances for loan losses and real estate owned (REO), management generally obtains independent appraisals for significant properties.

   Cash and Cash Equivalents

         Cash and cash equivalents, for purposes of the consolidated statements of cash flows, consist of cash and due from banks, interest-bearing deposits in other banks and Federal funds sold.

   Federal Home Loan Bank of New York Stock

     The Bank, as a member of the Federal Home Loan Bank of New York (FHLB), is required to hold shares of capital stock of the FHLB based on a specified formula.

   Securities Held to Maturity

         Securities held to maturity are carried at the outstanding principal balance, adjusted for amortization of premiums and accretion of discounts. Premiums and discounts are recognized using the level yield method over the estimated lives of the securities. Securities held to maturity are carried at outstanding principal balance because it is management's intention, and the Company has the ability, to hold them to maturity.

   Securities Available for Sale

         Securities that are held for indefinite periods of time but not intended to be held to maturity are classified as available for sale. Securities held for indefinite periods of time include securities that management intends to use as

                       WAYNE BANCORP, INC. AND SUBSIDIARY
part of its asset/liability management strategy, including liquidity management strategy, and may be sold in response to changes in interest rates, liquidity needs, and other factors. Securities available for sale are carried at fair value and unrealized gains and losses, net of related tax effect, on such securities are excluded from earnings, but are included in equity. Upon realization, such gains or losses are included in earnings using the specific identification method.

         In November 1995, the Financial Accounting Standards Board issued "Special Report-A--Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" within which there was offered transition guidance permitting an enterprise to reassess the appropriateness of all of its securities before December 31, 1995. The Company reassessed its classifications and in December of 1995, it transferred securities previously classified as held to maturity, with an amortized cost of $51.4 million to the available for sale classification. The related unrealized gain on the securities transferred, net of related tax effect was approximately $19,000 which has been recognized and reported as a separate component of equity.

   Loans Receivable

         Loans   receivable  are  stated  at  unpaid   principal   balance  less
undisbursed loan funds, net deferred loan origination and commitment fees and the allowance for loan losses.

         The accrual of interest income on loans is discontinued when certain factors indicate reasonable doubt as to the timely collectibility of such income (generally when loans are greater than ninety days delinquent). Interest income previously accrued on these loans, but not yet received, is reversed in the current period. Any interest subsequently collected is credited to income in the period of recovery. Loans are returned to accrual status when collectibility is no longer considered doubtful.

   Loan Origination and Commitment Fees and Related Costs

         Loan fees and certain direct loan origination costs are deferred and the net fee or cost is recognized in interest income using the level yield method over the contractual lives of the specifically identified loans adjusted for prepayments.

   Allowance for Loan Losses

         The adequacy of the allowance for loan losses is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and current economic conditions. Additions to the allowance arise from charges to operations through the provision for loan losses or from the recovery of amounts previously charged off. The allowance is reduced by loan charge-offs. Loans are charged off when management believes there has been permanent impairment of their carrying values.

         Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions in the Company's market area. In addition, various regulatory agencies, as an integral part of their routine examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

         The Company has defined the population of impaired loans to be all nonaccrual commercial real estate and multi-family loans. Impaired loans are individually assessed to determine that the loan's carrying value is not in excess of the fair value of the collateral or the present value of the loan's expected future cash flows. Smaller balance homogeneous loans that are collectively evaluated for impairment, such as residential mortgage loans and consumer loans, are specifically excluded from the impaired loan portfolio. There were no loans classified as impaired by the Company at December 31, 1997 and 1996.

   Real Estate Owned

         Real estate owned (REO) acquired through foreclosure on loans secured by real estate is reported at the lower of cost or fair value, as established by a current appraisal, less estimated cost to sell. An allowance for REO has been

                       WAYNE BANCORP, INC. AND SUBSIDIARY
established to record subsequent declines in estimated net realizable value. Carrying costs are generally expensed as incurred. Additions to the allowance for REO losses, and carrying costs are included in real estate owned operations, net in the consolidated statements of income.

   Premises and Equipment

         Premises and equipment, including leasehold improvements, are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets or leases. Repair and maintenance items are expensed and improvements are capitalized.

   Income Taxes

         The Company files a consolidated Federal income tax return. State income tax returns are filed on a separate basis. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

   Earnings Per Share

         Statement of Financial Accounting Standards No. 128 "Earnings Per Share" ("SFAS 128") issued in 1996, establishes standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock. SFAS 128 replaces the presentation of primary EPS with a presentation of basic EPS and requires dual presentation of basic EPS and diluted EPS on the face of the income statement for all entities with complex capital structures. For purposes of calculating basic earnings per share, the weighted average number of common shares, for the year ended December 31, 1997, was 1,873,333. For purposes of calculating diluted earnings per share, the weighted average number of common shares, for the year ended December 31, 1997, was 1,894,826. The Company adopted SFAS 128 as of December 31, 1997. The Company completed its initial public offering on June 27, 1996, and accordingly, per share data is not presented for any periods prior to the year ended December 31, 1996.

   Stock-Based Compensation

         In October 1996, the FASB issued Statement 123 "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 encourages recording in current period earnings compensation expense related to the fair value of certain stock-based compensation. Companies may choose to follow the provision of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to
Employees" ("APB 25"), where compensation expense is not recorded for certain stock-based compensation plans. However, companies are required to disclose pro forma net income and earnings per share as if they adopted the fair value based method of accounting. The Company has elected to continue to account for stock-based compensation under APB 25 and the pro forma disclosures required by SFAS 123 have been included in Note 12 to the consolidated financial statements.

   Reclassifications

         Certain amounts relating to the 1996 and 1995 consolidated financial statements have been reclassified to conform to the 1997 presentation.

(2) STOCK CONVERSION

         On June 27, 1996 the Company completed an initial public offering. The offering resulted in the sale of 2,231,383 shares of common stock including the sale of 178,511 shares to the Company's tax qualified Employee

                       WAYNE BANCORP, INC. AND SUBSIDIARY

Stock Benefit Plan and Trust (the "ESOP"). Proceeds of the offering, net of expenses, were approximately $21.0 million of which $1.8 million was loaned to the ESOP by the Company to fund the purchase of the shares.

         At the time of the offering the Company was required to establish a liquidation account in an amount equal to its total equity as of the date of the latest statement of financial condition appearing in the final prospectus used in connection with the conversion. The liquidation account is maintained for the benefit of eligible account holders or supplemental eligible account holders who continue to maintain their accounts at the Company after the conversion. The liquidation account is reduced annually to the extent that eligible account holders or supplemental eligible account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an eligible account holder's or supplemental eligible account holder's interest in the liquidation account. In the unlikely event of a liquidation of the Company (a circumstance not envisioned or expected by management), each eligible account holder or supplemental eligible account holder would be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances of accounts of all eligible account holders or supplemental eligible account holders then holding qualifying deposits in the Company. The balance of the liquidation account at December 31, 1997 was approximately $12.2 million.

(3) SECURITIES HELD TO MATURITY

         A summary of securities held to maturity at December 31, 1997 and 1996 is as follows: 1997

                                                      1997
                                 -----------------------------------------------
                                                GROSS        GROSS     ESTIMATED
                                 AMORTIZED   UNREALIZED   UNREALIZED    MARKET
                                   COST         GAINS       LOSSES       VALUE
                                 ---------   ----------   ----------   ---------
                                                  IN THOUSANDS

Mortgage-backed securities:
  FHLMC ......................    $1,532         $--          $30        $1,502
  FNMA .......................     1,381           4            5         1,380
                                  ------         ---          ---        ------
                                  $2,913         $ 4          $35        $2,882
                                  ======         ===          ===        ======

                                                      1996
                                 -----------------------------------------------
                                                GROSS        GROSS     ESTIMATED
                                 AMORTIZED   UNREALIZED   UNREALIZED    MARKET
                                   COST         GAINS       LOSSES       VALUE
                                 ---------   ----------   ----------   ---------
                                                  IN THOUSANDS

Mortgage-backed securities:
  FHLMC ......................    $1,608         $--          $36        $1,572
  FNMA .......................     1,621           4           --         1,625
                                  ------         ---          ---        ------
                                  $3,229         $ 4          $36        $3,197
                                  ======         ===          ===        ======

         The contractual maturities of mortgage-backed securities generally exceed ten years; however, the effective lives are expected to be shorter due to anticipated prepayments.

                       WAYNE BANCORP, INC. AND SUBSIDIARY

(4) SECURITIES AVAILABLE FOR SALE

         A summary of securities available for sale at December 31, 1997 and 1996 is as follows:

                                                                 1997
                                           -------------------------------------------------
                                           ESTIMATED     GROSS         GROSS
                                             MARKET    UNREALIZED    UNREALIZED    AMORTIZED
                                             VALUE       GAINS         LOSSES        COST
                                           ---------   ----------    ----------    ---------
                                                             IN THOUSANDS

Mortgage-backed securities:
  FHLMC ...............................     $ 7,191       $ 64         $ 38        $ 7,165
  FNMA ................................      12,679         21           94         12,752
  GNMA ................................      11,632         25           --         11,607
Collateralized mortgage obligations ...       3,209         --          102          3,311
U.S. Government agencies ..............      37,890        566           --         37,324
Equity Securities .....................         812         59           --            753
                                            -------       ----         ----        -------
                                            $73,413       $735         $234        $72,912
                                            =======       ====         ====        =======

                                                                 1996
                                           -------------------------------------------------
                                           ESTIMATED     GROSS         GROSS
                                            MARKET     UNREALIZED    UNREALIZED    AMORTIZED
                                             VALUE       GAINS         LOSSES        COST
                                           ---------   ----------    ----------    ---------
                                                             IN THOUSANDS
Mortgage-backed securities:
Mortgage-backed securities:
  FHLMC ...............................     $12,282       $ 53         $ 59        $12,288
  FNMA ................................      13,054         40          133         13,147
  GNMA ................................      14,105          8          294         14,391
Collateralized mortgage obligations ...       3,204         --          130          3,334
U.S. Government agencies ..............      38,222         66          162         38,318
                                            -------       ----         ----        -------
                                            $80,867       $167         $778        $81,478
                                            =======       ====         ====        =======

         Proceeds from sales of securities available for sale were $4.2 million in 1997 with gross gains of $14,000 and gross losses of $16,000. There were no sales of securities available for sale for 1996. Proceeds from sales of securities available for sale were $25.1 million for 1995 with gross realized gains of $90,000 and gross realized losses of $453,000.

         The amortized cost and estimated fair value of debt securities available for sale at December 31, 1997 by contractual maturity, are shown below:

                                                    AMORTIZED    ESTIMATED FAIR
                                                      COST           VALUE
                                                    ---------    --------------
                                                         IN THOUSANDS

Due in one year through five years .............     $12,324        $12,328
Due in five through ten years ..................      28,311         28,772
                                                     -------        -------
                                                     $40,635        $41,100
                                                     =======        =======

         Mortgage-backed securities totalled $31.5 million at December 31, 1997. The contractual maturities of mortgage-backed securities generally exceed ten years; however, the effective lives are expected to be shorter due to anticipated prepayments.

                       WAYNE BANCORP, INC. AND SUBSIDIARY

(5) LOANS RECEIVABLE, NET

         A summary of loans receivable at December 31, 1997 and 1996 is as follows:

                                                           1997          1996
                                                         --------      --------
                                                              IN THOUSANDS
Real estate mortgage:
  Conventional one-to-four family ..................     $130,865      $113,701
  Multi-family .....................................        2,072           185
  Commercial .......................................       14,042         7,069
Construction .......................................        3,929            --
Home equity loans ..................................       27,889        24,394
Commercial business loans ..........................        2,558           644
Student loans ......................................          415           460
Passbook loans .....................................          591           616
Auto loans .........................................          125           158
Personal loans .....................................           25            23
                                                         --------      --------
    Total loans ....................................      182,511       147,250
                                                         ========      ========
Less:
  Undisbursed loan funds ...........................        1,353            --
  Deferred loan fees ...............................           56            36
  Allowance for loan losses ........................        2,170         1,789
                                                         --------      --------
                                                         $178,932      $145,425
                                                         ========      ========

         At December 31, 1997 and 1996, loans in the amount of $2.3 million and $2.1 million, respectively, were on a nonaccrual status. If nonaccrual loans had continued to realize interest in accordance with their contractual terms, approximately $243,000, $184,000 and $253,000 of interest income would have been realized for the years ended December 31, 1997, 1996 and 1995, respectively. Interest income realized on nonaccrual loans was $84,000, $61,000 and $160,000, respectively for the years ended December 31, 1997, 1996 and 1995.

         A summary of loans to directors and officers for the years ended December 31, 1997, 1996 and 1995 is as follows:

                                                        1997      1996      1995
                                                        ----      ----      ----
                                                              IN THOUSANDS

Balance at beginning of year ......................     $820      $910      $901
Additions .........................................       85       130       105
Payments ..........................................      165       220        96
                                                        ----      ----      ----
Balance at end of year ............................     $740      $820      $910
                                                        ====      ====      ====

         The terms and conditions of loans to directors and officers are no less favorable to the Company than they would have been for similar transactions with other borrowers.

         An analysis of the allowance for loan losses for the years ended December 31, 1997, 1996 and 1995 is as follows:

                                                  1997        1996        1995
                                                 ------      ------      ------
                                                          IN THOUSANDS

Balance at beginning of year ................    $1,789      $1,589      $1,543
Provision charged to operations .............       400         200         152
Loans charged off ...........................      (19)          --        (106)
                                                 ------      ------      ------
Balance at end of year ......................    $2,170      $1,789      $1,589
                                                 ======      ======      ======

                       WAYNE BANCORP, INC. AND SUBSIDIARY

(6) INTEREST AND DIVIDENDS RECEIVABLE

         A summary of interest and dividends receivable at December 31, 1997 and 1996 is as follows:

                                                               1997        1996
                                                              ------      ------
                                                                 IN THOUSANDS

Loans, net of reserve for uncollected interest
  of $595 in 1997 and $456 in 1996 .......................    $  800      $  704
Securities held to maturity and securities
  available for sale .....................................     1,097       1,197
                                                              ------      ------
                                                              $1,897      $1,901
                                                              ======      ======

(7) PREMISES AND EQUIPMENT, NET

         Premises and equipment, net at December 31, 1997 and 1996 are summarized as follows:

                                                               1997        1996
                                                              ------      ------
                                                                 IN THOUSANDS

Land .....................................................    $  497      $  497
Buildings and improvements ...............................     2,620       2,796
Leasehold improvements ...................................       582         325
Furnishings and equipment ................................       937         962
    Total ................................................     4,636       4,580
Accumulated depreciation and amortization ................     1,318       1,384
                                                              ------      ------
                                                              $3,318      $3,196
                                                              ======      ======

         Depreciation of premises and equipment charged to occupancy expense for the years ended December 31, 1997, 1996 and 1995 amounted to $208,000, $167,000 and $167,000, respectively.

(8) REAL ESTATE OWNED, NET

         A summary of REO net, at December 31, 1997 and 1996 is as follows:

                                                              1997         1996
                                                              ----         ----
                                                                IN THOUSANDS

Total real estate owned ..................................     $80        $ 290
Allowance for losses .....................................      --         (174)
                                                               ---        -----
                                                               $80        $ 116
                                                               ===        =====

                       WAYNE BANCORP, INC. AND SUBSIDIARY

         An analysis of the allowance for REO losses for the years ended December 31, 1997, 1996 and 1995 is as follows:

                                                  1997        1996        1995
                                                  -----       -----       -----
                                                          IN THOUSANDS

Balance, beginning of year ...................    $ 174       $ 169       $ 240
Provision charged to income ..................       --         100         148
Charge-offs ..................................     (174)       (121)       (229)
Recoveries ...................................       --          26          10
                                                  -----       -----       -----
Balance, end of period .......................    $  --       $ 174       $ 169
                                                  =====       =====       =====

(9) DEPOSITS

         Deposit account balances at December 31, 1997 and 1996 are summarized as follows:

                                                   CURRENT STATED                CURRENT STATED
                                                        RATE                          RATE
                                                         AT                            AT
                                                    DECEMBER 31,                  DECEMBER 31,
                                                        1997           1997           1996            1996
                                                   --------------    --------    ---------------    --------
                                                                   IN THOUSANDS
Noninterest bearing demand accounts ...........        --            $ 10,438              --       $  6,549
NOW accounts ..................................      2.25%             22,729            2.25%        20,063
Money market deposit accounts .................      2.50              22,830       2.50-3.05         20,633
Savings accounts ..............................      2.50              31,963            2.50         31,955
Club accounts .................................      2.50                 203            2.50            205
                                                                     --------                       --------
                                                                       88,163                         79,405
                                                                     --------                       --------
Certificates of deposit .......................      3.01-4.00              1       3.01-4.00            331
                                                     4.01-5.00          2,744       4.01-5.00         14,310
                                                     5.01-6.00        105,691       5.01-6.00         80,829
                                                     6.01-7.00          1,854       6.01-7.00          4,053
                                                                     --------                       --------
Total certificates of deposit .................                       110,290                         99,523
Accrued interest payable ......................                            26                             19
                                                                     --------                       --------
                                                                     $198,479                       $178,947
                                                                     ========                       ========

         The overall weighted average interest rate on deposits at December 31, 1997 and 1996 was 4.02% and 4.12%, respectively.

         The aggregate amount of certificates of deposit in denominations of $100,000 or more totalled $11.7 million and $7.8 million at December 31, 1997 and 1996, respectively. Deposits over $100,000 are not insured by the Federal Deposit Insurance Corporation.

         At December 31, 1997 certificates of deposit have scheduled maturities as follows:

                                                                   IN THOUSANDS
                                                                   ------------

One year or less .............................................       $ 92,808
One year to three years ......................................         16,575
Three years or more ..........................................            907
                                                                     --------
                                                                     $110,290
                                                                     ========

                       WAYNE BANCORP, INC. AND SUBSIDIARY

         Interest expense on deposits for the years ended December 31, 1997, 1996 and 1995 is summarized as follows:

                                                       1997      1996      1995
                                                      ------    ------    ------
                                                             IN THOUSANDS
NOW and money market deposit accounts .............   $1,114    $1,071    $1,111
Savings accounts and certificates of deposit ......    6,513     6,077     5,669
                                                      ------    ------    ------
                                                      $7,627    $7,148    $6,780
                                                      ======    ======    ======

         At December 31, 1997, the Bank had pledged approximately $585,000 of mortgage-backed securities as collateral for municipal deposits.

(10) FEDERAL HOME LOAN BANK ADVANCES

         Federal Home Loan Bank advances at December 31, 1997 and 1996 are summarized as follows:

                                                             1997         1996
                                                            -------      -------
                                                                IN THOUSANDS
Maturity:
  Due in one year or less .............................     $ 2,000      $ 1,000
  Due in one year through five years ..................      30,000        2,000
                                                            -------      -------
                                                            $32,000      $27,000
                                                            =======      =======

         The interest rates on the above borrowings are fixed and range from 6.33% to 6.86%. The Bank may borrow funds from the FHLB subject to certain limitations. Based on the level of qualifying collateral available to secure advances at December 31, 1997, the Bank's borrowing limit from the FHLB was approximately $81.0 million, with unused borrowing capacity of $49.0 million at that date.

         The Bank, under an agreement with the FHLB, may receive advances for various terms at prevailing interest rates at the time of the advance. Such advances are collateralized by FHLB stock and securities held in safekeeping at the FHLB.

(11) INCOME TAXES

         Income tax expense for the years ended December 31, 1997, 1996 and 1995 consists of the following:

                                                        1997      1996      1995
                                                       ------     -----     ----
                                                              IN THOUSANDS
Current:
  Federal ........................................     $1,275     $ 421     $422
  State ..........................................        113        38       36
                                                       ------     -----     ----
                                                        1,388       459      458
Deferred .........................................       (177)      (56)      29
                                                       ------     -----     ----
                                                       $1,211     $ 403     $487
                                                       ======     =====     ====

         Total income tax expense for the years ended December 31, 1997, 1996 and 1995 was allocated as follows:

                                                        1997      1996      1995
                                                       ------     -----     ----
                                                              IN THOUSANDS
Income from operations ...........................     $1,211     $ 403     $487
Stockholders' equity:
  Net unrealized (depreciation)
    appreciation on securities available
    for sale, net of taxes .......................        401      (166)      90
                                                       ------     -----     ----
                                                       $1,612     $ 237     $577
                                                       ======     =====     ====

                       WAYNE BANCORP, INC. AND SUBSIDIARY

         The following table presents a reconciliation between the effective income tax expense and the computed "expected" Federal income tax expense which is computed by applying the normal Federal income tax rate of 34% to income before income tax expense for the years ended December 31, 1997, 1996 and 1995, respectively.

                                                         1997     1996     1995
                                                        ------    ----     ----
                                                              IN THOUSANDS

Computed  "expected"  Federal income tax expense ....   $1,076    $363     $462
Increase (decrease) in taxes resulting from:
New Jersey savings institution tax, net of
  Federal income tax effect .........................       67      30       24
Other items, net ....................................       68      10        1
                                                        ------    ----     ----
Income tax expense ..................................   $1,211    $403     $487
                                                        ======    ====     ====
Effective tax rate ..................................     38.3%   37.7%    36.0%

         Retained earnings at December 31, 1997 includes approximately $4,517,000 of income that has not been subject to tax because of deductions for bad debts allowed for income tax purposes. Deferred income taxes have not been provided on such bad debt deductions since the Company does not intend to use the accumulated bad debt deductions for purposes other than to absorb loan losses. If this portion of retained earnings is used for any purpose other than to absorb bad debt losses, taxes would be imposed on such amounts. If triggered, the tax liability related to the appropriated earnings would have been $1,626,000 at December 31, 1997.

         Legislation was enacted in 1996, which repealed, for tax purposes, the percentage of taxable income bad debt reserve method. The Company is required to recapture the post 1987 build up to its tax bad debt reserves. This deferred tax liability has been accrued for under SFAS 109.

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996 are as follows:

                                                                  1997      1996
                                                                  ----      ----
                                                                   IN THOUSANDS

Deferred tax assets:
  Allowance for loan losses--book .............................   $728      $620
  Nonaccrual loan interest ....................................     27        78
  Accrued expenses ............................................     31        --
  Unrealized loss on securities available for sale ............     --       219
  Restricted stock ............................................     67        --
  Other .......................................................     34         3
                                                                  ----      ----
    Total gross deferred tax assets ...........................    887       920
                                                                  ----      ----
Deferred tax liabilities:
  Allowance for loan losses--tax ..............................    300       317
  Bank premises, furniture and equipment, principally
    due to differences in depreciation ........................    116       123
  ESOP ........................................................     64        --
  Other .......................................................     --        31
  Unrealized gains on securities available for sale ...........    182        --
                                                                  ----      ----
    Total gross deferred tax liabilities ......................    662       471
                                                                  ----      ----
    Net deferred tax asset ....................................   $225      $449
                                                                  ====      ====

         Management believes it is more likely than not that the Company will realize the benefit of net deductible temporary differences and that such net deductible temporary differences will reverse during periods in which the Company generates net taxable income. Management has projected that the Company will generate sufficient taxable income to utilize the net deferred tax asset and no valuation allowance is considered necessary.

                       WAYNE BANCORP, INC. AND SUBSIDIARY

(12) BENEFIT PLANS

   Defined Benefit Pension Plan

         Prior to December 1997, the Company maintained a defined benefit pension plan, which covered substantially all employees of the Company who met certain age and length of service requirements. The Company terminated the defined benefit plan as of December 1997. Settlement of the Plan liabilities occurred in December 1997.

         The following table sets forth the Plan's funded status and amounts recognized in the Company's consolidated financial statements at December 31, 1997 and 1996:

                                                                                   1997      1996
                                                                                   ----      -----
                                                                                     IN THOUSANDS
Actuarial present value of benefit obligations at December 31:
  Accumulated benefit obligation including vested benefits of
    $398 at December 31 ......................................................     $ --      $ 417
                                                                                   ====      =====
  Projected benefit obligation for service rendered to date ..................       --       (611)
  Plan assets at fair value, primarily certificates of deposit held at
    other banks at December 31 ...............................................       --        595
                                                                                   ----      -----
Plan assets less than projected benefit obligation ...........................       --        (16)
Unrecognized net obligation ..................................................       --         17
Unrecognized net loss subsequent to transition ...............................       --          7
                                                                                   ----      -----
  Prepaid asset (included in other assets) ...................................     $ --      $   8
                                                                                   ====      =====

         Net periodic pension cost includes the following components for the years ended December 31, 1997, 1996 and 1995, respectively:

                                                       1997      1996      1995
                                                       ----      ----      ----
                                                             IN THOUSANDS

Service cost .....................................     $ 13      $ 78      $ 82
Interest cost ....................................       46        49        59
Return on plan assets ............................      (23)      (31)      (56)
Amortization of net obligation ...................        3         3         4
Deferred asset loss ..............................      (19)      (23)       --
Settlement charge ................................        5        12        --
                                                       ----      ----      ----
  Net periodic pension cost ......................     $ 25      $ 88      $ 89
                                                       ====      ====      ====

         The discount rate and rate of increase in future compensation levels used in computing the actuarial present value of the projected benefit obligation were 7.5% and 5.5% in 1996 and 7.0% and 5.0% in 1995, respectively. The expected long-term rate of return on assets was 7% in both 1996 and 1995.

   Employee Savings Plan

         The Company has an employee savings plan (the Savings Plan), pursuant to Section 401(k) of the Internal Revenue Code, for all eligible employees. The Company matches 50% of employee contributions up to the first 6% of an employee's salary. The Company's contribution during the years ended December 31, 1997, 1996 and 1995 amounted to $34,000, $32,000 and $33,000, respectively.

   Consultation and Retirement Plan for Non-Employee Directors

         Effective June 27, 1996, Wayne Savings Bank adopted the Wayne Savings Bank, F.S.B. Consultation and Retirement Plan for Non-Employee Directors ("the Plan"). The Plan is intended to promote the interest of Wayne Savings Bank, F.S.B., and its affiliates by providing for the continuing advice of retiring eligible members of its Board

                       WAYNE BANCORP, INC. AND SUBSIDIARY
of Directors and the Board of Directors of Wayne Bancorp, Inc., the holding company of Wayne Savings Bank, F.S.B., and to provide such eligible members with retirement income.

         The following table sets forth the Plan's funded status and amounts recognized in the Company's consolidated financial statement at December 31, 1997 and 1996:

                                                      DECEMBER 31,  DECEMBER 31,
                                                          1997          1996
                                                      ------------  ------------
                                                            IN THOUSANDS

Vested benefit obligations ..........................     $(126)        $ (89)
Accumulated benefit obligations .....................      (140)         (106)
Projected benefit obligations .......................     $(140)        $(106)
Fair value of plan assets ...........................        --            --
                                                          -----         -----
Funded status .......................................      (140)         (106)
Unrecognized prior service costs ....................        80            86
Unrecognized net (gain) loss ........................        11            (2)
                                                          -----         -----
(Accrued) prepaid pension cost ......................     $ (49)        $ (22)
                                                          =====         =====

         Net periodic pension cost, utilizing a 7.25% discount rate for 1997 and 1996, includes the following components for 1997 and 1996:

                                                      DECEMBER 31,  DECEMBER 31,
                                                          1997          1996
                                                      ------------  ------------
                                                            IN THOUSANDS

Service cost ........................................      $13           $16
Interest cost .......................................       10             3
Amortization of unrecognized prior service costs ....        6             3
                                                           ---           ---
Net periodic pension costs ..........................      $29           $22
                                                           ===           ===

EMPLOYEE STOCK OWNERSHIP PLAN ("ESOP")

         The Company used a portion of the net proceeds for a loan directly to the Company for the ESOP to enable the ESOP to purchase 8% of the common stock in the conversion. Based upon the issuance of 2,231,383 shares, the amount of the loan to the ESOP was $1.8 million to be repaid over a ten year period at an interest rate of 8.25%. In 1997, 18,057 shares were allocated. Contributions for 1997 were $357,000.

MANAGEMENT RECOGNITION PROGRAM ("MRP")

         The Company established the Company Management Recognition Program on February 25, 1997 as a method of providing officers and directors of the Company with a proprietary interest in the Company. The MRP is designed to encourage the participants to remain with the Company. The MRP purchased a total of 4% or 89,254 common shares of the Company in the open market at cost of $1.5 million. Awards to plan participants vest at a rate of 20% per year commencing one year from the date of the award. As awards vest, the Company recognizes an employee benefit expense in an amount equal to the cost basis of the stock. The expense recognized for vested benefits amounted to $188,000 for the period from March 1, 1997 to December 31, 1997.

STOCK OPTION PLAN

         The Company's Incentive Stock Option Plan was adopted on February 25, 1997 and provides for the granting of options to directors and officers of the Company. Under the terms of the plan, options may be granted at not less than fair market value on the date of the grant.

         The Plan authorizes the grant of stock options with respect to 223,138 shares of common stock of the Company, equal to 10% of the shares of common stock issued in the Conversion. Options granted under the Plan are exercisable on a cumulative basis in equal installments at a rate of 20% per year commencing one year from date of grant, except that in the event of termination of employment other than as result of death, disability, retirement or a change in

                       WAYNE BANCORP, INC. AND SUBSIDIARY
control of the Company or the Bank, options not previously exercisable will automatically expire. Changes in the number of shares outstanding under the Plan and the weighted average exercise price of those shares for the year ended December 31, 1997 are as follows:

                                                                 1997
                                                      --------------------------
                                                                     WEIGHTED
                                                       NUMBER        AVERAGE
                                                      OF SHARES   EXERCISE PRICE
                                                      ---------   --------------
Outstanding at beginning of period ................       --            --
Granted ...........................................    191,892        $17.26
Exercised .........................................       --            --
                                                       -------        ------
Outstanding at end of period ......................    191,892        $17.26
                                                       =======        ======

         For options granted in 1997, the exercise price of the options equaled the market value of the stock at grant date.

         The following table summarizes information about the stock options outstanding at December 31, 1997:

                                OPTIONS OUTSTANDING AND EXERCISABLE
                                         WEIGHTED AVERAGE
                       --------------------------------------------------------
                        NUMBER OF            REMAINING              WEIGHTED
                         SHARES             CONTRACTUAL              AVERAGE
EXERCISE PRICE         OUTSTANDING         LIFE IN YEARS         EXERCISE PRICE
--------------         -----------         -------------         --------------
    $17.00              174,041                10                    $17.00
     19.75               17,851                10                     19.75
                        -------                --                    ------
                        191,892                10                    $17.26
                        =======                ==                    ======

         The Company applies APB 25 in accounting for the Plan. Consistent with SFAS 123, if compensation cost for the Plan was included as compensation expense, the Company's net income and earnings per share, for the year ended December 31, 1997, would have been reduced to the pro forma amounts indicated below:
                                                                           1997
                                                                          ------
Net income
  As reported .......................................................     $1,954
  Pro forma .........................................................      1,806

Basic earnings per share
  As reported .......................................................     $ 1.04
  Pro forma .........................................................       0.96

Diluted earnings per share
  As reported .......................................................     $ 1.03
  Pro forma .........................................................       0.95

         The fair value of stock options granted by the Company was estimated through the use of the Black-Scholes option-pricing model that takes into account the following factors as of the grant date: the exercise price and the expected life of the option, the market price of the underlying stock at the grant date and its expected volatility, and the risk-free interest rate for the expected term of the option. In deriving the fair value of the stock options, the stock price at the grant date is reduced by the value of the dividends to be paid during the life of the option. The following assumptions were used for grants in 1997: dividend yield of 3.0%, expected volatility of 20.0% and the risk free interest rate of 5.84%. The effects of applying SFAS 123 on the pro forma net income may not be representative of the effect on pro forma net income for future years or any other period.

(13) REGULATORY CAPITAL REQUIREMENTS

         OTS regulations require savings institutions to maintain minimum levels of regulatory capital. Under the regulations in effect at December 31, 1997, the Bank was required to maintain a minimum ratio of tangible capital to total adjusted assets of 1.5%; a minimum ratio of Tier 1 (core) capital to total adjusted assets of 3.0%; and a minimum ratio of total (core and supplementary) capital to risk-weighted assets of 8.0%.

                       WAYNE BANCORP, INC. AND SUBSIDIARY

         Under its prompt corrective action regulations, the OTS is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on the Bank's financial statements. The regulations establish a framework for the classification of savings institutions into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally, a bank is considered well capitalized if it has a Tier 1 (core) capital ratio of a least 5.0%; a Tier 1 risk-based capital ratio of a least 6.0%; and a total risk-based capital ratio of at least 10.0%.

         The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the OTS about capital components, risk weightings and other factors.

         Management believes that, as of December 31, 1997, the Bank meets all capital adequacy requirements to which it is subject. Further, the most recent OTS notification categorized the Bank as a well capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Bank's capital classification.

         OTS regulations impose limitations on all capital distributions, such as cash dividends, payments to repurchase or otherwise acquire shares, payments to stockholders of another institution in a cash-out merger and other distributions charged against capital.

         The following is a summary of the Bank's actual capital amounts and ratios as of December 31, 1997 and 1996, compared with the OTS minimum capital adequacy requirements and the OTS requirements for classification as a well capitalized institution.

                                                                               OTS REQUIREMENTS
                                                                ------------------------------------------
                                                                 MINIMUM CAPITAL       FOR CLASSIFICATION
                                           BANK ACTUAL              ADEQUACY           AS WELL CAPITALIZED
                                       ------------------       -----------------      -------------------
                                       AMOUNT       RATIO       AMOUNT      RATIO      AMOUNT       RATIO
                                       -------      -----       ------      -----      -------      ------
                                                                   IN THOUSANDS

December 31, 1997
  Tangible capital ................    $27,807      10.33%      $4,038      1.50%      $ 8,076       3.00%
  Tier 1 (core) capital ...........     27,807      10.33        8,076      3.00        13,461       5.00
  Risk-based:
    Tier 1 ........................     27,807      22.65        4,911      4.00         7,367       6.00
    Total .........................     29,242      23.82        9,823      8.00        12,278      10.00

December 31, 1996
  Tangible capital ................    $26,647      10.89%      $3,671      1.50%      $ 7,342       3.00%
  Tier 1 (core) capital ...........     26,647      10.89        7,342      3.00        12,236       5.00
  Risk-based:
    Tier 1 ........................     26,647      26.75        3,985      4.00         5,977       6.00
    Total .........................     26,951      27.05        7,970      8.00         9,962      10.00


(14) COMMITMENTS, CONTINGENCIES AND CONCENTRATIONS OF CREDIT RISK

   Commitments

         The Company is party to financial instruments and commitments with off-balance-sheet credit risk in the normal course of business. These financial instruments and commitments include unused home equity lines of credit, commitments to extend credit, and commitments to purchase securities. These commitments and instruments involve, to varying degrees, elements of risk in excess of the amounts recognized in the consolidated financial statements.

         The Company's maximum exposure to credit losses in the event of nonperformance by the other party to these financial instruments and commitments is represented by the contractual amount. The Company uses the same credit

                       WAYNE BANCORP, INC. AND SUBSIDIARY
policies in granting commitments and conditional obligations as it does for financial instruments recorded in the consolidated statements of financial condition.

         At December 31, 1997 and 1996 financial instruments and commitments whose contractual amounts represent off-balance-sheet credit risk are as follows:

                                                              1997         1996
                                                             -------      ------
                                                                IN THOUSANDS

Unused home equity lines of credit
  (primarily floating rate) ............................     $16,208      $9,541
Commitments to extend credit:
  To originate mortgage loans
    Fixed rate .........................................         448       2,629
    Variable rate ......................................      10,687       6,333
  To purchase mortgage loans:
    Variable rate ......................................         706          --


         Interest rates on commitments to originate fixed rate mortgage loans ranged from 7.25% to 7.75% and 6.75% to 8.50% at December 31, 1997 and 1996,
respectively. Such commitments are generally for a sixty day term.

         The Company leases certain branch offices under operating leases. At December 31, 1997, the minimum rental commitments for noncancellable leases with initial or remaining terms of more than one year and expiring through 2024 are as follows:

                                                                    IN THOUSANDS
                                                                    ------------
Year ended December 31,
  1998 .........................................................       $  239
  1999 .........................................................          268
  2000 .........................................................          274
  2001 .........................................................          208
  2002 .........................................................          101
  Thereafter ...................................................        1,124
                                                                       ------
                                                                       $2,214
                                                                       ======

         Rental expense under operating leases, included in occupancy expense in the consolidated statements of income was $290,000, $253,000 and $249,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

   Contingencies

         In the normal course of business, there are various outstanding legal proceedings, claims, commitments and contingent liabilities such as commitments to extend credit which are not included in the accompanying consolidated financial statements. In the opinion of management, the financial condition, results of operations and liquidity of the Company and its subsidiary will not be materially affected by the outcome of such legal proceedings and claims or by such commitments and contingent liabilities.

   Concentrations of Credit Risk

         A substantial portion of the Company's loans are one- to four-family residential first mortgage loans secured by real estate located primarily in New Jersey. Accordingly, the collectibility of a substantial portion of the Company's loan portfolio and the recovery of a substantial portion of the carrying amount of REO are susceptible to changes in real estate market conditions.

(15) FAIR VALUE OF FINANCIAL INSTRUMENTS

         Fair value estimates, methods and assumptions are set forth below for the Company's financial instruments for which it is practical to estimate those values.

                       WAYNE BANCORP, INC. AND SUBSIDIARY

   Cash and Cash Equivalents

         For cash and due from banks, interest-bearing deposits in other banks and Federal funds sold, the carrying amount approximates fair value.

   Securities Held to Maturity and Securities Available for Sale

         The fair value of securities held to maturity and securities available for sale was based on quoted market prices or dealer quotes, if available. If a quoted market price or dealer quote was not available, fair value was estimated using quoted market prices of similar securities.

   Federal Home Loan Bank of New York Stock

         The fair value for FHLB stock is its carrying value, since this is the amount for which it could be redeemed. There is no active market for this stock and the Bank is required to maintain a minimum balance based on the unpaid principal of home mortgage loans.

   Loans

         Fair values are estimated for portfolios of loans with similar financial characteristics. Loans were segregated by type. Each loan category was further segmented into fixed and adjustable rate interest terms. Fair value of adjustable rate mortgage loans was determined to approximate their carrying value.

         The fair value of fixed rate loans was determined by discounting the scheduled cash flows through the contractual maturity, adjusted for estimated prepayments, using estimated market discount rates that reflect the risk inherent in the loan type, taking into account the credit grade and maturity.

         The fair value of nonperforming loans was determined by discounting the estimated future cash flows after adjusting for collection costs and risk of nonpayment.

   Deposit Liabilities

         The fair value of deposits with no stated maturity, such as savings, noninterest bearing demand, NOW and money market deposit accounts, is equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

   Federal Home Loan Bank Advances

         The fair value of Federal Home Loan Bank advances approximates the carrying value.

         The estimated fair values of the Company's financial instruments as of December 31, 1997 and 1996 are presented in the following table. Since the fair value of off-balance-sheet commitments are not material, these disclosures are not included.

                                                                 1997                            1996
                                                     ----------------------------    ----------------------------
                                                     CARRYING VALUE    FAIR VALUE    CARRYING VALUE    FAIR VALUE
                                                     --------------    ----------    --------------    ----------
                                                                             IN THOUSANDS
Financial assets:
  Cash and cash equivalents .......................     $  6,845        $  6,845        $  6,943        $  6,943
  Securities held to maturity .....................        2,913           2,882           3,229           3,197
  Securities available for sale ...................       73,413          73,413          80,867          80,867
  Federal Home Loan Bank of New York stock ........        2,150           2,150           1,568           1,568
  Loans receivable ................................      178,932         181,627         145,425         148,240
Financial liabilities :
  Deposits ........................................      198,479         198,292         178,947         179,695
  Federal Home Loan Bank advances .................       32,000          32,376          27,000          27,332


                       WAYNE BANCORP, INC. AND SUBSIDIARY

   Limitations

         Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors.

         These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

         Fair value estimates are based on existing on-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. The tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

(16) PARENT COMPANY FINANCIAL INFORMATION

         Wayne Bancorp, Inc. (the parent company) was incorporated for the purpose of acquiring the Bank in connection with the Bank's conversion from a mutual form of ownership to a stock form of ownership. The following information on the parent only financial statements as of December 31, 1997 and 1996 and for the year ended December 31, 1997 and for the period June 27, 1996 to December 31, 1996, should be read in conjunction with the notes to the consolidated financial statements.

                       WAYNE BANCORP, INC. AND SUBSIDIARY

        CONDENSED STATEMENTS OF FINANCIAL CONDITION (PARENT COMPANY ONLY)

                           DECEMBER 31, 1997 AND 1996


                                     ASSETS
                                                             1997       1996
                                                           -------    -------
                                                              IN THOUSANDS

Cash and due from banks ................................   $   321    $   265
Investment in Wayne Savings Bank, F.S.B ................    28,090     26,257
Securities available for sale ..........................       812         --
Advance to subsidiary ..................................     3,409      8,615
Loan to subsidiary bank ESOP ...........................     1,428      1,606
Other assets ...........................................        56        264
                                                           -------    -------
Total Assets ...........................................   $34,116    $37,007
                                                           =======    =======


                      LIABILITIES AND STOCKHOLDERS' EQUITY

Dividends payable ......................................   $   101    $    --
Other liabilities ......................................        72         96
                                                           -------    -------
Total Liabilities ......................................       173         96
Stockholders' equity:
Common stock ...........................................        22         22
Paid-in capital ........................................    21,264     21,004
Retained Earnings--substantially restricted ............    19,906     17,670
Treasury shares (at cost) ..............................    (4,417)        --
Unallocated MRP shares .................................    (1,262)        --
Unallocated ESOP shares ................................    (1,604)    (1,785)
Net unrealized gain on securities available for sale ...        34         --
                                                           -------    -------
Total stockholders' equity .............................    33,943     36,911
                                                           -------    -------
Total liabilities and stockholders' equity .............   $34,116    $37,007
                                                           =======    =======


              CONDENSED STATEMENTS OF INCOME (PARENT COMPANY ONLY)

                                                                  FOR THE PERIOD
                                                        FOR YEAR      JUNE 27,
                                                          ENDED       1996 TO
                                                      DECEMBER 31,  DECEMBER 31,
                                                          1997          1996
                                                      ------------  ------------
                                                             IN THOUSANDS

 Income:
   Interest ..........................................   $  476        $ 337
                                                         ------        -----
     Total income ....................................      476          337
                                                         ------        -----
 Expenses:
   Legal and professional fees .......................      231           84
   Other expenses ....................................      290           19
                                                         ------        -----
     Total expenses ..................................      521          103
                                                         ------        -----
   Income (loss) before income taxes and equity
     in undistributed earnings (loss) of subsidiary ..      (45)         234
   Income tax expense (benefit) ......................      (17)          94
                                                         ------        -----
   Income before equity in undistributed earnings
     (loss) of subsidiary ............................      (28)         140
   Undistributed earnings (loss) of subsidiary .......    1,982         (119)
                                                         ------        -----
   Net Income ........................................   $1,954        $  21
                                                         ======        =====

                       WAYNE BANCORP, INC. AND SUBSIDIARY

                 STATEMENTS OF CASH FLOWS (PARENT COMPANY ONLY)

                                                                  FOR THE PERIOD
                                                        FOR YEAR      JUNE 27,
                                                          ENDED       1996 TO
                                                      DECEMBER 31,  DECEMBER 31,
                                                          1997          1996
                                                      ------------  ------------
                                                             IN THOUSANDS
Cash flows from operating activities:
  Net income .........................................   $ 1,954      $     21
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Equity in earnings of subsidiary ...................    (1,982)          119
  Decrease (increase) in other assets ................       208       (10,485)
  (Decrease) increase in other liabilities ...........       (48)           96
  Increase in dividends payable ......................       101            --
                                                         -------       -------
Net cash provided by (used in) operating activities ..       233       (10,249)
                                                         -------       -------
Cash flows from investing activities:
  Increase in investment in subsidiary ...............      (393)       (8,727)
Decrease in advance to subsidiary ....................     5,597            --
  Payment of ESOP loan ...............................       181            --
  ESOP loan to subsidiary ............................         --        (1,785)
  Purchase of securities available for sale ..........      (754)           --
                                                         -------       -------
  Net cash provided by (used in) investing activities.     4,631       (10,512)
                                                         -------       -------
Cash flows from financing activities:
  Proceeds from issuance of common stock .............        --        21,026
Dividends Paid .......................................      (391)           --
Purchase of treasury stock ...........................    (4,417)           --
                                                         -------       -------
Net cash provided by (used in) financing activities ..    (4,808)       21,026
                                                         -------       -------
Net change in cash and cash equivalents ..............        56           265
Cash and cash equivalents at beginning of year .......       265            --
                                                         -------       -------
Cash and cash equivalents at end of year .............   $   321       $   265
                                                         =======       =======

(17) SAVINGS ASSOCIATION INSURANCE FUND (SAIF) RECAPITALIZATION ASSESSMENT

         On September 30, 1996, the President signed into law the Deposit Insurance Funds Act of 1996 (the "Funds Act") which, among other things, imposes a special one-time assessment on SAIF member institutions, including the Company, to recapitalize the SAIF. As required by the Funds Act, the FDIC imposed a special assessment of 65.7 basis points on SAIF assessable deposits held as of March 31, 1995, payable November 27, 1996. The special assessment was recognized as an expense in the third quarter of 1996 and was tax deductible. The Company incurred a pre tax charge of $1.0 million as a result of the FDIC special assessment.

         The Funds Act also spreads the obligations for payment of the Financing Corporation ("FICO") bonds across all SAIF and BIF members. Beginning January 1, 1997, BIF deposits will be assessed for FICO payments at a rate of 20% of the rate assessed on SAIF deposits. BIF deposits are currently assessed a FICO payment of 1.3 basis points, while SAIF deposits pay an estimated 6.5 basis points on the FICO bonds. Full pro rata sharing of the FICO payments between BIF and SAIF members will occur on the earlier of January 1, 2000 or the date the BIF and SAIF are merged. The Funds Act specifies that the BIF and SAIF will be merged on January 1, 1999 provided no savings associations remain as of that time.

         As a result of the Funds Act, and recently passed legislation, SAIF assessments were lowered to 0 to 27 basis points effective January 1, 1997, a range comparable to that of BIF members. However, SAIF members will continue to make the higher FICO payments described above. Management cannot predict the level of FDIC insurance assessments on an on-going basis, whether the savings association charter will be eliminated, or whether the BIF and SAIF will eventually be merged. The Company paid $92,000, $393,000 and $368,000 in Federal deposit insurance premiums for the years ended December 31, 1997, 1996 and 1995, respectively.

                       WAYNE BANCORP, INC. AND SUBSIDIARY

(18) SUMMARY OF QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

         The results of operations on a quarterly basis are presented in the following tables:

                                                          1997
                                          -------------------------------------
                                          FOURTH     THIRD    SECOND     FIRST
                                          QUARTER   QUARTER   QUARTER   QUARTER
                                          -------   -------   -------   -------
                                                      IN THOUSANDS,
                                                EXCEPT PER SHARE AMOUNTS

Interest income .......................   $4,864    $4,850    $4,619    $4,433
Interest expense ......................    2,646     2,606     2,402     2,254
                                          ------    ------    ------    ------
Net interest income ...................    2,218     2,244     2,217     2,179
Provision for loan losses .............       75       125        75       125
Noninterest income ....................      174       195       145       183
Noninterest expense ...................    1,587     1,543     1,469     1,391
Income tax expense ....................      288       288       293       342
                                          ------    ------    ------    ------
Net income ............................   $  442    $  483    $  525    $  504
                                          ======    ======    ======    ======
Basic earnings per share ..............   $ 0.25    $ 0.26    $ 0.28    $ 0.25
                                          ======    ======    ======    ======
Basic weighted average shares .........    1,778     1,840     1,884     1,995
                                          ======    ======    ======    ======
Diluted earnings per share ............   $ 0.23    $ 0.25    $ 0.28    $ 0.27
                                          ======    ======    ======    ======
Diluted weighted average shares .......    1,899     1,899     1,899     1,882
                                          ======    ======    ======    ======


                                                          1996
                                          -------------------------------------
                                          FOURTH     THIRD    SECOND     FIRST
                                          QUARTER   QUARTER   QUARTER   QUARTER
                                          -------   -------   -------   -------
                                                      IN THOUSANDS,
                                                EXCEPT PER SHARE AMOUNTS

Interest income .......................   $4,513    $4,079    $3,457    $3,409
Interest expense ......................    2,269     2,057     1,800     1,832
                                          ------    ------    ------    ------
Net interest income ...................    2,244     2,022     1,657     1,577
Provision for loan losses .............       65        50        50        35
Noninterest income ....................      144       171       140       130
Noninterest expense ...................    1,303     3,093     1,259     1,161
Income tax expense (benefit) ..........      385      (336)      168       186
                                          ------    ------    ------    ------
Net income (loss) .....................   $  635    $ (614)   $  320    $  325
                                          ======    ======    ======    ======
Basic earnings (loss) per share .......   $ 0.31    $(0.30)   $   --    $   --
                                          ======    ======    ======    ======
Basic weighted average shares .........    2,053     2,053        --        --
                                          ======    ======    ======    ======
Diluted earnings (loss) per share .....   $ 0.31    $(0.30)   $   --    $   --
                                          ======    ======    ======    ======
Diluted weighted average shares .......    2,053     2,053        --        --
                                          ======    ======    ======    ======

(19) RECENT ACCOUNTING PRONOUNCEMENTS

         In June, 1996 the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (SFAS No.
125). SFAS 125 amends portions of SFAS 115, amends and extends to all servicing assets and liabilities the accounting standards for mortgage servicing rights now in SFAS 65, and supersedes SFAS 122. The statement provides consistent standards for distinguishing transfers of financial assets which are sales

                       WAYNE BANCORP, INC. AND SUBSIDIARY
from transfers that are secured borrowings. Those standards are based upon consistent application of a financial components approach that focuses on control. The statement also defines accounting treatment for servicing assets and other retained interest in the assets that are transferred. As issued, SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be applied prospectively. In December 1996, the FASB issued SFAS No. 127, "Deferral of the Effective Date of Certain Provision of FASB Statement No. 125; an amendment of FASB Statement No. 125" which defers for one year the effective date (a) of paragraph 15 of SFAS No. 125 and (b) for repurchase agreement, dollar-roll, securities lending and similar transactions, of paragraphs 9-12 and 237(b) of SFAS No. 125. The adoption of SFAS 125 did not have a material effect on the Company's financial condition or results of operations.

         Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. SFAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement. SFAS 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS 130 is effective for years beginning after December 15, 1997 and is not expected to have a material impact on the Company's consolidated financial statements.

[LOGO KPMG Peat Marwick LLP]


                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Wayne Bancorp, Inc.:

         We have audited the accompanying consolidated statements of financial condition of Wayne Bancorp, Inc. and Subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wayne Bancorp, Inc. and Subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.


                                                     KPMG Peat Marwick LLP


Short Hills, New Jersey
January 21, 1998

                             STOCKHOLDER INFORMATION

STOCK PRICE INFORMATION

         Shares of the common stock of Wayne Bancorp, Inc. have been traded under the symbol WYNE on the NASDAQ National Market System since June 27, 1996. The following table sets forth the range of high and low closings sale price quotations per share for Wayne Bancorp, Inc. common stock as depicted by NASDAQ. The market price information does not include retail markups, markdowns or commissions, but is based on actual transactions.

     1997                                                   HIGH         LOW
     ----                                                 -------      -------
First quarter .......................................     $18          $14-7/8
Second quarter ......................................      20-1/4       16
Third quarter .......................................      24-7/8       19
Fourth quarter ......................................      27-1/2       21

     1996
     ----
Third quarter .......................................      13-7/8       10-3/4
Fourth quarter ......................................      15-1/4       13-11/16


         As of February 11, 1998, there were 2,013,823 shares of common stock outstanding and 492 stockholders of record, not including the number of persons or entities whose stock is held in nominee or "street" name through various brokerage firms or banks.

         The Company's ability to pay dividends to stockholders is dependent upon the earnings from investments and dividends it receives from the Bank. Accordingly, restrictions on the Bank's ability to pay cash dividends directly affect the payment of cash dividends by the Company. The Bank may not declare or pay a dividend if the effect would cause the Bank's regulatory capital to be reduced below the amount required for the liquidation account established in connection with the Bank's conversion from mutual to stock form or the regulatory capital requirements imposed by the OTS. The Company paid quarterly dividends of $0.05 per share for the last three quarters of 1997.

ANNUAL REPORT ON FORM 10-K AND INVESTOR INFORMATION

         A copy of Wayne Bancorp, Inc.'s annual report on Form 10-K, for year ended December 31, 1997 (excluding exhibits) to be filed with the Securities and Exchange Commission, is available without charge by writing:

              Timothy P. Tierney
              Vice President and Chief Financial Officer
              Wayne Bancorp, Inc.
              1195 Hamburg Turnpike
              Wayne, N. J. 07470

         Exhibits can be obtained at cost by writing to the Company at the above address.

STOCK TRANSFER AGENT AND REGISTRAR

         Inquiries regarding stock transfer, registration, lost certificates or changes in name and address should be directed to the stock transfer and registrar by writing:

              Registrar and Transfer Company
              Attn: Investor Relations
              10 Commerce Drive
              Cranford, N. J. 07016

                                    WAYNE BANCORP, INC.

WAYNE BANCORP, INC.                          WAYNE SAVINGS BANK, F.S.B.
  BOARD OF DIRECTORS                           OFFICERS

Harold P. Cook, III                          Johanna O'Connell, President and
  Chairman and Chief Executive Officer         Chief Executive Officer
Johanna O'Connell                            Michael DeBenedette, Executive Vice President
  President                                    and Chief Operating Officer
William J. Lloyd                             Robert L. Frega, Senior Vice President
David M. Collins                             Timothy P. Tierney, Vice President
Thomas D. Collins                              and Chief Financial Officer
Nicholas S. Gentile, Jr.                     Donna Finck, Vice President
Ronald Higgins                               Thomas A. Maselli, Vice President
Richard Len                                  Carolyn May, Vice President
Charles Lota                                 Hazel D. Myers, Vice President
Dennis Pollack                               William Poole, Vice President
Joseph J. DeLuccia, Director Emeritus        David K. Ver Hage, Assistant Vice President
                                             Cathy Infantino, Assistant Secretary Treasurer

BANKING OFFICES
                                             ADMINISTRATIVE OFFICE
1501 Hamburg Turnpike
Wayne, N. J. 07470                           1195 Hamburg Turnpike
973-694-2300                                 Wayne, N. J. 07470
                                             973-305-5500
1504 Route 23
Wayne, N. J. 07470
973-694-0029                                 WEB SITE

Valley Road at Preakness Avenue              http://members.aol.com/waynesav/wsb.html
Wayne, N. J. 07470
973-696-6500

5 Sicomac Road
North Haledon, N. J. 07508
973-427-9888

363 Route 46 West
Fairfield, N. J. 07004
973-276-0252


                                                                      APPENDIX F

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 10-Q
(Mark One)

[x] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

     For the quarterly period ended          March 31, 1998
                                             --------------

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

     For the transition period from                 to
                                    ---------------    -----------------

     Commission file number    20691
                               -----

                               WAYNE BANCORP, INC.
             (Exact name of registrant as specified in its charter)

                Delaware                             22-3424621
                --------                             ----------
      (State or other jurisdiction of    (I.R.S. Employer Identification Number)
      incorporation or organization)

                 1195 Hamburg Turnpike, Wayne, New Jersey 07474
                 ----------------------------------------------
               (Address of principal executive offices) (Zip Code)

                                 (973) 305-5500
              ---------------------------------------------------
              (Registrant's telephone number, including area code)

                             Not  Applicable
              ----------------------------------------------------
              (Former name, former address and former fiscal year,
                         if changed since last report)

Indicate by check mark whether the registrant (1) has filed all the reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.    X   Yes         No
                                            ---          ---

                      APPLICABLE ONLY TO CORPORATE ISSUERS

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

There were 2,013,124 shares of the Registrant's common stock outstanding as of May 12, 1998.

                                    FORM 10-Q
                                      Index

                         PART 1 -- FINANCIAL INFORMATION


Item 1.  Financial Statements.                                           Page(s)

         Consolidated Statements of Financial Condition as of
         March 31, 1998 and December 31, 1997........................          3

         Consolidated Statements of Income for the Three Months
         ended March 31, 1998 and 1997...............................          4

         Consolidated Statements of Cash Flows for the Three
         Months ended March 31, 1998 and 1997........................          5

         Notes to Consolidated Financial Statements..................          6


Item 2.  Management's Discussion and Analysis of Financial Condition
         and Results of Operations...................................       7-12


         PART II -- OTHER INFORMATION

Item 1.  Legal Proceedings...........................................         13

Item 2.  Changes in Securities.......................................         13

Item 3.  Defaults Upon Senior Securities.............................         13

Item 4.  Submission of Matters to a Vote of Security Holders.........         13

Item 5.  Other Information...........................................         13

Item 6.  Exhibits and Reports on Form 8-K............................         14

         Signature Page..............................................         15

Item 1. Financial Statements.

                               WAYNE BANCORP, INC.
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             (Dollars in thousands)
                                  (Unaudited)

                                                                                 March 31,  December 31,
                                                                                   1998         1997
                                                                                ----------  ------------
Assets:

Cash and due from banks                                                         $   1,466    $   1,577
Interest-bearing deposits in other banks                                            3,943        1,868
Federal funds sold                                                                   --          3,400
                                                                                ----------   ---------
Total cash and cash equivalents                                                     5,409        6,845

Securities available for sale                                                      68,688       73,413
Securities held to maturity, (estimated market value $2,302
and $2,882 in 1998 and 1997, respectively)                                          2,318        2,913
Loans receivable, net                                                             187,185      178,932
Premises and equipment, net                                                         3,331        3,318
Real estate owned, net                                                                223           80
Federal Home Loan Bank of New York stock, at cost                                   2,150        2,150
Interest and dividends receivable                                                   1,659        1,897
Other assets                                                                        1,044          495
                                                                                ----------   ---------
Total assets                                                                    $ 272,007    $ 270,043
                                                                                =========    =========

Liabilities and Stockholders'Equity:

Deposits                                                                        $ 203,532     $198,479
Federal Home Loan Bank advances                                                    32,000       32,000
Advance payments by borrowers for taxes and insurance                                 876          914
Other liabilities                                                                   1,067        4,706
                                                                                ----------   ---------
Total liabilities                                                                 237,475      236,099
                                                                                ----------   ---------

Stockholders' Equity:
Preferred stock, $0.01 par value, 2,000,000 shares authorized, none issued           --            --
Conunon stock, $0.01 par value, 8,000,000 shares authorized, 2,231,383 shares issued and 2,013,124 shares outstanding at March 31, 1998 and 2,231,383
issued and 2,013,823 outstanding at December 31, 1997                                  22           22
Paid-in capital                                                                    21,460       21,264
Retained earnings, substantially restricted                                        19,920       19,623
Treasury stock at cost, 218,259 shares at March 31, 1998 and 217,560
shares at December 31 , 1997                                                       (4,433)      (4,417)
Unallocated common stock held by the ESOP                                          (1,560)      (1,604)
Common stock held by the MRP                                                       (1,205)      (1,262)
Accumulated other comprehensive income-
Net unrealized gain on securities available for sale                                  328          318
                                                                                ----------   ---------
Total stockholders' equity                                                         34,532       33,944
                                                                                ----------   ---------
Total liabilities and stockholders' equity                                      $ 272,007    $ 270,043
                                                                                =========    =========

See accompanying notes to consolidated financial statements.

                               WAYNE BANCORP, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                (Dollars in thousands, except per share amounts)
                                   (Unaudited)

                                                              Three Months
                                                                 Ended
                                                                March 31,
                                                          ----------------------
                                                            1998        1997
                                                          --------   ---------
Interest income:
Loans                                                      $3,516      $2,894
Securities available for sale                               1,223       1,426
Securities held to maturity                                    27          44
Short tenti and other investments                              61          69
                                                           ------      ------
Total interest income                                       4,827       4,433
                                                           ------      ------

Interest expense:
Deposits                                                    2,043       1,799
Federal Home Loan Bank advances                               540         455
                                                           ------      ------
Total interest expense                                      2,583       2,254
                                                           ------      ------

Net interest income before provision for loan losses        2,244       2,179
Provision for loan losses                                      70         125
                                                           ------      ------
Net interest income after provision for loan losses         2,174       2,054
                                                           ------      ------

Other income:
Loan fees and service charges                                  77          60
Gain on sale of real estate owned                               -          50
Other                                                          98          73
                                                           ------      ------
Total other income                                            175         183

Other expenses:
Compensation and employee benefits                            848         614
Occupancy                                                     113          96
Equipment                                                      55          40
Data processing services                                       80          70
Advertising                                                    26          37
Federal insurance premiums                                     30           6
Real estate owned operations                                   15           3
Other                                                         532         525
                                                           ------      ------
Total other expenses                                        1,699       1,391
                                                           ------      ------

Income before income tax expense                              650         846
Income tax expense                                            255         342
                                                           ------      ------
Net income                                                 $  395      $  504
                                                           ======      ======

Basic earnings per share                                   $  .22      $ 0.25
                                                           ======      ======
Basic weighted average shares                               1,804       1,995
                                                           ======      ======
Diluted earnings per share                                 $ 0.22      $  0.27
                                                           ======      =======
Diluted weighted average shares                             1,824        1,882
                                                           ======      =======


See accompanying notes to consolidated financial statements.

                               WAYNE BANCORP, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                                       Three Months Ended
                                                                                            March 31,
                                                                                    -------------------------
                                                                                        1998       1997
                                                                                    ----------- -------------

                                                                                      (Dollars in thousands)

Cash flows from operating activities:
  Net income                                                                          $     395    $   504
  Adjustments to reconcile net income to net cash provided by operating activities:
    Provision for loan losses and real estate owned                                          75        125
    Depreciation and amortization                                                            58         45
    Net (accretion) of discounts and amortization of premiums                                30         26
    Decrease (increase) in deferred loan fees                                                 9        (84)
    Decrease in interest and dividends receivable                                           238        300
    (Increase) in other assets                                                             (430)       (50)
    (Decrease) increase in other liabilities                                             (3,636)       506
    Gain on sale of real estate owned                                                         -         50
                                                                                      ---------    -------
        Net cash (used in) provided by operating activities                              (3,261)     1,422
                                                                                      ---------    -------

Cash flows from investing activities:
    Calls of securities available for sale                                                2,500          -
    Purchases of securities available for sale                                             (300)       (27)
    Principal repayments on securities held to maturity                                     584        243
    Principal repayments on securities available for sale                                 2,509      1,629
    Net increase in loans receivable                                                     (7,974)    (7,476)
    Purchase of loans                                                                      (488)         -
    Additions to premises and equipment                                                     (71)      (101)
    Purchase of Federal Home Loan Bank stock                                                  -       (235)
                                                                                      ---------    -------
        Net cash used in investing activities                                            (3,240)    (5,967)
                                                                                      ---------    -------
Cash flows from financing activities:
    Net increase in deposits                                                              5,053      1,955
    (Decrease) increase in advance payments by borrowers for taxes and insurance            (38)        72
    Dividends paid                                                                         (101)      (107)
    ESOP shares allocated                                                                   110         76
    Amortization of MRP                                                                      57          -
    Purchase of treasury stock                                                              (16)    (1,248)
                                                                                      ---------    -------
        Net cash provided by financing activities                                         5,065        748
                                                                                      ---------    -------

        Net decrease in cash and cash equivalents                                        (1,436)    (3,797)

Cash and cash equivalents at beginning of period                                          6,845      6,943
                                                                                      ---------    -------
Cash and cash equivalents at end of period                                            $   5,409    $ 3,146
                                                                                      =========    =======

Supplemental information:
    Cash paid during the period for:
    Interest                                                                          $  2,043    $  2,255
                                                                                      =========    =======
    Taxes                                                                             $    261    $      -
                                                                                      =========    =======
    Transfer of loans receivable to real estate owned                                 $    147    $      -
                                                                                      =========    =======


See accompanying notes to consolidated financial statements.

                               Wayne Bancorp, Inc.
                   Notes to Consolidated Financial Statements
                                 March 31, 1998
                                   (Unaudited)

Note 1 -  Basis of presentation
          ---------------------

The accompanying unaudited consolidated financial statements include the accounts of Wayne Bancorp, Inc. ("Company") and its wholly-owned subsidiaries, Wayne Savings Bank, F.S.B. ("Bank") and its subsidiaries as of March 31, 1998 and December 31, 1997 and for the three month periods ended March 31, 1998 and 1997, respectively, and the Company's newly formed subsidiary, Wayne Ventures, Inc. as of March 31, 1998 and for the three month period ended March 31, 1998. Material intercompany accounts and transactions have been eliminated in consolidation. The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management all necessary adjustments, consisting only of normal recurring accruals necessary for a fair presentation have been included. The results of operations for the three-month period ended March 31, 1998 are not necessarily indicative of the results that may be expected for the entire calendar year or any other period. These consolidated financial statements should be read in conjunction with the consolidated financial statements for the year ended December 31, 1997, and the notes thereto.

Note 2 - Organization of the Holding Company and conversion to stock form of ownership
          ----------------------------------------------------------------------

Wayne Bancorp, Inc. was organized for the purpose of acquiring all of the capital stock of the Bank that was issued in the conversion from a federally chartered mutual savings bank to a stock savings bank pursuant to a Plan of Conversion (Conversion) via the issuance of common stock. On June 27, 1996, the Company completed an initial public offering. The offering resulted in the sale of 2,231,383 shares of common stock which, after giving effect to offering expenses of $1.3 million and 178,511 shares issued to the Bank's tax qualified Employee Stock Ownership Plan (ESOP), resulted in net proceeds of $21.0 million. Pursuant to the Conversion, the Bank transferred all of its outstanding shares to the Company. The Bank may not declare or pay cash dividends or repurchase any of its shares of common stock if the effect of these would cause equity to be reduced below applicable regulatory capital maintenance requirements or if such declaration and payment would otherwise violate regulatory requirements.

Note 3 - Earnings per share
         ------------------

For purposes of calculating basic earnings per share, the weighted average number of common shares, for the quarter ended March 31, 1998 and 1997 was 1,803,725 and 1,994,865, respectively. Diluted weighted average shares included common stock equivalents of 20,309 and 112,710 at March 31, 1998 and 1997, respectively. The diluted weighted average number of common shares, for the quarter ended March 31, 1998 and 1997 was 1,824,034 and 1,882,164, respectively.

Note 4 - Comprehensive income
         --------------------

During the first quarter of 1998, the Company adopted the provisions of Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This Statement requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. In accordance with the provisions of SFAS 130 for interim period reporting, the Company's total comprehensive income for the three months ended March 31, 1998 and 1997 was $405,000 and $101,000. The difference between the Company's net income and total comprehensive income for these periods relates to the change in the net unrealized gains on securities available for sale during the applicable period of time.

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

Financial condition
-------------------

General
-------

Wayne Bancorp, Inc. is the holding company for Wayne Savings Bank, F.S.B. a federally chartered stock savings bank. The Bank converted from a mutual to a stock savings bank on June 27, 1996 in conjunction with the issuance of the Bank's capital stock to the Company. The Company also owns all of the capital stock of Wayne Ventures, Inc.

Assets
------

Total assets increased $2.0 million or 0.7% to $272.0 million at March 31, 1998 from $270.0 million at December 31, 1997 due primarily to an $8.3 million increase in loans receivable, net from $178.9 million at December 31, 1997 to $187.2 million at March 31, 1998. Such increase was partially offset by a decrease in cash and cash equivalents of $1.4 million or 21.0% to $5.4 million at March 31, 1998 from $6.8 million at December 31, 1997. The Company also experienced a decrease of $5.3 million in securities held to maturity and securities available for sale, which was the result of principal repayments and prepayments. Also contributing to this decrease was the call of a $2.5 million available for sale security in the quarter ended March 31, 1998.

Loan originations during the quarter ended March 31, 1998 totalled $22.7 million (comprised of $6.0 million of residential one-to four-family mortgage loans, $5.6 million of home equity loans, $5.9 million of commercial real estate loans, $1.1 million of multi-family loans, $1.5 million of investment in a joint venture, $935,000 of construction loans, $1.6 million of commercial business loans and $73,000 of consumer loans.) The Company's newly formed subsidiary, Wayne Ventures, Inc., entered into a joint venture to construct and market 14 single family homes in the Township of Wayne, New Jersey. During the first quarter of 1998, principal repayments and prepayments on loans totalled $14.9 million. During the same quarter of 1997, loan originations totalled $12.4 million and principal repayments and prepayments totalled $4.7 million.

Liabilities
-----------

Deposits increased by $5.1 million between December 31, 1997 and March 31, 1998 due to interest credited of $2.1 million, and an excess of deposits over withdrawals of $3.0 million.

Other liabilities decreased $3.6 million and is primarily the result of the payment, in January 1998, for the purchase of a $4.0 million Federal Farm Credit Banks note, at a rate of 6.1%, that was recorded in December 1997.


Non performing loans and allowance for loan losses
--------------------------------------------------

Non performing loans at March 31, 1998 and March 31, 1997 were as follows:

                                                       1998          1997
                                                       ------------------
                                                     (Dollars in thousands)

Loans delinquent 90 days or more and other non-
performing loans                                       $2,213       $2,084
Loans delinquent 90 days or more and other non-
performing loans as a percentage of total loans
outstanding                                              1.17%        1.34%
Allowance for loan losses as a percent of
nonperforming loans                                    101.22%       91.84%


The following table sets forth the changes in the allowance for loan losses for the three months ended March 31, 1998 and 1997:

                                                       1998          1997
                                                       ------------------
                                                     (Dollars in thousands)

Balance at beginning of period                         $2,170       $1,789

Provision for losses                                       70          125
                                                       ------       ------
Balance at end of period                               $2,240       $1,914
                                                       ======       ======


Asset/liability management
--------------------------

Management's strategy has been to operate as a community oriented financial institution by offering a variety of financial services to meet the needs of the communities it serves while maintaining capital in excess of regulatory requirements and monitoring the sensitivity of the Company's assets and liabilities to interest rate fluctuations. The Board of Directors has sought to accomplish these goals by: (i) attracting and maintaining low-cost savings and transaction accounts, as well as money market accounts, which management believes provide the Company with a stable source of funds; (ii) focusing its lending on the origination of one- to four-family, owner-occupied residential mortgage loans, including home equity loans; (iii) supplementing its one- to four-family residential lending activities with commercial business, commercial real estate, multi-family, construction and consumer loans and most recently entering into a single joint venture, in accordance with the Company's underwriting guidelines; (iv) purchasing short-to-intermediate term investment and mortgage-backed securities to complement the Company's lending activities;
(v) emphasizing shorter-term loans and investments and adjustable rate assets when market conditions permit; and (vi) controlling growth.

As part of management's review of its assets and liabilities, the Company considers the interest sensitivity of its assets and liabilities and targets what it believes to be an acceptable level of risk based on the Company's business focus, operating environment, capital and liquidity requirements, and performance objectives. Management seeks to reduce the vulnerability of the Company's operating results to changes in interest rates and to manage the ratio of interest rate sensitive assets to interest rate sensitive liabilities within specified maturities or repricing periods. The Company does not currently engage in trading activities or use off-balance sheet derivative instruments to control interest rate risk. Even though trading activities or use of off-balance sheet derivative instruments may be permitted with the approval of the Board of Directors, management does not intend to engage in such activities in the immediate future.

In managing the Company's assets and liabilities, the Company has taken certain actions to decrease the sensitivity of its assets and liabilities to fluctuations in interest rates. A significant component of the Company's operating strategy has been to maintain its interest rate spread by maintaining a core deposit base. The Company has sought to maintain and attract new deposits by pricing its deposits competitively, but generally not among the highest interest rates in its market area, and relying on personalized customer service and advertising. The Company maintains a core deposit base while employing this strategy.

At March 31, 1998, total interest- bearing liabilities maturing or repricing within one year exceeded total interest- earning assets maturing or repricing within the same period by $30.6 million, representing a one-year negative cumulative gap of 10.3%.

Liquidity and capital
---------------------

The Bank is required to maintain minimum levels of liquid assets as defined by the Office of Thrift Supervision ("OTS") regulations. This requirement, which may be varied by the OTS depending on economic conditions and deposit flows, is based on a percentage of withdrawable deposits and short-term borrowings. The minimum required liquidity ratio is currently 4.0%. The Bank's liquidity ratio was 37.9% at March 31, 1998 compared with 40.2% at December 31, 1997.

The Company's primary sources of funds are deposits, principal and interest payments on loans and securities and, to a lesser extent, borrowings and proceeds from the sale of securities available for sale. While maturities and scheduled amortization of loans and securities provide an indication of the timing of the receipt of funds, other sources of funds such as loan prepayments and deposit inflows are less predictable because they are greatly influenced by general interest rates, economic conditions, competition and regulatory changes.

The Company's most liquid assets are cash and cash equivalents, which include interest-bearing deposits and short-term highly liquid investments (such as federal funds) with original maturities of less than three months that are readily convertible to known amounts of cash. The level of these assets is dependent on the Company's operating, financing and investing activities during any given period. At March 31, 1998 and December 31, 1997, cash and cash equivalents totaled $5.4 million and $6.8 million, respectively.

The Company and the Bank have other sources of liquidity that include investment securities maturing within one year, and securities available for sale. Other sources of funds include Federal Home Loan Bank of New York ("FHLB-NY") advances, which at March 31, 1998, totalled $32.0 million. If needed, the Bank may borrow an additional $49.6 million from the FHLB-NY.

At March 31, 1998, the Company had outstanding commitments to fund loan originations of $8.5 million. There were no commitments to purchase securities or mortgage-backed securities at March 31, 1998.


As of March 31, 1998, the Bank exceeded all regulatory capital requirements as detailed in the following table:

                                   Tangible Capital        Core Capital     Risk-Based Capital
                                   ----------------    -------------------  ------------------
                                    Amount  Percent     Amount  Percent(1)    Amount  Percent
                                    ------  -------     ------  -------       ------  -------

Capital for regulatory purposes    $28,550   10.6%     $28,550   10.6%        $30,128   22.4%
Minimum regulatory requirement       4,040    1.5%       8,080    3.0%         10,748    8.0%
                                    ------   ----       ------   ----          ------   ----

Excess                             $24,510    9.1%     $20,470    7.6%%       $19,380   14.4%
                                   =======    ===      =======    ===         =======   ====

(1)  Tangible   and core  capital  is shown as a  percentage  of total  adjusted
     assets.   Risk-based   capital   levels  are  shown  as  a  percentage   of
     risk-weighted assets.

Comparison  of  Operating  Results for the Three Months Ended March 31, 1998 and
1997

General The Company reported net income of $395,000 for the three months ended March 31, 1998 compared with net income of $504,000 for the three months ended March 31, 1997. The decrease in net income was primarily attributable to the increase in compensation and employee benefits of $234,000 offset by a $112,000 increase in net interest income after provision for loan losses.

Interest income Interest income increased $394,000, or 8.9% to $4.8 million for the three months ended March 31, 1998 from $4.4 million for the three months ended March 31, 1997. The increase was primarily the result of higher outstanding average balances on interest earning assets.

Interest income on loans receivable, net increased $622,000, or 21.5% to $3.5 million for the three months ended March 31, 1998, from $2.9 million for the comparable three month period in 1997 primarily as a result of an increase in average balance of loans of $33.7 million, partially offset by a slight decrease in the average yield to 7.59% for the three months ended March 31, 1998 from 7.61% for the comparable three month period in 1997. The increase in the average balance of loans between the periods was due to the increase in loan originations of $22.7 million for the first quarter of 1998 versus $12.4 million for the comparable 1997 quarter.

Interest income on securities available for sale decreased $203,000 during the first quarter of 1998 as a result of a decrease in average outstanding balance of $9.2 million in the available for sale portfolio. The average balance of the available for sale portfolio for the three months ended March 31, 1998 was $71.6 million compared with $80.8 million for the comparable period in 1997. The decline in the available for sale portfolio is the result of management's decision to use cash flows from the investment portfolio to fund loan growth. In addition, the yield on the available for sale portfolio decreased 23 basis points to 6.83% for the quarter ended March 31, 1998 from 7.06% in the prior period.

Interest expense Interest expense increased $329,000, or 14.6% to $2.6 million for the three months ended March 31, 1998 from $2.3 million for the three months ended March 31, 1997.

Interest on deposits increased $244,000, to $2.0 million for the three months ended March 31, 1998 from $1.8 million for the comparable three months ended March 31, 1997. The increase in interest expense on deposits was due to an increase in the average balance of $21.2 million as well as an increase of 11 basis points in the cost of deposits to 4.13% for the three months ended March 31, 1998 from 4.02% for the three months ended March 31, 1997.

Net interest income Net interest income before provision for loan losses increased $65,000 to $2.2 million for the three months ended March 31, 1998. The increase reflects an increase in the average balances of loans receivable, net of $33.7 million for the three months ended March 31, 1998 over the comparable prior year period, offset by a $9.2 million decrease in the average balances of securities available for sale for the three months ended March 31, 1998 over the comparable period in 1997. Offsetting this net increase in assets was an increase in the average balance of deposits of

$21.2 million and an increase in the average balance of advances of $5.4 million for the three months ended March 31, 1998 compared with the same period in 1997.

Provision for loan losses The adequacy of the allowance for loan losses is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and current economic conditions. The Company provided $70,000 for loan losses for the three months ended March 31, 1998 compared with $125,000 for the comparable three month period in 1997, which was due to management's continuing reassessment of losses inherent in the loan portfolio. Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions in the Company's market area. In addition, various regulatory agencies, as an integral part of their routine examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

Other income Total other income for the three months ended March 31, 1998 was $175,000 compared with $183,000 for the comparable three month period in 1997. The decrease is due to the $50,000 gain on sales of real estate owned recognized during the quarter ended March 31, 1997 offset by increases in loan fees and service charges and in other income for the three months ended March 31, 1998.

Other expenses Other expenses increased $308,000 or 22.1% for the three months ended March 31, 1998 to $1.7 million from $1.4 million for the comparable three-month period in 1997. The increase is primarily the result an increase of $234,000 in compensation and employee benefits expense, and an increase in Federal insurance premiums of $24,000.

The increase in compensation and employee benefits expense is the result of opening a branch office in Fairfield, N. J., in the second quarter of 1997, normal annual merit increases and costs related to loan production. Also contributing to the increase was the final payment of $67,000 related to the onetime non-recurring cost to purchase the rights under a contract entered into in 1989 which established Wayne Savings Financial Services Group, Inc. The increase in Federal insurance premiums is the result of the credit received in the first quarter of 1997 that represents the overpayment, recorded in the third quarter of 1996, to recapitalize the Savings Association Insurance Fund. The high level of other expenses in both quarters is the result of the legal and professional fees incurred in the proxy fight with a dissident stockholder group.

Income tax expense Income tax expense was $255,000 which represents an effective tax rate of 39.2% for the three months ended March 31, 1998 compared with income tax expense of $342,000 which represents an effective tax rate of 40.4% for the three months ended March 31, 1997.

Part II - Other Information

Item 1.   Legal Proceedings
          -----------------

From time to time, the Company is a party to routine legal proceedings in the ordinary course of business, such as claims to enforce liens, condemnation proceedings on properties in which the Company holds security interests, claims involving the making of real property loans and other issues incident to the business of the Company.There were no law suits pending or known to be contemplated against the Company at March 31, 1998 that would have a material effect on the operations of income of the Company or the Bank, taken as a whole.

Item 2.  Changes in Securities
         ---------------------

         None

Item 3.  Defaults Upon Senior Securities
         -------------------------------

         Not applicable

Item 4.  Submission of Matters to a Vote of Security Holders
         ---------------------------------------------------

         On March 31, 1998 stockholders approved the election of three directors for terms of three years each or until their successors are elected. Following is the result of the voting:

                                       For                   Withheld

         Thomas D. Collins            835,487                 32,254
         Johanna O'Connell          1,607,570                 31,654
         Nicholas S. Gentile, Jr.   1,604,470                 34,754

         On March 24, 1998 stockholders approved the ratification of the appointment of KPMG Peat Marwick LLP as independent auditors for the calendar year ending December 31, 1998. Following is the result of the voting:

                           For                             1,607,027
                           Against                            11,000
                           Abstained                          21,197

Item 5.  Other Information
         -----------------

         Not applicable

Item 6.  Exhibits and Reports on Form 8-K
         --------------------------------

      A. Exhibits
         3.1    Certificate of  incorporation  of Wayne Bancorp,  Inc.*
         3.2    Bylaws of Wayne Bancorp, Inc.*
         4.0    Stock Certificate of Wayne Bancorp, Inc.*
        10.1    Employment Agreement between Wayne Bancorp, Inc. and Johanna
                  O'Connell**
        10.2    Employment Agreement between Wayne Savings Bank, F.S.B. and
                  Johanna O'Connell**
        10.3    Form of Change in Control Agreement between Wayne Bancorp, Inc.
                  and Certain Executive Officers**
        10.4    Employment Agreement between Wayne Savings Financial Services
                  Group, Inc. and Gary Len**
        10.5    Employee Severance Compensation Plan
        10.6    Employee Stock Ownership Plan
        10.7    Incentive Stock Plan
        27.0    Financial Data Schedule (in electronic filing only)
      B. Reports on Form 8-K
          On March 23, 1998, the Registrant filed a Current Report on Fomr8-K regarding a press release dated March 20, 1998 in which the Registrant announced that the Board of Directors has determined that it is in the best interest of its stockholders to seek a sale or merger of the Company and that it engaged Sandler O'Neil & Partners, L.P. to assist the Registrant in seeking a partner (Items 5, 7).

--------------------
* Incorporated herein by reference from the Exhibits to Form S-1 Registrations Statement and all amendments thereto, filed March 18, 1996, Registration Number 333-2488 and declared effective May 13, 1996.
** Incorporated herein by reference to the Exhibits to the Registrant's Annual Report on Form 10-K, (File No. 20691) filed on March 11, 1997.
*** Incorporated herein by reference to the Proxy Statement for the Special Meeting of Stockholders filed on December 9, 1996.

                                   SIGNATURES

Pursuant to the requirements of The Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                        WAYNE BANCORP, INC.
                                 -----------------------------------------------
                                          Registrant


Date:  May 12, 1998              By:  /s/ Johanna O'Connell
                                      ---------------------
                                      Johanna O'Connell,
                                      President



Date:  May 12, 1998              By:  /s/ Timothy P. Tierney
                                      ----------------------
                                      Timothy P. Tierney,
                                      Vice President & Controller

                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 20.  Indemnification of Directors and Officers.

                  Indemnification. Article VI of the certificate of incorporation of Valley National Bancorp provides that the corporation shall indemnify its present and former officers, directors, employees, and agents and persons serving at its request against expenses, including attorney's fees, judgments, fines or amounts paid in settlement, incurred in connection with any pending or threatened civil or criminal proceeding to the full extent permitted by the New Jersey Business Corporation Act. The Article also provides that such indemnification shall not exclude any other rights to indemnification to which a person may otherwise be entitled, and authorizes the corporation to purchase insurance on behalf of any of the persons enumerated against any liability whether or not the corporation would have the power to indemnify him under the provisions of Article VI.

                  The New Jersey Business Corporation Act empowers a corporation to indemnify a corporate agent against his expenses and liabilities incurred in connection with any proceeding (other than a derivative lawsuit) involving the corporate agent by reason of his being or having been a corporate agent if (a) the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe his conduct was unlawful. For purposes of the Act, the term "corporate agent" includes any present or former director, officer, employee or agent of the corporation, and a person serving as a "corporate agent" at the request of the corporation for any other enterprise.

                  With respect to any derivative action, the corporation is empowered to indemnify a corporate agent against his expenses (but not his liabilities) incurred in connection with any proceeding involving the corporate agent by reason of his being or having been a corporate agent if the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, only the court in which the proceeding was brought can empower a corporation to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable for negligence or misconduct.

                  The corporation may indemnify a corporate agent in a specific case if a determination is made by any of the following that the applicable standard of conduct was met: (i) the Board of Directors, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors;
(ii) by independent legal counsel, if there is not a quorum of disinterested directors or if the disinterested quorum empowers counsel to make the determination; or (iii) by the shareholders.

                  A corporate agent is entitled to mandatory indemnification to the extent that the agent is successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter in the proceeding. If a corporation fails or refuses to indemnify a corporate agent, whether the indemnification is permissive or mandatory, the agent may apply to a court to grant him the requested indemnification. In advance of the final disposition of a proceeding, the corporation may pay an agent's expenses if the agent agrees to repay the expenses unless it is ultimately determined he is entitled to indemnification.

                  Exculpation. Article VIII of the certificate of incorporation of Valley National Bancorp provides:

                           A director or officer of the Corporation shall not be
                  personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except that this provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the Corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law, or
                  (iii) resulting in receipt by such person of an improper personal benefit. If the New Jersey Business Corporation Act is amended after approval by the shareholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director and/or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the New Jersey Business Corporation Act as so amended.

                           Any repeal or modification of the foregoing paragraph
                  by the shareholders of the Corporation or otherwise shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

The New Jersey Business Corporation Act, as it affects exculpation, has not been changed since the adoption of this provision by Valley National Bancorp in 1987.

Item 21.

A.  Exhibits

Exhibit No.                Description

2(a)* Agreement and Plan of Merger dated as of May 29, 1998, among Valley National Bancorp ("Valley"), Valley National Bank, Wayne Bancorp, Inc. ("Wayne") and Wayne Savings Bank, F.S.B., included as Appendix A to the Proxy Statement-Prospectus.

2(b)* Stock Option Agreement, dated as of May 29, 1998, by and between Valley and Wayne, included as Appendix B to the Proxy Statement-Prospectus.

5 Opinion of Pitney, Hardin, Kipp & Szuch as to the legality of the securities to be registered.

8** Opinion of Pitney, Hardin, Kipp & Szuch as to the tax consequences of the Merger.

23(a)                      Consent  of KPMG Peat  Marwick  LLP with  respect  to
                           Valley.

23(b)                      Consent  of KPMG Peat  Marwick  LLP with  respect  to
                           Wayne.

23(c) Consent of Pitney, Hardin, Kipp & Szuch (included in Exhibits 5 and 8 hereto).

23(d)                      Consent of Sandler O'Neill & Partners, L.P.

24                         Power  of  Attorney  of  Directors  and  Officers  of
                           Valley.

99(a) Form of Proxy Card to be utilized by the Board of Directors of Wayne.

----------------------

*    Included elsewhere in this registration statement.
**   Previously filed.


B.  Financial Schedules

         All financial statement schedules have been omitted because they are not applicable or the required information is included in the financial statements or notes thereto or incorporated by reference therein.


C.   Report, Opinion or Appraisals

         Form of Fairness Opinion of Sandler O'Neill & Partners, L.P. is included as Appendix C to the Proxy Statement-Prospectus.

Item 22.  Undertakings

1. The undersigned registrant hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (b) That for purposes of determining any liability under the Securities Act of 1933 , each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

4. The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph 2 immediately preceding, or (ii) that purports to meet the requirements of Section 10(a) (3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

6. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

7. Subject to appropriate interpretation, the undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it becomes effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Wayne, State of New Jersey, on the 5th day of August, 1998.


                                            VALLEY NATIONAL BANCORP



                                         By: GERALD H. LIPKIN
                                             -----------------------------------
                                             Gerald H. Lipkin,
                                             Chairman, President and
                                             Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                   Signature                                            Title                                Date

GERALD H. LIPKIN                                      Chairman, President and Chief Executive           August 5, 1998
------------------------------------------------------  Officer and Director
Gerald H. Lipkin

PETER SOUTHWAY*                                           Vice Chairman (Principal Financial           August  5, 1998
------------------------------------------------------           Officer and Director
Peter Southway

ALAN D. ESKOW*                                              Corporate Secretary and Senior Vice         August 5, 1998
------------------------------------------------------    President (Principal Accounting Officer)
Alan D. Eskow

------------------------------------------------------                 Director                         August __, 1998
Andrew B. Abramson

PAMELA BRONANDER*                                                      Director                         August 5, 1998
-----------------------------------------------------
Pamela Bronander

JOSEPH COCCIA, JR.*                                                    Director                         August 5, 1998
-----------------------------------------------------
Joseph Coccia, Jr.

AUSTIN C. DRUKKER*                                                     Director                         August 5, 1998
-----------------------------------------------------
Austin C. Drukker

WILLARD L. HEDDEN*                                                     Director                         August 5, 1998
-----------------------------------------------------
Willard L. Hedden


-----------------------------------------------------                  Director                         August __, 1998
Graham O. Jones

WALTER H. JONES, III*                                                  Director                         August 5, 1998
-----------------------------------------------------
Walter H. Jones, III

GERALD KORDE*                                                          Director                         August 5, 1998
-----------------------------------------------------
Gerald Korde

JOLEEN J. MARTIN*                                                      Director                         August 5, 1998
-----------------------------------------------------
Joleen J. Martin

ROBERT E. McENTEE*                                                     Director                         August 5, 1998
-----------------------------------------------------
Robert E. McEntee

WILLIAM H. McNEAR*                                                     Director                         August 5, 1998
-----------------------------------------------------
William H. McNear

SAM P. PINYUH*                                                         Director                         August 5, 1998
-----------------------------------------------------
Sam P. Pinyuh

ROBERT RACHESKY*                                                       Director                         August 5, 1998
-----------------------------------------------------
Robert Rachesky

BARNETT RUKIN*                                                         Director                         August 5, 1998
-----------------------------------------------------
Barnett Rukin

                                                                       Director                         August __, 1998
-----------------------------------------------------
Richard F. Tice

LEONARD J. VORCHEIMER*                                                 Director                         August 5, 1998
-----------------------------------------------------
Leonard J. Vorcheimer

JOSEPH L. VOZZA*                                                       Director                         August 5, 1998
-----------------------------------------------------
Joseph L. Vozza

GERALD H. LIPKIN
--------------------------
* By Gerald H. Lipkin, as attorney-in- fact



                                                  INDEX TO EXHIBITS
A.  Exhibits

Exhibit No.                Description

2(a)* Agreement and Plan of Merger dated as of May 29, 1998, among Valley National Bancorp ("Valley"), Valley National Bank, Wayne Bancorp, Inc. ("Wayne") and Wayne Savings Bank, F.S.B., included as Appendix A to the Proxy Statement-Prospectus.

2(b)* Stock Option Agreement, dated as of May 29, 1998, by and between Valley and Wayne, included as Appendix B to the Proxy Statement-Prospectus.

5 Opinion of Pitney, Hardin, Kipp & Szuch as to the legality of the securities to be registered.

8** Opinion of Pitney, Hardin, Kipp & Szuch as to the tax consequences of the Merger.

23(a)                      Consent  of KPMG Peat  Marwick  LLP with  respect  to
                           Valley.

23(b)                      Consent  of KPMG Peat  Marwick  LLP with  respect  to
                           Wayne.

23(c) Consent of Pitney, Hardin, Kipp & Szuch (included in Exhibits 5 and 8 hereto).

23(d)                      Consent of Sandler O'Neill & Partners, L.P.

24                         Power  of  Attorney  of  Directors  and  Officers  of
                           Valley.

99(a) Form of Proxy Card to be utilized by the Board of Directors of Wayne.

----------------------

*    Included elsewhere in this registration statement.
**   Previously filed.